    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2000



                                                      REGISTRATION NO. 333-95947

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             REDBACK NETWORKS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                        3576                       77-0438443
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
             OF                 CLASSIFICATION CODE NO.)       IDENTIFICATION NUMBER)
      INCORPORATION OR
        ORGANIZATION)

                            1389 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 548-3500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               DENNIS L. BARSEMA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             REDBACK NETWORKS INC.
                            1389 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 548-3500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

         ROBERT V. GUNDERSON, JR.                         BARRY J. KRAMER
              RENEE F. LANAM                             TYLER R. COZZENS
              DAVID B. DAVIS                            PAMELA A. SERGEEFF
             HEATHER M. SHANE                           FENWICK & WEST LLP
         GUNDERSON DETTMER STOUGH                      TWO PALO ALTO SQUARE
    VILLENEUVE FRANKLIN & HACHIGIAN LLP             PALO ALTO, CALIFORNIA 94306
          155 CONSTITUTION DRIVE                          (650) 494-0600
       MENLO PARK, CALIFORNIA 94025
              (650) 321-2400


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of Siara Systems, Inc. with and into Redback Networks Inc., as described in the Merger Agreement and Plan of Reorganization, dated as of November 28, 1999, attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      LOGO

                                                                February 7, 2000


Dear Redback Stockholder:


     I am pleased to forward the enclosed notice and joint proxy statement/prospectus for the special meeting of the stockholders of Redback Networks Inc. ("Redback") to be held at the Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California on March 8, 2000 at 10:00 a.m., local time.



     THIS IS A VERY IMPORTANT SPECIAL MEETING THAT AFFECTS YOUR INVESTMENT IN REDBACK.



     At the meeting you will be asked to consider and vote upon a proposal to approve and adopt a merger agreement with Siara Systems, Inc. ("Siara") and approve a merger that will cause Siara and Redback to merge, with Redback being the surviving company of the merger. You will also be asked to amend our certificate of incorporation and our stock and stock option plans to increase the number of shares of our common stock authorized and reserved thereunder.



     Based on the capitalization of Redback as of the date of this letter, after the merger Siara's stockholders, optionholders and warrantholders will own approximately 38% of Redback's outstanding common stock, options and warrants, computed on a fully-exercised basis.



     After careful consideration, your board of directors unanimously approved this transaction and concluded that it is in the best interests of Redback and its stockholders. Your board of directors unanimously recommends that you vote FOR the merger agreement, the merger, the issuance of the Redback stock pursuant to the merger agreement, and the proposed amendments to our certificate of incorporation and to our stock and stock option plans.



     Attached is a notice of special meeting of stockholders and a joint proxy statement/prospectus relating to the merger and the proposed amendments. This document describes the merger and the proposed amendments in detail. We encourage you to read it carefully.



     The merger involves risks. You should carefully consider the discussion in the section entitled "Risk Factors" on page 19 of the enclosed joint proxy statement/prospectus.



     Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. Alternatively, follow the instructions to vote by telephone or via the Internet set forth in the enclosed notice of special meeting. We encourage you to attend the special meeting. YOUR VOTE IS VERY IMPORTANT.


                                          Sincerely,

                                          LOGO
                                          Dennis L. Barsema
                                          Director, Chief Executive Officer and
                                          President


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE REDBACK COMMON STOCK TO BE ISSUED TO SIARA STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     This joint proxy statement/prospectus is dated February 7, 2000 and is first being mailed to stockholders on or about February 8, 2000.

                                      LOGO

              1389 Moffett Park Drive, Sunnyvale, California 94089

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held on March 8, 2000
                           -------------------------

To Our Stockholders:

     You are cordially invited to attend a special meeting of stockholders of Redback Networks Inc. ("Redback") that will be held at 10:00 a.m., local time, on March 8, 2000 at the Sheraton Hotel, located at 1100 North Mathilda Avenue, Sunnyvale, California. At the special meeting, you will be asked to consider and vote on the following proposals:

          (1) To approve and adopt a merger agreement dated November 28, 1999 between Redback and Siara Systems, Inc. ("Siara"), approve the merger and approve the issuance of 31,341,986 shares of Redback common stock, including shares subject to options and warrants to purchase Redback shares, pursuant to the merger with Siara. In the merger, Siara will be merged with and into Redback and each stockholder of Siara will receive Redback common stock and each holder of an option or a warrant to acquire Siara common or preferred stock will receive an option or a warrant, as appropriate, to acquire Redback common stock.

          (2) To amend our certificate of incorporation to increase the authorized number of shares of our common stock from 80,000,000 to 200,000,000 to allow for the issuance of Redback stock, options and warrants to holders of Siara's stock, options and warrants pursuant to the merger agreement, to cover the proposed increases to Redback's stock and stock option plan reserves set forth below and to provide flexibility in the future for stock issuances, stock splits or acquisitions.

          (3) To amend Redback's 1999 Stock Incentive Plan:

           - to increase the initial number of shares of Redback common stock reserved for issuance under the plan from 5,000,000 to 8,000,000; and

           - to increase the number of shares of Redback common stock by which the share reserve will automatically increase on an annual basis from the lesser of 3,000,000 or 5% of the total number of shares of Redback common stock outstanding at the time of the increase to the lesser of 5,000,000 or 5% of the total number of shares of Redback common stock outstanding at the time of the increase.

          If approved, the amendment will take effect only if the merger with Siara is completed.

          (4) To amend Redback's 1999 Employee Stock Purchase Plan:

           - to increase the initial number of shares of Redback common stock reserved for issuance under the plan from 2,000,000 to 3,000,000; and

           - to increase the number of shares of Redback common stock to which the reserve will automatically be restored on an annual basis from 2,000,000 to 3,000,000.

          If approved, the amendment will take effect only if the merger with Siara is completed.

          (5) To amend Redback's 1999 Directors' Option Plan:

           - to increase the initial number of shares of Redback common stock reserved for issuance under the plan from 400,000 to 800,000; and

           - to increase the number of shares of Redback common stock to which the reserve will automatically be restored on an annual basis from 400,000 to 800,000.

          If approved, the amendment will take effect only if the merger with Siara is completed.

          (6) To transact any other business that may properly come before the Redback special meeting, including any adjournment or postponement thereof.

     These proposals are more fully described in the joint proxy statement/prospectus that accompanies this notice. We encourage you to read the joint proxy statement/prospectus carefully.

     Your board of directors has determined that the merger and the merger agreement are in your best interests and unanimously recommends that you vote FOR the approval of the merger agreement and the transactions associated with it at the special meeting. Your board of directors has also determined that the amendment to the certificate of incorporation and the amendments to the stock and stock option plans are in your best interests and recommends that you vote FOR the amendment to the certificate of incorporation and the amendments to the stock and stock option plans.

     When the merger agreement was signed, Redback's executive officers and directors collectively holding approximately 2.5 million shares of Redback common stock, representing approximately 6% of the outstanding Redback common stock, entered into voting agreements with Siara, pursuant to which these stockholders agreed, among other things, to vote their shares of Redback common stock to approve the merger agreement and the transactions associated with it at Redback's special meeting. In addition, a group of stockholders of Siara collectively holding approximately 8.5 million shares of Siara's outstanding common stock and approximately 6.8 million shares of Siara's outstanding preferred stock representing a total of 50% of Siara's outstanding common stock, and 96% of Siara's outstanding preferred stock entered into similar voting agreements with Redback, pursuant to which these stockholders agreed to vote their shares of Siara stock to approve the merger agreement and the transactions associated with it at Siara's special meeting.

     Only stockholders of record who own shares of common stock at the close of business on January 31, 2000, referred to as the Redback record date, are entitled to notice of, and to vote at, this special meeting or any adjournments or postponements. Your vote as a stockholder of Redback is important. You may vote your shares by:

     - marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope provided;

     - dialing the telephone number indicated on the enclosed proxy card and casting your vote in accordance with the instructions given to you on the telephone; or

     - casting your vote via the Internet at http://www.cybervote.georgeson.com.

You may also vote in person at the meeting, even if you use any of the three options above. If your shares are not registered in your own name and you plan to attend the special meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other nominee that holds your shares to provide you with evidence of your share ownership on January 31, 2000 and bring that evidence to the special meeting.

                                          By Order of the Board of Directors


                                          LOGO

                                          Dennis L. Barsema
                                          Director, Chief Executive Officer and
                                          President

Sunnyvale, California

February 7, 2000

                                      LOGO


                                February 7, 2000


Dear Siara Stockholder:

    You are cordially invited to attend a special meeting of the stockholders of Siara Systems, Inc. ("Siara") to be held on March 8, 2000 at 9:00 a.m., local time at the Sheraton Hotel, located at 1100 North Mathilda Avenue, Sunnyvale, California.

THIS IS A VERY IMPORTANT SPECIAL MEETING THAT AFFECTS YOUR INVESTMENT IN SIARA.

    At this special meeting you will be asked to vote on a proposal to approve a merger agreement pursuant to which Siara would be merged with and into Redback Networks Inc., a publicly-held corporation ("Redback"). Redback will be the surviving corporation of the merger, and the separate existence of Siara will terminate when the merger becomes effective. Upon completion of the merger, each share of Siara common stock and Siara preferred stock then outstanding will be converted into that number of shares of Redback common stock, called the "exchange ratio," that is equal to 31,341,986 Redback shares divided by the sum of the number of shares of Siara's common and preferred stock outstanding immediately prior to the merger plus the number of shares of Siara's common stock and preferred stock that are issuable upon exercise of all options and warrants issued by Siara that are outstanding immediately prior to the merger. In addition, when the merger becomes effective, each option to purchase Siara common stock and each warrant to purchase Siara common stock or preferred stock that is outstanding immediately prior to the merger will be assumed by Redback and converted into an option or warrant to purchase a number of shares of Redback common stock equal to the number of shares of Siara stock subject to the option or warrant multiplied by the exchange ratio. The post-merger exercise price of each converted Siara option or warrant will be its pre-merger exercise price divided by the exchange ratio.

    Based on the number of shares, options and warrants of Siara outstanding on the date of this letter, under the merger conversion formula, if the merger had occurred on the date of this letter, each share of Siara capital stock would be converted in the merger into approximately 1.193 shares of Redback common stock. Please note, however, that the actual exchange ratio will not be determined until the merger becomes effective and will depend on the number of shares, options and warrants of Siara outstanding immediately prior to the consummation of the merger. The conversion of Siara common stock and preferred stock into shares of Redback common stock, other than cash paid for fractional shares, is intended to be tax-free to Siara's stockholders for federal income tax purposes.

    Your board of directors has unanimously approved the merger and has determined that the merger agreement, the merger and the transactions relating to it are in your best interests and unanimously recommends that you vote FOR the approval of the merger agreement, the merger and the transactions contemplated by the merger agreement at the special meeting. We have enclosed a notice of special meeting and a joint proxy statement/prospectus discussing the proposed merger and the related merger agreement for which your approval is requested. The merger agreement is attached to the accompanying joint proxy statement/prospectus as Appendix A.

    We encourage you to read these documents carefully. Also enclosed is a proxy card so you can vote on the merger agreement without attending the special meeting in person. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the enclosed stamped envelope we have provided.

    Thank you for your cooperation.

                                      Very truly yours,


                                      LOGO

                                      Vivek Ragavan
                                      President and Chief Executive Officer


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE REDBACK COMMON STOCK TO BE ISSUED TO SIARA STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     This joint proxy statement/prospectus is dated February 7, 2000 and is first being mailed to stockholders on or about February 8, 2000.

                                      LOGO

                              SIARA SYSTEMS, INC.
                              1195 BORREGAS AVENUE
                          SUNNYVALE, CALIFORNIA 94089
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 8, 2000
                           -------------------------

     A special meeting of the stockholders of Siara Systems, Inc. ("Siara") will be held at the Sheraton Hotel, located at 1100 North Mathilda Avenue, Sunnyvale, California on March 8, 2000 at 9:00 a.m., local time. The board of directors of Siara asks you to attend this important special meeting to vote on the following matter:

     - MERGER WITH REDBACK. Siara's board of directors is requesting approval of a merger agreement dated November 28, 1999 between Siara and Redback Networks Inc. ("Redback") and the transactions associated with it, pursuant to which Siara will be merged with and into Redback, with Redback to be the surviving corporation of the merger. The separate existence of Siara will terminate when the merger becomes effective. If the merger becomes effective, each share of Siara common stock and preferred stock then outstanding will be converted into that number of shares of Redback common stock, called the "exchange ratio," that is equal to 31,341,986 Redback shares divided by the sum of the number of Siara's common stock and preferred stock outstanding immediately prior to the merger plus the number of shares of Siara's common stock and preferred stock issuable upon exercise of all options and warrants issued by Siara that are outstanding immediately prior to the merger. Redback will also assume Siara's outstanding stock options and warrants in the merger. All Siara options and warrants will be converted into options and warrants to purchase Redback common stock at the exchange ratio. The post-merger exercise price of each converted Siara option or warrant will be its pre-merger exercise price divided by the exchange ratio.

     Your board of directors has determined that the merger and the merger agreement are in your best interests and unanimously recommends that you vote FOR the approval of the merger agreement, the merger and the transactions associated with it at the special meeting.


     When the merger agreement was signed, a group of stockholders of Siara collectively holding approximately 8.5 million shares of Siara's outstanding common stock and approximately 6.8 million shares of Siara's outstanding preferred stock, representing a total of approximately 50% of Siara's outstanding common stock and 96% of Siara's outstanding preferred stock, entered into voting agreements with Redback, pursuant to which these stockholders have agreed to vote their shares of Siara stock to approve the merger agreement and the transactions associated with it at Siara's special meeting. In addition, Redback's executive officers and directors collectively holding approximately
2.8 million shares of Redback common stock, representing approximately 6.3% of the outstanding Redback common stock, have entered into similar voting agreements with Siara, pursuant to which these stockholders have agreed, among other things, to vote their shares of Redback common stock to approve the merger agreement and the transactions associated with it at a special meeting of Redback's stockholders.


     Only stockholders of record who held their shares of Siara common stock or preferred stock at the close of business on January 31, 2000, referred to as the Siara record date, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements. The merger cannot be completed unless holders of a majority of the outstanding shares of Siara common stock and preferred stock on the record date, voting as separate classes, affirmatively vote their shares to approve the merger agreement. Siara expects that holders of Siara's preferred stock will agree to automatically convert each outstanding share of Siara preferred stock into one share of Siara common stock immediately before the merger becomes effective.

     Accompanying this notice is a joint proxy statement/prospectus discussing the proposed merger, the merger agreement and the transactions associated with it as well as the other matters described in this notice. A copy of the merger agreement is attached to the joint proxy statement/prospectus for your consideration. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the merger agreement without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the enclosed stamped envelope we have provided. If you decide to come to the special meeting, you may vote your shares in person whether or not you have mailed us a proxy. You may also revoke your proxy at any time before the meeting. If your shares are not registered in your own name and you plan to attend the special meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other nominee that holds your shares to provide you with evidence of your share ownership on January 31, 2000 and bring that evidence to the special meeting.

                                      By Order of the Board of Directors,


                                      LOGO

                                      Vivek Ragavan
                                      President and Chief Executive Officer


Date: February 7, 2000

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
Questions and Answers About the Redback/Siara Merger........       1
Summary of the Joint Proxy Statement/Prospectus.............       7
  The Companies.............................................       7
  Our Recommendations to Stockholders.......................       7
  Votes Required for Approval...............................       8
  Appraisal Rights..........................................       8
  Summary of the Transaction................................       9
  Summary of Reasons for the Merger.........................       9
  Conditions to Completion of the Merger....................      10
  Termination of the Merger Agreement.......................      10
  Termination Fee...........................................      11
  Escrow and Indemnification................................      11
  No Other Negotiations.....................................      12
  Opinion from Redback's Financial Advisor..................      12
  Accounting Treatment of the Merger........................      12
  Material United States Federal Income Tax Consequences of
     the Merger.............................................      12
  Interests of Certain Persons in the Merger................      13
  Forward-Looking Statements in this Joint Proxy
     Statement/Prospectus...................................      13
Selected Historical Financial Data..........................      14
Selected Unaudited Pro Forma Combined Financial Data........      16
Comparative Per Share Data..................................      17
Market Price and Dividend Information.......................      18
  Dividend Information......................................      18
  Recent Closing Prices.....................................      18
Risk Factors................................................      19
  Risks Related to the Combined Company and the Proposed
     Merger.................................................      19
  Risks Related to Redback's Business.......................      22
  Risks Related to Siara's Business.........................      30
The Redback Meeting.........................................      38
  Date, Time, Place and Purpose of Redback's Meeting........      38
  Redback Record Date and Outstanding Shares................      39
  Redback Vote and Quorum Required..........................      39
  Share Ownership of Management and Certain Stockholders....      39
  Abstentions; Broker Non-Votes on Redback's Proposals......      39
  Redback's Expenses of Proxy Solicitation..................      39
  Voting of Proxies on Redback's Proposals..................      40
  How to Revoke Your Proxy..................................      40
  No Appraisal Rights.......................................      40
The Siara Meeting...........................................      41
  Date, Time, Place and Purpose of Siara's Meeting..........      41
  Siara Record Date and Outstanding Shares..................      41
  Siara Vote and Quorum Required............................      41
  Share Ownership of Management and Certain Stockholders....      41
  Abstentions; Broker Non-Votes on Siara Proposals..........      41

                                                              PAGE NO.
                                                              --------
  Siara's Expenses of Proxy Solicitation....................      42
  Voting of Proxies on Siara's Proposal.....................      42
  How to Revoke Your Proxy..................................      42
  Appraisal Rights of Dissenting Siara Stockholders.........      43
The Merger..................................................      49
  Background of the Merger..................................      49
  Redback's Reasons for the Merger..........................      50
  Recommendation of Redback's Board of Directors............      52
  Siara's Reasons for the Merger............................      52
  Recommendation of Siara's Board of Directors..............      53
  Opinion of Redback's Financial Advisor....................      54
  Interests of Siara Affiliates in the Merger...............      59
  Structure of the Merger and Conversion of Siara Common
     Stock..................................................      60
  Exchange of Siara Stock Certificates for Redback Stock
     Certificates...........................................      61
  Material United States Federal Income Tax Consequences of
     the Merger.............................................      61
  Accounting Treatment of the Merger........................      64
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................      64
  Restrictions on Sales of Redback Shares to be Issued to
     Siara Stockholders.....................................      65
  Listing on the Nasdaq National Market of Redback Common
     Stock to be Issued in the Merger.......................      65
The Merger Agreement........................................      65
  Representations and Warranties............................      65
  Escrow and Indemnification................................      66
  Indemnification by Redback................................      67
  Conduct of Business Before Completion of the Merger.......      67
  No Other Negotiations.....................................      68
  Treatment of Siara Stock Options and Warrants.............      69
  Conditions to Completion of the Merger....................      69
  Termination of the Merger Agreement.......................      71
  Payment of Termination Fee................................      72
  Extension, Waiver and Amendment of the Merger Agreement...      73
Related Agreements..........................................      73
  Irrevocable Proxy and Voting Agreements...................      73
  Amendment to Redback's Amended and Restated Investors'
     Rights Agreement.......................................      73
  Employment Agreements.....................................      74
Unaudited Pro Forma Combined Financial Data.................      76
  Unaudited Pro Forma Combined Balance Sheet As of December
     31, 1999...............................................      77
  Unaudited Pro Forma Combined Statement of Operations
     Year Ended December 31, 1999...........................      78
  Notes to Unaudited Pro Forma Combined Financial Data......      79
Comparison of Rights of Stockholders of Redback and Siara...      81
Other Matters Submitted to Redback Stockholders.............      83
Redback Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................      90
Redback's Business..........................................      95

                                                              PAGE NO.
                                                              --------
Siara Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................     107
Siara's Business............................................     111
Description of Capital Stock................................     113
Shares Eligible for Future Sale.............................     115
Management of the Combined Company After the Merger.........     116
Principal Stockholders of Redback...........................     122
Principal Stockholders of Siara.............................     124
Redback Related Party Transactions..........................     126
Siara Related Party Transactions............................     128
Legal Matters...............................................     129
Experts.....................................................     129
Where You Can Find More Information.........................     130
Index to Redback Networks Inc. Financial Statements.........     F-1
Index to Siara Systems, Inc. Consolidated Financial
  Statements................................................    F-20

Appendix A: Merger and Plan of Reorganization by and among
  Redback Networks Inc., Siara Systems, Inc. and the
  Stockholder Agent.........................................     A-1
Appendix B: Redback's Proposed Amended and Restated
  Certificate of Incorporation..............................     B-1
Appendix C: Opinion of Goldman, Sachs & Co. ................     C-1
Appendix D: Delaware dissenters rights......................     D-1
Appendix E: California dissenters rights....................     E-1
Appendix F: Escrow Agreement................................     F-1

              QUESTIONS AND ANSWERS ABOUT THE REDBACK/SIARA MERGER

Q:  WHEN AND WHERE ARE THE STOCKHOLDER MEETINGS?

A: REDBACK STOCKHOLDERS: Redback's special meeting will be held at the Sheraton Hotel, located at 1100 North Mathilda Avenue, Sunnyvale, California on March 8, 2000, starting at 10:00 a.m., local time.

     SIARA STOCKHOLDERS: Siara's special meeting will be held at the Sheraton Hotel, located at 1100 North Mathilda Avenue, Sunnyvale, California on March 8, 2000 starting at 9:00 a.m., local time.

Q:  WHAT IS THE MERGER?

A: In the merger, Siara and its business, properties and liabilities will merge with and into Redback. Siara stockholders, optionholders and warrantholders will receive an aggregate total of 31,341,986 shares of Redback common stock and shares subject to options or warrants, as applicable, in the merger, representing approximately 38% of the combined company's outstanding common stock, options and warrants, computed on a fully-exercised basis, as if the merger had become effective on the date of this joint proxy statement/prospectus.


     For a more complete description of the merger, see the section entitled "The Merger" on page 49.


Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A:  REDBACK STOCKHOLDERS: you are being asked to:

     - adopt and approve the merger agreement, approve the merger and approve the issuance of Redback common stock pursuant to the terms of the merger agreement with Siara;

     - approve the amendment of Redback's certificate of incorporation to increase the authorized number of shares of Redback common stock from 80,000,000 to 200,000,000 to allow for the issuance of Redback stock, options and warrants to holders of Siara stock, options and warrants pursuant to the merger agreement, to cover the proposed increases to Redback's stock and stock option plan reserves and to provide flexibility in the future for stock issuances, stock splits or acquisitions;

     - to approve the amendment of Redback's 1999 Stock Incentive Plan to increase the number of shares of Redback common stock reserved for issuance from 5,000,000 to 8,000,000, and the number of shares of Redback common stock by which the share reserve will automatically increase on an annual basis from the lesser of 3,000,000 or 5% of the total number of shares of Redback common stock outstanding at the time of the increase to the lesser of 5,000,000 or 5% of the total number of shares of Redback common stock outstanding at the time of the increase. If approved, the amendment will take effect only if the merger with Siara is completed;

     - to approve the amendment of Redback's 1999 Employee Stock Purchase Plan to increase the number of shares of Redback common stock reserved for issuance from 2,000,000 to 3,000,000, and the number of shares of Redback common stock to which the reserve will automatically be restored on an annual basis from 2,000,000 to 3,000,000. If approved, the amendment will take effect only if the merger with Siara is completed; and

     - to approve the amendment of Redback's 1999 Directors' Option Plan to increase the number of shares of Redback common stock reserved for issuance from 400,000 to 800,000, and the number of shares of Redback common stock to which the reserve will automatically be restored on an annual basis from 400,000 to 800,000. If approved, the amendment will take effect only if the merger with Siara is completed.

     SIARA STOCKHOLDERS: you are being asked to approve the merger agreement and the merger, which provides that Siara will merge with and into Redback, with Redback being the surviving company of the merger and that holders of Siara stock, options and warrants will have their Siara securities converted into Redback common stock, options and warrants.

Q:  WHAT WILL SIARA STOCKHOLDERS RECEIVE IN THE MERGER?

A: The number of shares of Redback common stock to be issued in the merger for each share of Siara common stock, called the exchange ratio, is the fraction obtained by dividing:

     - 31,341,986 shares of Redback common stock by

     - the sum of the total number of shares of Siara common stock and Siara preferred stock that are outstanding immediately before the time that the merger becomes effective plus the number of shares of Siara common stock and preferred stock that are issuable upon the exercise of all Siara options and warrants that are outstanding immediately before the effective time.

     Based on the number of shares of Siara stock, options and warrants that are outstanding as of the date of this joint proxy/statement prospectus, the exchange ratio would be approximately 1.193. Therefore, Siara stockholders would receive approximately 1.193 shares of Redback common stock for each share of Siara common stock or Siara preferred stock that they own. Siara expects that holders of Siara's preferred stock will agree to automatically convert each outstanding share of Siara preferred stock into one share of Siara common stock immediately before the merger becomes effective. This number will be adjusted downward for any stock, options or warrants issued by Siara after the date of this joint proxy/statement prospectus and before the completion of the merger. Redback will not issue fractional shares of Redback stock in the merger. Instead of any fractional Redback share, Siara stockholders will receive an amount of cash equal to the fractional share they otherwise would have received multiplied by an average of closing prices of Redback common stock for the ten trading days prior to the closing date of the merger.

     At the closing of the merger, Redback will deposit into escrow 5% of the shares of Redback common stock otherwise issuable to the holders of Siara common stock and preferred stock in the merger, on a pro rata basis. The escrowed shares will be available to provide a fund against which Redback may assert indemnification claims for losses, damages, costs and expenses that it may have incurred by reason of any breach, violation, default or inaccuracy of Siara's representation regarding its capitalization in the merger agreement.

     For a more complete description of what you will receive in the merger, see the section entitled "Structure of the Merger and Conversion of Siara Common Stock" on page 60.

Q:  HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

A: REDBACK STOCKHOLDERS: The Redback board of directors unanimously recommends that you vote:

     - FOR the adoption and approval of the merger agreement, the approval of the merger of Siara with and into Redback and the issuance of Redback common stock pursuant to the terms of the merger agreement with Siara;

     - FOR the amendment of Redback's certificate of incorporation to increase the number of shares of authorized Redback common stock from 80,000,000 to 200,000,000 to allow for the issuance of Redback stock, options and warrants to holders of Siara's stock, options and warrants pursuant to the merger agreement, to cover the proposed increases to Redback's stock and stock option plan reserves and to provide flexibility in the future for stock issuances, stock splits or acquisitions;

     - FOR the amendment of Redback's 1999 Stock Incentive Plan to increase the number of shares of Redback common stock reserved for issuance from 5,000,000 to 8,000,000, and the number of shares of Redback common stock by which the share reserve will automatically increase on an annual basis from the lesser of 3,000,000 or 5% of the total number of shares of Redback common stock outstanding at the time of the increase to the lesser of 5,000,000 or 5% of the total number of shares Redback common stock outstanding at the time of the increase if the merger with Siara is completed;

     - FOR the amendment of Redback's 1999 Employee Stock Purchase Plan to increase the number of shares of Redback common stock reserved for issuance from 2,000,000 to 3,000,000, and the number of shares of Redback common stock to which the reserve will automatically be restored on an annual basis from 2,000,000 to 3,000,000 if the merger with Siara is completed; and

     - FOR the amendment of Redback's 1999 Directors' Option Plan to increase the number of shares of Redback common stock reserved for issuance from 400,000 to 800,000, and the number of shares of Redback common stock to which the reserve will automatically be restored on an annual basis from 400,000 to 800,000 if the merger with Siara is completed.

    SIARA STOCKHOLDERS: The Siara board of directors unanimously recommends that you vote FOR the approval of the merger agreement, the merger and the transactions associated with it.


     For a more complete description of the recommendations of the boards of directors of Redback and Siara, see the sections entitled "Redback's Reasons for the Merger" on page 50, "Recommendation of Redback's Board of Directors" on page 52, "Siara's Reasons for the Merger" on page 52, and "Recommendation of Siara's Board of Directors" on page 53.


Q:  ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
    MERGER?

A: Yes. For example, the aggregate number of shares of Redback common stock that will be issued in the merger and issuable upon exercise of options and warrants converted in the merger will not change, even if the market price of Redback common stock increases or decreases before the completion of the merger. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF REDBACK COMMON STOCK.

     In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors" on page 19.

Q:  WHAT DO I NEED TO DO NOW?

A: REDBACK STOCKHOLDERS: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at Redback's special meeting. Alternatively, you may dial the telephone number indicated on the enclosed proxy card to cast your vote by following the instructions given to you on the telephone or you may vote via the Internet at http://www.cybervote.georgeson.com. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted FOR approval and adoption of the merger agreement and approval of the merger, the issuance of shares of common stock in the merger, the amendment of Redback's certificate of incorporation and the amendments to the stock and stock option plans.

     SIARA STOCKHOLDERS: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Siara special meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted FOR approval of the merger agreement, the merger and the transactions associated therewith.

     For a more complete description of voting at the special meetings of Redback and Siara, see the sections entitled "Voting of Proxies on Redback's Proposals" and "Voting of Proxies on Siara's Proposals" on pages 40 and 42, respectively.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the secretary of Siara or Redback, as appropriate, a later-dated, signed proxy card before your stockholders meeting or attend your meeting in person. You may also revoke your proxy by sending written notice to the secretary of Siara or Redback, as appropriate, before your meeting. If your shares are not registered in your own name and you plan to attend the special meeting and vote your shares in person, you will need to ask the broker, trust company, bank or other nominee that holds your shares to provide you with evidence of your share ownership on January 31, 2000 and bring that evidence to the special meeting.

     For a more complete description of how to change your vote, see the sections entitled "How to Revoke Your Proxy" on pages 40 and 42.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     For a more complete description of voting shares held in street name, see the sections entitled "Voting of Proxies on Redback's Proposals" and "Voting of Proxies on Siara's Proposals" on pages 40 and 42, respectively.

Q:  SHOULD I SEND IN MY SIARA STOCK CERTIFICATES NOW?

A: No. If the merger is approved, then after the merger is completed, we will send you written instructions for exchanging your Siara stock certificates for Redback stock certificates.

Q:  WHEN WILL I BE ABLE TO SELL MY SHARES?

A: The shares of Redback common stock to be issued in the merger will be subject to the following restrictions:

     Under the merger agreement, for a period of up to 180 days following the merger, stockholders, option holders and warrant holders of Siara may not sell their shares of Redback common stock acquired in the merger, except under limited circumstances. During this period, the price of Redback shares may fluctuate significantly.

    In addition, affiliates of Siara who receive Redback common stock or options or warrants to purchase Redback common stock may not sell their shares except subject to an effective registration statement filed with the SEC or subject to an exemption under the Securities Act.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger in March of 2000.

     For a more complete description of the conditions to the merger, see the section entitled "Conditions to Completion of the Merger" on page 69.

Q:  WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

A: We expect that if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes, except that Siara stockholders will recognize gain or loss with respect to cash received instead of fractional shares. However, Siara stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

     For a more complete description of tax consequences of the merger, see the section entitled "Material United States Federal Income Tax Consequences of the Merger" on page 61.

Q:  AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Holders of Redback common stock are not entitled to dissenters' or appraisal rights in the merger. Holders of Siara's common stock and preferred stock are entitled to dissenters' and appraisal rights under Delaware and California law.

     For a more complete description of your dissenters and appraisal rights, see the section entitled "No Appraisal Rights" on page 40 and "Appraisal Rights of Dissenting Siara Stockholders" on page 43.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A:  If you have more questions about the merger, you should contact:

                                  if you are a
                              REDBACK STOCKHOLDER:

                             Redback Networks Inc.
                            1389 Moffett Park Drive
                          Sunnyvale, California 94089
                           Attention: Olivia Martinez
                          Phone Number: (408) 548-3904

                                  if you are a
                               SIARA STOCKHOLDER:

                              Siara Systems, Inc.
                              1195 Borregas Avenue
                          Sunnyvale, California 94089
                         Attention: Investor Relations
                          Phone Number: (408) 548-9480

             If you would like additional copies of this document, or if you have questions about the merger, you should contact:

                   Georgeson Shareholder Communications, Inc.
                                17 State Street
                            New York, New York 10004
                            Attention: Kenneth Ward
                       For banks & brokers, call collect:
                                 (212) 440-9800
                        For all others, call toll free:
                                 (800) 223-2064

     You may also obtain additional information about Redback from documents we have filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 130.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

THE COMPANIES

                                      LOGO
REDBACK NETWORKS INC.
1389 Moffett Park Drive
Sunnyvale, California 94089
(408) 548-3900

     Redback is a leading provider of advanced networking systems that enable carriers, cable operators and service providers to rapidly deploy high-speed broadband access to the Internet and corporate networks. Redback's Subscriber Management System connects and manages large numbers of subscribers using any of the major high-speed access technologies including digital subscriber line, cable and wireless.

                                      LOGO
SIARA SYSTEMS, INC.
1195 Borregas Avenue
Sunnyvale, California 94089
(408) 548-9480

     Siara develops and markets optical access networking products that enable electronic network device providers to cost-effectively offer their customers data at multiple bandwidths and to quickly create and deploy new high speed data services. Siara is designing its flagship product, the Siara 2000, to support any traffic interface operating at 1.54 megabits per second to 10 gigabits per second, in a single, compact system.

OUR RECOMMENDATIONS TO STOCKHOLDERS

     TO REDBACK STOCKHOLDERS:

     Redback's board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote:

     - FOR the approval and adoption of the merger agreement, approval of the merger and approval of the issuance of Redback shares pursuant to the terms of the merger agreement;

     - FOR the amendment to Redback's certificate of incorporation;

     - FOR the amendment to the Redback 1999 Stock Incentive Plan;

     - FOR the amendment to the Redback 1999 Employee Stock Purchase Plan; and

     - FOR the amendment to the Redback 1999 Directors' Option Plan.

     TO SIARA STOCKHOLDERS:

     The Siara board of directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve the merger agreement, the merger and transactions associated with it.

VOTES REQUIRED FOR APPROVAL

     REDBACK:

     The holders of a majority of the outstanding shares of Redback common stock must approve and adopt the merger agreement, approve the merger and approve the amendment to Redback's certificate of incorporation.

     The holders of a majority of the outstanding shares of Redback common stock represented in person or by proxy at the Redback special meeting must approve the amendments to the 1999 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan and the 1999 Directors' Option Plan.

     Redback stockholders are entitled to cast one vote per share of Redback common stock owned as of January 31, 2000, the record date for determining Redback stockholders entitled to vote at the Redback special meeting.


     Redback's executive officers and directors, who own approximately 2.5 million shares of Redback common stock representing approximately 6% of the outstanding Redback common stock as of the record date, have agreed to vote in favor of the merger proposals.


     SIARA:

     The affirmative vote of the holders of a majority of the outstanding shares of Siara common stock and a majority of the outstanding shares of Siara preferred stock, voting as separate classes, is required to approve the merger agreement, approve the merger and the transactions associated with it.

     In connection with the execution of the merger agreement, a group of stockholders of Siara collectively holding approximately 8.5 million shares of Siara common stock and approximately 6.8 million shares of Siara preferred stock, representing 50% of the outstanding Siara common stock and 96% of the outstanding preferred stock, have entered into voting agreements with Redback, pursuant to which these stockholders have agreed, among other things, to vote their shares of Siara common stock and/or preferred stock to approve the merger agreement, the merger and the transactions associated with it at the Siara special meeting.

     For a more complete description of the votes and quorums required for approval of the merger see the sections entitled "Redback Vote and Quorum Required" on page 39 and "Siara Vote and Quorum Required" on page 41.

APPRAISAL RIGHTS

     Holders of Redback common stock are not entitled to dissenters' appraisal rights with respect to the merger.


     Although Siara is a Delaware corporation, Siara may be subject to appraisal rights under both California law and Delaware law, which differ in some respects. Siara will honor the rights of any Siara stockholder who properly exercises and perfects these rights under either state's law. Holders of Siara common stock or Siara preferred stock who do not vote in favor of the merger will be entitled to exercise dissenting stockholders' appraisal rights under Delaware or California law as described more fully under "Appraisal Rights of Dissenting Siara Stockholders" at page 43. However, it is a condition to the completion of the merger that holders of less than 5% of the outstanding shares of Siara capital stock shall have exercised or have any right to exercise their statutory dissenters' rights or appraisal rights under California law.

SUMMARY OF THE TRANSACTION

     In the transaction, Redback and Siara will merge, with Redback being the surviving company of the merger. As a result of the merger, Siara stockholders will receive shares of Redback common stock and holders of options and warrants to purchase Siara common or preferred stock will receive options and warrants to purchase shares of Redback common stock. The total number of shares of Redback common stock to be issued in the merger, plus the total number of shares of Redback common stock that will be issuable under Redback options and warrants in the merger, will not exceed 31,341,986 shares of Redback common stock. The exact exchange ratio for the merger cannot be calculated until the merger occurs. However, based on the number of shares of Siara common stock and preferred stock outstanding as of the date of this joint proxy statement/prospectus and the number of Siara options and warrants outstanding as of the date of this joint proxy statement/prospectus, in the merger Siara stockholders would receive a number of shares of Redback common stock equal to approximately 1.193, referred to as the exchange ratio, for each share of Siara common stock or preferred stock that they own. The exchange ratio will be subject to a potential downward adjustment to reflect any shares, options or warrants issued by Siara between the date of this joint proxy statement/prospectus and the closing. Redback will not issue any fractional shares in the merger. Siara stockholders will instead receive cash for any Redback fractional shares owed to them.

     Siara expects that holders of Siara's preferred stock will agree to automatically convert each outstanding share of Siara preferred stock into one share of Siara common stock immediately before the merger becomes effective.

     Current Redback stockholders will continue to own their existing Redback common stock after the merger.


     The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed beginning on page 65.


SUMMARY OF REASONS FOR THE MERGER

     We believe the merger will provide the combined company with the opportunity to realize several benefits, including:

     - The combined market potential for Redback and Siara network equipment and services designed for the requirements of the new access market is significantly larger than Redback's current market without Siara.

     - The opportunities afforded by offering a more extensive product grouping to Redback's customers as well as the development of shared technologies and the development of new products and services.

     - Additional synergies are possible from the combination of the Redback sales resources, with over 90 sales persons and approximately 150 customers, as well as competencies in provisioning and operating new services, including connecting high speed access subscribers, with Siara's strong technical resources including routing protocol, silicon and service and transport technology efforts, as well as an experienced management and technical team.

     The potential benefits of the merger may not be achieved. See the sections entitled "Risk Factors -- Risks Related to the Combined Company and the Proposed Merger" on page 19, "Redback's Reasons for the Merger" on page 50, and "Siara's Reasons for the Merger" on page 52.

CONDITIONS TO COMPLETION OF THE MERGER

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of certain conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

     - the merger agreement, the merger and the issuance of shares of Redback common stock in the merger must be approved by the Redback stockholders;

     - the merger agreement and the merger must be approved by the Siara stockholders and holders of more than 95% of the outstanding shares of Siara stock must have affirmatively voted in favor of the merger so that, after the Siara stockholders vote on the merger, statutory dissenters' appraisal rights cannot be exercised by holders of five percent or more of Siara's outstanding stock;

     - the amendment of Redback's certificate of incorporation to increase the authorized number of Redback common stock in an amount necessary to effect the merger must be approved by Redback stockholders;

     - the applicable waiting periods under certain antitrust laws must expire or be terminated;

     - no injunction or order preventing the completion of the merger may be in effect;

     - Redback's amended and restated Investors' Rights Agreement shall have been amended to include holders of Siara preferred stock and warrants;

     - there shall not have occurred any material adverse change to either Redback's or Siara's business, provided, however, that a material adverse change shall not be deemed to have occurred if this change is attributable to or results from:

      -- the public announcement or pendency of the transactions contemplated hereby on current or prospective customers of either company,

      -- changes in general economic conditions or changes affecting the industry generally in which either company operates, or

      -- changes resulting from the acts or omissions of the other party. A reduction in the market price of Redback's common stock shall not, in and of itself, constitute a material adverse change in Redback's business; and

     - Redback and Siara must each receive an opinion of its tax counsel to the effect that the merger qualifies as a reorganization under the Internal Revenue Code.

     For a more complete description of the conditions to completion of the merger, see the section entitled "Conditions to Completion of the Merger" on page 69.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated under specific circumstances any time before the completion of the merger, as summarized below.

     The merger agreement may be terminated by our mutual written consent. In addition, subject to qualifications, the merger agreement may be terminated under any of the following circumstances, among others:

     - by either party if a court order prohibits the merger;

     - by either party if the Siara stockholders do not approve and adopt the merger agreement and the merger;

     - by either party if the Redback stockholders do not approve and adopt the merger agreement, the merger or the issuance of the shares in the merger or the amendment to Redback's certificate of incorporation to increase the number of authorized common stock to an amount sufficient to effect the merger;

     - by either party if the holders of 5% or more of Siara's outstanding shares do not vote in favor of the merger and file demands for payment pursuant to the exercise of dissenters' rights under California law with respect to 5% or more of Siara's outstanding stock;

     - by Siara if Redback's board of directors fails to recommend that Redback's stockholders approve and adopt the merger agreement or makes any recommendation or approval of an extraordinary transaction, such as a merger other than this merger, or a sale of all or substantially all of Redback's assets;

     - by Redback if Siara's board of directors fails to recommend that Siara's stockholders approve and adopt the merger agreement or makes any recommendation or approval of an extraordinary transaction, such by a merger other than this merger, or sale of all or substantially all of Siara's assets; or

     - by either party, if the merger is not completed by June 30, 2000.

     For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "Termination of the Merger Agreement" on page 71.

TERMINATION FEE

     The merger agreement provides that Redback will pay Siara a termination fee of $50 million if Redback stockholders do not approve and adopt the merger agreement, the merger or an amendment to Redback's certificate of incorporation to increase Redback's authorized stock to an amount sufficient to allow Redback to carry out the merger.

     If the merger agreement is terminated because Redback's board of directors fails to recommend the merger or because it recommends an extraordinary transaction other than this merger or because Redback enters into a definitive agreement relating to an extraordinary transaction other than this merger, then Redback will be obligated to pay Siara a termination fee of $135 million.

     If the merger agreement is terminated because Siara's board of directors fails to recommend the merger or because it recommends an extraordinary transaction other than this merger or because Siara enters into a definitive agreement relating to an extraordinary transaction other than this merger, then Siara will be obligated to pay Redback a termination fee of $135 million.

     For a more complete description of the payment of the termination fee, see the section entitled "Payment of Termination Fee" on page 72.

ESCROW AND INDEMNIFICATION

     At the closing of the merger, Redback will deposit into an escrow account 5% of the shares of Redback common stock otherwise issuable to the holders of Siara common stock and preferred stock in the merger, on a pro rata basis. The escrowed shares will provide a fund against which Redback may assert claims for losses that it may have incurred by reason of any breach or inaccuracy of Siara's representation regarding its capitalization in the merger agreement. Except as to claims for fraud, claims against the escrow shall be Redback's sole remedy following the merger. The indemnification period and Redback's right to bring claims against the escrow fund will end 180 days after the date of the merger. Subject to some limitations, the shares in escrow at the end of this period will be issued to the former stockholders of Siara on a pro rata basis. Vivek Ragavan, the Siara stockholders' agent, will have broad power and authority to act as the agent and attorney-in-fact for the Siara stockholders on any matters concerning the escrow.


     The escrow agreement is attached as Appendix F to this joint proxy statement/prospectus. We encourage you to read the escrow agreement carefully. The escrow agreement is more fully discussed on page 66.


NO OTHER NEGOTIATIONS

     Until the merger is completed or the merger agreement is terminated, Redback and Siara have each agreed not to directly or indirectly solicit or participate in discussions or enter into any contract regarding an extraordinary transaction, such as a merger other than this merger, or the acquisition of all or any substantial portion of either of their assets, unless certain conditions are met, including payment of a termination fee and a determination of their board of directors that such action is required to fulfill the board's fiduciary obligations.

     For a more complete description of the restrictions on other negotiations, see the section entitled "No Other Negotiations" on page 68.

OPINION FROM REDBACK'S FINANCIAL ADVISOR

     In deciding to approve the merger, Redback's board of directors considered an opinion from Redback's financial advisor, Goldman, Sachs & Co., as to the fairness of the merger consideration from a financial point of view.

     For a more complete description of the financial advisor's opinion see the section entitled "Opinion of Redback's Financial Advisor" on page 54. This opinion is attached as Appendix C to this joint proxy statement/prospectus.

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the completion of the merger, the results of operations of Siara will be included in the consolidated financial statements of Redback. The purchase price will be allocated to Siara's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of Siara acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. We anticipate the amount of goodwill and other intangible assets to be significant and it will therefore have a significant negative impact on our operating results.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     We expect that if the merger is completed, Siara stockholders will not recognize gain or loss for United States federal income tax purposes, except that Siara stockholders will recognize gain or loss with respect to cash received instead of fractional shares. It is a condition to the completion of the merger that Redback and Siara each receive an opinion of its tax counsel to the effect that the merger qualifies as a reorganization under the Internal Revenue Code. However, tax opinions are not binding on the IRS and there can be no assurance that the IRS will not successfully assert a contrary opinion. Siara stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

     For a more complete description of tax consequences of the merger, see the section entitled "Material United States Federal Income Tax Consequences of the Merger" on page 61.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of Redback's and Siara's boards of directors, you should be aware that some of Siara's directors and officers have interests in the merger that are different from, or are in addition to, your interests as a stockholder. If we complete the merger, a number of directors and some of the existing officers of Siara will become directors and officers of the combined company. In addition, some of the existing directors and officers of Siara who become directors and executive officers of the combined company have signed employment agreements with Redback which become effective upon closing of the merger and provide for terms of employment, acceleration of vesting of stock options and severance benefits, among other things. Also, the combined company will provide indemnification arrangements for Siara's existing directors and officers.

     For a more complete description of the interests of persons in the merger, see the section entitled "Interests of Siara Affiliates in the Merger" on page 59.

FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to Redback's and Siara's financial condition, results of operations and business and on the expected impact of the merger on Redback's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that materially adverse changes may occur in general economic or industry conditions or in the markets served by Redback or Siara;

     - the possibility that the merger will not be consummated;

     - the possibility that the anticipated benefits from the merger will not be realized;

     - the possibility that costs or difficulties related to the integration of Redback's and Siara's businesses will be greater than expected;

     - the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during the process of integrating Redback and Siara;

     - the dependence of Redback and Siara on the timely development, introduction and market acceptance of new products;

     - other risks and uncertainties, including the risks and uncertainties relating to the development and use of new technology, the unsettled conditions in high-technology industries, especially as they relate to the Internet and the ability to attract and retain key personnel; and

     - other risk factors as may be detailed from time to time in Redback's public announcements and filings with the Securities and Exchange Commission.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 19.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement/ prospectus, including the merger agreement, which is attached as Appendix A.

                 SELECTED HISTORICAL FINANCIAL DATA -- REDBACK


     The following selected financial data should be read in conjunction with Redback's financial statements and related notes and "Redback Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus. The statement of operations data for the years ended December 31, 1999, 1998 and 1997 and the balance sheet data at December 31, 1999 and 1998 are derived from audited financial statements included elsewhere in this joint proxy statement/ prospectus. The statement of operations data for the period from August 30, 1996 (inception) through December 31, 1996 and the balance sheet data at December 31, 1997 and 1996 are derived from audited financial statements not included in this document. All Redback share numbers in this joint proxy statement/prospectus reflect a 2 for 1 forward stock split effected August 1, 1999.


                                                                                                   PERIOD
                                                                                                    FROM
                                                                                                 AUGUST 30,
                                                                                                    1996
                                                                                                (INCEPTION)
                                                            YEAR ENDED DECEMBER 31,               THROUGH
                                                   -----------------------------------------    DECEMBER 31,
                                                      1999           1998           1997            1996
                                                   -----------    -----------    -----------    ------------
                                                              (IN)THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
STATEMENT OF OPERATIONS DATA:
Net revenues.....................................  $    64,274    $     9,206    $        48     $       --
Cost of revenues.................................       18,665          3,603             29             --
                                                   -----------    -----------    -----------     ----------
Gross profit.....................................       45,609          5,603             19             --
                                                   -----------    -----------    -----------     ----------
Operating expenses:
  Research and development.......................       21,125          5,727          3,249            124
  Selling, general and administrative............       30,208          8,875          1,317             19
  Amortization of deferred stock compensation....        4,033            880             --             --
                                                   -----------    -----------    -----------     ----------
         Total operating expenses................       55,366         15,482          4,566            143
                                                   -----------    -----------    -----------     ----------
Loss from operations.............................       (9,757)        (9,879)        (4,547)          (143)
Other income (expense), net......................        1,838              3            136              1
                                                   -----------    -----------    -----------     ----------
Net loss.........................................  $    (7,919)   $    (9,876)   $    (4,411)    $     (142)
                                                   ===========    ===========    ===========     ==========
Basic and diluted net loss per share.............  $     (0.30)   $     (1.78)   $     (2.05)    $     (.11)
                                                   ===========    ===========    ===========     ==========
Shares used in computing net loss per share......   26,694,000      5,538,000      2,152,000      1,316,000
                                                   ===========    ===========    ===========     ==========
Pro forma net loss per share(1):
  Basic and diluted net loss per share...........  $      (.23)
                                                   ===========
  Shares used in computing net loss per share....   34,564,000
                                                   ===========

                                                                            DECEMBER 31,
                                                            --------------------------------------------
                                                              1999        1998          1997       1996
                                                            --------    ---------      -------    ------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.........  $ 56,960    $   8,189      $ 6,223    $  119
Working capital...........................................    49,798        4,461        5,630        12
Total assets..............................................    94,830       14,682        7,849       216
Long-term obligations, less current portion...............     1,012        1,275          827        --
Accumulated deficit.......................................   (22,348)     (14,429)      (4,553)     (142)
Total stockholders' equity................................    65,893        6,254        6,081        83

-------------------------

(1) Pro forma basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase, and also gives effect to the conversion of Redback's preferred stock which converted to common stock upon the closing of Redback's initial public offering as if the conversion occurred as of the beginning of the period or the date of issuance, if later.

                  SELECTED HISTORICAL FINANCIAL DATA -- SIARA
                      (A COMPANY IN THE DEVELOPMENT STAGE)

     The following selected financial data should be read in conjunction with Siara's financial statements and related notes and "Siara Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus. The statement of operations data for the year ended December 31, 1999 and for the period from Siara's inception on July 20, 1998 through December 31, 1998 and the balance sheet data at December 31, 1999 and 1998 are derived from audited financial statements included elsewhere in this joint proxy statement/prospectus.

                                                                                PERIOD FROM
                                                                               JULY 20, 1998
                                                          YEAR ENDED        (INCEPTION) THROUGH
                                                       DECEMBER 31, 1999     DECEMBER 31, 1998
                                                       -----------------    -------------------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                     SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating expenses:
     Research and development........................     $   18,318            $    2,669
     Selling, general and administrative.............          6,889                 1,020
     Amortization of deferred stock compensation.....         68,847                    --
          Total operating expenses...................         94,054                 3,689
                                                          ----------            ----------
Loss from operations.................................       ( 94,054)               (3,689)
Interest income (expense) and other, net.............           (663)                   (6)
                                                          ----------            ----------
Net loss.............................................     $  (94,717)           $   (3,695)
                                                          ==========            ==========
Basic and diluted net loss per share.................     $   (16.34)           $    (1.38)
                                                          ==========            ==========
Shares used in computing net loss per share..........      5,796,000             2,673,000
                                                          ==========            ==========

                                                                     DECEMBER 31,
                                                       ----------------------------------------
                                                             1999                  1998
                                                       -----------------    -------------------
BALANCE SHEET DATA:
Cash and cash equivalents............................      $    277             $    6,383
Working capital (deficit)............................       (10,739)                 5,228
Total assets.........................................         7,621                  7,909
Long-term obligations, less current portion..........        10,396                    910
Accumulated deficit..................................       (98,412)                (3,695)
Total stockholders' equity (deficit).................       (14,241)                 5,738

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data present the effect of the pending merger between Redback and Siara as if the merger had been completed on January 1, 1999 for results of operations purposes and on December 31, 1999 for balance sheet purposes. The unaudited pro forma combined financial data was prepared using the purchase method of accounting.

     The unaudited pro forma combined financial data is based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing these unaudited pro forma combined financial data. The unaudited pro forma combined financial data is not necessarily an indication of the results that would have been achieved had the transaction been consummated as of the dates indicated or results that may be achieved in the future.

     These selected unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma combined financial data, the historical financial statements and notes thereto of Redback, the historical financial statements and notes thereto of Siara, and other financial information pertaining to Redback and Siara including "Redback Management's Discussion and Analysis of Financial Condition and Results of Operations," "Siara Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included herein.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS,
                                                              EXCEPT SHARE AND
                                                               PER SHARE DATA)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Net revenues................................................     $    64,274
  Cost of revenues..........................................          21,940
                                                                 -----------
  Gross profit..............................................          42,334
                                                                 -----------
Operating expenses:
  Research and development..................................          39,443
  Selling, general and administrative.......................          37,097
  Amortization of intangibles...............................       1,118,114
  Amortization of deferred stock compensation...............           4,033
                                                                 -----------
         Total operating expenses...........................       1,198,687
                                                                 -----------
Loss from operations........................................      (1,156,353)
Interest income (expense), net..............................           1,175
                                                                 -----------
Net loss....................................................     $(1,155,178)
                                                                 ===========
Basic and diluted net loss per share........................     $    (26.76)
                                                                 ===========
Shares used in computing net loss per share.................      43,174,000
                                                                 ===========

                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS)
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........     $   57,237
  Working capital...........................................         25,088
  Intangible assets.........................................      4,461,616
  Total assets..............................................      4,557,976
  Long-term obligations, less current portion...............         11,408
  Accumulated deficit.......................................        (37,148)
  Total stockholders' equity................................      4,493,206

                           COMPARATIVE PER SHARE DATA

     The following table reflects the historical net loss and book value per share of Redback common stock and the historical net loss and book value per share of Siara common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the pending merger of Redback and Siara. The information presented in the following table should be read in conjunction with the unaudited pro forma combined financial data and the Redback and Siara historical financial statements included elsewhere in this joint proxy statement/prospectus.

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
REDBACK HISTORICAL PER SHARE DATA:
Basic and diluted net loss per share(1).....................    $  (.30)        $ (1.78)
Book value per share(2).....................................       1.50            0.40
SIARA HISTORICAL PER SHARE DATA:
Basic and diluted net loss per share(1).....................     (16.34)          (1.38)
Book value per share(2).....................................      (0.84)           0.68
UNAUDITED PRO FORMA COMBINED PER SHARE DATA:
Basic and diluted net loss per Redback share(1).............     (26.76)
Basic and diluted net loss per equivalent Siara share(3)....     (31.92)
Book value per Redback share................................      61.16
Book value per equivalent Siara share(3)....................      72.96

-------------------------
(1) Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding during the period excluding shares subject to repurchase. Common equivalent shares are excluded from the computation as their effect is antidilutive. Common equivalent shares include shares issuable upon the conversion of convertible preferred stock and the exercise of stock options and warrants. Basic and diluted pro forma net loss per share also includes the issuance of approximately 16.5 million vested shares of approximately 29.6 million shares of Redback common stock in the proposed merger with Siara. Siara's historical 1998 per share data is for the period from its inception on July 20, 1998 through December 31, 1998.

(2) The historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock outstanding at December 31, 1999 and 1998.

(3) The equivalent pro forma basic and diluted net loss per share and book value per share for Siara are based upon the exchange of approximately 1.193 shares of Redback common stock for each share of Siara. This assumed exchange ratio of approximately 1.193 shares of Redback common stock for each share of Siara was computed by applying the merger conversion formula as if the merger had occurred on the date of this joint proxy statement/prospectus.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Redback common stock is traded on the Nasdaq National Market under the symbol "RBAK." Redback began trading on Nasdaq on May 18, 1999, the date of its initial public offering. The following table sets forth the range of high and low closing sales prices, as restated to give effect to the 2-for-1 stock split effected in August 1999, reported on the Nasdaq National Market for Redback common stock for the periods indicated.


                                                               HIGH        LOW
                                                              -------    -------
Fiscal 1999
  Second Quarter............................................  $ 62.78    $ 33.78
  Third Quarter.............................................   135.88      58.00
  Fourth Quarter............................................   181.63     108.00
Fiscal 2000
  First Quarter (through February 4, 2000)..................   217.13     157.00


     Siara common stock is not traded on an established public market.

DIVIDEND INFORMATION

     Neither Redback nor Siara has ever paid any cash dividends on its stock, and both anticipate that for the foreseeable future they will continue to retain any earnings for use in the operation of their respective businesses.

RECENT CLOSING PRICES


     The following table sets forth the closing prices per share of Redback common stock on the Nasdaq National Market on November 26, 1999, the last trading day before announcement of the proposed merger, and on February 4, 2000, the latest practicable trading day before the printing of this joint proxy statement/prospectus, and the equivalent per share prices for Siara common stock based on the Redback common stock prices, assuming an exchange ratio of approximately 1.193:



                                                          REDBACK STOCK    SIARA(1)
                                                          -------------    --------
November 26, 1999.......................................     $136.50       $162.84
February 4, 2000........................................      199.00        237.41


-------------------------
(1) Represents the equivalent of one share of Siara common stock calculated by multiplying the closing price per share of Redback common stock by the exchange ratio as of the latest practicable trading day before the printing of this joint proxy statement/prospectus, based on an assumed exchange ratio of approximately 1.193. The exchange ratio cannot finally be determined until the consummation of the merger.

     Because the market price of Redback common stock is subject to fluctuation, the market value of the shares of Redback common stock that holders of Siara common stock will receive in the merger may increase or decrease prior to and following the merger. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICE OR MARKET FOR REDBACK COMMON STOCK.

                                  RISK FACTORS

     The merger involves a high degree of risk. Also, by voting in favor of the merger, Siara stockholders will be choosing to invest in Redback common stock. An investment in Redback common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, both Redback and Siara stockholders should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATED TO THE COMBINED COMPANY AND THE PROPOSED MERGER

     THE EXCHANGE RATIO THAT DETERMINES THE NUMBER OF SHARES OF REDBACK COMMON STOCK TO BE ISSUED PER SIARA SHARE IN THE MERGER WILL NOT BE ADJUSTED TO REFLECT CHANGES IN THE MARKET VALUE OF REDBACK COMMON STOCK BEFORE THE CLOSING OF THE MERGER


     There will be no adjustment to the formula used to compute the exchange ratio if the market price of Redback common stock fluctuates positively or negatively. If the market price of Redback common stock decreases before the merger, the market value of the Redback common stock to be received by Siara's stockholders would decrease. As the exchange ratio will not increase or decrease based on market price fluctuations, Siara's stockholders will not be compensated if the market price of Redback common stock decreases before completion of the merger. Likewise, the exchange ratio will not decrease by reason of any increase in the market price of Redback common stock before completion of the merger. The specific dollar value of Redback common stock that Siara stockholders will receive upon completion of the merger will depend on the market value of Redback common stock at the time of the merger. The closing price for Redback common stock on November 26, 1999, the last trading day prior to the public announcement of the merger, was $136.50. On February 4, 2000, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing price for Redback common stock was $199.00 per share. The share price of Redback common stock is subject to price fluctuations in the market for publicly-traded equity securities and has experienced significant volatility. We cannot predict the market price for Redback common stock at any time before the completion of the merger or the market price for Redback common stock after the completion of the merger. We encourage you to obtain current market quotations of Redback common stock.


     Under the merger agreement, for a period of up to 180 days following the merger, stockholders, option holders and warrant holders of Siara may not sell their shares of Redback common stock acquired in the merger, except under limited circumstances. During this period, the price of Redback may fluctuate significantly.

     IF REDBACK AND SIARA DO NOT INTEGRATE THEIR TECHNOLOGIES AND OPERATIONS QUICKLY AND EFFECTIVELY, SOME OR ALL OF THE POTENTIAL BENEFITS OF THE MERGER MAY NOT OCCUR

     In order to achieve the benefits of the merger, Redback must successfully combine its business with Siara's business. If Redback and Siara do not integrate their operations and technologies smoothly, serious harm to the combined company's business, financial condition and prospects may result. Integrating the two businesses will entail significant diversion of management's time and attention. We may not be able to integrate our technologies and operations quickly and smoothly. In order to obtain the benefits of the merger, the companies must make Siara's technology, products and services operate together with Redback's technologies, products and services. This integration may require the partial or wholesale conversion or redesign of some or all of the technologies, products and services of either Redback or Siara. In addition, Redback may be required to spend additional time or money on integration that would otherwise be spent on developing its business and services or other matters.

     IF SIARA EMPLOYEES LEAVE AS A RESULT OF THE MERGER OR IF THE COMBINED COMPANY CANNOT ATTRACT AND RETAIN QUALIFIED PERSONNEL, THE COMBINED COMPANY'S BUSINESS WOULD BE HARMED

     The success of the combined company after the merger depends in part on the continued service of key groups of Siara personnel. Despite Redback's efforts to hire and retain quality employees, Redback might lose some of Siara's key employees following the merger. Although similar, Redback and Siara have different corporate cultures and Siara employees may be unwilling to work for a larger company. Competitors may also recruit Siara employees prior to the merger and during integration, as is common in high technology mergers. In addition, many Siara employees will acquire significant amounts of Redback common stock or vested stock options in the merger, which could provide them with substantial amounts of cash. As a result, employees of Siara or the combined company could leave with little or no prior notice.

     Similarly, the future performance of the combined company depends on its continuing ability to attract and retain highly qualified technical and managerial personnel following the merger. Competition for qualified management, engineering, technical, sales and marketing employees is intense. Therefore, Redback and Siara cannot assure you that the combined company will be able to attract, retain and integrate employees to develop and use the Siara technology following the merger.

     REDBACK AND SIARA WILL INCUR SUBSTANTIAL COSTS ASSOCIATED WITH THE MERGER

     The merger will result in total external transaction costs of approximately $20 million to Redback and $2 million to Siara. The aggregate costs of this transaction consist of fees to investment bankers of approximately $17 million, fees for attorneys, accountants and printing of approximately $4 million, and filing fees of approximately $1 million. These are estimates and the actual transaction costs may be much larger. In addition to these transaction costs, Redback and Siara expect that, following the merger, the combined company will incur additional significant costs associated with integrating the two companies. At this time, the additional costs are not reasonably estimable. In addition, if the merger is not consummated, Redback and Siara will have incurred significant costs for which they will have received no benefits.

     THE MERGER COULD HARM KEY THIRD PARTY RELATIONSHIPS

     The present and potential relationships of Redback and Siara with customers and other third parties with whom we have relationships may be harmed by the proposed merger. Uncertainties following the merger may cause these parties to delay purchasing and other decisions regarding these relationships. Any changes in these relationships could harm Redback's business.

     OFFICERS AND DIRECTORS OF SIARA HAVE DIFFERENT INTERESTS FROM YOURS THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER

     The officers and directors of Siara have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of Siara stockholders generally. These include the following interests that will arise if the merger occurs:

     - Promod Haque, Vinod Khosla and Vivek Ragavan, members of Siara's board of directors, will become members of Redback's board of directors;

     - Vivek Ragavan, the Chief Executive Officer of Siara and a member of Siara's board of directors, will become the President and Chief Operating Officer of Redback after the merger;

     - William Kind and Pankaj Patel, officers of Siara, will also become executive officers of Redback;

     - a small number of employees of Siara will receive an additional 12 months of vesting of their restricted stock and options upon completion of the merger;

     - officers of Siara have entered into employment and non-competition agreements with Redback that will become effective upon completion of the merger. Under each of these agreements, the officer is entitled to severance and accelerated vesting of stock if the officer is terminated or resigns under certain circumstances set forth in the agreements;

     - the holders of Siara preferred stock, including investors represented by directors of Siara, as well as holders of Siara warrants, will receive registration rights from Redback, which may allow these security holders to sell their shares of Redback common stock before the other Siara stockholders are able to; and

     - Redback has agreed to indemnify each present and former Siara officer and director against liabilities arising out of the fact that such person is or was a director.

     As a result, these officers and directors could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests. Siara stockholders should consider whether these interests may have influenced these officers and directors to support or recommend the merger.

     REDBACK'S PRO FORMA ACCOUNTING FOR THE MERGER MAY CHANGE

     Redback has allocated the total estimated purchase price for the merger on a preliminary basis to assets and liabilities based on Redback's best estimates of the fair value of these assets and liabilities, with the excess costs over the net tangible assets acquired allocated to goodwill and other intangible assets. This allocation is subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material and negative to Redback's future results of operations.

     THE ACCOUNTING TREATMENT OF THE MERGER WILL RESULT IN SIGNIFICANT CHARGES TO REDBACK'S OPERATIONS.

     We intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the completion of the merger, the results of operations of Siara will be included in the consolidated financial statements of Redback. The purchase price will be allocated to Siara's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of Siara acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. We anticipate this amount of goodwill and other intangible assets to be significant and it will therefore have a significant negative impact on our operating results which could cause Redback's stock price to decline.

     REDBACK MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE

     The development and marketing of new products, particularly Siara's products, which are not yet complete, will require a significant commitment of resources. Likewise, the expansion of Redback's operations and reseller channels as a result of the merger will require significant resources.

     As a result, Redback could be required to raise substantial additional capital. Additional capital may not be available to Redback at all, or, if available, may be available only on unfavorable terms. Any inability to raise additional capital when Redback requires may significantly harm its business, results of operations and financial condition.

     IF THE MERGER DOES NOT CLOSE, SIARA WOULD BE HARMED

     If the merger does not close, it would seriously harm Siara's business because the announcement of the merger and Siara's efforts to close the merger will:

     - deplete its cash;

     - disrupt its research and development efforts;

     - increase employee turnover; and

     - diminish Siara's ability to successfully locate an alternative strategic partner.

     In addition, depending on the circumstances, Siara may be required to pay a $135 million "break-up" fee to Redback if the merger is terminated.

     SIARA STOCKHOLDERS MAY EXERCISE DISSENTERS RIGHTS

     Under state laws regarding dissenting stockholders' appraisal rights, holders of Siara common stock and preferred stock who do not vote in favor of the merger may be entitled to exercise dissenting stockholders' appraisal rights. It is a condition to complete the merger that holders of less than 5% of the outstanding shares of Siara capital stock shall have exercised or have the right to exercise their statutory dissenters rights. However, if the merger occurs, then Siara stockholders who do not vote their Siara shares in favor of the merger may become entitled to be paid cash for their Siara shares instead of receiving Redback common stock in the merger. The amount of cash that could be paid to such dissenting Siara stockholders could be significant, and payment of these amounts could have a material adverse effect on the combined company's financial position. The payment to dissenting shareholders may require Redback to raise additional capital, which may not be available.

RISKS RELATED TO REDBACK'S BUSINESS

     REDBACK'S BUSINESS IS DIFFICULT TO EVALUATE BECAUSE REDBACK HAS A LIMITED OPERATING HISTORY

     Redback was founded in August 1996 and only began shipping products in material quantities in the second quarter of 1998. You should consider the risks and difficulties frequently encountered by companies like us in a new and rapidly evolving market. From February 28, 1998 to December 31, 1999, we have experienced significant growth -- from 39 employees to 274 employees. Our ability to sell products and services, and the level of success, if any, we achieve, depends, among other things, on the level of demand for broadband access services, which is a new and rapidly evolving market. See "Risk
Factors -- Redback is dependent on the widespread adoption of broadband access services." Our business strategy may be unsuccessful and we may not successfully address the risks we face.

     REDBACK HAS A HISTORY OF LOSSES AND EXPECTS TO INCUR FUTURE LOSSES

     We incurred net losses of $7.9 million for the year ended December 31, 1999, $9.9 million for the year ended December 31, 1998 and $4.4 million for the year ended December 31, 1997. As of December 31, 1999, we had an accumulated deficit of approximately $22.3 million. We have not had a history of profitability and may incur net losses in the future.

     To date, we have funded our operations from both private and public sales of equity securities, from bank borrowings and by means of equipment lease financing. We expect to continue to incur significant product development, sales and marketing, and general and administrative expense. As a result, we must generate significant revenues to achieve profitability. We may not sustain recent growth rates in our revenues, and we may never achieve sufficient revenue levels to achieve profitability. If we do achieve profitability in some future period, we cannot be certain that we would sustain profitability on a quarterly or annual basis in the future.

     REDBACK'S OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY

     Factors likely to cause quarterly fluctuations in Redback's revenues and operating results include:

     - fluctuations in demand for broadband access services;

     - the timing and size of sales of our products and services;

     - announcements of new products and product enhancements by competitors;

     - the entry of new competitors into our market, including by acquisition;

     - unexpected delays in introducing new or enhanced products, including manufacturing delays;

     - our ability to control expenses;

     - our ability to ship products on a timely basis and at a reasonable cost; and

     - the mix of our products sold and the mix of distribution channels through which our products are sold.

     A high percentage of our expenses, including those related to engineering, sales and marketing, research and development, and general administrative functions, are essentially fixed in the short term. As a result, if we experience delays in generating or recognizing revenue, our quarterly operating results are likely to be materially adversely affected. In addition, we plan to increase our operating expenses to expand our engineering and sales and marketing operations, broaden our customer support capabilities, develop new distribution channels, fund increased levels of research and development and build our operational infrastructure. If growth in our revenues does not outpace the increase in these expenses, our business, results of operations and financial condition could be materially adversely affected.

     We rely on a single third-party manufacturer to build our products. Any interruption in the operations of this manufacturer would adversely affect our ability to meet our scheduled product deliveries to our customers. This would cause significant variations in our quarterly operating results and our business, results of operations and financial condition would be materially adversely affected.

     Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. It is likely that in some future quarter our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

     REDBACK'S LENGTHY AND VARIABLE SALES CYCLE MAKES IT DIFFICULT FOR REDBACK TO PREDICT IF OR WHEN A SALE WILL BE MADE

     The timing of our sales revenue is difficult to predict because of the length and variability of the sales cycle for our products. Customers often view the purchase of our products as a significant and strategic decision. As a result, customers typically undertake significant procedures relating to the evaluation, testing, implementation and acceptance of our products. This evaluation process frequently results in a lengthy sales cycle, typically ranging from three months to over one year. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing expenses and expend significant management efforts. In addition, product purchases are frequently subject to unplanned administrative, processing and other delays. This is particularly true for larger customers for whom our products represent a very small percentage of their overall purchase activities. These customers are often engaged in multiple simultaneous purchasing decisions, some of which may pertain to more immediate needs and absorb the immediate attention of the customer. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter or at all, our business, results of operations and financial condition could be materially adversely affected.

     IN ANY QUARTER, A SMALL NUMBER OF CUSTOMERS ARE LIKELY TO ACCOUNT FOR A SUBSTANTIAL MAJORITY OF REDBACK'S REVENUE

     In each of the last eight quarters in the period ended December 31, 1999, we had at least one customer that accounted for 15% or more of our total revenue in the quarter. In the fourth quarter of 1999, Bell Atlantic accounted for 17% of our total revenue and GTE accounted for 12% of our total revenue. We anticipate that a small number of customers with large orders will continue to account for a majority of our quarterly revenue. However, we do not have any contracts or other agreements that guarantee continued sales to these or any other customers. If our customers alter their purchasing habits or reevaluate their need for our products, or if we fail to receive a large order in any future period, our business, results of operations and financial condition would be materially adversely affected.

     REDBACK IS ENTIRELY DEPENDENT ON THE SMS PRODUCT FAMILY

     The SMS 1000, SMS 500 and SMS 1800 are the only products that we currently sell. We intend to introduce new products and enhancements to existing products in the future. Our inability to timely and successfully introduce new products and product enhancements, or the failure of these new products or enhancements to achieve market acceptance, could materially adversely affect our business, results of operations and financial condition.

     THERE IS A LIMITED NUMBER OF POTENTIAL CUSTOMERS FOR REDBACK'S SMS 1000 AND SMS 1800

     To date, substantially all of our revenues have been derived from sales and service related to the SMS 1000 product. The SMS 1000 and SMS 1800 and any other new high-end product that we may develop and introduce in the future are marketed primarily to large customers. There are only a limited number of large existing and potential customers and this number is not expected to increase significantly in the future.

     REDBACK'S PRODUCTS MUST ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS AND DEMANDS

     Many of our customers require product features and capabilities that our SMS products may not have. The requirement that we add features to our products in order to achieve a sale may result in a longer sales cycle, increased research and development expenses and reduced margins on our products. To achieve market acceptance for our products, we must effectively and timely anticipate and adapt to customer requirements and offer products and services that meet customer demands. Our failure to develop products or offer services that satisfy customer requirements would materially adversely affect our business, results of operations and financial condition.

     We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to effectively manage this transition would materially adversely affect our business, results of operations and financial condition.

     REDBACK NEEDS TO GAIN ACCEPTANCE IN OTHER BROADBAND ACCESS MARKETS

     To date, we have derived substantially all of our revenues from sales of the SMS 1000 for use in the digital subscriber line market for broadband access. We intend to expend a substantial amount of time and resources to achieve market acceptance of our products in other markets, including the cable and wireless markets. We may be unable to simultaneously or effectively address evolving demands in these markets, and customers in these markets may choose to implement competing technologies or products. In addition, if our competitors gain market acceptance in these markets first, it will be difficult, if not impossible, for us to gain subsequent market acceptance in these markets. If we are unable to achieve acceptance of our products in these markets, our ability to generate revenues will be limited, and our business, results of operations and financial condition would be materially adversely affected.

     REDBACK EXPECTS INCREASED COMPETITION

     We may be unable to compete successfully with current or future competitors. If we do not compete successfully against current or future competitors, our business, results of operations and financial condition will be materially adversely affected. Currently, competition in our market is intense. The broadband access markets we are targeting, including digital subscriber line, cable and wireless, are new and rapidly evolving and we expect these markets to become highly competitive in the future. In addition, we expect new competitors to emerge in the broadband access market as that market evolves due to technological innovation and regulatory changes. We face actual and potential competition from public and private companies providing routers connecting to the Internet backbone, access concentrators and subscriber aggregation systems. For instance, Cisco, the leading provider of routers connecting to the Internet backbone, offers products that compete directly with our products, and also provides a comprehensive range of broadband access systems.

     We expect companies that offer access concentrators and routers to incorporate some subscriber management functionality into their products. These companies include Nortel Networks, which acquired Shasta Networks, a private company providing subscriber management services, and Ascend, which was acquired by Lucent. In addition, there are several other private companies that provide subscriber management features in access concentrators or routing platforms.

     Many of our principal competitors, including Cisco, Alcatel, Nortel Networks/Shasta Networks and Lucent/Ascend, and some companies that may compete with us in the future, are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are much better positioned than we are to acquire other companies, including our competitors, and thereby acquire new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage that would materially adversely affect our business, results of operations and financial condition.

     Many of our competitors have significantly more established customer support and professional services organizations than we do. In addition, many of our competitors have much greater name recognition and have a more extensive customer base, broader customer relationships and broader product offerings than we have. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We have encountered, and expect to continue to encounter, potential customers that, due to existing relationships with our competitors, are committed to the product offerings of these competitors. As a result, these potential customers may not consider purchasing our products. We expect to face competition in the following areas:

     - product pricing;

     - breadth of product lines;

     - sales and distribution capabilities;

     - product features and enhancements, including product performance, reliability, size, compatibility and scalability;

     - product ease of deployment;

     - conformance to industry standards; and

     - technical support and service.

     We expect that competitive pressures may result in price reductions, reduced margins and loss of market share, which would materially adversely affect our business, results of operations and financial condition.

     REDBACK IS DEPENDENT ON A SINGLE CONTRACT MANUFACTURER

     We rely on a single third-party manufacturer, Electromax, to build our products. We may not be able to effectively manage our relationship with Electromax and Electromax may not meet our future requirements for timely delivery. We have no written agreement with Electromax. We have relationships with two other third-party manufacturers, one of which currently builds our prototypes. Although both of these other third-party manufacturers are capable of building our products, any interruption in the operations of Electromax would adversely affect our ability to meet our scheduled product deliveries to our customers, which could cause the loss of existing or potential customers and could materially adversely affect our business, results of operations and financial condition.

     In addition, the products that Electromax or any other manufacturer builds for us may be insufficient in quality or in quantity to meet our needs. Electromax or any other manufacturer may not meet the technological or delivery requirements of our current products or any future products that we may develop and introduce. The inability of Electromax or any other of our contract manufacturers in the future to provide us with adequate supplies of high-quality products, or the loss of Electromax or any other of our contract manufacturers in the future, would cause a delay in our ability to fulfill customer orders while another of our third-party manufacturers begins production and would have a material adverse effect on our business, results of operations and financial condition.

     SOME OF THE KEY COMPONENTS IN REDBACK'S PRODUCTS COME FROM SINGLE OR LIMITED SOURCES OF SUPPLY

     We currently purchase several key components used in the manufacture of our SMS 500, SMS 1000 and SMS 1800 products from single or limited sources of supply. These manufacturers include Altera, Brooktree, Connector Technologies, Foresight, Intel, Level One, Powerspec, Siemens and Ziatech. We have no guaranteed supply arrangement with these suppliers, and we or our manufacturers may fail to obtain these supplies in a timely manner in the future. Financial or other difficulties faced by these suppliers or significant changes in demand for these components could limit the availability to us of these components. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet scheduled product deliveries to our customers and would materially adversely affect our business, results of operations and financial condition. In addition, qualifying additional suppliers is time-consuming and expensive.

     REDBACK MAY BE UNABLE TO MATCH PRODUCTION WITH PRODUCT DEMAND

     We currently use a rolling six-month forecast based on anticipated product orders, product order history and backlog to determine our materials requirements. Lead times for the materials and components that we order vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If actual orders do not match our forecasts, we may have excess or inadequate inventory of materials and components, which could materially adversely affect our business, results of operations and financial condition.

     REDBACK MAY BE UNABLE TO PROPERLY MANAGE GROWTH

     We have expanded our operations rapidly since our inception. The number of our employees increased from 39 on February 28, 1998 to 274 on December 31, 1999. We intend to continue to expand in order to pursue existing and potential market opportunities and are in the process of hiring additional engineering and sales personnel. Our ability to continue to attract and retain highly skilled personnel is a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is intense, especially in the San Francisco Bay Area. We may fail to attract, assimilate or retain qualified personnel to fulfill our current or future needs. If we so fail, our business, results of operations and financial condition could be materially adversely affected. Our planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve future success, we must:

     - retain existing personnel;

     - hire, train, manage and retain additional qualified personnel; and

     - effectively manage multiple relationships with our customers, suppliers and other third parties.

     REDBACK'S PLANNED EXPANSION TO INTERNATIONAL MARKETS WILL INVOLVE NEW RISKS

     In 1999, we derived approximately 7% of our revenues from sales to customers outside of the United States. In 1998, we derived approximately 15% of our revenues from sales to customers outside of the United States. Our ability to achieve future success will depend in part on the expansion of our international sales and operations. International operations are generally subject to a number of risks, including:

     - expenses associated with customizing products for foreign countries;

     - protectionist laws and business practices that favor local competition;

     - dependence on local vendors;

     - multiple, conflicting and changing governmental laws and regulations;

     - longer sales cycles;

     - longer accounts receivable cycles;

     - increased difficulties in collecting accounts receivable;

     - difficulties in managing operations across disparate geographic areas;

     - difficulties associated with enforcing agreements through foreign legal systems;

     - reduced or limited protection of our intellectual property rights in some countries;

     - foreign currency exchange rate fluctuations; and

     - political and economic instability.

     In addition, if we grow internationally, we will need to expand our worldwide operations and enhance our communications infrastructure. If we fail to implement and improve these systems, our ability to accurately forecast sales demand, manage our supply chain and record and report financial and management information would be adversely affected. This could materially adversely affect our business, results of operations and financial condition.

     UNDETECTED SOFTWARE OR HARDWARE ERRORS COULD HAVE A MATERIAL ADVERSE EFFECT ON REDBACK

     Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. We have experienced minor errors in the past in connection with new products. We expect that errors will be found from time to time in new or enhanced products after we begin commercial shipments. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely have a material adverse effect on our business, results of operations and financial condition.

     Our customers use our products to provide broadband access to their customers. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could damage market acceptance for our products. Our customers could seek damages for losses from us, which, if they were successful, could have a material adverse effect on our business, results of operations and financial condition. A product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly.

     REDBACK MAY BE UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have filed one U.S. patent application. There can be no assurance that this application will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. Although we attempt to protect our intellectual property rights, we may be unable to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

     Others may allege that our products infringe upon their proprietary rights. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves or our customers, manufacturers or suppliers against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend this litigation. In addition, intellectual property litigation could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

     - redesign those products or services that incorporate the disputed technology.

     In the event of a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, our business, results of operations and financial condition would be materially adversely affected. We may be subject to these claims in the future.

     We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel. As a result, our business, results of operations and financial condition could be materially adversely affected.

     REDBACK MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE

     At December 31, 1999, we had approximately $57 million in cash, cash equivalents and short-term investments. However, we have provided Siara with a $25 million bridge loan that will utilize some of our working capital. As of the date of this joint proxy statement/prospectus, Siara has drawn down $13 million of this loan.

     The development and marketing of new products and the expansion of reseller channels and associated support personnel will require a significant commitment of resources. Furthermore, if the market for broadband access develops at a slower pace than anticipated or if we fail to establish significant market share and achieve a meaningful level of revenue, we may continue to incur significant operating losses and utilize significant amounts of capital. In addition, if the merger is not completed, Redback may be required to pay a substantial termination fee to Siara.

     As a result, Redback could be required to raise substantial additional capital. Additional capital may not be available to Redback at all, or, if available, may be available only on unfavorable terms. Any inability to raise additional capital when Redback requires it would materially adversely affect Redback's business, results of operations and financial condition.

     REDBACK IS DEPENDENT ON THE WIDESPREAD ADOPTION OF BROADBAND ACCESS
     SERVICES

     Sales of our products depend on the increased use and widespread adoption of broadband access services, and the ability of our customers to market and sell broadband access services. Our business, results of operations and financial condition would be materially adversely affected if the use of broadband access services does not increase as anticipated or if our customers' broadband access services are not received well by the marketplace. Critical issues concerning use of broadband access services are unresolved and will likely affect use of broadband access services. These issues include:

     - security;

     - reliability;

     - bandwidth;

     - congestion;

     - cost;

     - ease of access; and

     - quality of service.

     Even if these issues are resolved, if the market for products that provide broadband access to the Internet and to corporate networks fails to develop, or develops at a slower pace than anticipated, our business, results of operations and financial condition would be materially adversely affected.

     THE BROADBAND ACCESS SERVICES MARKET IS SUBJECT TO RAPID CHANGE

     The broadband access services market is new and is characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving industry standards. We may be unable to respond quickly or effectively to these developments. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards, could render our existing or future products obsolete, which would materially adversely affect our business, results of operations and financial condition.

     The emergence of new industry standards might require us to redesign our products. If our products fail to comply with widely adopted industry standards, our customers and potential customers may not purchase our products. This would have a material adverse effect on our business, results of operations and financial condition.

     REDBACK'S BUSINESS MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION OF THE COMMUNICATIONS INDUSTRY

     The jurisdiction of the Federal Communications Commission, or FCC, extends to the communications industry, to our customers and to the products and services that our customers sell. Future FCC regulations, or regulations set forth by other regulatory bodies, may adversely affect the broadband access services industry. Regulation of our customers may have a material adverse affect on our business, results of operations and financial condition. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into broadband access markets. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. The delays that these governmental processes entail may cause order cancellations or postponements of product purchases by our customers, which would materially adversely affect our business, results of operations and financial condition.

     REDBACK'S STOCK PRICE MAY BE VOLATILE

     The market for technology stocks has been extremely volatile. The following factors could cause volatility in the market price of our common stock:

     - our loss of a major customer;

     - our addition or the departure of key Redback Networks personnel;

     - variations in our quarterly operating results;

     - announcements by us or our competitors of significant contracts, new products or product enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

     - changes in financial estimates by securities analysts;

     - our sales of common stock or other securities in the future;

     - changes in market valuations of broadband access technology companies;

     - changes in market valuations of networking and telecommunications companies; and

     - fluctuations in stock market prices and volumes.

     REDBACK'S BUSINESS MAY BE ADVERSELY AFFECTED BY CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY

     Securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. If our stock price is volatile, we may be the target of similar litigation. Our management's attention and resources may be diverted by any securities litigation, and we may incur substantial related costs, possibly resulting in a material adverse effect to our business, results of operations and financial condition.

RISKS RELATED TO SIARA'S BUSINESS

     SIARA DOES NOT HAVE A LENGTHY OPERATING HISTORY AND ITS BUSINESS IS DIFFICULT TO EVALUATE

     We were formed in March 1998 and began operations in July 1998. Our products are still in development and we have not yet begun shipping any products. There are many risks and difficulties frequently encountered by companies like Siara in a new and rapidly evolving market. From July 1998 to December 1999, we have experienced significant growth in personnel, from 35 employees to

186 employees, and we expect this growth to continue. Further, our ability to successfully sell any products and services in the future depends, among other things, on the level of demand for broadband and high-speed optical access products, which is a relatively new and rapidly evolving market. The growth of our business will require that we successfully adapt our business plan to meet these changes, and we may not successfully address the risks we face.

     SIARA HAS A HISTORY OF LOSSES AND EXPECTS TO INCUR FUTURE LOSSES

     We have incurred significant net losses in each quarter since inception and expect to continue to incur significant losses for the foreseeable future. In 1999, we incurred a net loss of approximately $94.7 million and as of December 31, 1999, we had an accumulated deficit of approximately $98.4 million.

     We have funded our operations from the private sale of equity securities, from borrowings and by means of equipment lease financing. We expect to continue to incur significant product development, sales and marketing, and general and administrative expenses. As a result, we must generate significant revenues to achieve profitability. We may never achieve sufficient revenue levels to achieve profitability. We have not yet completed development of our first product and we have not recognized any revenue to date. We may never achieve profitability and may continue to incur net losses in the future. If we do achieve profitability in some future period, we cannot be certain that we would sustain profitability on a quarterly or annual basis in the future.

     SIARA'S OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY

     Our operating results are likely to fluctuate significantly from quarter to quarter and from year to year. Factors likely to cause quarterly fluctuations in future revenues and operating results include:

     - continued spending on research and development expenses;

     - costs to build our administrative and information infrastructure;

     - fluctuations in demand for broadband and other access services;

     - new product introductions by our competitors;

     - the entry of new competitors into our market;

     - our ability to obtain supplies of components;

     - market acceptance of our products;

     - our ability to achieve and maintain production volumes and quality levels for our products;

     - unexpected delays in introducing products, including manufacturing delays; and

     - our ability to control expenses.

     If we experience delays in generating revenue, our quarterly operating results are likely to be materially adversely affected. In addition, we will need to expand our engineering, sales and marketing and customer support operations. We also need to develop distribution channels and build our operational infrastructure. In particular, if the merger does not occur, our expenses are expected to increase significantly. If future revenues do not outpace the increase in these expenses, our business, results of operations and financial condition could be harmed.

     We have entered into an agreement with a single third-party manufacturer to build our products. Any interruption in the operations of this manufacturer would adversely affect our ability to meet our scheduled product deliveries to our customers. This would cause significant variations in our quarterly operating results.

     Due to these factors and because of the rapid growth of our operations since July 1998, we believe that future quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. It is likely that in some future quarter our operating results may be below the expectations of investors.

     WE ARE ENTIRELY DEPENDENT ON THE COMMERCIAL SUCCESS OF OUR SIARA 2000
     PRODUCT

     None of our products has been introduced commercially, and except for our Siara 2000 product, all of our products are in early stages of development. Our Siara 2000 product may not achieve commercial acceptance or generate revenues in the future. Because of the complexity of the Siara 2000 and of our prospective customers' network architectures, the Siara 2000 may not operate successfully with all these customers' systems. Our inability to successfully introduce the Siara 2000, or the failure of this product line to achieve market acceptance, would seriously harm our business, results of operations and financial condition.

     SIARA'S PRODUCTS MUST ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS AND DEMANDS

     Many of our potential customers require product features and capabilities that our products may not have. The requirement that we add features to our products in order to achieve a sale may result in a longer sales cycle, increased research and development expenses and reduced margins on our products. To achieve market acceptance for our products, we must anticipate and adapt to customer requirements. Though in the future we may develop additional products, our failure to develop products or offer services that satisfy customer requirements would seriously harm our business and financial condition.

     We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of our products.

     SIARA'S MARKET IS HIGHLY COMPETITIVE AND SIARA EXPECTS INCREASED
     COMPETITION

     If we do not compete successfully against current or future competitors, our business, results of operations and financial condition will be seriously harmed. The market for delivery of data services using internet protocol, or IP, and high-speed optical access products we are targeting is highly competitive and we expect this market to be highly competitive in the future. In addition, we expect new competitors to emerge in this market as the market evolves due to technological innovation and regulatory changes. We face actual and potential competition from a number of public and private companies.

     Cisco Systems, a provider of routers connecting to the Internet backbone, offers products that compete directly with our products, and also provides a comprehensive range of network access systems. Cisco recently acquired Cerent Corporation, a competitor of ours in the market for high-speed optical access products. We also face competition from Alcatel, Lucent Technologies, Sycamore Networks and Nortel Networks. In addition, there are several other private companies that provide subscriber management features in access concentrators or routing platforms.

     Many of our principal competitors, including Cisco Systems/Cerent, Sycamore, Alcatel, Nortel Networks and Lucent Technologies, and some companies that may compete with us in the future, are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. These competitors are able to devote greater resources to the development, promotion, sale and support of their products and may be better positioned than we are to acquire other companies and technologies or products that may displace our product line. These acquisitions could give our competitors a strategic advantage that would seriously harm our business.

     Many of our competitors have significantly more established customer support and professional services organizations than we do. These companies can leverage their customer bases and product offerings and adopt aggressive pricing policies to gain market share. In order to compete effectively, we must deliver products that:

     - are highly reliable;

     - scale-easily and efficiently;

     - deploy and operate with existing network designs and equipment; and

     - are cost effective.

     We expect that competitive pressures may result in price reductions, reduced margins and loss of market share, which would seriously harm our business.

     SIARA IS DEPENDENT ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR ITS
     ASICS

     We currently purchase several key components from single or limited sources. In particular, we rely on Wyle Electronics and LSI Logic as our foundry for a number of our application specific integrated circuits, or ASICs, and IBM Microelectronics as a foundry for other ASICs. If any of our suppliers suffers from capacity constraints, work stoppages or any other reduction or disruption in output or if it is more profitable for them to give priority to other customers, they may be unable to meet our delivery schedule. If we do not receive critical components from our suppliers in a timely manner, we will be unable to deliver those components to our manufacturer in a timely manner and would, therefore, be unable to meet our customers' product delivery requirements. Any failure to meet a customer's delivery requirements could harm our reputation and decrease our sales, which would negatively affect our business, financial condition and results of operations. We currently have no long-term supply contracts to ensure sources of supply for several of our key components, including ASICs. Our only agreements with Wyle, LSI and IBM are budget quotations and general project descriptions. Our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price and we may be unable to develop alternative sources for the components.

     SIARA DEPENDS ON THIRD-PARTY TECHNOLOGY IN ITS SIARA 2000 PRODUCT

     Cerent Corporation has granted us a non-exclusive license to technology related to two ASICs and parts of Cerent's system-level hardware technology that are used in the Siara 2000 product. In November 1999, Cerent was acquired by Cisco Systems, a provider of networking products and a significant competitor of ours. Although we believe we have sufficient rights to this Cerent technology to conduct our business as currently conducted, we do not have a business relationship with Cisco. Any loss of access to the technology that is the subject of our agreement with Cerent would seriously harm our business.

     WE ARE DEPENDENT ON ONE CONTRACT MANUFACTURER

     We rely on one manufacturer, Flash Electronics, to build our Siara 2000 product. We may not be able to effectively manage our relationship with Flash and it may not meet our future requirements for timely delivery. Any interruption in the operations of Flash could prevent us from meeting scheduled product deliveries to our customers, which could cause the loss of customers and could materially harm our business. If Flash cannot provide us with adequate supplies of high-quality products, our business would be seriously harmed.

     SIARA MAY BE UNABLE TO PROPERLY MANAGE GROWTH

     We have expanded our operations rapidly since our inception. The number of our employees increased from 35 in July 1998 to 186 on December 31, 1999. We intend to hire additional engineering and sales personnel, particularly if the merger does not occur. Our ability to continue to attract and retain highly skilled personnel is a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is intense, especially in the San Francisco Bay Area. Our failure to attract, assimilate or retain qualified personnel to fulfill our current or future needs would seriously harm our business. Our planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve future success, we must:

     - retain existing personnel;

     - hire, train, manage and retain additional qualified personnel; and

     - effectively manage relationships with our customers and suppliers.

     SIARA MUST SUBSTANTIALLY EXPAND ITS SALES ORGANIZATION AND ITS MARKETING AND CUSTOMER SERVICE ORGANIZATIONS

     Because our products are complex, we must hire highly trained sales and customer service and support personnel. We currently have small organizations in these areas and will need to increase our staff substantially to support the demands of our prospective customers, particularly if the merger does not occur. Hiring sales and customer service and support personnel is extremely competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of products of the type we develop. If we are unable to expand our sales and customer service and support organizations, we will be unable to significantly increase the sales of our products, which would impair our ability to grow and would seriously harm our business, financial condition and results of operations.

     SIARA DEPENDS ON KEY PERSONNEL TO MANAGE THE BUSINESS EFFECTIVELY

     Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, who have critical industry experience and relationships that we rely upon to implement our business plan. None of our officers or key employees is bound by an employment agreement for any specific term although some have entered into non-competition arrangements with Redback. We do not have key person life insurance policies covering any of our employees. The loss of the services of any of our key employees could delay the development and introduction of, and negatively impact our ability to sell, our products.

     IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING AGAINST THESE CLAIMS

     Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have received in the past, and may receive in the future claims of this kind as we seek to hire qualified personnel and those claims may result in material litigation. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves from such claims could divert the attention of our management away from our operations.

     UNDETECTED SOFTWARE OR HARDWARE ERRORS COULD HARM SIARA'S BUSINESS

     Networking products frequently contain undetected software or hardware errors when first introduced. We have experienced minor errors in the past in the development of our product. We expect that errors will be found from time to time in new products after we begin commercial shipments. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely have a material adverse effect on our business, results of operations and financial condition.

     We anticipate that our customers will use our products to provide IP data services and high-speed access to their customers. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could damage market acceptance for our products. Our customers could seek damages for losses from us, which, if they were successful, could harm our business and financial condition. A product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly.

     SIARA MAY BE UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY

     We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have not filed any patents relating to our intellectual property. Although we attempt to protect our intellectual property rights, we may be unable to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

     Others may allege that our products infringe upon their proprietary rights. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves or our customers, manufacturers or suppliers against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend this litigation. In addition, intellectual property litigation could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

     - redesign those products or services that incorporate the disputed technology.

     In the event of a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, we could be prevented from marketing infringing products and our business, results of operations and financial condition would be materially adversely affected. We may be subject to these claims in the future.

     SIARA WILL NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE

     At December 31, 1999, we had approximately $277,000 in cash and cash equivalents. We have obtained a loan from Redback of up to $25.0 million to sustain our operations during the period between signing of the merger agreement and closing of the merger. If the merger does not occur, we may have to repay in cash or stock the amounts owed under this loan, which could harm our business and financial condition. In addition, if the merger does not occur, we will have to seek alternative sources of capital to continue the operation of our business. Even if we can successfully identify new sources of capital, we may not be able to obtain it on terms that are acceptable to us.

     The development and marketing of new products and the expansion of our sales organization and customer support personnel will require a significant commitment of resources. In addition, if the market for broadband and high-speed optical access develops at a slower pace than anticipated or if we fail to introduce our products commercially and achieve a meaningful level of revenue, we may continue to incur significant operating losses and utilize significant amounts of capital. As a result, we could be required to raise substantial additional capital. Additional capital may not be available to us at all or, if available, may be available only on unfavorable terms. Any inability to raise additional capital when we require it would materially harm our business and financial condition.

     SIARA DEPENDS ON THE WIDESPREAD ADOPTION OF IP DATA SERVICES AND HIGH-SPEED OPTICAL ACCESS SERVICES

     Sales of our products will depend on the increased use and widespread adoption of IP data services and high-speed optical access services and the ability of our prospective customers to market and sell IP data services and high-speed access services to their customers. Our business, results of operations and financial condition would be materially harmed if the use of these services does not increase as anticipated or if our customers' services are not received well by the marketplace. Critical issues concerning use of our customers' services are unresolved and will likely affect use of these products. These issues include:

     - network security;

     - reliability;

     - bandwidth;

     - congestion;

     - cost;

     - ease of access; and

     - quality of service.

     Even if these issues are resolved, if the market for products that provide IP data services and high-speed optical access services to the Internet and to corporate networks fails to develop, or develops at a slower pace than anticipated, our business, results of operations and financial condition would be materially harmed.

     THE MARKET FOR VALUE-ADDED IP SERVICES AND HIGH-SPEED OPTICAL ACCESS PRODUCTS IS SUBJECT TO RAPID CHANGE

     The market for value-added IP services and high speed optical access products is new and is characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving industry standards. We may be unable to respond quickly or effectively to these developments. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards, could render our existing or future products obsolete, which would materially harm our business and financial condition.

     The emergence of new industry standards might require us to redesign our products. If our products fail to comply with widely adopted industry standards, our customers and potential customers may not purchase our products. This would have a material adverse effect on our business, results of operations and financial condition.

     OUR BUSINESS MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION OF THE COMMUNICATIONS INDUSTRY

     The jurisdiction of the Federal Communications Commission, or FCC, extends to the communications industry, to our customers and to the products and services that our customers sell. Future FCC regulations, or regulations established by other regulatory bodies, may slow or end the growth of the broadband access services industry. Regulation of our customers may materially harm our business and financial condition. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into broadband access markets. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. The delays that these governmental processes entail may cause order cancellations or postponements of product purchases by our customers, which would materially harm our business and financial condition.

     INSIDERS HAVE SUBSTANTIAL CONTROL OVER SIARA AND ITS ACTIONS

     The executive officers and directors of Siara and entities affiliated with them, in the aggregate, beneficially own approximately 59% of the outstanding shares of our capital stock. These stockholders, if acting together, are able to influence significantly all matters requiring approval by Siara's stockholders, including the approval of the merger agreement and the merger. Stockholders of Siara holding approximately 64% of the outstanding shares of our capital stock have entered into voting agreements with Redback, agreeing to vote in favor of the merger agreement and the transactions associated with it.

                              THE REDBACK MEETING

DATE, TIME, PLACE AND PURPOSE OF REDBACK'S MEETING

     The special meeting of stockholders of Redback will be held at 10:00 a.m., local time, on March 8, 2000 at the Sheraton Hotel, located at 1100 North Mathilda Avenue, Sunnyvale, California. At the meeting, Redback stockholders of record at the close of business on January 31, 2000 will be asked to consider and vote on the following proposals:

          1. To approve and adopt a merger agreement dated November 28, 1999 between Redback and Siara, to approve the merger and to approve the issuance of shares of Redback common stock pursuant to the merger agreement. Siara will be merged with and into Redback and each stockholder of Siara will receive Redback common stock and each holder of an option or a warrant to acquire Siara common or preferred stock will receive an option or a warrant, as appropriate, to acquire Redback common stock. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus.

          2. To approve Redback's amended and restated certificate of incorporation attached as Appendix B to this joint proxy statement/prospectus to increase the authorized number of shares of common stock from 80,000,000 to 200,000,000 to allow for the issuance of Redback stock, options and warrants to holders of Siara's stock, options and warrants pursuant to the merger agreement, to cover the proposed increase to Redback's stock and stock option plan reserves, as set forth herein and to provide flexibility in the future for stock issuances, stock splits or acquisitions.

          3. To approve the amendment to Redback's 1999 Stock Incentive Plan:

           - to increase the number of shares of Redback common stock reserved for issuance from 5,000,000 to 8,000,000; and

           - to increase the number of shares of Redback common stock by which the share reserve will automatically increase on an annual basis from the lesser of 3,000,000 or 5% of the total number of shares of Redback common stock outstanding at the time of the increase to the lesser of 5,000,000 or 5% of the total number of shares of Redback common stock outstanding at the time of the increase.

            If approved, the amendment will take effect only if the merger with Siara is completed.

          4. To approve the amendment to Redback's 1999 Employee Stock Purchase
     Plan:

           - to increase the initial number of shares of Redback common stock reserved for issuance from 2,000,000 to 3,000,000; and

           - to increase the number of shares of Redback common stock to which the reserve will automatically be restored on an annual basis from 2,000,000 to 3,000,000.

            If approved, the amendment will take effect only if the merger with Siara is completed.

          5. To approve the amendment to Redback's 1999 Directors' Option Plan:

           - to increase the initial number of shares of Redback common stock reserved for issuance from 400,000 to 800,000; and

           - to increase the number of shares of Redback common stock to which the reserve will automatically be restored on an annual basis from 400,000 to 800,000.

              If approved, the amendment will take effect only if the merger with Siara is completed.

          6. To transact any other business that may properly come before the Redback meeting or any adjournment of the Redback meeting.

REDBACK RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of Redback common stock at the close of business on the record date of January 31, 2000, called the record date, are entitled to notice of, and to vote at, the meeting. As of the close of business on the record date, there were 44,135,869 shares of Redback common stock outstanding and entitled to vote, held of record by approximately 541 stockholders, although Redback has been informed that there are in excess of 22,000 beneficial owners of its common stock.


REDBACK VOTE AND QUORUM REQUIRED

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Redback common stock entitled to vote at the special meeting is necessary to constitute a quorum. Holders of Redback's common stock are entitled to one vote for each share held as of the record date.

     The holders of a majority of the outstanding shares of Redback common stock as of the record date must approve proposal 1, relating to the merger, and proposal 2, relating to the amendment to the certificate of incorporation.

     The holders of a majority of the outstanding shares of Redback common stock as of the record date represented in person or by proxy at the Redback meeting must approve proposals 3, 4 and 5, relating to the amendments to Redback stock and stock option plans.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS


     On the Redback record date, directors, executive officers and affiliates of Redback as a group beneficially owned an aggregate of approximately 2.8 million shares of Redback common stock, or approximately 6.3% of the outstanding shares on that date. Directors, executive officers and their affiliates beneficially owning an aggregate of approximately 2.5 million shares of outstanding Redback common stock, or approximately 6% of outstanding Redback capital stock on the record date have executed voting agreements with Siara, under which they have agreed to vote their shares of Redback stock to approve the merger agreement the merger and the transactions associated with it. See "Related
Agreements -- Irrevocable Proxy and Voting Agreements" on page 73.


ABSTENTIONS; BROKER NON-VOTES ON REDBACK'S PROPOSALS

     A properly executed proxy marked ABSTAIN, although counted for purposes of determining whether there is a quorum and for purposes of determining the number of shares represented and entitled to vote at the meeting, will not be voted with respect to the matter as to which the proxy is marked ABSTAIN. Any proxy marked ABSTAIN will have the same effect as a vote against the proposals. In the event that a broker, bank, custodian, nominee or other record holder of Redback common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

REDBACK'S EXPENSES OF PROXY SOLICITATION

     Redback will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Redback and its agents also may solicit proxies by mail, telephone, telegraph, via the Internet or in person. Following the original mailing of the proxies and this joint proxy statement/prospectus and other soliciting materials, Redback will request brokers, custodians, nominees and other record holders of Redback common stock to forward copies of the proxy, this joint proxy statement/prospectus and other soliciting materials to persons for whom they hold shares of Redback common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Redback will reimburse them for their reasonable expenses.

VOTING OF PROXIES ON REDBACK'S PROPOSALS

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Redback board of directors for use at the Redback stockholders meeting. If you are a Redback stockholder, you are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Redback. Alternatively, you may dial the telephone number indicated on the enclosed proxy card to cast your vote by following the instructions given to you on the telephone or you may vote via the Internet at www.cybervote.georgeson.com. All properly signed proxies received by Redback prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve each proposal for which no direction is indicated.

     Redback's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

HOW TO REVOKE YOUR PROXY

     You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering to the secretary of Redback, by any means, including facsimile, a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a date later than the date of the proxy prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date.

NO APPRAISAL RIGHTS

     Redback is a Delaware corporation. Appraisal rights are not available under Delaware law to stockholders of a corporation, such as Redback, whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or NASD. Because Redback's common stock is traded on such a system, the Nasdaq National Market, stockholders of Redback will not have appraisal rights with respect to the merger.

                               THE SIARA MEETING

DATE, TIME, PLACE AND PURPOSE OF SIARA'S MEETING

     The special meeting of stockholders of Siara will be held at 9:00 a.m., local time, on March 8, 2000 at the Sheraton Hotel, located at 1100 North Mathilda Avenue, Sunnyvale, California. At the meeting, stockholders of record at the close of business on January 31, 2000 will be asked to approve the merger agreement, the merger and the transactions associated with it.

     The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. See the sections entitled "The Merger" on page 49 and "The Merger Agreement" on page 65.

SIARA RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of shares of common stock or preferred stock of Siara as of the close of business on January 31, 2000, the Siara record date, are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 16,965,191 shares of Siara common stock and 7,055,905 shares of Siara preferred stock outstanding and entitled to vote, held of record by approximately 183 stockholders.


     Siara expects that holders of Siara's preferred stock will agree to automatically convert each outstanding share of Siara preferred stock into one share of Siara common stock immediately before the merger becomes effective.

SIARA VOTE AND QUORUM REQUIRED

     The presence, in person or by proxy, of the holders of a majority of the outstanding common stock and a majority of the outstanding preferred stock of Siara entitled to vote at the special meeting is necessary to constitute a quorum. Each stockholder is entitled to one vote for each share of Siara common stock and preferred stock held as of the Siara record date.

     The affirmative vote of the holders of a majority of the outstanding shares of Siara common stock and a majority of the outstanding shares of Siara preferred stock, voting as separate classes, are required to approve and adopt the merger agreement and approve the merger. Siara stockholders are entitled to cast one vote per share of Siara common stock or preferred stock owned as of January 31, 2000, the Siara record date.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     On the Siara record date, directors, executive officers and affiliates of Siara as a group beneficially owned an aggregate of approximately 7.4 million shares of Siara common stock and approximately 6.8 million shares of Siara preferred stock, or approximately 59% of the outstanding shares of Siara on that date. Directors, executive officers, their affiliates and others beneficially owning approximately 8.5 million shares of outstanding Siara common stock and approximately 6.8 million shares of outstanding Siara preferred stock, or approximately 50% of the outstanding shares of Siara common stock and 96% of the outstanding shares of Siara preferred stock on the record date have executed voting agreements with Redback, under which they have agreed to vote their shares of Siara stock to approve the merger agreement and the transactions associated with it. See "Related Agreements -- Irrevocable Proxy and Voting Agreements" on page 73.

ABSTENTIONS; BROKER NON-VOTES ON SIARA PROPOSALS

     A properly executed proxy marked ABSTAIN, although counted for purposes of determining whether there is a quorum and for purposes of determining the number of shares represented and entitled to vote at the meeting, will not be voted with respect to any matter as to which the proxy is marked ABSTAIN.

Accordingly, a proxy marked ABSTAIN with respect to the merger agreement and the merger will have the same effect as a vote against the merger agreement and the merger. In the event that a broker, bank, custodian, nominee or other record holder of Siara common stock or preferred stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular mater, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Accordingly, a broker non-vote will have the same effect as a vote against the merger agreement, the merger and the transactions associated with it.

SIARA'S EXPENSES OF PROXY SOLICITATION

     Siara will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Siara and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Siara will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Siara common stock and to request authority for the exercise of proxies. Upon the request of these record holders, Siara will reimburse them for their reasonable expenses incurred in conducting this process.

VOTING OF PROXIES ON SIARA'S PROPOSAL

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Siara board of directors for use at the Siara stockholders meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or mail it to Siara at 1195 Borregas Avenue, Sunnyvale, California 94089, Attn: Controller. All properly signed proxies received by Siara prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger and the other matters presented for approval.

     Siara's board of directors does not know of any matter that is not referred to herein to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

HOW TO REVOKE YOUR PROXY

     You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the secretary of Siara, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

               APPRAISAL RIGHTS OF DISSENTING SIARA STOCKHOLDERS

BACKGROUND

     If the merger occurs, then under applicable state laws regarding dissenting stockholders' appraisal rights, Siara stockholders who do not vote their Siara shares in favor of the merger may, under certain conditions become entitled to be paid cash for their Siara shares in lieu of receiving Redback common stock in the merger. Holders of options or warrants to purchase Siara stock will not be entitled to appraisal rights in connection with the merger by virtue of holding such options or warrants.

     The merger agreement provides that shares of Siara common stock and Siara preferred stock that are outstanding immediately prior to the effectiveness of the merger and have not been voted in favor of the merger will not be converted into Redback common stock if the holder of such shares validly exercises and perfects statutory appraisal rights with respect to such shares, although such shares will be automatically converted into shares of Redback common stock on the same basis as all other Siara shares are converted in the merger when and if the holder of those shares withdraws his, hers or its demand for appraisal or otherwise becomes legally ineligible to exercise appraisal rights.

     Under the merger agreement, it is a condition to Redback's and Siara's obligations to consummate the merger that holders of less than 5% of the outstanding shares of Siara's capital stock have exercised, or are eligible to exercise, dissenting stockholders' appraisal rights or similar legal rights by virtue of the merger. Thus, if holders of 5% or more of the outstanding shares of Siara do not affirmatively vote in favor of the merger, Redback and Siara will not be obligated to consummate the merger.

     Because Siara is a Delaware corporation, the availability of dissenting stockholders' appraisal rights for Siara stockholders is determined by Delaware law, which is summarized below. However, due to the location of a majority of Siara stockholders in California and Siara's other contacts with the State of California, Section 2115 of the California Corporations Code provides that California law regarding dissenting stockholders' appraisal rights may also apply to Siara stockholders in the merger. Because of the potential applicability of California law, summaries of both Delaware and California law regarding dissenting stockholders' appraisal rights are provided below. Because neither Delaware nor California law regarding appraisal rights expressly addresses the question of which law supersedes in this situation, Siara and Redback have decided that Siara stockholders will be permitted to exercise dissenters' appraisal rights under either Delaware or California law, except to the extent that a court or applicable legal authority rules otherwise.

APPRAISAL RIGHTS UNDER DELAWARE LAW

     When the merger becomes effective, stockholders of Siara who comply with the procedures prescribed in Section 262 of the Delaware General Corporation Law, or Section 262, will potentially be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive from Redback payment of the fair value of their shares in cash.

     The following is a brief summary of the statutory procedures that must be followed by a stockholder of Siara in order to perfect appraisal rights under the Delaware General Corporation Law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE TEXT OF WHICH IS INCLUDED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY SIARA STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL.

     In order to exercise dissenters' appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of Siara stock as to which Siara appraisal rights are to be exercised on the date that the written demand for appraisal described in the next paragraph is made, and the stockholder must continuously hold such shares through the effective date of the merger.

     Siara stockholders electing to exercise their appraisal rights under
Section 262 must not vote in favor of approval of the merger. A vote by a Siara stockholder against approval of the merger is not required in order for that stockholder to exercise appraisal rights. However, if a Siara stockholder returns a signed proxy but does not specify a vote against approval of the merger or a direction to abstain, then the proxy, if not revoked, will be voted for approval of the merger, which will have the effect of waiving that stockholder's appraisal rights.

     To exercise appraisal rights, a Siara stockholder must also deliver a written demand for appraisal to Siara before the taking of the vote on the merger at Siara's special meeting. This written demand must be separate from any proxy or vote abstaining from or voting against approval of the merger. Voting against approval of the merger, abstaining from voting or failing to vote with respect to approval of the merger will not constitute a demand for appraisal within the meaning of Section 262. A stockholder's failure to make the written demand prior to the taking of the vote on the merger at Siara's special meeting under Delaware law as described above, will constitute a waiver of appraisal rights.

     A record owner who holds Siara common stock or Siara preferred stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Siara common stock and for Siara preferred stock held for all or less than all beneficial owners of the Siara common stock and Siara preferred stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Siara common stock and Siara preferred stock covered by the demand. Where the number of shares of Siara common stock and Siara preferred stock is not expressly stated, the demand will be presumed to cover all shares of Siara common stock and Siara preferred stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

     A Siara stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

     Siara Systems, Inc.
     1195 Borregas Avenue
     Sunnyvale, California 94089
     Attn: William Kind

     Dissenting stockholders may also deliver their demands for appraisal to Siara in person at Siara's special meeting before the taking of the vote on the proposal to approve the merger. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Siara common stock and Siara preferred stock covered by the demand, and should state that the stockholder is thereby demanding appraisal of such stockholder's Siara shares in accordance with Section 262.

     Within 10 days after the effective date of the merger, Redback must provide notice of the date of effectiveness of the merger to all Siara stockholders who have timely delivered written demands for appraisal and not voted for approval of the merger agreement. Each Siara stockholder of record who is eligible to exercise appraisal rights under Delaware law and who has timely delivered a written demand for appraisal to Siara and not voted for approval of the merger will be referred to in this section as a dissenting stockholder.

     Within 120 days after the effective date of the merger, any dissenting stockholder will be entitled, upon written request, to receive from Redback a statement of the aggregate number of Siara shares not voted in favor of approval of the merger and with respect to which demands for appraisal have been received by Redback, and the aggregate number of holders of those shares. This statement must be mailed to the dissenting stockholder within 10 days after the dissenting stockholder's written request has been received by Redback or within 10 days after the date of the Siara special meeting held to vote on the merger, whichever is later.

     Within 120 days after the effective date of the merger, either Redback or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of Siara common stock and Siara preferred stock of all dissenting stockholders. If a petition for an appraisal is timely filed, then after a hearing on the petition, the Delaware Court of Chancery will determine which of the Siara stockholders are entitled to appraisal rights and will then appraise the shares of Siara common stock and Siara preferred stock owned by those stockholders, by determining the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the fair rate of interest to be paid, if any, on the amount determined to be the fair value. If no petition for appraisal is filed with the Delaware Court of Chancery by Redback or any dissenting stockholder within 120 days after the effective time of the merger, then dissenting stockholders' rights to appraisal shall cease and they shall be entitled only to receive shares of Redback common stock in the merger. Inasmuch as Redback has no obligation to file a petition, any Siara stockholder who desires a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Siara stockholder without the approval of the Delaware Court of Chancery, and this approval may be conditioned on any terms the Delaware Court of Chancery deems just.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonably attorney's fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A dissenting stockholder who has timely demanded appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the Siara stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the Siara stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective date of the merger, any dissenting stockholder will have the right to withdraw the stockholder's demand for appraisal and to accept the right to receive shares of Redback common stock in the merger on the same basis on which Siara stock is converted into Redback common stock in the merger. After this 60-day period, a dissenting stockholder may withdraw his or her demand for appraisal only with the consent of Redback.

APPRAISAL RIGHTS UNDER CALIFORNIA LAW

     Although Siara is incorporated in the State of Delaware, as noted above, due to the location of a majority of its stockholders and Siara's other contacts with the State of California, the provisions of the California Corporations Code relating to the rights of dissenting stockholders in a merger may apply to the merger.

     When the merger becomes effective, stockholders of Siara who do not vote in favor of the merger and comply with the procedures prescribed in Chapter 13 of the California Corporations Code, or Chapter 13, will be entitled to a judicial appraisal of the fair market value of their shares, which, for purposes of the exercise of appraisal rights under California law, is determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger, and to require Redback to purchase the stockholder's shares for cash at such fair market value.

     The following is a brief summary of the statutory procedures that must be followed by a stockholder of Siara in order to dissent from the merger and perfect appraisal rights under the California Corporations Code. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13, THE TEXT OF WHICH IS INCLUDED AS APPENDIX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY SIARA STOCKHOLDER CONSIDERING EXERCISING DISSENTERS' RIGHTS IS ADVISED TO CONSULT LEGAL COUNSEL.

     In order to exercise dissenters' appraisal rights under California law, a Siara stockholder must be entitled to vote on the proposal to approve the merger, or be a transferee of record of shares held by such a stockholder. Under Chapter 13, appraisal rights can only be exercised with respect to shares of Siara stock that are outstanding on the record date for the determination of Siara stockholders entitled to vote on the merger.

     If the merger is approved by Siara's stockholders, but any Siara stockholders do not vote in favor of the merger, then within 10 days after the date of the approval of the merger by Siara's stockholders, Redback will mail to each Siara stockholder who did not vote in favor of the merger a notice of approval of the merger, together with a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the California Corporations Code, a statement of the price determined by Redback to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the stockholder desires to exercise dissenters' appraisal rights under California law. The statement of the fair market value of the Siara stock in the notice of approval will constitute an offer by Redback to purchase at that price any shares of Siara stock for which dissenters' appraisal rights are perfected. References in the remainder of this section to "Redback" will mean Siara with respect to any time period before the merger becomes effective.

     A stockholder of Siara wishing to require Redback to purchase his, her or its Siara shares pursuant to Chapter 13 must take the following actions:

          - The stockholder must not vote in favor of approval of the merger;

          - The stockholder must make written demand upon Redback to have Redback purchase those shares for cash at their fair market value. The demand must be made by a person who was a stockholder of record on the record date of the Siara special meeting, must state the number and class of dissenting shares held of record by the dissenting stockholder and must contain a statement of what the stockholder claims to be the fair market value of the shares as of the last day before the merger was first announced. The statement of fair market value by the stockholder will constitute an offer by the stockholder to sell the shares to Redback at the specified price. The written demand must be received by Redback within 30 days after the date on which the notice of the approval of the merger by Siara's stockholders is mailed to the stockholder. If the stockholder's demand is not received by Redback within this 30-day period, then the stockholder will forfeit his, her or its appraisal rights; and

          - The stockholder must also submit to Redback, within 30 days after the date on which the notice of approval of the merger by Siara's stockholders is mailed to the stockholder, at Redback's principal office or the office of its transfer agent, the certificates representing any shares of Siara stock with respect to which demand for purchase is being made, to be stamped or endorsed with a statement that the shares are dissenting shares.

     Written demands, notices or other communications concerning the exercise of dissenters' rights should be addressed to:

    Siara Systems, Inc.
    1195 Borregas Avenue
    Sunnyvale, California 94089
    Attn: William Kind

     Under California law, a dissenting stockholder may not withdraw his, her or its demand for payment of the fair market value of the stockholder's dissenting shares in cash unless Redback consents.

     If the stockholder and Redback agree that the shares of Siara stock as to which the stockholder is seeking appraisal rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting stockholder is entitled to the agreed price with interest thereon at the legal rate on judgments under California law from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between Redback and any dissenting stockholder must be filed with the secretary of Redback.

     However, if Redback denies that the stockholder's shares qualify as dissenting shares eligible for purchase under Chapter 13, or Redback and the stockholder fail to agree upon the fair market value of the shares, then the stockholder may, within 6 months after the date on which Siara mailed to the stockholder the notice of approval of the merger by Siara's stockholders, but not thereafter, file a complaint in the California Superior Court requesting the Court to determine whether the stockholder's shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of appraisal rights, the fair market value of such shares, or both, or may intervene in any action pending on such a complaint.

     If the Court is requested to determine the fair market value of the shares, it shall appoint one or more impartial appraisers to determine the fair market value of the shares. However, if the appraisers cannot determine the fair market value within 10 days of their appointment or within a longer time determined by the Court, then the Court will determine the fair market value. If the Court determines that the stockholder's shares qualify as dissenting shares, then following determination of their fair market value Redback will be obligated to pay the dissenting stockholder the fair market value of the shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to Redback of the certificates for the shares as to which the appraisal rights are being exercised.

     The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated among Redback and dissenting stockholders as the Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Redback, then Redback shall pay such costs. If the fair market value of the shares awarded by the Court exceeds 125% of the price offered by Redback for the shares in the notice of approval of the merger by Siara's stockholders, then the Court may in its discretion include attorneys' fees, fees of expert witnesses and interest in the costs payable by Redback.

WRITTEN DEMANDS

     Whether submitting a written demand for appraisal under Delaware or California law, a written demand for appraisal must reasonably inform Siara of the identity of the stockholder of record making the demand and that the stockholder intends to demand appraisal of the stockholder's shares. A demand for appraisal should be executed by or for the Siara stockholder of record, fully and correctly, as that stockholder's name appears on the stockholder's stock certificate. If Siara common stock or Siara preferred stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Siara common stock or Siara preferred stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

CERTAIN DIFFERENCES BETWEEN DELAWARE AND CALIFORNIA LAW ON APPRAISAL RIGHTS

     As noted above there are several differences between the laws of Delaware and California with respect to dissenting stockholders' appraisal rights. These differences include, but are not limited to the following:

     - Under Delaware law, in order to exercise dissenters' appraisal rights, a stockholder must deliver a written appraisal demand before the taking of the vote on the merger at the special Siara meeting. By comparison, under California law a stockholder who has not voted in favor of the merger is not required to deliver a written appraisal demand until 30 days after the date on which the notice of the approval of the merger by Siara's stockholders is mailed to the stockholder; and

     - Under Delaware law, Redback or a dissenting stockholder must file a petition for an appraisal of dissenting shares within 120 days after the effective date of the merger to exercise appraisal rights. By comparison, under California law, if the parties do not agree on the status of shares as dissenting shares or their fair market value, the stockholder has until 6 months after the date on which the notice of approval of the merger by Siara's stockholders was mailed to the stockholder to file a complaint in the California Superior Court requesting a determination of these matters.

     STOCKHOLDERS OF SIARA CONSIDERING WHETHER TO SEEK APPRAISAL SHOULD BEAR IN MIND THAT THE FAIR VALUE OF THEIR SIARA COMMON STOCK AND SIARA PREFERRED STOCK DETERMINED UNDER SECTION 262 OR CHAPTER 13 COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE VALUE OF THE RIGHT TO RECEIVE SHARES OF REDBACK COMMON STOCK IN THE MERGER. ALSO, REDBACK RESERVES THE RIGHT TO ASSERT IN ANY APPRAISAL PROCEEDING THAT, FOR PURPOSES THEREOF, THE "FAIR VALUE" OF THE SIARA COMMON STOCK AND SIARA PREFERRED STOCK IS LESS THAN THE VALUE OF THE SHARES OF REDBACK COMMON STOCK TO BE ISSUED IN THE MERGER.

     THE PROCESS OF DISSENTING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. SIARA STOCKHOLDERS WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE WITH
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW OR CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE.

     ANY STOCKHOLDER WHO FAILS TO COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS, OR CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, ATTACHED AS APPENDIX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS, WILL FORFEIT HIS, HER OR ITS RIGHTS TO DISSENT FROM THE MERGER AND EXERCISE APPRAISAL RIGHTS AND WILL RECEIVE SHARES OF REDBACK COMMON STOCK.

                                   THE MERGER

     This section of this joint proxy statement/prospectus describes certain aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document, the merger agreement and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     Redback's management team held an offsite meeting on October 21 and 22, 1999 to discuss Redback's strategy, including possible strategic partnerships and business combinations with other companies.

     On October 29, 1999, as a follow up to the corporate strategy meeting, Gaurav Garg, Redback's Vice President of Business Development, was directed by Redback's board of directors to look at partnerships in the areas of routing protocols, SONET, add/drop multiplexers, and digital cross connects.

     On October 29, 1999, Mr. Garg contacted Vinod Khosla, a member of Siara's board, expressing an interest in discussing a partnership including the possibility of a business combination with Siara. Based on this initial discussion between Mr. Khosla and Mr. Garg, a meeting was scheduled between Mr. Garg and Vivek Ragavan, Chief Executive Officer of Siara, to further discuss a potential relationship between Redback and Siara.

     On October 31, 1999, Mr. Garg and Mr. Ragavan met to discuss the potential for a partnership or a business combination.

     During the week of November 1, 1999, Mr. Garg met with Mr. Ragavan several times to continue their discussions.

     On November 8, 1999, several members of Redback's technical management team met with Siara's technical management team. Mr. Garg and Mr. Ragavan attended the meeting.

     On November 9, 1999, the Redback board of directors held a special meeting with the management of Redback. At this time, Mr. Garg made the initial presentation of a possible business combination with Siara to the board. Based upon this presentation, the board authorized the company's management to initiate due diligence and to begin discussing the terms of a possible business combination, including the consideration required to be paid to the Siara stockholders. No discussions regarding the valuation of Siara occurred at this meeting.

     On November 10 and 11, 1999, various members of the Redback management team met with various members of Siara's management team to begin due diligence, including initial reviews of product technology and stages of product development.

     On November 11, 1999, Redback engaged Goldman, Sachs & Co. as its financial advisor in connection with evaluating Siara as a potential business combination target.

     On November 12, 1999, the board of directors of Redback held a special meeting with Redback's management team and its financial and legal advisors to discuss the possible strategic fit of Siara as it related to a potential business combination. After lengthy discussions, the board authorized the Redback management team to continue with preliminary discussions with Siara.

     On November 14, 1999, Dennis Barsema, Craig Gentner, Gaurav Garg, Vivek Ragavan, Vinod Khosla and individuals from Goldman, Sachs & Co. met to discuss the possibility of a combination between Redback and Siara.

     On November 15, 1999, several members of the Siara executive team presented the company's market position to individuals from Redback and Goldman, Sachs & Co.

     On November 16, 1999, the Redback board of directors held a special meeting at which the board reviewed with its financial and legal advisors certain valuation and structural issues regarding the possible business combination transaction as well as the related valuation and purchase terms. The board authorized management and its financial advisors to make an offer to acquire Siara.

     On November 17, 1999, Siara's board of directors held a special meeting at which the board reviewed with its legal advisors a proposed combination with Redback. The board authorized Siara's management team to continue discussions with Redback.

     On November 17 through November 23, 1999, additional members of the Redback management team, as well as members of their legal and financial advisors, met with certain individuals from Siara to further investigate the possibility of a business combination. Redback extended an initial bid to Siara.

     On November 18, 1999, Siara declined the initial offer from Redback.

     On November 19, 1999, the Redback board of directors held a special meeting with its management team and legal advisors at which time Dennis Barsema, Redback's Chief Executive Officer, discussed the status of the possible Siara acquisition. The board of directors authorized management to continue with its due diligence and purchase price negotiations. Redback extended a revised bid to the management of Siara.

     On November 20, 1999, Siara's board of directors held a meeting at which the board approved the general structure of the proposed acquisition and authorized Siara's management team to continue negotiating the pricing and other material terms of the proposed transaction.

     On November 21 and 22, 1999, meetings were held with members of the engineering teams from both of Redback and Siara.

     On November 22 through 24, 1999, negotiations continued between the Redback management team and the Siara management team.

     On November 26, 1999, the Redback board of directors held a special meeting with its management team and its financial and legal advisors to further discuss the possible business combination with Siara. After lengthy discussions, the board authorized and directed the management team to negotiate the acquisition for a purchase price of 38% of the post-merger company.

     On November 27, 1999, Siara's board of directors held a meeting at which the board approved the purchase price offered by Redback, equal to 38% of the equity of the combined company, as calculated on the date of signing the agreement, together with the other material terms and conditions of the merger agreement and the transactions associated with it.

     On November 27 and 28, 1999, additional due diligence meetings were held including detailed technical reviews of products and technology, finances and sales and marketing strategies.

     On November 28, 1999, the parties executed the merger agreement and certain stockholders of each company executed their respective voting agreements.

     On November 29, 1999, the parties publicly announced the agreement to merge.

REDBACK'S REASONS FOR THE MERGER

     At a meeting held on November 26, 1999, the board of directors of Redback concluded that the merger was in the best interests of Redback and its stockholders and determined to recommend that the stockholders approve the stockholder proposals relating to the merger.

     The following are material factors that led to the foregoing determination, approval and recommendation by the Redback board:

     - Networking equipment that allows voice and data traffic to enter a service provider's network is generally referred to as access equipment. The makers of products with limited processing power are under pressure to change as a result of several networking trends including: increasing network speeds, decreasing costs of marginal bandwidth and the pervasive use of the Internet routing protocol. To meet the increasing demands of the growing network traffic, companies are developing new equipment to provide access equipment that combines Internet routing protocols, SONET, dense silicon design and integrated network management.

     - Successful competition in the emerging access market will require new competencies. Equipment for the new access network must be able to fully connect with legacy equipment and technologies, deliver new services, automate provisioning and operations, and, for select parts of the network, offer high-speed access. Redback management's view is that, in order to compete successfully, companies must have expertise in a growing number of technology specialties, ranging from traditional TDM, ATM and SONET technologies to transport, routing and silicon expertise.

     - The combined market potential for Redback and Siara network equipment and services designed for the requirements of the new access market is significantly larger than Redback's current addressable market without Siara.

     - Redback management believes that Siara represents the best partner for a business combination. While each company is well-positioned by itself, the combined company would be stronger than either one individually, because of the two company's complementary strengths. In particular, Redback has sales resources, with over 120 customers as well as competencies in provisioning and operating new services, including connecting high speed access subscribers; Siara has strong technical resources including routing protocol, silicon and service and transport technology efforts, as well as an experienced management and technical team.

     - The opportunities for increased revenue afforded by expanding the potential channel reach of Siara's products to Redback's customer base, development of shared technologies, development of new products and services.


     - The opinion of Goldman, Sachs & Co., delivered orally to the board of directors of Redback on November 26, 1999 and subsequently confirmed in writing dated November 28, 1999, that, as of that date and based upon and subject to matters set forth in the opinion, the issuance of up to 31,341,986 shares of Redback common stock, par value $0.0001 per share, for all of the issued and outstanding shares of Siara stock pursuant to the merger agreement is fair from a financial point of view to Redback.


     In its evaluation of the merger, the Redback board reviewed several factors, including, but not limited to, the following:

     - historical information concerning Redback's and Siara's respective businesses, financial performance and condition, operations, technology and management;

     - Redback management's view of the financial condition, results of operations and businesses of Redback and Siara before and after giving effect to the merger and the Redback board's determination of the merger's effect on stockholder value;

     - Siara's core technologies;

     - current financial market conditions and historical market prices, volatility and trading information;

     - the consideration Siara stockholders will receive in the merger in light of comparable merger transactions;

     - the impact of the merger on Redback's customers and employees; and

     - reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Siara.

     The Redback board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the possibility that the merger may not be consummated, even if approved by Redback's and Siara's stockholders;

     - the effect of the public announcement of the merger on Redback's sales;

     - the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

     - the expectation that the merger will be accounted for as a purchase for financial reporting purposes, and the negative impact on Redback's operating results arising from the amortization of a large portion of the purchase price in future periods;

     - the risk that the merger could adversely affect Redback's relationship with certain of its customers and strategic partners; and

     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     The board concluded however, that, on balance, the potential benefits to Redback and its stockholders of the merger outweighed the risks associated with the merger.

     The discussion of the information and factors considered by the Redback board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Redback board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF REDBACK'S BOARD OF DIRECTORS

     After carefully evaluating these factors, both positive and negative, the board of directors of Redback has determined that the merger is in the best interests of Redback and its stockholders.

     The Redback board of directors unanimously recommends that you vote FOR the approval of the merger agreement, the merger and the issuance of Redback common stock pursuant to the merger agreement with Siara.

SIARA'S REASONS FOR THE MERGER

     The decision of the Siara board to enter into the merger agreement and to recommend that Siara stockholders approve the merger agreement, the merger and the transactions associated with it was the result of the Siara board's careful consideration of a range of strategic alternatives, including potential business combinations with companies other than Redback, and the pursuit of a long-term independent business strategy for Siara that might involve an initial public offering of its stock.

     During the course of its deliberations, the board of directors of Siara considered, with the assistance of management and legal counsel, a number of factors that the board of directors believes make the merger attractive to Siara's stockholders and could contribute to the success of the combined companies.

     The value of the shares of Redback common stock that the Siara stockholders will receive in the merger, as calculated on the date the merger agreement was signed represents a significant premium for Siara's stockholders.

     To date, there has been no public market for the shares of Siara's capital stock, and all outstanding shares are subject to restrictions on resale imposed by federal and state securities laws. By contrast, Redback's common stock is publicly traded on the Nasdaq Stock Market and the shares of Redback common stock to be issued to Siara's stockholders in the merger will be tradeable on Nasdaq, subject to some limitations imposed by law and by the market standoff of up to 180 days contained in the merger agreement. The merger may allow Siara's stockholders to achieve liquidity of their investment sooner than they might otherwise have been able.

     The board of directors of Siara believes that the merger will offer the stockholders of the combined company the potential benefits described above under the heading "Redback's Reasons for the Merger." In addition, the merger would result in a combined company with greater financial, technological and human resources to develop new products and greater sales and marketing resources to help promote and sell Siara's products.

     Following the merger, Siara will have access to the customer base of Redback and may benefit from increased distribution of Siara's products.

     Following the merger, Siara can benefit from the broad expertise of the Redback management team and the significant marketing resources of Redback.

     In addition, Siara's board of directors considered a number of potentially negative factors relating to the merger, including the following:

     - the fixed number of shares of Redback common stock issuable in the merger to Siara's stockholders, option holders and warrant holders;

     - the risk that expected benefits of the merger may not be realized;

     - the provisions of the merger agreement imposing a 180-day market standoff on shares of Redback acquired in the merger;

     - the risk that Siara may find it more difficult to attract and hire skilled employees;

     - the risk that management's attention may be diverted from Siara's business operations; and

     - the other risks described in this joint proxy statement/prospectus under "Risk Factors."

     This discussion of factors considered by the Siara board of directors is not intended to be exhaustive, but is intended to include the material factors considered. The Siara board of directors did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

     In considering the recommendation of the Siara board of directors with respect to the approval of the merger agreement, Siara stockholders should be aware that a group of directors and officers of Siara have certain interests in the merger that are different from, or are in addition to the interests of Siara stockholders generally. Please see the section entitled "Interests of Siara Affiliates in the Merger" on page 59.

RECOMMENDATION OF SIARA'S BOARD OF DIRECTORS

     After carefully evaluating these factors, both positive and negative, the board of directors of Siara has determined that the merger is in the best interests of Siara and its stockholders.

     The Siara board of directors unanimously recommends that you vote FOR the approval of the merger agreement, the merger and the transactions associated with it.

     In considering the recommendation of the Siara board of directors with respect to the merger, you should be aware that some directors of Siara have interests in the merger that are different from, or are in addition to the interests of Siara stockholders generally. Please see the section entitled "Interests of Siara Affiliates in the Merger" on page 59.

OPINION OF REDBACK'S FINANCIAL ADVISOR

     On November 26, 1999, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing dated November 28, 1999, to Redback's board of directors that, as of such date, the issuance of up to 31,341,986 shares of Redback common stock, par value $0.0001 per share, for all of the issued and outstanding shares of Siara stock was fair from a financial point of view to Redback.

     The full text of the written opinion of Goldman Sachs, dated November 28, 1999, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. HOLDERS OF REDBACK COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. GOLDMAN SACHS' OPINION IS DIRECTED TO REDBACK'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO REDBACK AS OF THE DATE OF THE OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF REDBACK COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING.

     In connection with rendering the opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - the Registration Statement on Form S-1, including the related prospectus, dated May 17, 1999, relating to the initial public offering of the Redback common stock, par value $0.0001 per share;

     - the report to stockholders on Form 8-K of Redback dated August 10, 1999;

     - certain interim reports to stockholders and quarterly reports on Form 10-Q of Redback;

     - certain other communications from Redback and Siara to their respective stockholders;

     - certain audited financial and other information for Siara; and

     - certain internal financial analyses and forecasts for Redback and Siara prepared by their respective managements (the Redback projections being referred to as the "Growth Case"), certain financial analyses and forecasts for Siara prepared by the management of Redback, and certain forecasts for the combined entity prepared on a pro forma basis by the management of Redback, including certain potential revenue synergies detailed below projected by the management of Redback to result from the transaction contemplated by the merger agreement. Goldman Sachs also used certain projections contained in the MSDW research report dated October 28, 1999 regarding Redback (the research projections being referred to as the "Street Case").

     Goldman Sachs also held discussions with members of the senior managements of Redback and Siara regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for the Redback common stock, regarding which Goldman Sachs noted that like many Internet related stocks has been and is likely to continue to be subject to significant short term price and trading volatility;

     - compared certain stock market information for Redback;

     - reviewed certain financial information for Redback and Siara with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet infrastructure and communications technology industries specifically and in other industries generally; and

     - performed such other studies and analyses Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and Goldman Sachs assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Redback or Siara or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Accordingly, Goldman Sachs assumed, with the consent of the Redback board of directors, that the forecasts and synergies prepared by the managements of Redback and Siara were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Redback, and that these forecasts and synergies would be realized in the amounts and time periods contemplated thereby. Goldman Sachs' opinion is directed to Redback's board of directors and addresses only the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to Redback as of the date of the opinion, and does not constitute a recommendation to any holder of Redback common stock as to how to vote at the special meeting.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Redback's board of directors on November 26, 1999.

     THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.


     SELECTED COMPANIES ANALYSIS


     Goldman Sachs reviewed and compared certain financial information and public market revenue multiples for Juniper Networks, Inc. and Sycamore Networks, Inc.

     While Goldman Sachs believed that no publicly traded companies are directly comparable to Siara, the selected companies were chosen because as internet infrastructure leaders, they were the most similar to Siara.

     Goldman Sachs made the following observations regarding the multiple of market value to estimated 1999 and estimated 2000 revenue for each of the selected companies using information obtained from the selected companies' most recent SEC filings, publicly available research reports, the Institutional Brokers Estimate System estimates and closing share prices on November 22, 1999:

                                                               REVENUE AS A
                                                         MULTIPLE OF MARKET VALUE
                                                     --------------------------------
                      COMPANY                        1999 ESTIMATED    2000 ESTIMATED
                      -------                        --------------    --------------
Juniper Networks...................................      185.2x             87.3x
Sycamore Networks..................................      494.9x            183.8x

     By using these multiples and Redback management's projections for Siara, and based on the assumption that current market multiples and market conditions as evidenced by the selected companies would continue through the periods examined, Goldman Sachs computed the following indicated equity valuation ranges for Siara based on estimated 2001 revenue and applying various discount rates between 20% and 50%:

                                                                       SIARA PROJECTIONS
                                                  SIARA PROJECTIONS    (DISCOUNTED 30%)
                                                  -----------------    -----------------
                                                          (AMOUNTS IN BILLIONS)
Indicated Equity Valuation of Siara.............    $6.7 - $10.8         $4.7 - $10.8


     SELECTED TRANSACTIONS ANALYSIS


     Goldman Sachs reviewed certain publicly available financial information relating to sixteen announced merger and acquisition transactions over $2 billion involving companies in the communications equipment industry since 1996. Goldman Sachs noted that the reasons for, and circumstances surrounding, each of the selected transactions analyzed was unique, and the characteristics of the companies and the transactions involved were not directly comparable to either Redback or Siara or the merger.

     Goldman Sachs' analyses of the selected transactions calculated the following:

     - the ratio of the acquiror's latest twelve months market value as a multiple of revenue to the purchase price paid as a multiple of latest twelve months revenue for the acquired companies; and

     - the ratio of Redback's market value as a multiple of estimated 2002 revenue (assumed at 19.1x for the Street Case and 11.7x for the Growth
       Case) to the acquisition price for Siara as a multiple of estimated 2002 revenue.

     The results of these analyses were as follows:

Selected transactions -- acquiror's latest twelve month
  revenue multiple/target revenue multiple paid (mean)......  0.4
Redback 2002 estimated revenue multiple (Street Case)/Siara
  estimated 2002 revenue multiple...........................  0.5
Redback 2002 estimated revenue multiple (Growth Case)/Siara
  estimated 2002 revenue multiple...........................  0.3


     CONTRIBUTION ANALYSIS


     Goldman Sachs compared Siara and Redback stockholders' respective percentage ownership of the combined company following the merger to the respective percentage contribution by Siara and Redback to the combined company using estimates of revenues, gross margin and net income from the Growth Case and the Street Case for the years 1999 through 2002 and crediting Siara for estimates of synergies which might be realized by the combined company. The synergy estimates, which were provided by Redback's management, anticipated revenue synergies of $39 and $60 million in 2000 and 2001, respectively, and anticipated net income synergies of $6 million and $10 million in 2000 and 2001, respectively, there being no assurance that the synergies will be realized. The following table presents the contribution of Siara to the combined company for the periods shown:

                                                          PERCENTAGE
                                                         CONTRIBUTION         PERCENTAGE
                                                           (WITHOUT          CONTRIBUTION
                                                          SYNERGIES)       (WITH SYNERGIES)
                                                       ----------------    ----------------
                     STREET CASE                       SIARA    REDBACK    SIARA    REDBACK
                     -----------                       -----    -------    -----    -------
Revenues
  1999 Estimated.....................................    0%       100%       0%       100%
  2000 Estimated.....................................   10%        90%      10%        90%
  2001 Estimated.....................................   31%        69%      38%        62%
  2002 Estimated.....................................   47%        53%      51%        49%
Gross Margin
  1999 Estimated.....................................    0%       100%       0%       100%
  2000 Estimated.....................................    5%        95%       5%        95%
  2001 Estimated.....................................   31%        69%      38%        62%
  2002 Estimated.....................................   46%        54%      50%        50%
Net Income
  1999 Estimated.....................................   --         --       --         --
  2000 Estimated.....................................   --         --       --         --
  2001 Estimated.....................................    7%        93%      23%        77%
  2002 Estimated.....................................   53%        47%      58%        42%
% ownership of combined company following the
  merger.............................................   38%        62%      38%        62%

                                                          PERCENTAGE
                                                         CONTRIBUTION         PERCENTAGE
                                                           (WITHOUT          CONTRIBUTION
                                                          SYNERGIES)       (WITH SYNERGIES)
                                                       ----------------    ----------------
                     GROWTH CASE                       SIARA    REDBACK    SIARA    REDBACK
                     -----------                       -----    -------    -----    -------
Revenues
  1999 Estimated.....................................    0%       100%       0%       100%
  2000 Estimated.....................................    8%        92%       8%        92%
  2001 Estimated.....................................   26%        74%      32%        68%
  2002 Estimated.....................................   35%        65%      39%        61%
Gross Margin
  1999 Estimated.....................................    0%       100%       0%       100%
  2000 Estimated.....................................    4%        96%       4%        96%
  2001 Estimated.....................................   24%        76%      30%        70%
  2002 Estimated.....................................   34%        66%      38%        62%
Net Income 1999
  Estimated..........................................   --         --       --         --
  2000 Estimated.....................................   --         --       --         --
  2001 Estimated.....................................    4%        96%      17%        83%
  2002 Estimated.....................................   31%        69%      37%        63%
% ownership of combined company following the
  merger.............................................   38%        62%      38%        62%


     RELATIVE DISCOUNTED CASH FLOW ANALYSIS


     Goldman Sachs performed a relative discounted cash flow analysis for Redback and Siara based on the Street Case and the Growth Case, in each case both with and without giving effect to the synergies, and using Redback management's projections of (i) 50% revenue growth for Redback from 2003 through

2006, (ii) 75% revenue growth for Siara from 2003 through 2006 and (iii) estimated net margins of 17.5% for 2006.

     Goldman Sachs then computed implied market values for Redback and Siara based on price to earnings multiples of 50x-70x for 2005 estimated earnings. Goldman Sachs then calculated the relative pro forma ownership of Redback of the combined company based on the discounted implied market value and using a price to earnings multiple of 60x.

                                                  WITH SYNERGIES             WITHOUT SYNERGIES
                                             -------------------------   -------------------------
                                             GROWTH CASE   STREET CASE   GROWTH CASE   STREET CASE
                                             -----------   -----------   -----------   -----------
Estimated share of Redback of combined
  company..................................    35%-58%       25%-46%       39%-62%       28%-50%
% ownership of combined company following
  the merger...............................        62%           62%           62%           62%


     PRO FORMA MERGER ANALYSIS


     Goldman Sachs performed a pro forma analysis of the impact on revenue per share and operational earnings per share for the combined company based on the Growth Case and the Street Case and the projections for Siara provided by Redback's management, both with and without giving effect to the synergies expected to result from the merger, and using a purchase price of 31,971,165 shares of Redback common stock at the November 22, 1999 closing price of $142.00.

     The following table presents the contribution of Siara to the combined company for the periods shown:

                                                 WITHOUT SYNERGIES            WITH SYNERGIES
                                             -------------------------   -------------------------
                                             STREET CASE   GROWTH CASE   STREET CASE   GROWTH CASE
                                             -----------   -----------   -----------   -----------
Pro Forma Revenue Per Share
Accretion/(Dilution)
  2000 (Estimated).........................       (32%)         (33%)         (32%)         (33%)
  2001 (Estimated).........................       (10%)         (17%)          (1%)         (10%)
  2002 (Estimated).........................        16%           (5%)          26%            1%
Pro Forma Operational Earnings Per Share
Accretion/(Dilution)
  2000 (Estimated).........................      (541%)        (174%)        (541%)        (174%)
  2001 (Estimated).........................       (18%)         (28%)          (2%)         (19%)
  2002 (Estimated).........................        74%            9%           93%           16%


     GROWTH RATE ANALYSIS


     Goldman Sachs analyzed on a pro forma basis the effect of the merger on the revenue growth rate for Redback under the Growth Case and determined that the merger would increase Redback's revenue growth rate as follows:

                                                INCREASE IN REVENUE GROWTH RATE
                                           -----------------------------------------
                                           REDBACK STAND-ALONE
                 REVENUE                      (GROWTH CASE)       PRO FORMA COMBINED
                 -------                   -------------------    ------------------
2000 (Estimated).........................          153%                  174%
2001 (Estimated).........................          103%                  153%
2002 (Estimated).........................           89%                  115%

     OTHER CONSIDERATIONS

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, may create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Redback or Siara or the merger.

     The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to Redback's board of directors as to the fairness from a financial point of view of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Redback, Siara, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to Redback's board of directors was one of many factors taken into consideration by Redback's board of directors in making its determination to approve and adopt the merger agreement. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to Redback's board of directors on November 26, 1999, but does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Redback selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions in and hold securities, including derivative securities, of Redback for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated November 12, 1999, Redback engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction involving Siara. Pursuant to the terms of this engagement letter, Goldman Sachs will receive a customary fee, a substantial portion of which is contingent on the closing of the merger. Redback has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees and disbursements plus any sales, use or similar taxes, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF SIARA AFFILIATES IN THE MERGER

     When considering the recommendations of Siara's board of directors, you should be aware that some of the directors and officers of Siara have interests in the merger and have arrangements that are different from, or are in addition to, those of Siara stockholders generally. Some of these interests are discussed below.

     Vinod Khosla, a member of Siara's board of directors and a general partner of the largest stockholder of Siara, will become a member of Redback's board of directors upon completion of the merger. Promod Haque, also a member of Siara's board of directors, will become a member of Redback's board of directors upon completion of the merger. Both of these individuals will be granted an option to purchase 50,000 shares of Redback common stock.

     Vivek Ragavan, the Chief Executive Officer of Siara, will become the President and Chief Operating Officer of Redback and a member of Redback's board of directors upon completion of the merger.

     Vivek Ragavan, William Kind and Pankaj Patel, all of whom are current executive officers of Siara, have entered into employment agreements with Redback which provide for their continued employment with Redback, effective upon consummation of the merger and other benefits, including accelerated vesting of stock and/or options under specific circumstances on or after the merger. For a more complete description of the employment agreements entered into by these Siara employees in connection with the merger, see the section entitled "Related Agreements -- Employment Agreements" on page 74.

     Siara has entered into a loan agreement, dated March 30, 1999, with ADC Telecommunications, Inc., pursuant to which Siara has borrowed $5,500,000 against a total credit line of $9,500,000. ADC is a stockholder of Siara and William J. Cadogan, an officer and director of ADC, sits on the board of directors of Siara. The merger may make repayment of this loan to ADC more likely.

     The holders of Siara preferred stock, including investors represented by directors of Siara, as well as holders of Siara warrants, will receive registration rights from Redback which may allow these security holders to sell their shares of Redback common stock before the other Siara stockholders are able to.

     As a result of the interests above, these officers and directors could be more likely to vote to approve the merger agreement and the merger than they would be if they did not hold these interests.

STRUCTURE OF THE MERGER AND CONVERSION OF SIARA COMMON STOCK

     Siara will be merged with and into Redback. Following the merger, Siara will not be a separate entity. The stockholders of Siara will become stockholders of Redback, and their rights as stockholders will be governed by Redback's certificate of incorporation, Redback's bylaws and the laws of the State of Delaware.

     Upon completion of the merger, each outstanding share of Siara common stock and Siara preferred stock will be converted into the right to receive a number of shares of fully paid and nonassessable Redback common stock equal to the exchange ratio. The exchange ratio is the quotient obtained by dividing (a) 31,341,986 shares of Redback common stock by (b) the sum of (i) the total number of shares of Siara common stock and Siara preferred stock that are outstanding immediately before the time that the merger becomes effective plus (ii) the total number of shares of Siara common stock and/or preferred stock that are issuable upon the exercise of all Siara stock options and Siara stock warrants that are outstanding immediately before the merger becomes effective. Based on the number of shares of Siara common stock or Siara preferred stock and the number of Siara options and warrants that were outstanding as of the date of this joint proxy statement/prospectus if the merger had occurred on that date, the exchange ratio would have been approximately 1.193. To the extent that the number of shares of Siara stock, Siara options or Siara warrants increases between the date of this joint proxy statement/ prospectus and the effective date of the merger, the exchange ratio will be proportionately decreased. However, the total number of shares of Redback common stock to be issued in the merger and issuable upon exercise of Redback options and warrants issued in the merger will not change and will not exceed 31,341,986 shares of Redback common stock, except that the number of shares of Redback common stock issuable in the merger will be proportionately adjusted to reflect any stock split, stock dividend or similar event with respect to Siara capital stock or Redback common stock effected between the date of the merger agreement and the completion of the merger. Redback will not issue any fractional common shares in the merger. Siara stockholders will instead receive cash for any Redback fractional common shares owed to them.

     In addition, when the merger becomes effective, each option to purchase Siara common stock and each warrant to purchase Siara common stock or preferred stock will be converted at the exchange ratio into an option to purchase Redback common stock or a warrant to purchase Redback common stock, respectively, as described in greater detail under "Treatment of Siara Stock Options and Warrants" on page 69.

EXCHANGE OF SIARA STOCK CERTIFICATES FOR REDBACK STOCK CERTIFICATES

     When the merger is completed, Redback's exchange agent will mail to Siara stockholders a letter of transmittal and instructions for use in surrendering Siara stock certificates in exchange for Redback stock certificates. When you deliver your Siara stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Siara stock certificates will be canceled and you will receive Redback stock certificates representing the number of whole shares of Redback common stock to which you are entitled under the merger agreement, less 5% of the shares, which will be held in escrow as described in "The Merger Agreement -- Escrow and Indemnification" on page 66. Siara stockholders will receive payment in cash, without interest, in lieu of any fractional shares of Redback common stock which would have been otherwise issuable to you in the merger.

     YOU SHOULD NOT SUBMIT YOUR SIARA STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Siara stockholders are not entitled to receive any dividends or other distributions on Redback common stock until the merger is completed and they have surrendered their Siara stock certificates in exchange for Redback stock certificates in accordance with the instructions in the letter of transmittal.

     Subject to the effect of applicable laws, promptly following the surrender of Siara stock certificates and the issuance of the corresponding Redback certificates, Siara stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Redback common stock, if any. At the appropriate payment date, Siara stockholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their Siara stock certificates for Redback stock certificates.

     Redback will only issue Siara stockholders a Redback stock certificate or a check in lieu of a fractional share in the name in which the surrendered Siara stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to herein as the IRS code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Redback, Siara or you and the other Siara stockholders.

     You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Siara stockholders that are subject to special rules or that may be important in light of such stockholders' individual circumstances, such as stockholders who:

     - are dealers in securities;

     - are subject to the alternative minimum tax provisions of the IRS code;

     - are foreign persons or entities;

     - are financial institutions or insurance companies;

     - do not hold their Siara shares as capital assets;

     - acquired their shares in connection with any stock option or stock purchase plans or in other compensatory transactions;

     - hold Siara common stock as part of an integrated investment, including a "straddle" or "conversion" transaction, comprised of shares of Siara common stock and one or more other positions; or

     - may hold Siara common stock subject to the constructive sale or constructive ownership provisions of Sections 1259 or 1260 of the IRS code.

     In addition, the following discussion does not address:

     - tax consequences of the merger under foreign, state or local tax laws;

     - tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger) including any transaction in which Siara shares are acquired or Redback shares are disposed of, including the possible return to Redback of shares held in escrow; or

     - tax consequences to holders of options, warrants or similar rights to acquire Siara common stock, including the assumption by Redback of outstanding options and warrants to acquire Siara common stock.

     ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

     Redback and Siara will receive tax opinions from their respective counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Fenwick & West LLP, to the effect that the merger will be treated as a "reorganization" within the meaning of the IRS code. As explained more fully below, these opinions will be subject to certain assumptions, limitations and qualifications.

     The following material federal income tax consequences will result from the merger constituting a reorganization within the meaning of the IRS code:

     - you should not recognize any gain or loss solely upon your receipt in the merger of Redback common stock in exchange for your Siara common stock or preferred stock, except to the extent of cash received in lieu of fractional shares of Redback common stock;

     - the aggregate tax basis of the Redback common stock you receive in the merger, including any fractional shares of Redback common stock not actually received and any shares delivered directly into escrow, should be the same as the aggregate tax basis of your surrendered Siara common stock;

     - the holding period of the Redback common stock you receive in the merger should include the period for which the surrendered Siara common stock was considered to be held, provided that the Siara common stock so surrendered is held as a capital asset at the time of the merger; and

     - cash payments you receive in lieu of fractional shares of Redback common stock should be treated as if fractional shares of Redback common stock had been issued in the merger and then redeemed by Redback. If you receive cash for fractional shares, you should recognize gain or loss with respect to such payment measured by the difference, if any, between the amount of cash received and your basis in the fractional share.

     Although Redback and Siara will receive tax opinions that the merger will constitute a reorganization, a recipient of shares of Redback common stock could recognize income or gain to the extent that those shares were considered to be received in exchange for services or property other than solely Siara common stock. All or a portion of such income or gain may be taxable as ordinary income. You could also have to recognize gain to the extent you were treated as receiving, directly or indirectly, consideration other than Redback common stock in exchange for your Siara common stock.

     Redback and Siara will not request a ruling from the Internal Revenue Service in connection with the merger. You should be aware that the tax opinions do not bind the IRS. The IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the tax opinions are subject to certain assumptions, limitations and qualifications, including without limitation the assumptions that:

     - original documents (including signatures) are authentic, documents submitted to counsel as copies conform to the original documents, and there has been (or will be by the effective time of the merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of such documents;

     - all statements, covenants, representations and warranties in the merger agreement, in the representations received from Redback and Siara to support the opinions, and in other documents related to Redback and Siara and relied upon by counsel to support the opinions are, in each case, true and accurate. Any such representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification and all such statements and representations, whether or not qualified, will remain true through the effective time of the merger. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

     - the merger will be consummated pursuant to the merger agreement and will be effective under the laws of the state of Delaware;

     - no Siara stockholder has guaranteed or will guarantee any Siara indebtedness outstanding during the period immediately prior to the merger, and at all relevant times, including as of the effective time of the merger, (i) no outstanding indebtedness of Siara or Redback has or will represent equity for tax purposes, (ii) no outstanding equity of Redback or Siara has or will represent indebtedness for tax purposes, and
       (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Siara stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the IRS code;

     - Redback and Siara will report the merger on their respective U.S. federal income tax returns in a manner consistent with the qualification of the merger as a reorganization; and

     - the truth and accuracy of certain representations made by Redback and Siara in certain certificates to be delivered to counsel by the respective management of Redback and Siara.

     Moreover, while the tax opinions referenced above express the opinions of the respective counsel to Redback and Siara that the merger will be treated as a "reorganization" within the meaning of the IRS code, there are, however, no court decisions or other authorities directly bearing on some of the criteria that must be met in order for the merger to qualify as a "reorganization." Accordingly, no assurance can be given that the views expressed in such tax opinions, if contested, would be sustained by a court.

     A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in you recognizing taxable gain or loss with respect to each share of Siara common stock surrendered equal to the difference between your basis in such share and the fair market value, as of the date the merger is completed, of the Redback common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Redback common stock so received would equal its fair market value as of the date the merger is completed and the stockholder's holding period for such stock would begin the day after the merger. In addition, in the event the merger fails to meet any of the requirements of a reorganization, Siara would be treated as disposing of all of its assets in a fully-taxable transaction and Redback, as the surviving company, would be responsible for any resulting tax liability.


     THIS DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX ASPECTS OF THE MERGER, AND IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.


ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the completion of the merger, the results of operations of Siara will be included in the consolidated financial statements of Redback. The purchase price will be allocated to Siara's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of Siara acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. We anticipate this amount of goodwill and other intangible assets to be significant and it will therefore have a significant negative impact on our operating results.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     Consummation of the merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods are terminated or expire. Although no filings are necessary to report the Redback/Siara merger due to the size of Siara and Redback, filings are required to report the acquisition by a few large Siara investors of Redback voting securities in exchange for their Siara voting securities. We filed the required information and materials with the Department of Justice and the Federal Trade Commission on January 24, 2000. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made we may not prevail. It is a condition to completion of the merger that no injunction or order preventing the merger will be in effect. The existence of any antitrust challenge to the merger could result in termination of the merger.

     Neither Redback nor Siara is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF REDBACK SHARES TO BE ISSUED TO SIARA STOCKHOLDERS

     The shares of Redback common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except as follows:

     - during the period beginning on the date of the merger and ending on the earlier of 180 days after the merger becomes effective or 90 days after the date on which a registration statement, other than a registration statement filed on Form S-4, filed by Redback is declared effective by the SEC, Siara stockholders, option holders and warrant holders may not directly or indirectly sell, offer to sell, contract to sell, including without any limitation, any short sale, grant any option to purchase or otherwise transfer or dispose of, other than to donees who agree to be similarly bound, any Redback common stock, or options or warrants to purchase Redback common stock, issued in the merger; and

     - affiliates of Siara who receive Redback common stock or options or warrants to purchase Redback common stock may not sell their shares except subject to an effective registration statement filed with the SEC or subject to an exemption under the Securities Act.

     Five percent of the shares of Redback common stock otherwise issuable to Siara stockholders will be held in escrow for 180 days after the date of the merger to satisfy indemnification claims by Redback. Shares held in escrow may not be sold or transferred by Siara stockholders. For further discussion of the escrow, please see "The Merger Agreement -- Escrow and Indemnification" on Page 66.

LISTING ON THE NASDAQ NATIONAL MARKET OF REDBACK COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the shares of Redback common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

                              THE MERGER AGREEMENT

     This section of describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, and is incorporated by reference in its entirety, and we urge you to read it carefully.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary mutual representations and warranties of Redback and Siara to each other, relating to, among other things:

     - each party's corporate organization and qualification to do business;

     - each party's authorization to enter into the merger agreement;

     - each party's capitalization;

     - each party's subsidiaries;

     - the effect of the merger on obligations of each party, on each party's charter documents and under applicable laws;

     - books and records of each party;

     - each party's financial statements;

     - changes in each party's business since September 30, 1999;

     - liabilities of each party;

     - taxes and tax obligations of each party;

     - litigation with respect to each party;

     - each party's compliance with applicable laws;

     - each party's employee benefit plans;

     - title to the properties each party owns and leases;

     - the status of each party's intellectual property;

     - each party's material contracts;

     - regulatory approvals required by each party to complete the merger;

     - each party's insurance;

     - transactions with each party's affiliates;

     - employee and labor relations for each party;

     - compliance by each party with environmental laws;

     - other negotiations and fees for financial advisors;

     - treatment of the merger as a tax-free reorganization;

     - approvals required to complete the merger; and

     - information supplied in this joint proxy statement/prospectus and the related registration statement.

     The representations and warranties in the merger agreement are quite detailed and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Target" and "Representations and Warranties of Acquiror." Except for Siara's representations and warranties regarding its capitalization, neither Siara's nor Redback's representations and warranties in the merger agreement will survive after the merger has become effective.

ESCROW AND INDEMNIFICATION

     Pursuant to Article 6 of the merger agreement, at the closing of the merger, Redback will deposit into escrow certificates representing 5% of the shares of Redback common stock otherwise issuable to the holders of Siara common stock and preferred stock in the merger, on a pro rata basis. Such shares will be deposited with State Street Bank and Trust Company of California, N.A., as escrow agent, pursuant to the terms of an escrow agreement to be entered into among Redback, the escrow agent and Vivek Ragavan, as agent of the Siara stockholders. The terms of the escrow agreement will be consistent with the terms set forth in Article 6 of the merger agreement. The escrowed shares will be available to provide a fund against which Redback, its officers, directors, employees and agents may assert indemnification claims for losses, damages, costs and expenses (including reasonable legal fees and expenses) that they may have incurred by reason of any breach, violation, default or inaccuracy of Siara's representation regarding its capitalization in Section 2.3 of the merger agreement. Following the merger, except as to claims for fraud, Redback's sole remedy will be claims against the escrow and Siara will have no recourse for breaches of Redback's representations and warranties.

     In the case of any claims by Redback against the escrow, Redback must deliver notice of such losses to the escrow agent and the Siara stockholders' agent. If the Siara stockholder's agent timely disputes the claim, then the matter must be resolved by binding arbitration. Redback's right to receive shares from the escrow is subject to certain limitations. The indemnification period and Redback's right to bring claims against the escrow fund, will end 180 days after the date of the merger. Any shares in escrow available for distribution at the end of the indemnification period will be issued to the former stockholders of Siara on a pro rata basis according to their interests in the escrowed shares, except that if Redback timely made a claim for indemnification from the escrow and the claim has not been resolved within 180 days after the date of the merger, then escrowed shares in an amount reasonably sufficient to satisfy the indemnity claim may remain in escrow until the claim has been resolved.

     The Siara stockholders' agent will have broad power and authority to act as the agent and attorney-in-fact for the Siara stockholders on any matters concerning the escrow, including making objection to indemnity claims, defending and making decisions with respect to such claims and settling and resolving indemnity claims on behalf of the Siara stockholders. The actions of the stockholders' agent will be binding on the Siara stockholders and the stockholders' agent will have no liability for actions or omissions taken in his capacity as the stockholders agent while acting in good faith or on the advice of legal counsel. The escrow shares will be registered in the name of the stockholders' agent, who will be entitled to vote the escrow shares in his discretion, unless otherwise directed by the stockholders. Mr. Ragavan, who will act as the stockholders' agent, is an executive officer of Siara and will be an executive officer of Redback after the merger. Siara stockholders who together own at least a two-thirds interest in the escrowed shares may replace the stockholders' agent with a new agent upon thirty days prior written notice to Redback.

     The escrow agreement is attached as Appendix F to this joint proxy statement/prospectus.

INDEMNIFICATION BY REDBACK

     Redback has agreed that, from and after the closing of the merger, it will fulfill all of Siara's obligations to indemnify, defend or advance expenses to officers and directors, employees and agents of Siara or its subsidiary Siara Research Canada, Inc. in respect of acts or omissions occurring on or prior to the closing of the merger to the extent provided under Siara's then effective certificate of incorporation or bylaws, Siara Research Canada, Inc.'s charter documents or any indemnification agreement in effect on the date of the merger agreement. Redback has also agreed to indemnify, defend and advance expenses to officers and directors, of Siara and Siara Research Canada, Inc. for matters arising prior to the merger to the extent such persons would be entitled to this protection under Redback's certificate of incorporation or bylaws or the charter documents of Siara Research Canada, Inc.

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Siara and Redback have each agreed that, until the completion of the merger or termination of the merger agreement or unless the other party consents in writing, they will use commercially reasonable efforts consistent with their respective past practices and policies to:

     - carry on their respective businesses in the ordinary course;

     - preserve intact their respective business organizations;

     - keep available the services of their respective executive officers and key employees; and

     - preserve their respective relationships with customers, suppliers, licensors, licensees, and others with whom they have business dealings.

     Siara and Redback have each also agreed that, until the completion of the merger or termination of the merger agreement or unless the other party consents in writing, they would conduct their respective businesses in compliance with certain specific restrictions relating to the following:

     - entrance into or modification of material contracts;

     - modification of certificate of incorporation and bylaws;

     - transfers and licenses of intellectual property;

     - accounting policies and procedures;

     - commencement or settlement of material litigation;

     - the issuance of dividends or other distributions;

     - the acquisition of significant assets or other entities; and

     - the disposition of any significant assets.

     The agreements related to the conduct of Siara's and Redback's businesses in the merger agreement are very detailed and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct Prior to the Effective Time."

NO OTHER NEGOTIATIONS

     Until the merger is completed or the merger agreement is terminated, Redback and Siara have each agreed not to directly or indirectly take any of the following actions:

     - solicit, encourage, initiate, entertain or participate in any discussions regarding an acquisition proposal, as defined below;

     - disclose any non-public information with respect to any acquisition proposal;

     - assist, cooperate with, facilitate or encourage any acquisition proposal; or

     - agree to, enter into a contract regarding, approve, recommend or endorse any acquisition proposal.

     However, prior to the date on which the merger is approved by its stockholders, Siara and Redback can furnish information, and participate in discussions and negotiations in response to an unsolicited, written, bona fide acquisition proposal, provided the board of directors for such company (1) determines in good faith that such acquisition proposal represents a superior transaction to the merger and that the person or entity making the acquisition proposal has the financial means to successfully conclude the proposed transaction, and (2) determines that taking such action is required to discharge its fiduciary duties under applicable law following the receipt of advice from such company's legal counsel.

     Redback has agreed to promptly inform Siara, and Siara has agreed to promptly inform Redback, as to any proposal or offer, or any inquiry or contact with any person or entity with respect to any acquisition proposal. Redback and Siara have also mutually agreed to keep each other current as to the status of any such acquisition proposal and of any modifications to the terms to such acquisition proposal.

     An acquisition proposal is any offer or proposal, oral, written or otherwise, formal or informal, to acquire all or any substantial portion of Redback's or Siara's business or assets, as applicable, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise.

TREATMENT OF SIARA STOCK OPTIONS AND WARRANTS

     Upon completion of the merger, each option or warrant to purchase Siara common stock or Siara preferred stock that is outstanding immediately before the merger becomes effective will be assumed by Redback and converted into an option or warrant, as the case may be, to purchase the number of shares Redback common stock equal to the exchange ratio multiplied by the number of shares of Siara common stock and Siara preferred stock that were issuable upon exercise in full of such Siara option or warrant, immediately before the merger, rounded down to the nearest whole Redback share. The exercise price of the resulting Redback option or warrant will be equal to the exercise price per share of Siara common stock or preferred stock that applied to the converted Siara option or warrant immediately prior to the merger divided by the exchange ratio, rounded up to the nearest whole cent.

     The other terms of each option and the Siara option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for acceleration of vesting.

     Upon completion of the merger, each outstanding award, including restricted stock under any employee incentive or benefit plans, programs or arrangements maintained by Siara which provide for grants of equity-based awards will be amended or converted into a similar instrument of Redback, with certain adjustments to preserve their value. The other terms of each Siara award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration of vesting.

     Promptly after the merger, Redback will file a registration statement on Form S-8 to register under the Securities Act of 1933, as amended, the shares of Redback common stock issuable under Redback options that are issued in the merger upon the conversion of Siara stock options that were granted by Siara to employees, consultants or other individual service providers of Siara or Siara Research Canada, Inc. Redback will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of Redback and Siara to complete the merger and other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the SEC shall have declared effective the S-4 registration statement registering the issuance of Redback common stock in the merger;

     - no injunction or order preventing completion of the merger may be in effect;

     - we must each receive an opinion of our tax counsel to the effect that the merger will qualify as a reorganization under the Internal Revenue Code;

     - the merger agreement and the merger must be approved and adopted by Siara's stockholders and holders of more than 95% of the outstanding shares of Siara stock must have affirmatively voted in favor of the merger so that, after the Siara stockholders vote on the merger, statutory dissenters' appraisal rights cannot be exercisable by holders of five percent or more of Siara's outstanding stock;

     - the merger agreement, the merger, the issuance of shares of Redback common stock, options and warrants in the merger and an amendment of Redback's certificate of incorporation as described in this joint proxy statement/prospectus must be approved by Redback stockholders;

     - the shares of Redback common stock to be issued to Siara stockholders in the merger must have been approved for listing on the Nasdaq National Market; and

     - Redback's amended and restated Investors' Rights Agreement of July 2, 1998 shall have been amended to grant the holders of Siara's preferred stock and warrants some registration rights.

     In addition, Siara's obligations to complete the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Redback's representations and warranties in the merger agreement shall not contain any misstatement or omission of any fact or matter that would have a material adverse effect on the business or condition of Redback;

     - no material adverse change in the business or condition of Redback shall have occurred since November 28, 1999, the date of the merger agreement; except that a material adverse change in the business or condition of Redback shall not be deemed to have occurred if such change is attributable to or results from:

      -- the effect of public announcement or pendency of the transactions contemplated by the merger agreement on current or prospective customers of Redback;

      -- changes in general economic conditions or changes generally affecting the industry in which Redback operates; or

      -- changes resulting from the acts or omissions of Siara. In addition, a reduction in the market price of Redback's common stock shall not, in and of itself, constitute a material adverse change in the business or condition of Redback;

     - Redback shall have performed and complied in all material respects with its obligations under the merger agreement;

     - Redback's President and Chief Executive Officer shall have delivered a closing certificate to Siara;

     - Siara shall have received a legal opinion from Redback's counsel;

     - three persons designated by Siara, Promod Haque, Vinod Khosla and Vivek Ragavan, shall have been appointed to Redback's board of directors; and

     - Dennis Barsema shall be Redback's Chief Executive Officer and Vivek Ragavan shall have been appointed President and Chief Operating Officer of Redback.

     Redback's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Siara's representations and warranties shall not contain any misstatement or omission of any fact or matter that would have a material adverse effect on the business or condition of Siara;

     - no material adverse change in the business or condition of Siara shall have occurred since November 28, 1999, the date of the merger agreement; except that a material adverse change in the business or condition of Siara shall not be deemed to have occurred if such change is attributable to or results from;

        -- the effect of the public announcement or pendency of the transactions contemplated by the merger agreement on current or prospective customers of Siara;

        -- changes in general economic conditions or changes generally affecting the industry in which Siara operates; or

        -- changes resulting from the acts or omissions of Redback;

     - Siara shall have performed and complied in all material respects with its obligations under the merger agreement;

     - Siara's President and Chief Executive Officer shall have delivered a closing certificate to Redback;

     - Redback shall have received a legal opinion from Siara's counsel; and

     - Redback shall have received consents from designated third parties except for such consents whose absence would not have a material adverse effect on the business or condition of Redback after the merger.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval of the merger agreement and the merger by Siara's stockholders or approval of the merger agreement, the merger and the issuance of shares of Redback common stock, options and warrant in the merger and the amendment of Redback's certificate of incorporation by Redback stockholders:

     - by the mutual written consent of Siara and Redback;

     - by either Redback or Siara under any of the following circumstances:

        -- if any law or order of a governmental or regulatory authority would make consummation of the merger illegal or a final non-appealable court order prohibiting the merger is issued;

        -- if the Siara stockholders do not approve and adopt the merger agreement and the merger;

        -- if the Redback stockholders do not approve and adopt the merger agreement, the merger and the issuance of the Redback shares, options and warrants in the merger or the proposed amendment to Redback's certificate of incorporation described in this joint proxy statement/prospectus;

        -- if the holders of 5% or more of Siara's outstanding shares vote against the merger and exercise their California statutory dissenters' appraisal rights; or

        -- if the merger is not completed by June 30, 2000;

     - by Redback if Redback enters into a definitive agreement with respect to a superior proposal that prohibits or materially changes the merger with Siara, provided Redback complies with the notice requirements to Siara regarding the superior proposal, or if, prior to the completion of the merger, the Siara board takes any of the following actions:

        -- fails to timely provide, withdraws, modifies or changes in a manner adverse to Siara, its approval or recommendation of this merger;

        -- recommends a superior proposal;

        -- executes a letter of intent, an agreement in principle or definitive agreement relating to a superior proposal or a similar business combination with a person or entity other than Redback; or

        -- exercises its rights with respect to a superior proposal and continues discussions with any third party concerning a superior proposal for more than 10 business days.

     - by Siara if Siara enters into a definitive agreement with respect to a superior proposal that prohibits or materially changes the merger with Redback, provided Siara complies with the notice requirements to Redback regarding the superior proposal, or if, prior to the completion of the merger, the Redback board takes any of the following actions:

        -- fails to timely provide, withdraws, modifies or changes in a manner adverse to Redback, its approval or recommendation of this merger;

        -- recommends a superior proposal;

        -- executes a letter of intent, an agreement in principle or definitive agreement relating to a superior proposal or a similar business combination with a person or entity other than Siara; or

        -- exercises its rights with respect to a superior proposal and continues discussions with any third party concerning a superior proposal for more than 10 business days.

PAYMENT OF TERMINATION FEE

     If the merger agreement is terminated by either Redback or Siara because the Redback stockholders do not approve and adopt the merger agreement, the merger and the issuance of the Redback shares in the merger or the proposed amendment to Redback's certificate of incorporation, then Redback will be obligated to pay Siara a termination fee of $50 million.

     If the merger agreement is terminated for any of the following reasons, Redback will be obligated to pay Siara a termination fee of $135 million:

     - if the agreement is terminated by Redback because Redback enters into a definitive agreement with respect to a superior proposal pursuant to terms permitted in the merger agreement; or

     - if Siara terminates the merger agreement because, prior to the completion of the merger, the Redback board:

      -- fails to timely provide, withdraws, modifies or changes in a manner adverse to Siara, its approval or recommendation of this merger;

      -- recommends a superior proposal;

      -- executes a letter of intent, an agreement in principle or definitive agreement relating to a superior proposal or a similar business combination with a person or entity other than Siara; or

      -- exercises its rights with respect to a superior proposal and continues discussions with any third party concerning a superior proposal for more than 10 business days.

     If the merger agreement is terminated for any of the following reasons, Siara will be obligated to pay Redback a termination fee of $135 million:

     - if the agreement is terminated by Siara because Siara enters into a definitive agreement with respect to a superior proposal pursuant to terms permitted in the merger agreement; or

     - if Redback terminates the merger agreement because, prior to the completion of the merger, the Siara board:

      -- fails to timely provide, withdraws, modifies or changes in a manner adverse to Redback, its approval or recommendation of this merger;

      -- recommends a superior proposal;

      -- executes a letter of intent, an agreement in principle or definitive agreement relating to a superior proposal or a similar business combination with a person or entity other than Redback; or

      -- exercises its rights with respect to a superior proposal and continues discussions with any third party concerning a superior proposal for more than 10 business days.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     We may amend the merger agreement before completion of the merger provided we comply with applicable state law in so doing.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                               RELATED AGREEMENTS

IRREVOCABLE PROXY AND VOTING AGREEMENTS

     In connection with the merger, all of the executive officers and directors of Redback and many stockholders of Siara have entered into Irrevocable Proxy and Voting Agreements. The terms of these agreements, which may be waived by mutual consent, provide that such stockholders will vote all shares of Redback or Siara capital stock beneficially owned by them (a) in favor of the approval of the merger agreement, the merger and any actions required in furtherance of the transactions contemplated by the merger agreement and (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Redback or Siara under the merger agreement or which could result in any of the conditions to Redback's or Siara's obligations under the merger agreement not being fulfilled.

     Under the terms of the Irrevocable Proxy and Voting Agreements, stockholders provided to Redback or Siara, as the case may be, an irrevocable proxy to vote their shares of Siara or Redback stock, as applicable, on the proposals relating to the merger agreement and the merger at a Redback stockholder meeting and a Siara stockholder meeting, as applicable, and on any competing proposal at a Redback or Siara stockholder meeting. Holders of approximately 6% of the shares of Redback capital stock entitled to vote at the Redback stockholder meeting and holders of approximately 64% of the shares of Siara capital stock, entitled to vote at the Siara stockholder meeting, have entered into Irrevocable Proxy and Voting Agreements.

     Additionally, each signatory to the Irrevocable Proxy and Voting Agreement agreed not to sell their stock and options owned, controlled or acquired, either directly or indirectly, until the termination of the Irrevocable Proxy and Voting Agreement, unless the transferee agrees to be bound by the terms of the Irrevocable Proxy and Voting Agreement. The Irrevocable Proxy and Voting Agreements terminate on the earlier to occur of the date and time that the merger becomes effective in accordance with the terms and provisions of the merger agreement or the date of termination of the merger agreement. The forms of Irrevocable Proxy and Voting Agreement entered into by certain Redback and Siara stockholders are attached as Exhibit A and Exhibit B to the merger agreement attached as Appendix A hereto and you are urged to read these agreements in their entirety.

AMENDMENT TO REDBACK'S AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

     In connection with the execution of the merger agreement, Redback agreed to amend its amended and restated Investors' Rights Agreement to provide to holders of Siara's preferred stock and warrants the same registration rights held by some stockholders of Redback. These rights include the right to request that Redback register their shares of capital stock under the Securities Act of 1933 and the right to have some of their shares sold pursuant to a registered public offering by Redback. The amendment to

Redback's amended and restated Investors' Rights Agreement is attached to this joint proxy statement/prospectus as Exhibit C to the merger agreement attached as Appendix A hereto and you are urged to read it in its entirety.

EMPLOYMENT AGREEMENTS

     Redback has entered into employment and non-competition agreements with each of Vivek Ragavan, William Kind and Pankaj Patel. The agreements are contingent upon the occurrence of the closing of the merger and will become effective at such date and time as the merger shall become effective in accordance with the terms and provisions of the merger agreement. Each employment agreement sets forth the employee's position, duties, scope of employment and compensation with Redback. Under the terms of these employment agreements, each of the above-named employees is an at-will employee.

     For a period beginning on the date and time that the merger shall become effective in accordance with the terms and provisions of the merger agreement and ending either (1) twelve months after the termination of employment of the relevant employee, or (2) eighteen months after the date and time that the merger shall become effective in accordance with the terms and provisions of the merger agreement, whichever is earlier, the above-named employees also agree not to compete with Redback directly or indirectly, cause or attempt to cause an existing or prospective customer to limit any existing or potential business relationship, or directly or indirectly solicit any Redback employee for employment elsewhere.

     EMPLOYMENT AGREEMENT WITH MR. RAGAVAN

     Vivek Ragavan, the President and Chief Executive Officer of Siara, holds 1,200,000 shares of Siara's common stock that vest over a four-year period. Under the terms of a new employment agreement between Mr. Ragavan and Redback, Mr. Ragavan will become President and Chief Operating Officer of Redback and Redback shall pay Mr. Ragavan a base salary at a gross annual rate of not less than $325,000. All of Mr. Ragavan's shares of Redback stock and options to purchase shares of Redback stock shall become vested in full if any of the following occurs:

     - Redback terminates Mr. Ragavan's employment for any reason except cause or permanent disability;

     - Mr. Ragavan resigns from Redback because prior to October 1, 2000 he is required to serve in any position other than President and Chief Operating Officer of Redback or Chief Executive Officer of Redback;

     - Mr. Ragavan resigns from Redback because on or after October 1, 2000, he is required to serve in any position other than Chief Executive Officer of Redback; or

     - Mr. Ragavan terminates his employment with Redback after a change of control of Redback.

     However, under Mr. Ragavan's employment agreement, the vesting of Mr. Ragavan's shares of Redback stock or options to purchase shares of Redback will accelerate as to only 50% of his then unvested shares or options if Mr. Ragavan is made the Chief Executive Officer of Redback prior to October 1, 2000 and any of the following occurs:

     - Redback terminates Mr. Ragavan's employment;

     - Mr. Ragavan, prior to a change in control of Redback, resigns from Redback because he is required to serve in any position other than Chief Executive Officer of Redback; or

     - Mr. Ragavan resigns from Redback after a change in control of Redback and he is offered a position comparable to that of chief executive of a division, which represents the business of Redback following the change in control, of the corporation or entity that acquires Redback.

     EMPLOYMENT AGREEMENT WITH MR. KIND

     William Kind, Siara's Chief Operating Officer, holds 675,000 shares of Siara's common stock that vest over a four-year period. Under the terms of a new employment agreement between Mr. Kind and Redback, Mr. Kind will become Senior Vice President of Marketing of Redback and Redback shall pay Mr. Kind a base salary at a gross annual rate of not less than $250,000. The vesting of Mr. Kind's shares of Redback stock and options to purchase shares of Redback stock shall accelerate, so that Mr. Kind receives an additional 12 months of vesting, if any of the following occurs:

     - Redback terminates Mr. Kind's employment for any reason except cause or permanent disability;

     - Mr. Kind resigns from Redback because prior to October 1, 2000 he is required to serve in any position other than Senior Vice President, Marketing of Redback or Chief Operating Officer of Redback or a position comparable to Chief Operating Officer following a change in control of Redback; or

     - Mr. Kind resigns from Redback because on or after October 1, 2000, he is required to serve in any position other than Chief Operating Officer of Redback, or a comparable position following a change in control of Redback.

     In the event of any termination of Mr. Kind's employment described above, Redback will continue to pay Mr. Kind his base salary, at the rate in effect at the time of termination, for up to six months following termination, or, if earlier, until Mr. Kind secures new employment for similar compensation.

     EMPLOYMENT AGREEMENT WITH MR. PATEL

     Pankaj Patel, Siara's Senior Vice President of Engineering, holds 550,000 shares of Siara's common stock that vest over a four-year period. Under the terms of a new employment agreement between Mr. Patel and Redback, Mr. Patel will become the Senior Vice President of Engineering of Redback and Redback shall pay Mr. Patel a base salary at a gross annual rate of not less than $230,000. In addition, at the effective time of the merger, the vested portion of Mr. Patel's outstanding shares and options shall be increased by the shares that otherwise would have vested during the 12-month period following the effective time of the merger. During the 12-month period following the effective time of the merger, no additional shares of Redback stock or options to purchase shares of Redback stock held by Mr. Patel at the time of the merger will become vested or exercisable. After this 12-month period, Mr. Patel's shares and options shall vest according to the original terms of those shares and options.

     Under the new employment agreement, Mr. Patel will become an employee of Redback and the vesting of his shares of Redback stock and options to purchase shares of Redback stock shall accelerate, so that he receives an additional 12 months of vesting, if either of the following occurs within 18 months after the merger becomes effective:

     - Redback terminates Mr. Patel's employment for any reason except cause or permanent disability; or

     - Mr. Patel resigns from Redback because he is required to serve in any position lower than Senior Vice President of Engineering of Redback.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     On November 28, 1999, Redback entered into an agreement to merge with Siara in a transaction to be accounted for as a purchase. Upon consummation of the merger, the stockholders of Siara will receive an estimated 29,570,000 shares of Redback common stock. Additionally, Redback will convert stock options and warrants to purchase an estimated 1,441,000 shares of Siara common stock into stock options and warrants to purchase an estimated 1,772,000 shares of Redback common stock. These estimates are preliminary and the actual number of shares, stock options and warrants to purchase shares will depend on the actual number outstanding as of the date of consummation of the merger. Based on the closing price of Redback's common stock on the latest practicable trading date before the printing of this joint proxy statement/prospectus, the purchase price of the Siara acquisition is estimated to be $4.5 billion.

     The following unaudited pro forma combined financial data present the effect of the pending merger between Redback and Siara to be accounted for as a purchase. The unaudited pro forma combined balance sheet presents the combined financial position of Redback and Siara as of December 31, 1999 assuming that the proposed merger had occurred as of that date. Such pro forma information is based upon the historical balance sheet data of Redback and the historical balance sheet data of Siara as of that date. The unaudited pro forma combined statement of operations gives effect to the pending merger of Redback and Siara for the year ended December 31, 1999, as if such acquisition had occurred on January 1, 1999.

     The unaudited pro forma combined financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined financial data are not necessarily an indication of the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.

     These unaudited pro forma combined financial data should be read in conjunction with the historical financial statements and notes thereto of Redback and the historical financial statements of Siara and other financial information pertaining to Redback and Siara including "Redback Management's Discussion and Analysis of Financial Condition and Results of Operations," "Siara Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                 HISTORICAL
                                            --------------------                   PRO FORMA
                                            REDBACK      SIARA     ADJUSTMENTS      COMBINED
                                            --------   ---------   -----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents...............  $ 13,888   $     277                   $   14,165
  Short-term investments..................    43,072                                   43,072
  Accounts receivable, net................    15,429                                   15,429
  Inventory...............................     3,960                                    3,960
  Other current assets....................     1,374         450                        1,824
                                            --------   ---------   ----------      ----------
     Total current assets.................    77,723         727                       78,450
Property and equipment, net...............    10,150       6,748                       16,898
Intangible assets.........................                    62   $4,461,554(A)    4,461,616
Other assets..............................     6,957          84       (4,029)(E)       1,012
                                                                       (2,000)(A)
                                            --------   ---------   ----------      ----------
     Total assets.........................  $ 94,830   $   7,621   $4,455,525      $4,557,976
                                            ========   =========   ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings, current.....................  $    123   $   4,653   $   (4,029)(E)  $      747
  Capital lease obligations, current......       755         807                        1,562
  Accounts payable........................     9,109       4,440                       13,549
  Accrued liabilities.....................     7,993       1,066       18,000(A)       27,059
  Advance from related party..............                   500                          500
  Deferred revenue........................     9,945                                    9,945
                                            --------   ---------   ----------      ----------
     Total current liabilities............    27,925      11,466       13,971          53,362
Capital lease obligations.................     1,012       1,386                        2,398
Borrowings, noncurrent....................                 9,010                        9,010
                                            --------   ---------   ----------      ----------
     Total liabilities....................    28,937      21,862       13,971          64,770
Stockholders' equity (deficit):
  Preferred stock.........................                12,614      (12,614)(A)
  Common stock............................    91,638     630,385    4,448,374(A)    4,540,012
                                                                     (630,385)(A)
  Deferred stock compensation.............    (3,266)   (552,567)     552,567(D)       (3,266)
  Notes receivable from stockholders......      (131)     (6,261)                      (6,392)
  Accumulated deficit.....................   (22,348)    (98,412)      98,412(A)      (37,148)
                                                                      (14,800)(A)
                                            --------   ---------   ----------      ----------
     Total stockholders' equity
       (deficit)..........................    65,893     (14,241)   4,441,554       4,493,206
                                            --------   ---------   ----------      ----------
     Total liabilities and stockholders'
       equity (deficit)...................  $ 94,830   $   7,621   $4,455,525      $4,557,976
                                            ========   =========   ==========      ==========


See accompanying notes to unaudited pro forma combined financial data.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                              HISTORICAL
                                       ------------------------                    PRO FORMA
                                         REDBACK       SIARA      ADJUSTMENTS      COMBINED
                                       -----------   ----------   -----------     -----------
Net revenues.........................  $    64,274                                $    64,274
Cost of revenues.....................       18,665                $     3,275(B)       21,940
                                       -----------   ----------   -----------     -----------
Gross profit.........................       45,609                     (3,275)         42,334
                                       -----------   ----------   -----------     -----------
Operating expenses:
  Research and development...........       21,125   $   18,318                        39,443
  Selling, general and
     administrative..................       30,208        6,889                        37,097
  Amortization of intangibles........                               1,118,114(C)    1,118,114
  Amortization of deferred stock
     compensation....................        4,033       68,847       (68,847)(D)       4,033
                                       -----------   ----------   -----------     -----------
          Total operating expenses...       55,366       94,054     1,049,267       1,198,687
                                       -----------   ----------   -----------     -----------
Loss from operations.................       (9,757)     (94,054)   (1,052,542)     (1,156,353)
Interest income (expense), net.......        1,838         (663)                        1,175
                                       -----------   ----------   -----------     -----------
Net loss.............................  $    (7,919)  $  (94,717)  $(1,052,542)    $(1,155,178)
                                       ===========   ==========   ===========     ===========
Basic and diluted net loss per
  share..............................  $     (0.30)  $   (16.34)                  $    (26.76)
                                       ===========   ==========                   ===========
Shares used in computing net loss per
  share (F)..........................   26,694,000    5,796,000    16,480,000(A)   43,174,000
                                       ===========   ==========   ===========     ===========


See accompanying notes to unaudited pro forma combined financial data.

                          NOTES TO UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

NOTE 1 -- BASIS OF PRESENTATION:

     On November 28, 1999, Redback Networks, Inc. ("Redback") entered into an agreement to merge with Siara Systems, Inc. ("Siara") in a transaction to be accounted for as a purchase. Siara stockholders, optionholders and warrantholders will receive an aggregate total of 31,341,986 shares of Redback common stock and shares subject to options or warrants, as applicable, in the merger. Assuming the acquisition was consummated on December 31, 1999, the stockholders of Siara will receive approximately 29,570,000 shares of Redback common stock. Additionally, Redback will convert approximately 1,441,000 Siara options and warrants into approximately 1,772,000 options and warrants to purchase Redback common stock. The purchase price of the Siara acquisition is estimated to be $4.5 billion including the estimated value of the Redback shares and the estimated value of vested and unvested options and warrants to be issued upon consummation of the acquisition and estimated transaction costs of $20 million. These estimates are preliminary and the actual number of shares, stock options and warrants to purchase shares will depend on the actual number outstanding as of the date of consummation of the merger.

     The estimated value of the Redback common stock is approximately $142.00 per share based on the average closing price of Redback's common stock for the five-day period including the date of the announcement of the signing of the merger agreement and the two days preceding and succeeding such date. The value of the options and warrants to purchase Redback's common stock is approximately $140.77 per share, determined using the Black-Scholes pricing model.

     The preliminary allocation of the purchase price using balances as of December 31, 1999 is summarized below (in thousands):

Tangible assets.............................................  $   13,882
Developed technology........................................      13,100
In-process research and development.........................      14,800
Workforce...................................................      27,000
Non-compete agreements......................................      15,000
Goodwill....................................................   4,406,454
Assumed liabilities.........................................     (21,862)
                                                              ----------
          Total purchase price..............................  $4,468,374
                                                              ==========

     The actual purchase price allocation is also dependent upon the fair values of the acquired assets and assumed liabilities as of the acquisition date and the finalization of the preliminary valuation report. The amount allocated to in-process research and development represents the purchased in-process technology for projects that, as of the date of the acquisition, had not yet reached technological feasibility and had no alternative future use. Based on preliminary assessments, the value of these projects was determined by estimating the resulting net cash flows from the sale of the products resulting from the completion of the projects, reduced by the portion of the revenue attributable to developed technology and the percentage completion of the project. The resulting cash flows were then discounted back to their present value at appropriate discount rates.

     The nature of the efforts to develop the purchased in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping and testing activities that are necessary to establish that the product can be produced to meet its design specification including function, features and technical performance requirements. The resulting net cash flows from such products are based on estimates of revenue; cost of revenue; research and development costs; sales and marketing costs; and income taxes from such projects.

                          NOTES TO UNAUDITED PRO FORMA
                      COMBINED FINANCIAL DATA (CONTINUED)

     The amounts allocated to in-process research and development will be charged to the statement of operations in the period the acquisition is consummated.

NOTE 2 -- PRO FORMA ADJUSTMENTS:

     A To reflect acquisition of Siara based on preliminary purchase price allocation described in Note 1.

     B To reflect amortization of developed technology over the estimated useful life of four years as if the acquisition had occurred on January 1, 1999. The amount allocated to in-process research and development has not been included in the unaudited pro forma combined statement of operations as it is nonrecurring. This amount will be expensed in the period the acquisition is consummated.

     C To reflect amortization of goodwill, workforce and non-compete agreements over their estimated useful lives of four, three and two years, respectively, as if the acquisition occurred on January 1, 1999.

     D To eliminate amortization of deferred stock compensation related to Siara stock option grants which is duplicative, as the fair value of the unvested options has been included in the purchase price which results in additional goodwill amortization.

     E To eliminate borrowings made by Siara from Redback under a $25 million loan agreement.

     F Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding during the period. Unaudited pro forma combined basic and diluted net loss per share also includes an estimated 16,480,000 shares of common stock not subject to repurchase to be issued in connection with the proposed Siara acquisition. Common equivalent shares, including 13,090,000 shares of common stock subject to repurchase and stock options, are excluded from the computation as their effect is anti-dilutive.

           COMPARISON OF RIGHTS OF STOCKHOLDERS OF REDBACK AND SIARA

     This section of this joint proxy statement/prospectus describes some differences between the rights of holders of Redback common stock and the rights of holders of Siara capital stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Redback and being a stockholder of Siara.

     After the merger, the holders of Siara capital stock will become stockholders of Redback. Because Siara and Redback are both Delaware corporations, the Delaware General Corporation Law, or DGCL, will continue to govern the rights of Siara stockholders. Prior to the merger, Siara was also subject to various provisions of California law. The Siara amended and restated certificate of incorporation and the Siara bylaws currently govern the rights of the stockholders of Siara. As stockholders of Redback, the certificate of incorporation and the bylaws of Redback will instead govern their rights following the merger.

     SPECIAL MEETING OF THE STOCKHOLDERS

     The Redback bylaws provide that a special meeting of the stockholders may be called at the request of the president, at the request of a majority of the board of directors or at the request in writing of stockholders owning at least 50% of the issued and outstanding capital stock entitled to vote.

     The Siara bylaws provide that a special meeting of the stockholders may be called at any time by the board of directors, the chairman of the board, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting.

     ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     Redback's certificate of incorporation specifically denies to stockholders the right to take action by written consent. Any stockholder action must be taken at a meeting of stockholders.

     Siara stockholders have the ability to take action by written consent of the holders of a majority of the outstanding shares of Siara.

     AMENDMENT OF CHARTER DOCUMENTS

     Amendment of the Redback certificate of incorporation is governed by the provisions of the DGCL which provides that an amendment requires the approval of the holders of a majority of the shares entitled to vote thereon. The board of directors is authorized to make, repeal, alter, amend and rescind any or all of Redback's bylaws. Redback's bylaws may also be amended by a vote of the stockholders entitled to vote thereon in accordance with the DGCL.

     The Siara certificate of incorporation provides that so long as any shares of either its Series A preferred stock or its Series B preferred stock remain outstanding, Siara shall not, without the approval by vote or written consent of the holders of a majority of the outstanding shares of either series, amend its certificate of incorporation or bylaws in a manner that would adversely affect the rights, preferences or privileges of either series of preferred stock in a manner different from any other outstanding series of preferred stock. The Siara certificate of incorporation also provides that so long as 500,000 shares of preferred stock remain outstanding, Siara shall not, without the approval of the holders of a majority of the preferred stock and common stock, voting together as a single class:

     - amend its certificate of incorporation or bylaws in any manner that would adversely alter or change any of the rights, preferences, privileges or restrictions of the preferred stock;

     - authorize, create or issue any other stock or reclassify any outstanding shares of securities of Siara into shares having rights or preferences senior to or on a parity with the preferred stock or increase or decrease the authorized number of shares of preferred stock;

     - merge or consolidate with or into any corporation if the consolidation would result in Siara stockholders immediately prior to the consolidation holding less than majority of the voting power of the stock of the surviving corporation immediately after the consolidation;

     - sell all or substantially all Siara's assets or liquidate, dissolve or wind-up;

     - redeem or repurchase shares of capital stock of Siara or pay or declare any dividend on any shares of common stock or preferred stock; or

     - change the authorized number of directors of Siara's board or directors.

     Amendment of Siara's certificate of incorporation is also governed by the provisions of the DGCL which provides that an amendment requires the approval of the holders of a majority of the shares entitled to vote thereon. The board of directors is authorized to make, alter or repeal Siara's bylaws. The bylaws may also be amended by a vote of the stockholders entitled to vote thereon in accordance with the DGCL.

     RECORD DATE FOR DETERMINING STOCKHOLDERS

     The Redback bylaws also provide that the board of directors may set a record date in order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, among other things. This record date shall also be no more than sixty nor less than ten days before the date of the meeting. The Redback bylaws do not address a situation where the board of directors fails to fix a record date. This situation is governed by the DGCL which states that the record date would be the close of business on the day next preceding the day on which the meeting is held.

     The Siara bylaws provide that the board of directors may set a record date in order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, among other things. This record date shall be no more than sixty nor less than ten days before the date of the meeting. In the event that the board of directors does not fix a record date, then the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

     NUMBER AND ELECTION OF DIRECTORS

     The Redback certificate of incorporation provides that the number of directors on the board of directors shall be fixed in the bylaws and the bylaws provide that the number of directors on the board of directors shall be fixed by resolution of the board of directors or by the stockholders at the annual meeting. The number of directors currently on the board of directors is five. The election of directors is governed by the DGCL.

     The Siara certificate of incorporation provides that the number of directors on the board of directors shall be seven. Three directors shall be elected by vote of the holders of all shares outstanding voting together as a single class, two directors shall be elected by vote of the holders of all shares of Series A preferred stock and two directors shall be elected by vote of the holders of all shares of Series B preferred stock.

     REMOVAL OF DIRECTORS

     The Redback bylaws provide that any director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     The Siara bylaws provide that any director elected by the holders of Series A preferred stock or Series B preferred stock may be removed from office, with or without cause, solely by the vote of the holders of a majority of the outstanding shares of the applicable series of preferred stock that elected that director. Any other director may be removed with or without cause, by the vote of the holders of a majority of the outstanding shares entitled to vote for that director.

     SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     The Redback bylaws provide that a special meeting of the board of directors may be called by the president, the secretary or any two directors. Notice of a special meeting of the board of directors shall be on two days' notice if by mail, or one day's notice if delivered personally or by facsimile or telegram.

     The Siara bylaws provide that a special meeting of the board of directors may be called by the chairman of the board, the president, any vice president, the secretary or any two directors. Notice of a special meeting of the board of directors shall be on four days' notice if by mail, or two days' notice if delivered personally or by telephone or telegram.

     CLASSES OF STOCK

     Redback has two classes of capital stock: common stock and preferred stock. The preferred stock may have rights and privileges that are designated by Redback's board of directors and may be superior to the rights and privileges of Redback's common stock. There are no shares of preferred stock outstanding.

     Siara has two classes of capital stock, common stock and preferred stock. The preferred stock is divided into two series, Series A preferred stock and Series B preferred stock. Holders of each series of Siara preferred stock have rights and privileges that include preferred treatment in the event of a liquidation or dissolution or the declaration of any dividend, and they have superior voting rights, as set forth above, among other things.

                OTHER MATTERS SUBMITTED TO REDBACK STOCKHOLDERS

AMENDMENT TO REDBACK'S CERTIFICATE OF INCORPORATION

     Redback is asking its stockholders to approve a resolution to amend and restate its certificate of incorporation in order to increase the authorized number of shares of Redback common stock from 80,000,000 shares to 200,000,000 shares. A form of the amendment is attached as Appendix B to this joint proxy statement/prospectus. This amendment is designed to allow for the issuance of Redback stock, options and warrants to holders of Siara's stock, options and warrants pursuant to the merger agreement, to cover the proposed increases to Redback's stock and stock option plan reserves and to provide flexibility in the future for stock issuances, stock splits or acquisitions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors unanimously recommends a vote FOR the approval of the amendment to Redback's certificate of incorporation.

AMENDMENTS TO REDBACK'S STOCK PLANS

     AMENDMENT OF 1999 STOCK INCENTIVE PLAN

     Existing Share Reserve. Our board of directors adopted our 1999 Stock Incentive Plan on March 3, 1999. Our stockholders also approved this plan. We originally reserved 5,000,000 shares of our common stock for issuance under the 1999 Stock Incentive Plan. Any shares that were not issued under our 1997

Stock Plan on the date of our initial public offering also became available under the 1999 Stock Incentive Plan. On January 1 of each year, starting with the year 2000, the number of shares in the reserve automatically increases. Under the plan as originally adopted, the increase was equal to 5% of the total number of shares of common stock that are outstanding at the time of the increase or, if less, 3,000,000 shares. In general, if options or shares awarded under the 1999 Stock Incentive Plan or the 1997 Stock Plan are forfeited, then those options or shares will again become available for awards under the 1999 Stock Incentive Plan.

     Proposed Increase in Share Reserve. We are asking our stockholders to approve an increase in the number of shares available for issuance under the 1999 Stock Incentive Plan. Under the proposed amendment of the plan, the basic reserve would increase from 5,000,000 shares to 8,000,000 shares of our common stock. On January 1 of each year, starting with the year 2001, the number of shares in the reserve would automatically increase. The increase would be equal to 5% of the total number of shares of common stock that are outstanding at the time of the increase or, if less, 5,000,000 shares. The additional shares are needed to accommodate the significant increase in the size of our employee population as a result of the merger with Siara. If the merger is not approved, then the amendment of the 1999 Stock Incentive Plan will not take effect.

     Administration. The compensation committee of our board of directors administers the 1999 Stock Incentive Plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of our 1999 Stock Incentive Plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.

     Eligibility. The following groups of individuals are eligible to participate in the 1999 Stock Incentive Plan:

     - employees;

     - members of our board of directors who are not employees; and

     - consultants.

As of December 31, 1999, four non-employee directors, approximately 274 employees and no consultants were eligible to participate in the plan.

     Types of Award. The 1999 Stock Incentive Plan provides for the following types of awards:

     - incentive stock options to purchase shares of our common stock;

     - nonstatutory stock options to purchase shares of our common stock; and

     - restricted shares of our common stock.


     Options. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 1999 Stock Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 30% of the fair market value of our common stock on the option grant date. As of February 4, 2000, the closing price of our common stock on The Nasdaq National Market was $199.00 per share. Optionees may pay the exercise price by using:


     - cash;

     - shares of common stock that the optionee already owns;

     - a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

     - an immediate sale of the option shares through a broker designated by us; or

     - a loan from a broker designated by us, secured by the option shares.

     Options vest at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier. The 1999 Stock Incentive Plan provides that no participant may receive options covering more than 2,000,000 shares in the same year, except that a newly hired employee may receive options covering up to 4,000,000 shares in the first year of employment.

     Salary Reduction Option Program. The compensation committee may offer our employees, non-employee directors and consultants the opportunity to convert a portion of their salaries or fees into nonstatutory stock options. Individuals who have been selected for this program, if they wish to participate, must file an irrevocable election before the end of a calendar year. In the election, they must specify how much they would like to contribute during the next year, within the limits established by the committee. On the first business day in January of the next year, we will grant them an option under the 1999 Stock Incentive Plan. The exercise price of this option will be equal to one-third of the market price of our stock on the date of grant. The number of shares covered by the option will be equal to the amount of the salary or fee reduction that the participant elected, divided by an amount equal to two-thirds of the market price of our stock on the date of grant. As a result, the total discount under the option, which is the market price of the option shares on the grant date less the aggregate exercise price payable for those shares, will be equal to the dollar amount of the reduction in the optionee's compensation for the calendar year in which the grant is made. The option will generally become exercisable in 12 equal monthly installments, as the optionee completes each calendar month of service in the year of the grant. The option generally remains exercisable for 10 years from the date of grant, even if the optionee's service terminates earlier. The other terms applicable to grants under this program are substantially the same as the terms described above for regular nonstatutory option grants.

     Restricted Shares. Restricted shares may be awarded under the 1999 Stock Incentive Plan in return for:

     - cash;

     - a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

     - services already provided to us; and

     - in the case of treasury shares only, services to be provided to us in the future.

Restricted shares vest at the time or times determined by the compensation committee.

     Change in Control. If a change in control of Redback occurs, an option or restricted stock award under the 1999 Stock Incentive Plan will vest on an accelerated basis only to the extent determined by the compensation committee. However, if the surviving corporation fails to assume the option or award and fails to replace it with a comparable award, then the option or award will become fully vested. A change in control includes:

     - a merger of Redback after which our own stockholders own 50% or less of the surviving corporation, or its parent company;

     - a sale of all or substantially all of our assets;

     - a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

     - an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Redback, such as a holding company owned by our stockholders.

     Amendment or Termination. Our board may amend or terminate the 1999 Stock Incentive Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 Stock Incentive Plan will continue in effect indefinitely, unless the board decides to terminate the plan.

     New Plan Benefits. Awards under the 1999 Stock Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the plan. To date, no grants have been made under the 1999 Stock Incentive Plan with respect to the additional 3,000,000 shares that are subject to the approval of the stockholders.

     Federal Income Tax Consequences of Options. Neither the optionee nor we incur any federal tax consequences as a result of the grant of an option. The optionee has no taxable income upon exercising an incentive stock option except that the alternative minimum tax may apply, and we receive no deduction when an incentive stock option is exercised. Upon exercising a nonstatutory stock option, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of our common stock on the date of exercise, and we ordinarily will be entitled to a deduction for the same amount. In the case of an employee, the option spread when a nonstatutory stock option is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of common stock withheld from those purchased under the option. The tax treatment of a disposition of option shares acquired under the 1999 Stock Incentive Plan depends on how long the shares have been held and on whether the shares were acquired by exercising an incentive stock option or by exercising a nonstatutory stock option. We are not entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors unanimously recommends a vote FOR the approval of the amendment of the 1999 Stock Incentive Plan.

     AMENDMENT OF 1999 EMPLOYEE STOCK PURCHASE PLAN

     Existing Share Reserve. Our board of directors adopted our 1999 Employee Stock Purchase Plan on March 3, 1999. Our stockholders also approved this plan. We originally reserved 2,000,000 shares of our common stock for issuance under the plan. On May 1 of each year, starting with the year 2000, the number of shares in the reserve will automatically be restored to the number initially available, which is 2,000,000 shares under the plan as originally adopted. In other words, the reserve will be increased by the number of shares that have been issued under the 1999 Employee Stock Purchase Plan during the prior 12-month period. The plan is administered by the compensation committee of our board of directors.

     Proposed Increase in Share Reserve. We are asking our stockholders to approve an increase in the number of shares available for issuance under the 1999 Employee Stock Purchase Plan. Under the proposed amendment of the plan, the reserve would increase from 2,000,000 shares to 3,000,000 shares of our common stock. On May 1 of each year, starting with the year 2000, the reserve would automatically be restored to 3,000,000 shares. The additional shares are needed to accommodate the significant increase in the size of our employee population as a result of the merger with Siara. If the merger is not approved, then the amendment of the 1999 Employee Stock Purchase Plan will not take effect.

     Eligibility. All of our employees are eligible to participate if they are employed by us for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the 1999 Employee Stock Purchase Plan at the start of any offering period. Each offering period lasts 24 months. Overlapping offering periods start on May 1 and November 1 of each year. However, the first offering period started on the date of our initial public offering and will end on April 30, 2001. As of December 31, 1999, approximately 249 employees were eligible to participate in the plan and approximately 230 employees actually participated.

     Amount of Contributions. Our 1999 Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. Purchases of our common stock will occur on April 30 and October 31 of each year. Each participant may purchase up to 2,000 shares on any purchase date, up to a maximum of 4,000 shares per year. But the value of the shares purchased in any calendar year, measured as of the beginning of the applicable offering period, may not exceed $25,000.

     Purchase Price. The price of each share of common stock purchased under our 1999 Employee Stock Purchase Plan is 85% of the lower of:

     - the fair market value per share of common stock on the date immediately before the first day of the applicable offering period; or

     - the fair market value per share of common stock on the purchase date.

     In the case of the first offering period, the price per share under the plan is 85% of the lower of:

     - $11.50, which is the price per share to the public in our initial public offering, as adjusted for our two-for-one stock split; or

     - the fair market value per share of common stock on the purchase date.

     Other Provisions. Employees may end their participation in the 1999 Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with Redback. If a change in control of Redback occurs, our 1999 Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the 1999 Employee Stock Purchase Plan at any time. Our Chief Executive Officer may also amend the plan in certain respects. If our board increases the number of shares of common stock reserved for issuance under the plan, except for the automatic increases described above, it must seek the approval of our stockholders.

     New Plan Benefits. Since rights to purchase shares under the 1999 Employee Stock Purchase Plan are subject to discretion, including an employee's election to participate in the plan and how much to contribute, awards under the plan for the current fiscal year are not determinable. No purchase rights have been granted with respect to the additional 1,000,000 shares for which approval is requested.

     Federal Income Tax Consequences. The 1999 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code. No income is recognized by a participant when a right to purchase shares is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

     A participant must recognize taxable income upon a disposition of shares acquired under the 1999 Employee Stock Purchase Plan. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of section 423 have been satisfied. To satisfy the holding-period requirements of section 423, shares acquired under the plan cannot be disposed of within two years after the first day of the offering period during which the shares were purchased nor within one year after the shares were purchased. The income tax consequences of such a disposition are as follows:

     - the participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the applicable offering period. We will not be entitled to any deduction under these circumstances; and

     - the excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized, as described above, will be taxed as a long-term capital gain. If a taxable disposition produces a loss, for example, if the fair market value of the shares on the date of the disposition is less than the purchase price, and the disposition involves certain unrelated parties, then the loss will be a long-term capital loss.

If a participant disposes of shares acquired under the 1999 Employee Stock Purchase Plan without meeting the holding-period requirements, the income tax consequences are as follows:

     - the entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. We will be entitled to a deduction for the same amount, subject to certain conditions; and

     - the excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain, either long-term or short-term, depending on how long the shares have been held. If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss, either long-term or short-term, depending on the holding period, provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors unanimously recommends a vote FOR the approval of the amendment of the 1999 Employee Stock Purchase Plan.

     AMENDMENT OF 1999 DIRECTORS' OPTION PLAN

     Existing Share Reserve. Our board of directors adopted our 1999 Directors' Option Plan on March 3, 1999. Our stockholders also approved this plan. We originally reserved 400,000 shares of our common stock for issuance under the plan. On January 1 of each year, starting with the year 2000, the number of shares in the reserve is automatically restored to the number initially available. In other words, the reserve is increased by the number of shares for which options have been granted under the 1999 Directors' Option Plan during the prior 12-month period. In general, if options granted under the 1999 Directors' Option Plan are forfeited, then those options will again become available for grants under the plan. The Directors' Option Plan is administered by the compensation committee of our board of directors, although all grants under the plan are automatic and non-discretionary.

     Proposed Increase in Share Reserve. We are asking our stockholders to approve an increase in the number of shares available for issuance under the 1999 Directors' Option Plan. Under the proposed amendment of the plan, the reserve would increase from 400,000 shares to 800,000 shares of our common stock. On January 1 of each year, starting with the year 2001, the reserve would automatically be restored to 800,000 shares. The additional shares are needed to accommodate the significant increase in the size of our board of directors as a result of the merger with Siara. If the merger is not approved, then the amendment of the 1999 Directors' Option Plan will not take effect.

     Initial Grants. Only the non-employee members of our board of directors will be eligible for option grants under the 1999 Directors' Option Plan. Each non-employee director who did not previously receive options to buy our common stock received an initial option to buy 50,000 shares on the date of our initial public offering. Each non-employee director who first joins our board after our initial public offering receives an initial option for 50,000 shares. This grant occurs when the director takes office. For example, Messrs. Haque and Khosla, who will join our board in connection with the merger with Siara, will each receive an initial grant covering 50,000 shares of our common stock. The initial options are fully vested immediately.

     Annual Grants. At the time of each of our regular annual stockholders' meetings, beginning in 2000, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 20,000 shares of our common stock. However, a new non-employee director who is receiving the 50,000-share initial option will not receive the 20,000-share annual option in the same calendar year. The annual options are fully vested immediately.

     Other Option Terms. The exercise price of each non-employee director's option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee directors' options have a 10-year term, except that they expire one year after a director leaves the board, if earlier.

     Amendments or Termination. Our board may amend or terminate the 1999 Directors' Option Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 Directors' Option Plan will continue in effect indefinitely, unless the board decides to terminate the plan.

     New Plan Benefits. Awards under the 1999 Directors' Option Plan are automatic, as described above. As of December 31, 1999, four non-employee directors were eligible to participate in the plan. The following table lists the initial and annual grants that will be made under the plan to the current and prospective members of our board of directors during the year 2000, assuming that the merger with Siara is completed and this proposal is approved by the stockholders:

                                                     NUMBER OF OPTIONS TO BE GRANTED UNDER 1999
                 NAME OF DIRECTOR                          DIRECTORS' OPTION PLAN IN 2000
                 ----------------                    ------------------------------------------
Pierre Lamond......................................                     20,000
James Flach........................................                     20,000
William Kurtz......................................                     20,000
Dan Warmenhoven....................................                     20,000
Vinod Khosla.......................................                     50,000
Promod Haque.......................................                     50,000
All non-employee directors as a group..............                    180,000

     Federal Income Tax Consequences. Neither the optionee nor we incur any federal tax consequences as a result of the grant of an option under the 1999 Directors' Option Plan. Upon exercising an option, the optionee generally must recognize ordinary income equal to the spread between the exercise price and the fair market value of our common stock on the date of exercise, and we ordinarily will be entitled to a deduction for the same amount. The tax treatment of a disposition of option shares acquired under the plan depends on how long the shares have been held. We are not entitled to a deduction in connection with a disposition of option shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors unanimously recommends a vote FOR the approval of the amendment of the 1999 Directors' Option Plan.

                  REDBACK MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following commentary should be read in conjunction with the financial statements and related notes contained elsewhere in this joint proxy statement/prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "intend" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

OVERVIEW

     Redback provides advanced networking systems that enable carriers, cable operators and service providers to rapidly deploy high-speed broadband access technologies such as digital subscriber line, cable and wireless. We sell our products to a number of different types of carriers, including incumbent local exchange carriers, competitive local exchange carriers, cable operators and service providers. Our products are sold through a direct sales force, resellers and distribution partners.

     We recognize revenues, net of allowances, when we ship products to our customers, provided no significant outstanding vendor obligations remain and collection is considered probable. We recognize support revenue ratably over the support period and service revenues as services are performed. Currently, all of our product sales and service arrangements provide for pricing and payment in U.S. dollars. Since we have no other products, our business, financial condition and results of operations are dependent on sales of our SMS 1800, SMS 1000 and SMS 500 products in the broadband market.

     From inception through December 1997, our operating activities consisted primarily of research and development activities and building our management team. We shipped our first products in December 1997, but did not begin shipping our products in material quantities until the second quarter of 1998. To date, we have derived substantially all of our revenues from sales of our flagship product, the SMS 1000, in the digital subscriber line market. Our success will depend on our ability to sell products not only in the digital subscriber line market, but also in other markets, including the cable and wireless markets. We released the SMS 500 in early March 1999. The SMS 500 is targeted at service provider facilities supporting a smaller number of subscribers than facilities using the SMS 1000. In October 1999 we released the SMS 1800 as the next-generation version of the SMS 1000. We cannot be certain that the SMS 1800, the SMS 1000, the SMS 500 or any future products will achieve widespread market acceptance.

     To date, a significant portion of our revenues has resulted from a small number of relatively large orders. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements. As a result, we may commit resources to the production of products without having received advance purchase commitments from customers. If we are unable to sell products to which we have devoted significant resources or if orders for our products are cancelled or delayed, our inventory levels could become excessive. Any subsequent write-off of inventory could have a material adverse effect on our business, results of operations and financial condition.

     We anticipate that our operating results for any given period will continue to be dependent to a significant extent on large purchase orders, which can be delayed or cancelled by our customers without penalty. In addition, we anticipate that our operating results for a given period will continue to be dependent on a small number of customers. Direct and indirect sales to Bell Atlantic and GTE accounted for 17% and 12% of our total revenues for the quarter ended December 31, 1999 and sales to

Bell Atlantic and Southwestern Bell Information Systems, a division of SBC, accounted for 24% and 11%, respectively, of our total revenue for the twelve months ended December 31, 1999. If we fail to receive a significant purchase order that we expected for a given quarter, our revenues for that quarter, or following quarters, will be adversely affected. This could adversely affect our business, results of operations and financial condition. Furthermore, if any of our customers experience financial difficulties, our sales to these customers may be reduced and we may have difficulty in collecting accounts receivable from these customers. Any delay in large customer orders or customer financial difficulties could have a material adverse effect on our business, results of operations and financial condition.

     We currently use Electromax to assemble our products. We also rely on single or limited source suppliers to manufacture key components of our products. A significant portion of our cost of revenues is related to these outsourcing arrangements. These relationships are subject to a variety of risks.

     Currently, competition in our market is intense. We continue to add features to our products based on the needs of our customers. This has resulted in increased research and development expenses and may result in reduced operating margins on our products and a longer sales cycle. We expect competition to increase in the future. This competition may also result in price reductions and loss of market share. We expect that product life cycles will remain relatively short and that the average selling price and gross margins for our products will decline as each product matures. Accordingly, we must introduce new products on a timely basis with improved performance characteristics. Further, we must reduce production costs and sell sufficient volumes in order to maintain gross margins. If we fail to reduce our production costs or achieve volume shipment requirements, our product margins will decline rapidly. Any of the above events could have a material adverse effect on our business, results of operations and financial condition.

     In 1998 and 1999, we recorded approximately $5.6 million and $2.6 million, respectively, in deferred stock compensation for stock options granted during 1999 at prices subsequently deemed to be below fair market value on the date of grant. Options granted are typically subject to a four year vesting period. Stock grants are generally subject to our right to repurchase the stock, which lapses over a four year period. We are amortizing the deferred stock compensation over the vesting periods of the applicable options and the repurchase periods for the restricted stock. We amortized approximately $880,000 and $4.0 million of deferred stock compensation in 1998 and 1999, respectively, leaving approximately $3.3 million to be amortized over the remaining vesting periods.

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1999 AND 1998

     Net Revenues. Our net revenues increased to $64.3 million in 1999 from $9.2 million in 1998. The increase in net revenues in 1999 was primarily a result of increased unit sales of the SMS 1000 and, to a lesser extent, sales of the new SMS 500. The increase in SMS 1000 sales was attributable to increased marketplace acceptance of the product and resulting deployment of our products by our carriers and service provider customers as well as higher average selling prices due to changes in product configurations.

     Cost of Revenues; Gross Margin. Our cost of revenues increased to $18.7 million in 1999 from $3.6 million in 1998 as a result of increased sales of the SMS 1000 and SMS 500 products. Gross margin, expressed as a percentage of net revenue, increased to 71% in 1999 from 61% in 1998 primarily due to reduced costs of key components, a decrease in related overhead cost as a percentage of revenues resulting from an increase in shipments, and changes in product configuration. Changes in product configuration will cause our gross margins to vary in future periods.

     Research and Development. Our research and development expenditures increased to $21.1 million in 1999 from $5.7 million in 1998. This increase was primarily attributable to increased personnel costs associated with research and development efforts for the new SMS 500 and SMS 1800 and new features and functionality for existing products, as well as the development of future products. To date, we have expensed research and development expenses as incurred. Because the market for our products is characterized by rapidly changing technology, industry standards and customer demands, we expect our research and development expenses to continue to increase in absolute dollars in future periods.

     Selling, General and Administrative. Our selling, general and administrative expenditures increased to $30.2 million in 1999 from $8.9 million in 1998 due to the addition of sales and administrative personnel to support our expanded operations, commissions on higher sales, costs associated with our expansion into foreign markets and additional marketing costs to generate greater product awareness. We anticipate that selling, general and administrative expenses will continue to increase in absolute dollars as a result of increases in sales force personnel, commissions on higher revenues, additional marketing activities and costs associated with public company reporting requirements.

     Amortization of Deferred Stock Compensation. Our amortization of deferred stock compensation expense increased to $4.0 million in 1999 from $880,000 in 1998. This increase was a result of a greater number of shares of stock and stock options granted during the last two quarters of 1998 and the first quarter of 1999, which was associated with our increased hiring efforts and the amortization of deferred compensation on prior grants. Deferred stock compensation expense is amortized over the vesting period of the options which is generally four years. As a result, the amortization of deferred stock compensation will impact our reported results of operations through the first quarter of 2003, including approximately $2.0 million in 2000.

     Interest and Other Income, Net. Our interest and other income increased to $2.2 million in 1999 from $254,000 in 1998 due primarily to the interest earned on the proceeds received from our initial public offering, which was completed in May of 1999. Our interest expense increased to $297,000 in 1999 from $251,000 in 1998, primarily due to higher interest expense charges resulting from higher average capital lease obligations in 1999.

     YEARS ENDED DECEMBER 31, 1998 AND 1997

     Net Revenues. Our net revenues increased to $9.2 million in 1998 from $48,000 in 1997 as we began shipping the SMS 1000 in material quantities.

     Cost of Revenues; Gross Margin. Our cost of revenues increased to $3.6 million in 1998 from $29,000 in 1997 as we began shipping the SMS 1000 in material quantities. Gross margin increased to 61% in 1998 from 40% in 1997 primarily due to decrease in related overhead costs as a percentage of revenues resulting from an increase in shipments.

     Research and Development. Our research and development expenses increased to $5.7 million in 1998 from $3.2 million in 1997. This increase was mainly due to an increase in the number of research and development personnel and related costs associated with the development of the SMS 500 and new features and functionality of the SMS 1000.

     Sales, General and Administrative. Our selling, general and administrative expenses increased to $8.9 million in 1998 from $1.3 million in 1997 due to the addition of sales and administrative personnel, commissions on higher sales and additional marketing costs and facility expenses.

     Amortization of Deferred Stock Compensation. In 1998, we recorded amortization of deferred stock compensation of $880,000 in connection with stock and stock options granted during 1998 at prices subsequently deemed to be below fair market value on the date of grant.

     Interest and Other Income, Net. Our interest and other income net decreased from $136,000 in 1997 to $3,000 in 1998, due primarily to additional interest arising from higher average capital lease objections in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations through private and public sales of securities and, to a lesser extent, bank borrowings, equipment lease financing and our operating activities. During 1999, we generated $910,000 from operating activities, as compared to 1998 where we used $6.6 million. Cash provided by operating activities resulted from increases in our liabilities, primarily deferred revenue (due to invoicing and cash receipts in excess of revenue), accounts payable and accrued liabilities, partially offset by an increase in our net loss, and increases in inventory and accounts receivable balances. We anticipate that accounts receivable and inventory will continue to increase if our revenues continue to rise.

     Our principal source of liquidity as of December 31, 1999 consisted of $13.9 million in cash and cash equivalents as well as $43.1 million in short-term investments. As of December 31, 1999, we had $123,000 in outstanding bank indebtedness, all of which was due under a term loan with one of our banking institutions.

     Purchases of property and equipment, including equipment purchased under capital leases, increased to $9.6 million in 1999 from $2.7 million in 1998 and consisted primarily of purchases of test equipment and computer equipment, including workstations and servers to support our increased research and development activities and to support our expanded operations. We expect our capital expenditures to increase as we further expand our research and development efforts, our employee base grows and we continue to expand into international markets. The timing and amount of future capital expenditures will depend primarily on our future growth. As of December 31, 1999, we had $1.8 million in outstanding capital lease obligations. Additionally, we provided a $25 million bridge loan to Siara of which $4 million was borrowed as of December 31, 1999. The borrowings bear interest at the prime rate and are convertible into shares of Siara capital stock at Siara's option.

     For the year ended December 31, 1999, cash provided by financing activities of $60.7 million was primarily due to our initial public offering in May of 1999 of 5,750,000 shares of common stock for net proceeds of approximately $60.0 million and other issuances of common stock. These proceeds were partially offset by the repayment of bank borrowings.

     We believe that our existing cash balances and anticipated cash flows from operations will be sufficient to meet our operating and capital requirements, for at least the next 12 months. However, we could be required, or could elect, to raise additional funds during that period and we may need to raise additional capital in the future. Additional capital may not be available at all, or may only be available on terms unfavorable to us. Any additional issuance of equity or equity-related securities will be dilutive to our stockholders. Further, if the merger agreement is terminated because Redback's board of directors fails to recommend the merger or because it recommends an extraordinary transaction other than this merger or because Redback enters into a definitive agreement relating to an extraordinary transaction other than this merger, then Redback will be obligated to pay Siara a termination fee of $135 million. Redback will also pay Siara a termination fee of $50 million if Redback stockholders do not approve and adopt the merger agreement, the merger or an amendment to Redback's certificate of incorporation to increase Redback's authorized stock to an amount sufficient to allow Redback to carry out the merger.

YEAR 2000 IMPACT

     We have not experienced any problems with our computer systems relating to such systems being unable to recognize appropriate dates related to the year 2000. We are also not aware of any material problems with our customers or suppliers. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruption as a result of any year 2000 issues.

NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Financial Instruments and Hedging Activities", or SFAS No. 133, which establishes methods of accounting for derivative financial instruments and hedging activities. Because Redback currently holds no derivative instruments and does not engage in hedging activities, Redback expects that the adoption of SFAS No. 133 will have no impact on its financial position, results of operations or cash flows. Redback will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

     In December 1999, the SEC issued Staff Accounting Bulletin, or SAB, 101, "Revenue Recognition," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. At this time, the Company is still assessing the impact of SAB 101 on its financial position and results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     As of December 31, 1999, Redback's investment portfolio includes $43 million of short-term U.S. government obligations, commercial paper and other corporate securities which are subject to no interest rate risk when held to maturity but may increase or decrease in value if interest rates change prior to maturity. Redback currently maintains sufficient cash and cash equivalent balances to typically hold its investments to maturity. An immediate 10% change in interest rates would be immaterial to Redback's financial condition or results of operations.

     Redback's sales to customers in foreign countries are denominated in U.S. dollars. Accordingly, the company is not directly exposed to market risks from currency exchange rate fluctuations. However, significant fluctuations in foreign exchange rates relative to the U.S. dollar could impact our customer's ability to pay for our products. Any changes in foreign exchange rates relative to the U.S. dollar could have a material adverse effect on Redback's financial position, results of operations and cash flows.

                               REDBACK'S BUSINESS

OVERVIEW

     Redback is a leading provider of advanced networking systems that enable carriers, cable operators and service providers to rapidly deploy high-speed access to the Internet and corporate networks. Our products, consisting of the SMS 500, SMS 1000 and SMS 1800, combine networking hardware with sophisticated software. Our products connect and manage large numbers of subscribers using any of the major high-speed access technologies, including digital subscriber line, cable and wireless. We sell our products through our direct sales force, resellers and distribution partners.

     Bridging the gap between high-speed access concentrators and routers connecting to the Internet backbone, our flagship product, the SMS 1000, is currently being used by many of the largest carriers and service providers. UUNET, a subsidiary of MCI Worldcom, SBC, Southwestern Bell Information Services and Pacific Bell Internet, subsidiaries of SBC and GTE have been, since inception, our largest customers in terms of revenues. Other representative customers include Ameritech, Bell Canada, Bell South, Concentric, Earthlink, Flashcom, Korea Telecom, Verio and @Work, a division of @Home.

INDUSTRY BACKGROUND

     INCREASING DEMAND FOR BROADBAND ACCESS SERVICES

     In recent years, there has been a significant increase in demand by businesses and consumers for broadband, or high-speed, access to the Internet and to corporate networks. Increasing numbers of users are relying on networks based on Internet Protocol, the dominant software standard for the Internet, to access corporate intranets and the Web and to participate in network-dependent activities such as email, electronic commerce, telecommuting and on-line entertainment. Consumers are seeking low-cost, high-speed access to bandwidth-intensive Internet content and services such as highly graphical Web sites, audio, video and high-speed data. Businesses have even greater requirements for high-speed access in order to implement electronic commerce strategies or Web-based business models, and to provide employees and others with robust telecommuting capabilities. These applications often require the transmission of large, multimedia-intensive files, which is practical only with high-speed data access services.

     EMERGING BROADBAND INTERNET ACCESS OPTIONS

     Carriers, cable operators and service providers are responding to this demand for high-speed access by providing inexpensive and comprehensive broadband services. These services deliver "always on" availability that eliminates the tedious dial-up process associated with analog modem technologies. Changes in telecommunications regulations have facilitated the development of broadband strategies by local access providers, using the following technologies:

     Digital Subscriber Line. The market for digital subscriber line services is expanding rapidly. Digital subscriber line operates over standard copper telephone wires, utilizing an extensive network infrastructure that can be upgraded for broadband services. Various implementations of digital subscriber line are being developed and deployed, including full-rate consumer oriented asymmetrical digital subscriber line and G.lite and business oriented symmetrical digital subscriber line. Digital subscriber line can also serve as an affordable replacement for dedicated lines used to deliver high-speed data services. Incumbent local exchange carriers, including Ameritech, Bell Atlantic, Bell South, GTE, Pacific Bell, SBC and US West, have deployed digital subscriber line services. Telecommunications regulatory reform has enabled the new competitive local exchange carriers and leading Internet exchange carriers, including Covad Communications, MCI Worldcom, NorthPoint Communications, Rhythms NetConnections, and Sprint, to provide digital subscriber line service over the same telephone infrastructure used by the local exchange carriers.

     Interactive Cable. High-speed interactive communication across the cable infrastructure is made possible by the combination of two-way cable, cable modems installed in the home and cable modem termination systems installed at major cable concentration points. Several companies are currently deploying broadband access services across two-way cable, including @Home and TimeWarner, through its Roadrunner service. With upgrades to two-way cable, cable operators are well positioned to deploy broadband access services.

     Wireless. As an alternative to wireline access, carriers and service providers are using wireless technologies to provide cost-effective broadband access. Many of these providers are in the early stages of using their licenses to deploy broadband wireless access services.

     Fiber-to-the-Curb. Fiber optic cable supports an alternative broadband access technology based on light and photonics that offers nearly unlimited bandwidth capacity. Where deployment costs are justified by service opportunity, fiber optic cable is being deployed in the "last mile" from the telephone central office to the subscriber. Recent fiber-to-the-curb initiatives have been pursued by several local exchange carriers.

     OBSTACLES TO DEPLOYING BROADBAND ACCESS

     Regardless of the type of broadband access delivered, deployments of broadband services pose several major challenges associated with scaling and configuring existing architectures to accommodate large numbers of new high-speed subscribers. The traditional dial network model, relying on analog modems and standard telephone lines, is structured so that service providers can aggregate subscribers using remote access servers, located at the service providers' data centers. Although constrained by speed, this network model allows service providers not only to aggregate subscriber connections and pass the traffic to routers, but also to manage subscriber provisioning, authentication and accounting in the remote access server.

     With broadband access technologies, however, subscriber connections are first concentrated by the carriers and cable operators using technology-specific access concentrators such as digital subscriber line access multiplexers and cable modem termination systems. From there, high-speed data circuits are aggregated at a central facility by carriers, cable operators or other service providers who terminate subscriber connections and provide backbone connectivity to the Internet. These service providers therefore need to manage thousands of subscribers' connections and to route subscribers' data to and from the Internet. While service providers have been using traditional routers to provide both the circuit termination and Internet connectivity functions, routers were only designed to address the Internet connection task and are limited to managing several hundred subscribers, significantly less than the thousands of potential subscribers associated with a widely deployed service. In addition, unlike existing remote access servers used in the traditional analog modem dial network model, routers were not designed to provide broadband subscriber management functions such as provisioning, authentication and accounting.

     Broadband technologies pose additional challenges for service providers interested in offering more than one type of broadband service. Each broadband access technology uses different equipment at the service provider's facility. As a result, service providers offering multiple broadband services significantly increase their costs, as they must purchase different routers and deploy different operational models for each broadband service they choose to offer to their subscribers. The traditional broadband network model is depicted below:

                  SEPARATE NETWORKS FOR EACH ACCESS TECHNOLOGY

                                   [DIAGRAM]

     Another obstacle to deploying broadband services is the point-to-point, or dedicated, nature of broadband access technologies. Whether the access method is digital subscriber line, cable or wireless, each of these technologies provides a dedicated link from one starting point, such as a home or small office, to a single destination network, such as a service provider or a corporation. Thus, a telecommuter who purchases a digital subscriber line service for connecting to a corporate network is unable to use the same line to access directly a consumer service provider for personal Web surfing.

     There is a growing demand from carriers, cable operators and service providers to address these issues so that they are able to provide their customers with reliable, scalable, easy-to-use high-speed access on a cost-effective basis. Carriers, cable operators and service providers require highly scalable networks and the ability to manage and groom individual subscriber data streams into simplified Internet Protocol flows for routers connecting to the Internet backbone. Service providers must be able to rapidly and cost-effectively aggregate data streams from diverse broadband access technologies from different carriers and cable operators.

THE REDBACK SOLUTION

     Redback provides solutions that make it possible for carriers, cable operators and service providers to connect and manage large numbers of subscribers using high-speed access technologies such as digital subscriber line, cable and wireless. Our SMS 500, SMS 1000 and SMS 1800 let carriers, cable operators and service providers connect thousands of subscribers quickly and cost-effectively, as well as manage subscriber accounts and service profiles. Carriers, cable operators and service providers are able to deliver different kinds of high-speed access and a variety of service offerings with a single operational structure. Our SMS network model is described below:

               REDBACK SUPPORTS ALL MAJOR BROADBAND TECHNOLOGIES

                                   [DIAGRAM]

     Key benefits of our solution include the following:

     Enhances Broadband Operations. Our products bridge the operational gap between "last mile" access networks that serve businesses and homes and the routers connecting to the Internet backbone used by service providers. Our products accept a large concentration of high-speed data traffic from multiple access concentrators and translate it to an Internet Protocol data stream, relieving routers connecting to the Internet backbone of traffic translation and management responsibilities. In this process, our products manage individual subscriber connections and reduce the number of routers required for widespread deployment of broadband services.

     Supports All Major Access Technologies. Our products provide and support a consistent operational model across major access technologies including digital subscriber line, cable, wireless and dial, and can be deployed by all types of access providers, including incumbent and competitive local exchange carriers, cable operators and service providers. For example, a service provider, using the SMS, can offer digital subscriber line services today and later add or resell a cable or wireless service offering through the same SMS 500, SMS 1000 or SMS 1800. With our products, providers are able to utilize one product and one familiar operational model to deliver multiple broadband access technologies to serve thousands of subscribers.

     Facilitates Rapid and Scalable Deployment. Our products support service providers' existing accounting and management software systems. This enables service providers to quickly deploy new high-speed access services and thus gain a critical advantage in the highly competitive Internet access market. For example, our products have built-in support for the industry standard for accounting and security databases, as well as support for the major digital subscriber line protocols and implemen-tations. To further facilitate rapid deployment, we designed our products to be interoperable with equipment from multiple vendors, for each integration into existing networks. Our products are compatible with existing routers and support high performance levels, thereby eliminating the need to purchase new routers. Once in place, the SMS 500, SMS 1000 and SMS 1800 architecture is inherently more scalable than a router-based architecture. The SMS 1000 and SMS 1800 currently support 8,000 simultaneous subscriber sessions, over fifteen times the number of subscribers supported by conventional routers.

     Provides Platform for the Delivery of Value-Added Services. Our SMS enables providers to create and market new service offerings that leverage basic broadband connectivity and capabilities. The multiple context functionality of our products lets service providers configure subscribers to access multiple services across a single physical link. For example, a telecommuter can access a corporate network from home while his or her family simultaneously accesses consumer Internet services through the same connection. Thus, a service provider previously generating a flat monthly access fee can offer value-added services and generate multiple revenue streams through "re-profiling". In addition, a wholesale provider of network services can partition high-speed transport services among multiple service providers or corporate customers through a single SMS 500, SMS 1000 or SMS 1800 with "re-selling". A large provider can use this capability to provide wholesale access to up to hundreds of smaller providers per SMS 1000 or SMS 1800 chassis -- a significant improvement for wholesale transactions.

     Simplifies End-User Administration and Support. Our approach allows easy configuration and administration of end-user broadband modems, reducing service providers' costs and enhancing their ability to rapidly deploy services to thousands of subscribers. For example, we utilize a standard networking protocol to provide individualized services for multiple users sharing a single connection, such as multiple PCs in a home or office. Our products also support a variety of means to manage users, resulting in reduced training and lower operational expenses.

STRATEGY

     Our objective is to be the leading provider of advanced networking systems that enable carriers, cable operators and service providers to rapidly deploy high-speed access to the Internet and corporate networks. Key elements of our strategy include the following:

     Extend Leadership in the Carrier and Service Provider Market. We are focused on delivering subscriber management solutions to carriers and service providers and have established early market leadership in the digital subscriber line market through account wins in several major networks. We currently have orders or installations at four of the five RBOCs, including SBC, Bell Atlantic, Bell South and Ameritech, as well as installations at other national and international carriers, including Bell Canada, GTE and Korea Telecom. Additionally, we have several leading service providers as customers, including UUNET, a subsidiary of MCI Worldcom, Earthlink, Concentric, Southwestern Bell Information Services and Pacific Bell Internet, subsidiaries of SBC, and @Work, a division of @Home. We plan to extend our market leadership position by continuing to invest in sales and marketing efforts that let us further penetrate existing accounts, develop early customer relationships and win new service provider accounts for all types of broadband access.

     Penetrate Cable and Wireless Broadband Markets. We intend to use our leadership position in digital subscriber line subscriber management to penetrate other critical broadband access markets, such as cable, wireless and fiber-to-the-curb. We plan to continue to enhance our solutions that support multiple broadband access technologies and to expand our sales and marketing efforts.

     Our solution has gained acceptance across multiple broadband access markets by offering service providers the ability to support multiple broadband access markets.

     Expand Global Distribution and Strengthen Relationships with Distribution Partners. We currently pursue a direct and indirect sales strategy to penetrate carrier, cable operator and service provider organizations in North America, focusing primarily on large Internet service providers, or ISPs, and incumbent and competitive local exchange carriers. We also target smaller service providers through resellers that participate in our authorized PowerPartners program. Resellers who participate in our PowerPartners program sell our products to their customers. We do not have formal partnership agreements with resellers who participate in our PowerPartners program. However, we offer participating resellers discounts, technical training materials, access to an exclusive web-site and exclusive marketing and sales materials.

     Since inception, a substantial majority of our revenues have been generated through direct sales. We have expanded our presence globally by increasing the scope and size of our sales force by adding dedicated sales resources in both Europe and Asia. To further support our global sales objectives, we have established relationships with companies such as Nokia, which are leading communications and networking companies with significant customer relationships in place. Although we do not have formal partnership agreements with these companies, which we refer to as distribution partners, they have enabled us to rapidly expand our global sales presence and to leverage their established relationships with major carriers and service providers. Unlike resellers who participate in our PowerPartners program that sell our product directly to their customers, our distribution partners integrate our products into their products and sell the integrated product to their customers.

     Leverage Leading Software Capabilities. We believe our products' operating system software differentiates our solution and gives us a competitive advantage in the marketplace. We intend to continue to enhance our wholesale, security, bandwidth management, subscriber accounting and billing, and network management capabilities with our highly experienced team of software engineers. We expect our current and future products will share a common software foundation and offer a consistent operational model.

     Enable New Consumer and Business Services. We believe our solution provides a highly flexible platform for the creation and delivery of new value-added services. We will continue to work directly with our customers to develop features and functionality that further enhance the ability of service providers to deliver profitable new broadband-based services. We believe this approach will increase the value we offer in both new and existing installations, as well as contribute to the continued business success of our customers. Examples of these new services include tiered "gold" or "platinum" high-availability services, virtual private networks and bundled teleworker services.

     Deliver Broad Product Family. Our flagship SMS 1000 and the next-generation SMS 1800 are targeted at carriers, cable operators and large service providers. We have expanded our product offering with the SMS 500, which is targeted at service provider facilities with fewer subscribers than those using the SMS 1000 or SMS 1800. Our strategy is to continue to leverage our products' operating system software across multiple access technologies and products. In so doing, we intend to address a range of functionality, density and application requirements of carriers, cable operators and small and large service providers.

CUSTOMERS

     The following is a list of companies that have purchased at least $200,000 worth of our products and services:

              SERVICE PROVIDERS                          CARRIERS                       RESELLERS
              -----------------                          --------                       ---------
Advanced Telecom Group                         Ameritech                      ComTrend
Concentric                                     AT&T Wireless                  ECI Telecom
Earthlink                                      Bell Atlantic                  Fujitsu
First World Communications                     Bell Canada                    GTI
Flashcom                                       Bell South                     Lucent
InterQuest Communications                      CHT                            NCA
JumpPoint Communications                       France Telecom                 Nokia
MindSpring Enterprises                         GTE                            Network Systems Integrators
Pacific Bell Internet, a subsidiary of SBC     Korea Telecom                  Plexus Technology
Primary Network Communications                 QWEST Communications           Solunet
PSI Net                                        SBC                            Starcom
Southwestern Bell Information                  Southern N.E. Telephone        Structured Communications
  Systems, a subsidiary of SBC                 Sprint                         Sumitomo Electronics
UUNET, a subsidiary of MCI Worldcom            Williams Communications
Verio
@Work, a division of @Home

     The following examples illustrate how organizations are using our products to deploy broadband service offerings.

     NETWORK SERVICE PROVIDER

     One of the world's largest network service providers announced that it intended to roll out its digital subscriber line service in 1999. The rollout, which was one of the largest digital subscriber line deployments offered by any service provider to date, included two different categories of digital subscriber line services: (1) symmetrical digital subscriber line services designed to support business applications such as Web hosting, e-commerce and bulk file transfer; and (2) asymmetrical digital subscriber line services targeted at consumer applications such as Internet surfing, home shopping and interactive games. In order to offer a broad deployment on a rapid time schedule, the service provider required a solution that would enable it to quickly and easily scale to large proportions.

     The network service provider chose us to anchor its digital subscriber line service offering, and deployed the SMS 1000 as an edge device that performs all of the aggregation, management and conversion functions necessary to deliver router-ready Internet Protocol data streams to the backbone. The network service provider will aggregate as many as 8,000 subscribers per SMS 1000 over high-speed links issuing from various central office sources. The network service provider will be able to handle the extra volume of traffic resulting from high-speed digital subscriber line without adding any more router power to its backbone. Using the SMS 1000's powerful multiple context functionality, the network service provider will deliver wholesale digital subscriber line services.

     INTERNET SERVICE PROVIDER

     One of the largest consumer ISPs was interested in adding broadband access to its portfolio of access services. The ISP was already a leader in traditional dial-up access with hundreds of thousands of subscribers, and was looking to add cable access and asymmetrical digital subscriber line access over various transfer modes. Specifically, the ISP received digital subscriber line capacity from strategic wholesale partners, and cable capacity through an affiliated cable operator. The ISP was facing the issue of how to cost-effectively aggregate subscriber traffic from these different access technologies while maintaining its existing, and highly successful, operational model.

     By using our SMS 1000 in its large subscriber aggregation points, the ISP was able to concentrate its different digital subscriber line and cable feeds using a single vendor's device. Additionally, because the SMS 1000 was fully integrated with the ISP's existing billing and authentication systems, the ISP was able to leverage and retain its many years of operating expertise and continue using its existing operational model with new broadband service offerings.

     INCUMBENT LOCAL EXCHANGE CARRIER AFFILIATE

     An unregulated affiliate of an incumbent local exchange carrier had been operating trials of its digital subscriber line Internet access service in a limited number of communities and households for over a year and planned to announce a much broader service deployment and breakthrough pricing levels. The affiliate needed a highly scalable and production-proven solution to handle the massive demand it expected to receive for its services. It was looking for a solution that would improve upon the router-based architecture already in use in the service trials.

     The affiliate selected our SMS 1000 as the subscriber management platform to aggregate subscriber traffic in its service. Today, SMS 1000s are being deployed in the affiliate's digital subscriber line-enabled subscriber aggregation points to manage live traffic from thousands of subscribers, and the service deployment has been scaling rapidly.

SALES AND MARKETING

     We sell our products through a direct sales force, resellers, and distribution partners. Our direct sales force is located in North America and is focused on the largest service provider, cable operator and carrier opportunities. As of December 31, 1999, our direct sales force consisted of approximately 90 persons located in various cities throughout North America, Europe and Asia.

     We have a variety of marketing programs and initiatives to support the sale and distribution of our products. The audience for these activities includes our sales organization, distribution partners and authorized resellers, existing and prospective customers, and the trade press, analysts and others who are influential in the industry. Marketing activities include participation in technical conferences, preparation of sales tools, business cases, competitive analyses and other marketing collateral, sales training, publication of customer deployments, new product information and educational articles in industry journals, maintenance of our World Wide Web site and direct marketing to prospective customers. We also participate in leading industry tradeshows, such as Networld + InterOp in Las Vegas, where we received an award for Best of Show in May 1998 in the Wide Area Network, or WAN, and remote access devices category. We were also awarded Telecommunications Magazine's "Hot Start-up" award for 1999.

PRODUCTS AND TECHNOLOGY

     Our SMS enables broadband service providers to deliver high-speed Internet access and services by bridging the operational gap between high-speed access equipment in the telco central office or cable/wireless concentration point and network service provider routers connecting to the Internet backbone. Whether deployed at subscriber aggregation points by telecommunications carriers, by cable operators or by service providers, the SMS 500, SMS 1000 and SMS 1800 accept a large concentration of high-speed data traffic from such devices as digital subscriber line concentrators, cable modem termination systems, and wireless termination systems. The SMS 500, SMS 1000 and SMS 1800 apply scalable user configuration and management to the data streams, and then perform all of the translations necessary to convert the traffic to Internet Protocol, relieving the service provider backbone routers of frame translations that can cause congestion on high-volume networks.

     DESCRIPTION OF THE SMS PRODUCT FAMILY

     We currently offer three products: (1) the SMS 500; (2) the SMS 1000; and
(3) the SMS 1800.

     SMS 500. Targeted initially for service provider facilities with fewer subscribers than those using the SMS 1000, we released the SMS 500 for general availability in March 1999. The SMS 500 is a smaller chassis with two modular interface slots and supports up to 2,000 simultaneous subscribers. The SMS 500 supports ATM, Frame Relay and 10/100 megabit Ethernet, as well as T-1 connections.

     SMS 1000. We began shipping the flagship SMS 1000 in December 1997. UUNET, a subsidiary of MCI Worldcom, SBC, Southwestern Bell Information Systems and Pacific Bell Internet, subsidiaries of SBC and GTE have been, since inception, our largest customers in terms of revenues. Other representative customers include Ameritech, Bell Canada, Bell South, Concentric, Earthlink, Flashcom, Korea Telecom, Verio and @Work, a division of @Home. They are representative in terms of, among other things, the type of provider, the mixture of broadband services offered and the mixture of regional versus national deployment. Each SMS 1000 today can support up to 8,000 simultaneous subscribers and is targeted at major ISPs, incumbent and competitive local exchange carriers and cable operators. The chassis consists of six modular interface slots, which can be populated with modules supporting DS-3 and OC-3 ATM, DS-3 Frame Relay, 10/100 megabit Ethernet and other transmission protocols. The product also has E1 and E3 modules for Europe and Asia.

     SMS 1800. We began shipping the SMS 1800 in October 1999. The SMS 1800 is the next-generation version of the SMS 1000 and its target market is the same as that of the SMS 1000. To date, the revenues generated from the SMS 1800 have not been significant.

     SMS OPERATING SYSTEM SOFTWARE

     Our operating system software is an advanced operating system developed to optimize the subscriber management and routing functions in our products. Our operating system software operates on the SMS 500, SMS 1000 and SMS 1800, and was developed specifically to support the aggregation of large numbers of subscriber circuits. It supports a large variety of network protocols in use in the industry today, and provides sophisticated traffic management features.

     In addition, our operating system software supports the routing and bridging of Internet Protocol packets and is capable of running dynamic routing protocols. Our operating system software supports the unique capability to dynamically bind subscriber sessions to services. This capability enables dynamic service selection to be deployed by carriers and service providers alike. Our operating system software also supports the Layer 2 Tunneling Protocol, or L2TP, which is critical to the deployment of virtual private networks by service providers. We are a co-author of the PPP-over-Ethernet specification, a protocol that greatly simplifies broadband access and service provider selection, and the functionality in our operating system software is a leading implementation of this protocol. Another distinguishing feature of our operating system software is its support for multiple contexts, which allows a service provider to partition a single SMS unit into as many as twenty multiple virtual logical devices.

     Some of the key functions that our operating system software supports include:

     Traffic Management Features. Traffic management features, including policing and rate limiting, support the creation of different service classes and provide service providers with predictable traffic behavior for better management of their networks.

     Routing Protocol Support. Our operating system software includes support for various popular routing protocols. In addition, we will continue to leverage and expand the routing protocol support that our product line offers.

     Layer 2 Tunneling Protocol (L2TP). We support Layer 2 Tunneling Protocol, or L2TP, the standard method of building a virtual private network that allows fixed and mobile users, including telecommuters, to simulate a private network using a shared infrastructure, such as the Internet. Virtual private networks also allow mobile users to make secure connections to their corporate intranets or extranets over the public Internet.

     Web-based Management. The Web-based management capabilities in our operating system software allow service providers to streamline operations and simplify troubleshooting through a common, easy-to-use browser interface.

     Bulk Statistics. The bulk statistics capabilities in our operating system software allow service providers access to information that enables them to provide efficient storage and transfer of high volume accounting data.

RESEARCH AND DEVELOPMENT

     We have assembled a team of highly experienced networking engineers with experience at leading communications companies. Our engineering expertise includes routers and routing protocols, access products, ATM/Frame Relay switching, wide area network interfaces and network management. As of December 31, 1999, we employed approximately 100 engineers, with plans to continue expanding all functional areas of the engineering organization. During 1999 and 1998, we spent $21.1 million and $5.7 million, respectively, on research and development.

     Our research and development process is driven by market demand. Product development begins with a comprehensive functional product specification based on input from the product management and sales organizations. In addition, we value feedback from customers and have incorporated a significant amount of customer-requested functionality to date. We are also active in industry bodies and standards committees and utilize information from these organizations in the product development process.

     We are focusing development efforts on, among other things, supporting carrier services and additional industry standards, expanding the capacity of existing products and extending network management capabilities. In addition, we are committed to extending the functionality of our operating system software to enable additional competitive advantage for our customers.

CUSTOMER SERVICE AND SUPPORT

     Our customer service and support organization installs and maintains products sold worldwide by our direct sales force, as well as products sold by our authorized resellers and partners. Generally, our distribution partners and authorized resellers provide installation and first-level, or preliminary, support to their customers, while we provide backup support. Our technical assistance center employs systems engineers who work closely with our direct sales personnel, partners and resellers to assist end users with post-sales support issues. We have retained field systems engineers to provide pre-sales support and installation services for direct sales customers.

MANUFACTURING

     Our manufacturing operations consist primarily of prototype development, materials planning and procurement, final assembly, testing and quality control. We use several independent suppliers to provide printed circuit boards, chassis and subassemblies. In addition, we use a combination of standard parts and components obtained through Wyle Electronics, located in Santa Clara, California. Several key components are purchased from sole or limited sources of supply. See "Risk Factors -- Some of the key components in Redback's products come from single or limited sources of supply."

     We subcontract substantially all of our manufacturing to Electromax, located in San Jose, California. We have developed our own products and specify to Electromax the exact parts necessary to build these products. We or an outside contractor then order and assemble these parts into subassemblies and components and provide these subassemblies and components to Electromax. Electromax then provides the labor to assemble, test and ship our products, pursuant to the exact specifications provided to them by us. While Electromax is currently the sole manufacturer of our products, we are not entirely dependent on Electromax to manufacture our products. We have relationships with two other third-party manufacturers, one of which currently builds our prototypes and both of which have the capacity necessary to assemble, test and ship our products. Because we maintain an inventory of parts sufficient to enable us to continue manufacturing our products for at least two months, we would be able to supply another of our third-party manufacturers with parts to commence the assembly, testing and shipping of our products within a couple of weeks of the loss of any of our third-party manufacturers. However, the loss of any of our third-party manufacturers would prevent us from meeting our scheduled product deliveries to our customers and would materially and adversely affect our business, results of operations and financial condition. See "Risk Factors -- Redback's operating results are likely to fluctuate significantly," and "-- Redback is dependent on a single contract manufacturer."

COMPETITION

     The broadband access markets we are targeting, including digital subscriber line, cable and wireless, are new and rapidly evolving and we expect these markets to become highly competitive in the future. In addition, we expect that new competitors will emerge as the market for broadband access itself evolves due to technological innovation and regulatory changes. We encounter current or potential competition from public and private companies providing routers connecting to the Internet backbone, access concentrators and subscriber aggregation systems.

     Cisco, the leading provider of routers connecting to the Internet backbone, offers products that compete directly with our products, and also provides a comprehensive range of broadband access systems. We expect companies that offer access concentrators and routers to incorporate some subscriber management functionality into their products. These companies include Nortel Networks which recently agreed to acquire Shasta, a private company providing subscriber management services, and Ascend, which has announced its pending acquisition by Lucent. In addition, there are private companies that provide subscriber management features in access concentrators or routing platforms.

     Some of our current and potential competitors, including Cisco, Alcatel, Nortel Networks/Shasta and Lucent/Ascend are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, competitors with large market capitalizations or cash reserves are much better positioned than we are to acquire other companies, including our competitors, and thereby acquire new technologies or products that may displace our product lines. Any of these acquisitions could give the acquiring competitor a strategic advantage that would materially adversely affect our business, results of operations and financial condition.

     Many of our competitors have significantly more established customer support and professional services organizations than we do. In addition, many of our competitors have more extensive customer bases and broader customer relationships than us, including relationships with many of our current and potential customers. Moreover, these competitors often have broader product offerings than we do. These companies can leverage their customer relationships and broader product offerings and adopt aggressive pricing policies to gain market share. As a result, we may not be able to maintain a competitive position against current or future competitors. Our failure to maintain and enhance our competitive position within the market could seriously harm our business, results of operations and financial condition.

PATENTS AND PROPRIETARY RIGHTS

     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of patent, trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. These legal protections afford only limited protection for our technology. We have one patent application pending in the United States and we have no foreign patents or patent applications. Our pending patent application may not result in the issuance of any patents. If any patent is issued, it might be invalidated or circumvented or otherwise fail to provide us any meaningful protection. In addition, we cannot be certain that others will not independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, or disclose our intellectual property or trade secrets, or that we can meaningfully protect our intellectual property. Our failure to protect our intellectual property effectively could have a material adverse effect on our business, financial condition or results of operations. We have licensed technology from third parties for incorporation into our units, and we expect to continue to enter into such agreements for future products. Our licenses may result in royalty payments to third parties, the cross-license of technology by us or payment of other consideration. If our arrangements are not concluded on commercially reasonable terms, our business, financial condition or results of operations could be materially adversely affected.

FACILITIES

     As of December 31, 1999, Redback's principal administrative, sales, marketing and research and development facilities occupied approximately 50,000 square feet in total in Sunnyvale, California pursuant to leases that expire March 2000 and November 2000. In October 1999, we signed a lease agreement for a total of 196,000 square feet in San Jose, California to replace the existing locations as their lease terms expire. We will move our research and development operations into the first 97,000 square foot building in March of 2000. During the first quarter of 2001, the administrative, sales and marketing operations will move into the second building occupying 99,000 square feet. Additionally, we have an option on a third building that is 76,000 square feet. We will continue to monitor our space requirements and will exercise our option should the space become necessary. We have sales offices throughout the United States, including regional sales offices in California, Colorado, Virginia and Washington as well as international offices in Rotterdam, Holland and Singapore. We believe that our existing facilities and facilities for which we have committed, are adequate.

LEGAL PROCEEDINGS

     Redback is not aware of any pending legal proceedings against it that, individually or in the aggregate, would have a material adverse effect on its business, results of operations or financial condition. We may in the future be party to litigation arising in the course of our business, including claims that we allegedly infringe third-party trademarks and other intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                   SIARA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following commentary should be read in conjunction with the financial statements and related notes contained elsewhere in this joint proxy statement/prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "intend" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

     Siara was incorporated in Delaware in March 1998. Activities prior to July 20, 1998, the beginning of our operations, were not significant. Comparisons below have been made between the periods from our inception on July 20, 1998 to December 31, 1998 and the year ended December 31, 1999.

OVERVIEW

     Siara develops and markets optical access networking products that enable electronic network service providers to cost effectively offer their customers data at multiple bandwidths and to quickly create and deploy new high-speed data services. Siara's target customers are competitive local exchange carriers, incumbent local exchange carriers, long distance carriers, Internet service providers, cable operators, foreign telephone companies and wholesale carriers. Our access networking products are designed to allow network services providers to better deploy, manage and optimize the performance of their fiber optic networks.

     Since our inception in 1998, we have incurred substantial costs to develop our technology, to recruit and train personnel for our engineering, marketing and technical support departments, and to establish an administrative organization. As a result, we had an accumulated deficit of $98.4 million as of December 31, 1999. We anticipate that our operating expenses will increase substantially in the future as we further establish our sales and marketing operations, fund greater levels of research and development, broaden our technical support and improve our operational and financial systems. Accordingly, we will need to generate significant revenues to achieve profitability in the future. In addition, our limited operating history makes it difficult for us to predict future operating results, and, accordingly, there can be no assurance that we will achieve profitability in future periods.

     As we have granted stock options to attract and retain key employees, we have recorded unearned stock compensation of $374.4 million during the year ended December 31, 1999. We have also recorded $247.0 million of unearned compensation for grants of options and warrants to nonemployees and other third party vendors. During the year ended December 31, 1999, we recorded amortization expense for these options totaling $68.8 million. The remainder of this unearned compensation will be recorded in the following periods:

     - $290.0 million in the year ending December 31, 2000;

     - $151.8 million in the year ending December 31, 2001;

     - $81.4 million in the year ending December 31, 2002; and

     - $29.4 million in the year ending December 31, 2003.

     The amount of stock compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited. However, when the non-employee options are periodically revalued pursuant to EITF 96-18, the amount of stock compensation expense associated with those options may increase in the future.

     As of December 31, 1999, we had approximately $28 million of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income, which expire in varying amounts beginning in 2018 for federal and 2006 for state tax purposes. We have not recognized any benefit from the loss carryforwards for any period since inception, because of the uncertainty surrounding their realization. The amount of net operating losses that we may utilize in the future may be limited under tax regulations in certain circumstances including a cumulative stock ownership change of more than 50% over a three year period. It is possible that such a change may have already occurred or could occur as a result of this merger.

     We had 186 employees at December 31, 1999, which represents a substantial increase from 39 employees as of December 31, 1998. This rapid growth has placed significant demands on our management and operational resources. To manage our growth effectively, we must implement and improve our operational systems, procedures and controls in a timely manner.

RESULTS OF OPERATIONS

     The year ended December 31, 1999 and the period from inception on July 20, 1998 to December 31, 1998

     Revenue -- We recorded no revenue for the year ended December 31, 1999 and the period from July 20, 1998 to December 31, 1998.

     Research and Development -- Research and development expenses consist primarily of salaries and related expenses for personnel engaged in research and development, fees paid to consultants and outside service providers, material costs, and other expenses related to the design and development of our future products. Research and development expenses were $18.3 million for the year ended December 31, 1999 and $2.7 million for the period from July 20, 1998 to December 31, 1998. The increase in research and development expenses can be largely attributed to an increase in personnel and payroll expenses of $10.2 million and an increase in costs from contractors performing research and development work for Siara of $1.3 million. We believe that a significant level of investment in product research and development is required to remain competitive. Accordingly, we expect to continue to devote substantial resources to product research and development and we expect these expenses to increase in future periods.

     General and Administrative -- General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, marketing, information technology, facilities, and human resources personnel, professional fees and other administrative support costs. General and administrative expenses increased to $6.9 million in the year ended December 31, 1999 from $1.0 million in the period from July 20, 1998 to December 31, 1998. This increase is primarily the result of a $1.9 million increase in personnel and payroll expenses and a $2.2 million increase in office related and professional services expenses. These increases in administrative costs were required to support our growing research and development operations, and we expect these expenses to increase in the future as we expand our information infrastructure and operations.

     Interest and Other Income -- Interest and other income increased to $152,000 in the year ended December 31, 1999 from $8,000 in the period from July 20, 1998 to December 31, 1998. The increase resulted from higher average invested cash balances during the year ended December 31, 1999, as a result of our equity financings in December 1998 and March 1999.

     Interest Expense -- Interest expense for the year ended December 31, 1999 totaled $815,000 versus $14,000 for the period from July 20, 1998 to December 31, 1998. The increase in interest expense is due to increased borrowings to finance the acquisition of property and equipment. Additionally, during this period, interest expense includes $245,000 of noncash charges associated with warrants issued to a lender in connection with the related financing.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through private sales of our capital stock and through borrowings. Our first significant financing was the issuance of Series A preferred stock at $1.50 per share in October 1998, which yielded Siara net cash proceeds of $736,000 and the forgiveness of $1.5 million of outstanding borrowings. In conjunction with this offering, we also raised $735,000 from the sale of common stock. In December 1998 and March 1999, we sold shares of our Series B preferred stock at $1.88 per share, which provided us with aggregate net proceeds of $10.4 million.

     We supplemented these equity financings with borrowings, primarily to fund the acquisition of software and equipment. At December 31, 1998, we had $910,000 outstanding on a bank loan that bore interest at 8%. We paid off this loan in April 1999. We obtained additional financing in the year ended December 31, 1999 in the form of a $3.0 million capital lease line, as well as a loan from ADC Telecommunications, Inc., a stockholder of Siara, of up to $9.5 million bearing interest at the prime rate, which was 8.5% at December 31, 1999. The capital lease line has been fully utilized and bears interest at 8.5%. In connection with the lease line, we granted a warrant to purchase shares of preferred stock. We estimated the value of this warrant using the Black Scholes option pricing model as $754,000, which will be recorded as additional interest expense over the life of the lease. During the year ended December 31, 1999, we recorded noncash interest expense of $234,000 in connection with this warrant. Our ability to draw on the $9.5 million from the ADC loan is tied to reaching certain product development milestones. As of December 31, 1999, $5.8 million in principal and accrued interest was outstanding under this agreement. We also have $3.0 million of subordinated notes outstanding, which bear interest at 12.5%.

     In October 1999, we entered into a loan agreement for borrowings of up to $2.5 million to finance the acquisition of property and equipment. We have since signed two promissory notes for $673,000 and $237,000 with interest accruing at annual rates of 14.83% and 14.7% respectively. In connection with this agreement, we issued a warrant to purchase shares of common stock. We estimated the value of the warrant using the Black-Scholes option pricing model, as $83,000, which will be recorded as additional interest expense over the term of the loan. During the year ended December 31, 1999, we recorded noncash interest expense of $11,000 in connection with this warrant.

     In connection with the proposed merger with Redback, we entered into a loan agreement with Redback for borrowings of up to $25.0 million at certain specified dates through May 1, 2000. The borrowings bear interest at the prime rate (8.5% at December 31, 1999). We may convert the loan balance and accrued interest into shares of common stock at $13.39 per share. If the merger is terminated, the loan and accrued interest will mature six months after such termination unless we elect to convert the loan into shares of common stock. The outstanding principal balance for this loan was $4.0 million at December 31, 1999.

     Cash provided from financing activities totaled $20.8 million for the year ended December 31, 1999 and $10.3 million in the period from July 20, 1998 to December 31, 1998. For the period from inception (July 20, 1998) to December 31, 1998, these funds were used to cover purchases of software and equipment of $1.6 million and the remaining cash of $2.4 million was used in operating activities. At December 31, 1998, we maintained cash and cash equivalents of $6.4 million. During the year ended December 31, 1999, we used $6.7 million in investing activities principally for the acquisition of software and equipment and $20.2 million to fund operating activities. At December 31, 1999, we maintained cash and cash equivalents of $277,000.

     Given our rapid growth and continued operating losses, we will need to obtain additional financing to cover our projected cash flows over the next twelve months. Accordingly, if the merger with Redback is not completed, we will be required to seek additional equity or debt financing from other third party investors to meet our anticipated cash needs for working capital and capital expenditures for the next twelve months. Further, if the merger agreement is terminated because Siara's board of directors fails to recommend the merger or because it recommends an extraordinary transaction other than this merger or because Siara enters into a definitive agreement relating to an extraordinary transaction other than this merger, then Siara will be obligated to pay Redback a termination fee of $135 million. However, in the event that the merger is terminated by Redback, Redback may be required to pay termination fees of $135 million to us, or provide us with an additional loan of $25 million, depending on the reason for the termination.

NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Financial Instruments and Hedging Activities," or SFAS No. 133, which establishes methods of accounting for derivative financial instruments and hedging activities. Because Siara currently holds no derivative instruments and does not engage in hedging activities, Siara expects that the adoption of SFAS No. 133 will have no impact on its financial position, results of operations or cash flows. Siara will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

MARKET RISK

     We do not use derivative financial instruments. However, we are exposed to certain market risks from our variable rate borrowings. To analyze the impact of this market risk exposure on our company, we performed a sensitivity analysis assuming a hypothetical change in interest rates. Based on the balances outstanding at December 31, 1999, if interest rates were to increase by 10%, our annual interest expense would increase by approximately $156,000. This estimated loss is not necessarily indicative of the actual exposure we may face in the future if interest rates increase.

YEAR 2000

     We have not experienced any problems with our computer systems relating to such systems being unable to recognize appropriate dates related to the year 2000. We are also not aware of any material problems with our suppliers. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruption as a result of any year 2000 issues.

                                SIARA'S BUSINESS

     Siara develops and markets optical access networking products that enable network service providers to cost effectively offer their customers data at multiple bandwidths and to quickly create and deploy new high-speed data services. Siara's target customers are competitive local exchange carriers, incumbent local exchange carriers, long distance carriers, Internet service providers, cable operators, foreign telephone companies and wholesale carriers, all of which we refer to as network service providers. We believe that the use of networks for communications will continue to grow rapidly and that existing public communications networks will be unable to meet the demands of high-speed data applications that are driving network growth. As data traffic on public networks continues to grow at rates that surpass available network capacity, we believe that network service providers will require new solutions to relieve network congestion and create new data services. Our access networking products are designed to address these problems by allowing network services providers to better deploy, manage and optimize the performance of their fiber optic networks.

     Siara has assembled an experienced engineering team with ASIC, optical transport and IP software expertise to develop and manufacture its platform. We are developing a multi-service access networking platform designed to rapidly provision new value-added IP services, support all legacy services and to decrease network operating costs and increase the efficiency of bandwidth delivery within congested transport networks. Our product, the Siara 2000, is designed to support any traffic interface from DS-1, operating at 1.54 megabits per second, to OC-192, operating at 10 gigabits per second. While traditional SONET transport system architectures have been optimized for voice-only services, our system is designed to support voice services as well as IP, ATM and frame relay in a single, compact platform. It is also designed to support emerging broadband access traffic.

     The Siara 2000 is designed to provide a cost-effective solution for network service providers by enabling them to rapidly deploy a wide range of applications and revenue-generating services. The Siara 2000 product is based on a common software architecture that we believe will accelerate our release of new products and enable our customers to upgrade their networks without significant new capital equipment investment or retraining expenses.

     Our system is designed to easily and quickly provision new data service and respond to unpredictable network growth and usage, enabling our network service provider customers to quickly take advantage of future revenue opportunities. The Siara 2000 is designed to support over-subscription of bandwidth to avoid wasted bandwidth that is otherwise dedicated to accommodating peak volumes of data traffic. Our system is designed to support Siara 2000 plug-ins which makes the system scalable to higher transmission speeds. Our software-based provisioning system delivered within the Siara 2000 is designed to support a comprehensive set of traffic and service types.

     Our Siara 2000 system was designed to be shipped, installed and configured more quickly than legacy transport and routing equipment. Rapid service provisioning is achieved through eliminating the need to make modifications to the hardware elements of the network and through an innovative route assignment architecture that simplifies the installation process and enables the efficiency of sending information across legacy transport networks. The ASICs incorporated into our product enable service providers to scale capacity from relatively low-speed DS-1 electrical interfaces operating at 1.54 megabits per second to OC-3 optical interfaces at 155 megabits per second to higher speed OC-12 optical interfaces at 622 megabits per second to OC-192 optical transport at 10 gigabits per second without any changes in network hardware other than a modular line card swap. This can eliminate the need for a complete replacement of existing equipment and preserve existing investments and minimizes the risk of downtime and the cost of equipment redundancy. Changes or upgrades to the system can be performed without any interruption of service.

     We believe that network service providers will require a new set of capabilities, including increased network processing power, functional integration, end-user service tunability and customization, rapid and dynamic provisioning, and end-to-end network management. Our products are designed to address the current and future needs of network service providers by offering an end-to-end networking solution with the following benefits:

     - improved flexibility and scalability of our customers' networks without the long lead times and large capital expenditures currently required for a network buildout;

     - more rapid deployment by network service providers of increased bandwidth and new services;

     - the ability to rapidly introduce new features into our product, allowing network service providers to offer new services to their customers; and

     - increased functionality and improvement of performance of our customers' networks without sacrificing their existing equipment and infrastructure investments.

     The following access networking products are currently under development by
Siara:

     - Siara 2000. The Siara 2000 is designed to support any traffic interface from DS-1, operating at 1.54 megabits per second, to OC-192, operating at 10 gigabits per second, in a single, compact system. The Siara 2000 is designed to provide a cost-effective solution for network service providers by enabling them to rapidly deploy a single element that is capable of optical transport, IP routing and other revenue-generating services.

     - NetOp Software. Our product line will share a common software base. This software foundation is designed to allow us to minimize product development time by leveraging the software architecture across multiple product lines. Our software architecture is designed to give network service providers the tools to continue to evolve and improve their networks without replacing the existing infrastructure. In addition, the software is designed to enable network service providers to rapidly integrate new optical technology and functionality into their networks with a relatively small amount of effort, training and incremental investment. We believe that features of our software will allow network service providers to respond quickly to their customers' needs. New advances in optical networking components, including new lasers, filters and amplifiers, can also be integrated within this software-based environment.

     We use a direct sales force to promote and market our products to service providers. We work collaboratively with our prospective customers to help them identify and create new services that they can offer to their customers. We believe that this assistance is an integral aspect of our sales and marketing efforts.

BACKGROUND ON SIARA

     We were originally incorporated in March 1998 under the name Telis, Inc. In July 1998, we changed our name to Siara Systems, Inc. and commenced our operations when a group of founding employees left Cerent Corporation to become employees of Siara.

     In October 1998, Siara and Cerent entered into a technology license agreement, pursuant to which Cerent granted Siara a non-exclusive license to technology related to two of Cerent's integrated circuits and parts of Cerent's system-level hardware technology. In addition, Siara acquired Cerent's Canadian subsidiary, which had title to Cerent's EMS software. The parties amended this agreement in February 1999. Pursuant to the amendment, the amount to be paid by Siara for this license was reduced, the assets and liabilities related to the EMS software were transferred to Siara, and Cerent formally transferred to Siara all of the outstanding shares of its Canadian subsidiary. In addition, Siara reimbursed Cerent for a portion of Siara's start-up costs.

     From July through September 1998, we funded our operations through bridge loans from entities affiliated with Kleiner Perkins Caufield & Byers. In late 1998, we raised funds by selling shares of our common stock, Series A preferred stock and Series B preferred stock to entities affiliated with Kleiner Perkins and Norwest Venture Partners, both of which were significant investors in Cerent at the time.

     In March 1999, we raised additional funds by selling shares of our Series B preferred stock to ADC Telecommunications, Inc. We also entered into a loan agreement providing for a line of credit of up to $9.5 million from ADC.

     In December 1999, we entered into an Original Equipment Manufacturer Agreement with ADC providing for the distribution of our products, either alone or together with specific products developed by ADC. Pursuant to this agreement, each of ADC and Siara has the right to distribute in a specified market, specific products of the other party on an exclusive basis. Both Siara and ADC have agreed not to market or promote products that are similar to these products of the other company, subject to specified limitations. This agreement is effective until March 2002, and will automatically extend for an additional three year term under certain circumstances.

     In November 1999, we entered into a credit agreement with Redback under which Redback agreed to loan us up to $25.0 million, of which we have borrowed $8.0 million as of the date of this joint proxy statement/prospectus.

     Siara's executive offices are located at 1195 Borregas Avenue, Sunnyvale, California, and the telephone number is (408) 548-9300.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following summary of Redback's common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, Redback's certificate of incorporation and bylaws and by the provisions of applicable law. The authorized capital stock of Redback consists of 80,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of the close of business on December 31, 1999, 43,896,937 shares of common stock, no shares of preferred stock, options to purchase 7,949,875 shares of common stock and warrants to purchase 59,000 shares of common stock were issued and outstanding.

COMMON STOCK

     As of January 31, 2000, the record date, there were 43,731,102 shares of common stock outstanding that were held of record by approximately 541 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any preferred stock that may be issued, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of Redback, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, that may be issued. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this merger will be fully paid and nonassessable.

WARRANTS

     There are two warrants to purchase common stock. There is one warrant outstanding to purchase 9,000 shares of common stock at $6.50 per share, which expires on March 29, 2002, and one warrant outstanding to purchase 50,000 shares of common stock at $11.50 per share, which expires on May 18, 2002.

PREFERRED STOCK

     The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Redback without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, Redback has no plans to issue any of the preferred stock.

REGISTRATION RIGHTS

     Pursuant to the terms of an amended and restated Investors' Rights Agreement, some holders of Redback's common stock are entitled to rights with respect to the registration of their shares under the Securities Act. Under the terms of Redback's agreement with the holders of these shares, if Redback proposes to register any of its securities under the Securities Act, either for Redback's own account or for the account of other stockholders exercising registration rights, these holders are entitled to notice of that registration and are entitled to include shares of their registrable common stock therein. Additionally, these holders are also entitled to demand registration rights pursuant to which they may require Redback to file a registration statement under the Securities Act at Redback's expense with respect to their shares of common stock, and require Redback to use its best efforts to effect that registration. Further, the holders of these demand rights may require Redback to file additional registration statements on Form S-3. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in that registration and Redback's right not to effect a requested registration within six months following an offering of Redback securities, including the offering made hereby.

EFFECT OF SELECTED PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTITAKEOVER STATUTE

     Redback is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 of Delaware law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the interested stockholder became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner.

SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS

     Redback's certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that Redback's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of Redback's capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Redback. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage transactions that may involve an actual or threatened change of control of Redback. These provisions are designed to reduce the vulnerability of Redback to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for Redback shares and, as a consequence, they also may inhibit fluctuations in the market price of Redback shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in Redback management.

AUTHORIZED BUT UNISSUED SHARES

     Redback's authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares maybe utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for Redback common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the merger, approximately 73 million shares of common stock will be outstanding. These shares will be freely tradable without restriction under the Securities Act, except for the shares held by "affiliates" of the combined company (within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act). The resale of those shares will be subject to the limitations of Rule 144 or Rule 145, as applicable. In general, under Rule 144 as currently in effect, persons who may be deemed affiliates of the combined company or affiliates of Redback or Siara prior to the merger would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the combined company's common stock (approximately 7.3 million shares upon completion of the merger) or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the combined company. In general, under Rule 145, affiliates of the combined company (which generally is defined to include affiliates of Redback and Siara prior to the merger) would also be subject to the above restrictions on sales of the combined company's common stock.

     In addition, a person or persons whose shares are aggregated who has not been an affiliate of the combined company at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

OPTIONS

     Any Redback employees or consultants who purchased shares pursuant to a written compensatory plan or contract is entitled to sell pursuant to a registration statement on Form S-8 filed by Redback after its initial public offering, or rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions.

MARKET STAND-OFF

     Under the merger agreement, for a period of up to 180 days following the merger, stockholders, option holders and warrant holders of Siara may not sell their shares of Redback common stock acquired in the merger, except under limited circumstances, pursuant to the terms of the merger agreement.

              MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

     The following table sets forth certain information regarding our directors and executive officers as of the effective date of the merger:

                  NAME                    AGE                      POSITION
                  ----                    ---                      --------
Dennis L. Barsema.......................  45    Chief Executive Officer and Director
Vivek Ragavan...........................  47    President, Chief Operating Officer and Director
Craig M. Gentner........................  53    Senior Vice President of Finance, Chief
                                                  Financial Officer and Corporate Secretary
William H. Kind.........................  44    Senior Vice President of Marketing
Randall J. Kruep........................  38    Senior Vice President of Worldwide Sales
Pankaj S. Patel.........................  46    Senior Vice President of Engineering
James R. Flach..........................  52    Director
Promod Haque............................  51    Director
Vinod Khosla............................  44    Director
William Kurtz...........................  42    Director
Pierre R. Lamond........................  69    Director, Chairman of the Board
Daniel J. Warmenhoven...................  49    Director

     Dennis L. Barsema has served as Redback's President and Chief Executive Officer and has been a director since joining Redback in November 1997. Upon the effective date of the merger, Mr. Barsema will continue to serve as Redback's Chief Executive Officer and as a director. Prior to November 1997, Mr. Barsema was the Senior Vice President and General Manager at Centigram, a telecommunications company, from January 1996 to November 1997. From October 1993 to December 1995, he served as Vice President at SoftSwitch, a telecommunications company. Prior to that time, he served as Vice President at Primary Access and AT&T Paradyne. Mr. Barsema holds a BS in Business Management from Northern Illinois University.

     Vivek Ragavan will become President, Chief Operating Officer and a director of Redback upon the effective date of the merger. Mr. Ragavan has served as the President and Chief Executive Officer of Siara since February 1999. Prior to that time, from February 1996 to February 1999, Mr. Ragavan was President of the Residential Broadband Group of ADC Telecommunications, Inc., a telecommunications equipment company. Prior to that time, from November 1991 to February 1996, Mr. Ragavan served as Vice President of Engineering at General Instrument, a telecommunications equipment company. Mr. Ragavan holds a BS in Electrical Engineering from Northwestern University and an MS in Electrical Engineering from Cornell University.

     Craig M. Gentner has served as Vice President of Finance, Chief Financial Officer and Corporate Secretary of Redback since October 1999. After completion of the merger, he will become our Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary. From July of 1989 to December of 1998, Mr. Gentner was the Senior VP of Finance and CFO for Network Equipment Technologies, a leading supplier of multi-service wide area networking equipment company. Mr. Gentner holds a BS in Accounting from the University of Utah.

     William H. Kind will become Senior Vice President of Marketing for Redback upon the effective date of the merger. Mr. Kind has served as the Chief Operating Officer of Siara since November 1999. Prior to that time Mr. Kind was the President of Access Networks for Lucent Technologies after its merger with Ascend Communications. From October 1996 to May 1999, he served first as the Corporate Vice President of Engineering and then as Senior Vice President of Access Systems at Ascend Communications. Prior to that time, he served as Senior Director at Cisco Systems and held various management positions at Hewlett Packard. Mr. Kind holds a BS in Electrical Engineering from San Jose State University and an MS in Electrical Engineering from University of California at Davis.

     Randall J. Kruep has served as Vice President of Worldwide Sales of Redback since January 1999. He will become Senior Vice President of Worldwide Sales for Redback upon the effective date of the merger. From September 1997 to January 1999, Mr. Kruep served as Redback's Vice President of Sales. Previously, Mr. Kruep was Senior Director of Telecom Sales for Fore Systems, an ATM/switching company, from May 1996 to July 1997. Prior to that time, he was a Regional Sales Manager at Cisco, a networking company, from May 1992 to May 1996. From May 1982 to May 1992 he was Director of Sales at Motorola in the Information Systems Group. Mr. Kruep holds a BA in Finance and Communications from Southern Illinois University and an MBA from Fontbonne College.

     Pankaj S. Patel will become the Senior Vice President of Engineering of Redback upon the effective date of the merger. Mr. Patel has served as the Senior Vice President of Engineering of Siara since September 1999. Prior to that time, Mr. Patel was Senior Director of Engineering at Cisco, a networking company, from July 1996 to September 1999. Prior to that time, from March 1993 to July 1996, Mr. Patel served as Executive Director of Engineering at Stratacom, Inc., a networking company. Mr. Patel holds a BE (Hons) in Electrical Engineering from Birla Institute of Technology and Science and an MS in Electrical Engineering from the University of Wisconsin-Madison.

     James R. Flach has served as a director of Redback since January 1997. From January 1997 to November 1997, Mr. Flach served as President and Chief Executive Officer of Redback. Mr. Flach has been a partner of Accel Partners, a venture capital firm, since September 1992. He currently serves as Chairman of Sentient Networks, a multi-service access switch company, and is also a director of Hybrid Networks, a broadband access equipment company. Additionally, Mr. Flach serves on the board of a number of private companies. Mr. Flach holds a BS in Physics from Rensselaer Polytechnic Institute and an MS in Applied Mathematics from the Rochester Institute of Technology.

     Promod Haque will become a director of Redback upon the effective date of the merger. Mr. Haque joined Norwest Venture Partners in November 1990 and is a general partner of Itasca VC Partners VII, LLP, which is the general partner of Norwest Venture Partners VII, L.P. Mr. Haque currently serves as a director of Extreme Networks, Ondisplay, Primus Knowledge Solutions, Showcase, Transaction Systems Architects and several privately held companies. Mr. Haque holds a BS in Electrical Engineering from the University of Delhi, India, an MS and Ph.D in Electrical Engineering from Northwestern University and an MM from the J.L. Kellogg Graduate School of Management, Northwestern University.

     Vinod Khosla will become a Redback director upon the effective date of the merger. Mr. Khosla has been a General Partner with the venture capital firm of Kleiner Perkins Caufield & Byers from February 1986 to the present and has served on the board of Siara since October 1998. Mr. Khosla was a co-founder of Daisy Systems and the founding Chief Executive Officer of Sun Microsystems, Inc. Mr. Khosla also serves on the boards of Asera, Concentric Network, Corio Inc., Corvis Corporation, Doublebill.com, Juniper Networks, Siara and QWEST Communications, plus several other private companies. He has a BSE from the Indian Institute of Technology in New Delhi.

     William Kurtz has served as a Redback director since October 1999. Mr. Kurtz has served as Chief Financial Officer of Scient since August 1998. Before joining Scient, Mr. Kurtz served in various capacities at AT&T from July 1983 to August 1998, including Vice President of Cost Management and Chief Financial Officer of AT&T's Business Markets Division. Mr. Kurtz is a certified public accountant and received a Bachelor of Science in Accounting from Rider University and a Master of Science in Management from the Stanford University Graduate School of Business.

     Pierre R. Lamond has served as Redback's Chairman of the Board since November 1996. Mr. Lamond has been a partner with Sequoia Capital, a venture capital firm, since 1981. He is currently the Chairman of Vitesse Semiconductor, a semiconductor company. Additionally, Mr. Lamond serves on the board of a number of private companies. Prior to joining Sequoia, Mr. Lamond was a founder and technical director of National Semiconductor and the general manager of its Integrated Circuit Division. Mr. Lamond holds an MS in Electrical Engineering from Northeastern University and an MS in Physics from Toulouse University.

     Daniel J. Warmenhoven has served as a Redback director since January 1998. Mr. Warmenhoven has been President, Chief Executive Officer and a Director of Network Appliance, a network data storage devices company, since October 1994. Prior to that time, Mr. Warmenhoven served as Chairman, President and Chief Executive Officer of Network Equipment Technologies. Prior to joining Network Equipment Technologies, he spent five years with Hewlett-Packard serving in a number of senior management positions. Before that time, he served thirteen years with IBM. Mr. Warmenhoven holds a BS in Electrical Engineering from Princeton University.

     Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers.

INDEMNIFICATION

     In March 1999, the board of directors authorized Redback to enter into indemnification agreements with each of our directors and executive officers. The form of indemnification agreement provides that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, against any and all of their expenses incurred by reason of their status as a director or executive officer.

     Our certificate of incorporation and bylaws each contain provisions relating to the limitation of liability and indemnification of our directors and officers. Our certificate of incorporation provides that our directors will not be personally liable to Redback or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

     - for any breach of the director's duty of loyalty to Redback or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derives any improper personal benefit.

     This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware General Corporation law.

     Our certificate of incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The foregoing provisions of our certificate of incorporation are not intended to limit the liability of our directors or officers for any violation of applicable federal securities laws.

     In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that

     - we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

     - we may, in our discretion, indemnify other current and former employees of Redback as provided by the Delaware General Corporation Law;

     - to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and officers in connection with a legal proceeding provided such officer or director acted in good faith and in a manner he reasonably believed to be in the best interests of Redback.

     - the rights conferred in the bylaws are not exclusive; and

     - any retroactive amendment of our bylaw provisions relating to indemnification shall not affect any indemnification rights or obligations relating to any pre-existing state of facts.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation, for the fiscal years ended December 31, 1999 and December 31, 1998, paid to or accrued by those executive officers of Redback and Siara who are expected to become executive officers, including the chief executive officer, of the combined company.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                        ANNUAL COMPENSATION                AWARDS
                                                ------------------------------------    ------------
                                                                        OTHER ANNUAL     SECURITIES
                                                                        COMPENSATION     UNDERLYING
  NAME AND PRINCIPAL POSITION     FISCAL YEAR   SALARY($)   BONUS($)        ($)          OPTIONS(#)
  ---------------------------     -----------   ---------   --------    ------------    ------------
Dennis L. Barsema...............     1999       $225,000    $100,000      $    --               --
  Chief Executive Officer and        1998        180,000      90,000           --               --
  Director
Vivek Ragavan(3)................     1999        211,538      63,461      140,768(4)     1,200,000(1)
  President, Chief Operating
  Officer and Director
Craig M. Gentner(5).............     1999         45,000(6)       --           --          250,000(2)
  Senior Vice President of
  Finance, Chief Financial
  Officer and Corporate
  Secretary
William H. Kind(7)..............     1999         25,000(8)       --           --          675,000(1)
  Senior Vice President of
  Marketing
Randall J. Kruep................     1999        125,000     275,000(9)        --               --
  Senior Vice President of           1998         90,000     135,442(9)    53,000(10)      150,000(2)
  Worldwide Sales
Pankaj S. Patel(11).............     1999         61,923(12)       --           7(13)      550,000(1)
  Senior Vice President of
  Engineering

-------------------------

 (1) Represents shares of Siara common stock.
 (2) Represents shares of Redback common stock.
 (3) Mr. Ragavan joined Siara in February, 1999.
 (4) Represents reimbursement for relocation expenses and premiums paid by Siara for life insurance.
 (5) Mr. Gentner joined Redback in October, 1999.
 (6) Represents the total amount of compensation Mr. Gentner received in 1999. Annualized salary for 1999 was $200,000.
 (7) Mr. Kind joined Siara in November, 1999.
 (8) Represents the total amount of compensation Mr. Kind received in 1999. Annualized salary for 1999 was $250,000.
 (9) Represents commission income.
(10) Represents reimbursement for relocation expenses.
(11) Mr. Patel joined Siara in September, 1999.
(12) Represents the total amount of compensation Mr. Patel received in 1999. Annualized salary for 1999 was $230,000.
(13) Represents premiums paid by Siara for life insurance.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth stock options granted to the named officers of the combined company in the last fiscal year. No stock appreciation rights were granted to these individuals during that year.

                                                                               POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      % OF TOTAL                                ASSUMED ANNUAL RATE OF
                        SECURITIES       OPTIONS                               STOCK PRICE APPRECIATION FOR
                        UNDERLYING      GRANTED TO    EXERCISE                        OPTION TERM(4)
                          OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION   -----------------------------
        NAME           GRANTED(#)(1)     1999(2)      ($/SH)(3)      DATE          5%($)          10%($)
        ----           -------------   ------------   ---------   ----------   -------------   -------------
Vivek Ragavan........   1,200,000(5)       12.6%       $  0.19       2/1/09         143,388         363,373
Craig M. Gentner.....     250,000(6)        4.5         120.00     10/18/09      18,866,839      47,812,274
William H. Kind......     675,000(5)        7.1           2.00     11/17/09         849,008       2,151,552
Pankaj S. Patel......     550,000(5)        5.8           0.95      9/26/09         328,597         832,730

-------------------------
(1) Each of the options listed in the table is immediately exercisable. The shares purchasable under the options may be repurchased by Redback or Siara, as applicable, at the original exercise price paid per share if the optionee ceases service before vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of 12 months of service from the vesting start date and the balance in a series of equal monthly installments over the next three years of service thereafter. The option shares will vest upon an acquisition of Redback or Siara, as applicable, by merger or asset sale, unless our repurchase right with respect to the unvested option shares is transferred to the acquiring entity.

(2) With respect to Craig Gentner, this percentage is based on options to purchase a total of 5,585,000 shares of Redback common stock granted to Redback employees during the 12 months ended December 31, 1999. As to all other listed employees, this percentage is based on options to purchase a total of 9,512,000 shares of Siara common stock granted to Siara employees during the 12 months ended December 31, 1999.

(3) The exercise price was equal to the fair market value of common stock as valued by the board of directors of Redback or Siara, as applicable, on the date of grant. In determining this fair market value, the board of directors took into account the purchase price paid by investors for shares of preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock) and an evaluation by the board of directors of revenues, operating history and prospects. The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Redback and Siara may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. See footnote 3 for information on how the fair market value of our common stock was estimated. The current market price is higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants would be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the current market price.

(5) Represents shares of Siara common stock.

(6) Represents shares of Redback common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides summary information concerning options exercised by and the value of stock option holdings of the named officers for the fiscal year ended December 31, 1999. No stock appreciation rights were exercised by the named officers in fiscal year 1999, and no stock appreciation rights were outstanding at the end of that year.

                                                                                     VALUE OF
                                                          NUMBER OF SECURITIES      UNEXERCISED
                                                               UNDERLYING          IN-THE-MONEY
                                                          UNEXERCISED OPTIONS       OPTIONS AT
                                                            AT DECEMBER 31,      DECEMBER 31, 1999
                               SHARES          VALUE            1999 (#)                ($)
                            ACQUIRED ON      REALIZED     --------------------   -----------------
          NAME             EXERCISE(#)(1)     ($)(2)      VESTED     UNVESTED    VESTED   UNVESTED
          ----             --------------   -----------   -------   ----------   ------   --------
Vivek Ragavan............    1,200,000          $0           0              0      $0        $0
William H. Kind..........      675,000           0           0              0       0         0
Pankaj S. Patel..........      550,000           0           0              0       0         0

-------------------------
(1) Represents shares of Siara common stock. As of December 31, 1999, these shares were subject to repurchase by Siara at the original exercise price paid per share, if the optionee ceases service with Siara before vesting in such shares.

(2) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

                       PRINCIPAL STOCKHOLDERS OF REDBACK

     The following table sets forth the beneficial ownership of Redback common stock as of December 31, 1999 and as adjusted to reflect the sale of the common stock offered hereby for: (1) each person who is known by us to beneficially own more than 5% of our common stock; (2) the chief executive officer and each of our executive officers, (3) each of our directors; and (4) all of our directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentage of beneficial ownership prior to the merger for the following table is based on 43,896,937 shares of common stock outstanding as of December 31, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Common stock subject to options currently exercisable within 60 days of December 31, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Redback Networks Inc., 1389 Moffett Park Drive, Sunnyvale, CA 94089.

                                                                                   PERCENTAGE OF
                                                                                SHARES BENEFICIALLY
                                                          SHARES BENEFICIALLY     OWNED PRIOR TO
   NAME AND ADDRESS (IF APPLICABLE) BENEFICIAL OWNER           OWNED(1)            THE MERGER(1)
   -------------------------------------------------      -------------------   -------------------
EXECUTIVE OFFICERS AND DIRECTORS
Dennis J. Barsema.......................................       1,300,710               2.96%
Craig M. Gentner........................................               0                  *
Randall J. Kruep(1).....................................         504,300                1.1%
James R. Flach(2).......................................         389,942                  *
William Kurtz(3)........................................          49,982                  *
Pierre R. Lamond(4).....................................       2,865,301                6.5%
Daniel J. Warmenhoven...................................         150,000                  *
OTHER 5% STOCKHOLDERS
Entities affiliated with Sequoia Capital(5).............       2,463,134                5.6%
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025
All executive officers and directors as a group (7
  persons)(6)...........................................       2,797,101                6.4%

-------------------------
 *  Represents beneficial ownership of less than 1%.

(1) Includes 408,300 shares and options immediately exercisable for 90,000 shares owned individually by Mr. Kruep, 2,000 shares owned by the Julia Kruep Trust dated May 14th, 1999, 2,000 shares owned by the Andrew Kruep Trust dated May 14th, 1999 and 2,000 shares owned by the Christian Kruep Trust dated May 14th, 1999.

(2) Includes 339,942 shares and options immediately exercisable for 50,000 shares owned individually by Mr. Flach.

(3) Includes options immediately exercisable for 49,900 shares.

(4) Includes 61,442 shares and options immediately exercisable for 50,000 shares owned individually by Mr. Lamond, 180,973 shares owned by the Pierre R. and Christine E. Lamond Trust dated

    November 22, 1985, 109,752 shares held in the David A. Lamond Trust dated November 16, 1992, 70,101 shares held by Sequoia 1995 LLC, 2,270 shares held by Sequoia 1997, 2,256,168 shares held by Sequoia Capital VII, 130,567 shares held by Sequoia Technology Partners VII and 4,028 shares held by SQP 1997. Mr. Lamond disclaims beneficial ownership of the shares held by Sequoia 1995 LLC, Sequoia 1997, Sequoia Capital VII, Sequoia Technology Partners VII and SQP 1997, except to the extent of his pecuniary interest therein.

(5) Includes 70,101 shares held by Sequoia 1995 LLC, 2,270 shares held by Sequoia 1997, 2,256,178 shares held by Sequoia Capital VII, 130,567 shares held by Sequoia Technology Partners VII and 4,028 shares held by SQP 1997.

(6) Includes options immediately exercisable for 239,900 shares.

                        PRINCIPAL STOCKHOLDERS OF SIARA

     The following table sets forth information, as of December 31, 1999, known to Siara with respect to the beneficial ownership of Siara capital stock by:

     - each stockholder known by us to be the beneficial owner of more than 5% of Siara's capital stock;

     - each director;

     - each person who served as our chief executive officer in 1999 and the two other individuals who were serving as executive officers on December 31, 1999; and

     - all current directors and executive officers as a group.

     Applicable percentage ownership in the following table is based on 24,025,396 shares of Siara capital stock, consisting of 16,969,491 shares of common stock, 1,500,000 shares of Series A preferred stock and 5,555,905 shares of Series B preferred stock outstanding as of December 31, 1999. The table treats as outstanding, for purposes of calculating each specific stockholder's percent ownership, all shares subject to options held by the stockholder that are exercisable within 60 days after December 31, 1999. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in this table is c/o Siara Systems, Inc., 1195 Borregas Avenue, Sunnyvale, California 94089.

                                                                                 PERCENT OF
                                                        AMOUNT AND NATURE OF     OUTSTANDING
               NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP    CAPITAL STOCK
               ------------------------                 --------------------    -------------
Vinod Khosla(1).......................................        6,931,915             28.9%
Kleiner Perkins Caufield & Byers VIII, L.P.
2750 Sand Hill Road
Menlo Park, CA 94025
Promod Haque(2).......................................        2,925,532             12.2
  Norwest Venture Partners VII, L.P.
  245 Lytton Street, Suite 250
  Palo Alto, CA 94301
William J. Cadogan(3).................................        1,881,703              7.8
  ADC Telecommunications, Inc.
  P.O. Box 1101
  Minneapolis, MN 55440-1101
Vivek Ragavan.........................................        1,200,000              5.0
William H. Kind.......................................          675,000              2.8
David Stiles..........................................          600,000              2.5
Pankaj S. Patel.......................................          550,000              2.3
S. Atiq Raza(4).......................................           10,000                *
All executive officers and directors as a group (7
  persons)............................................       14,174,150             59.0%

-------------------------
 *  Represents beneficial ownership of less than 1%.

(1) The share number includes 4,515,840 shares of common stock, 1,382,400 shares of Series A preferred stock and 490,213 shares of Series B preferred stock held of record by Kleiner Perkins Caufield & Byers VIII, L.P.; 261,660 shares of common stock, 80,100 shares of Series A preferred stock and 28,404 shares of Series B preferred stock held of record by KPCB VIII Founders Fund, L.P.; and 122,500 shares of common stock, 37,500 shares of Series A preferred stock and 13,298 shares of Series B preferred stock held of record by KPCB Information Sciences Zaibatsu Fund II,

L.P. Mr. Khosla is a director of Siara and a general partner of KPCB VII Associates, L.P., which is the general partner of Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P. and KPCB Information Sciences
     Zaibatsu Fund II, L.P. Each fund disclaims beneficial ownership of the shares held by the other. Additionally, Mr. Khosla disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest therein.

(2) The share number represents 2,925,532 shares of Series B preferred stock held of record by Norwest Venture Partners VII, L.P. Mr. Haque is a director of Siara and a general partner of Itasca VC Partners VII, LLP, which is the general partner of Norwest Venture Partners VII, L.P. Mr. Haque disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest therein.


(3) The share number represents 1,861,703 shares of Series B preferred stock held of record by ADC Telecommunications, Inc. and 20,000 shares of common stock held of record by Mr. Cadogan. Mr. Cadogan is a director of Siara and the Chairman of the board of directors, President and Chief Executive Officer of ADC Telecommunications, Inc. Mr. Cadogan disclaims beneficial ownership of all the securities listed above, except for the shares held directly by him.


(4) Mr. Raza is a director of Siara.

                       REDBACK RELATED PARTY TRANSACTIONS

     There has not been, nor is there currently proposed, any transaction or series of similar transactions to which Redback was or is to be a party in which the amount involved exceeds $60,000 and in which any person who is a director or executive officer of Redback, had or will have a direct or indirect interest other than the following:

     - In December 1997, we loaned $104,696 to Dennis Barsema, our president, chief executive officer and a director, under a promissory note. The note accrues interest at a rate of 5.81% compounded annually and expires on December 3, 2000, on which date all unpaid interest and principal is due on demand. $117,330 of this note is currently outstanding, plus accrued interest.

     - In January 1998, we advanced $210,626 to Mr. Barsema for the purchase of 2,106,960 shares of Redback common stock pursuant to a subscription agreement dated December 1997. The principal balance of this note, together with interest accrued and unpaid to date, is due and payable in January 2002. Interest will accrue under the note on any unpaid principal balance at the rate of 5.93% per annum, compounded annually. $143,368 of this note is currently outstanding, plus accrued interest. The note is secured by a pledge of the purchased common stock.

     - James R. Flach, a director of Redback, exercised an option to purchase 300,000 shares of Redback common stock on February 18, 1997. Mr. Flach purchased 4,875 shares of Redback Series C preferred stock, at $2.00 per share, on October 23, 1997. Redback granted Mr. Flach options to purchase 50,000 shares of Redback common stock, at an exercise price of $11.50 per share, on May 18, 1999.

     - Funds affiliated with Accel Partners purchased 2,500,001 shares of Redback Series B preferred stock, at $1.00 per share, on January 14, 1997; 387,296 shares of Redback Series C preferred stock, at $2.00 per share, on October 23, 1997; and 409,508 shares of Redback Series D preferred stock, at $7.87 per share, on July 2, 1998. Mr. Flach is a partner of Accel Partners.

     - We granted William Kurtz, a director of Redback, an option to purchase 50,000 shares of Redback common stock, at an exercise price of $120.00 per share, on October 19, 1999.

     - The Pierre R. and Christine E. Lamond Trust dated November 22, 1985 purchased 50,001 shares of Redback Series B preferred stock, at $1.00 per share, on January 14, 1997, and 4,875 shares of Redback Series C preferred stock, at $2.00 per share, on October 23, 1997. The David A. Lamond Trust dated November 16, 1992 purchased 50,001 shares of Redback Series B preferred stock, at $1.00 per share, on January 14, 1997, and 4,875 shares of Redback Series C preferred stock, at $2.00 per share, on October 23, 1997. Pierre R. Lamond, a trustee of both trusts, is a director and chairman of the board of Redback. Redback granted Mr. Lamond an option to purchase 50,000 shares of Redback common stock, at an exercise price of $11.50 per share, on May 18, 1999.

     - Funds affiliated with Sequoia Capital purchased 1,500,000 shares of Redback Series A preferred stock, at $0.13 per share, on September 24, 1996; 2,455,002 shares of Redback Series B preferred stock, at $1.00 per share, on January 14, 1997; 612,703 shares of Redback Series C preferred stock, at $2.00 per share, on October 23, 1997; and 419,130 shares of Redback Series D preferred stock, at $7.87 per share, on July 2, 1998. Mr. Lamond is a partner of Sequoia Capital.


     - We granted Daniel Warmenhoven, a director of Redback, an option to purchase 150,000 shares of Redback common stock, at an exercise price of $0.10 per share, on January 15, 1998. Mr. Warmenhoven exercised this option on February 20, 1998.

     - Randall Kruep, Redback's Senior Vice President of Worldwide Sales, purchased 600,000 shares of Redback common stock, at $0.027 per share, on September 8, 1997. Mr. Kruep exercised an option to purchase 60,000 shares of Redback common stock, at an exercise price of $0.30 per share, on May 28, 1998. Additionally, Mr. Kruep was granted an option to purchase 90,000 shares of Redback common stock, at an exercise price of $1.50 per share, on December 15, 1998.

     - Craig M. Gentner, Redback's Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary, was granted an option to purchase 250,000 shares of Redback common stock, at an exercise price of $120.00 per share, on October 19, 1999.

     - We have entered into an Indemnification Agreement with each of our executive officers and directors.

                        SIARA RELATED PARTY TRANSACTIONS

     Since July 20, 1998, the date on which Siara commenced operations, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Siara was or is to be a party in which the amount involved exceeds $60,000 and in which any person who will serve as a director or executive officer of Redback following the merger, had or will have a direct or indirect interest other than the payments described in "Executive Compensation" on page 119 and the following:

     - Vinod Khosla, a general partner Kleiner Perkins Caufield & Byers, is a member of Siara's board of directors and will become a member of Redback's board of directors upon completion of the merger. From July 1998 to September 1998, Siara received bridge loans totaling $1,500,000 from three affiliates of Kleiner Perkins Caufield & Byers and issued promissory notes evidencing Siara's repayment obligations. In October 1998, the Kleiner Perkins entities purchased 4,900,000 shares of Siara's common stock and 1,500,000 shares of Siara's Series A preferred stock by cancellation of approximately $1,512,000 in principal and interest owed under the promissory notes and by payment of approximately $1,473,000 in cash.

     - In December 1998, the Kleiner Perkins entities purchased 531,915 shares of Siara's Series B preferred stock at a price of $1.88 per share.

     - Promod Haque, the general partner of Itasca VC Partners VII, LLP, which is the general partner of Norwest Venture Partners VII, L.P., is a member of Siara's board of directors and will become a member of Redback's board of directors upon completion of the merger. In December 1998, Norwest Venture Partners VII, L.P. purchased 2,925,532 shares of Siara's Series B preferred stock at a price of $1.88 per share.

     - In February 1999, Vivek Ragavan, the President and Chief Executive Officer of Siara, received an option to purchase 1,200,000 shares of Siara's common stock at a price of $0.19 per share. Mr. Ragavan exercised this option in full by tendering a secured full recourse promissory note to Siara in the principal amount of $226,800. The terms of Mr. Ragavan's offer letter with Siara provide that in the event of termination by Siara or by an acquiring company, he will receive one year accelerated vesting of his shares of Siara common stock and will continue to receive his full salary until he secures alternative employment at similar compensation, up to a maximum of one year. Mr. Ragavan has entered into an employment agreement with Redback pursuant to which he will become an officer of Redback following the merger and will receive a number of severance benefits and arrangements. See "Related Agreements -- Employment Agreements."

     - In October 1998, Siara entered into a technology license agreement with Cerent Corporation, pursuant to which Cerent granted Siara an non-exclusive license to technology related to two of Cerent's integrated circuits and parts of Cerent's system-level hardware technology and Siara agreed to pay certain license fees and royalties. In addition, Siara acquired Cerent's Canadian subsidiary and software owned by the subsidiary. Siara and Cerent amended this agreement in February 1999 to revise certain terms. In connection with this amendment, Siara reimbursed Cerent for a portion of Siara's start-up costs. Vinod Khosla and Promod Haque, directors of Siara, were also members of Cerent's board of directors prior to Cerent's acquisition by Cisco and represented investors with significant ownership interests in both Cerent and Siara.

     - In November 1999, William Kind, the Chief Operating Officer of Siara, received an option to purchase 675,000 shares of Siara's common stock at a price of $2.00 per share. Mr. Kind exercised this option by tendering a secured full recourse promissory note to Siara in a principal amount equal to substantially the entire exercise price. The terms of Mr. Kind's offer letter with Siara provide that in the event of termination by Siara or by an acquiring company, he will receive one year accelerated vesting of his shares of Siara common stock and will continue to receive his full salary until he secures alternative employment at similar compensation, up to a maximum of six months. Mr. Kind has entered into an employment agreement with Redback pursuant to which he will become an officer of Redback following the merger and will receive a number of severance benefits and arrangements. See "Related Agreements -- Employment Agreements."

     - In September 1999, Pankaj Patel, the Senior Vice President of Engineering of Siara, received an option to purchase 550,000 shares of Siara's common stock at a price of $0.95 per share. Mr. Patel exercised this option by tendering a secured full recourse promissory note to Siara in a principal amount equal to substantially the entire exercise price. Mr. Patel has repaid this promissory note in full. The terms of Mr. Patel's offer letter with Siara provide that in the event of termination by Siara for any reason, or if there is a change of control of Siara, an additional 25% of his shares will become vested. Mr. Patel has entered into an employment agreement with Redback pursuant to which he will become an officer of Redback following the merger and will receive a number of severance benefits and arrangements. See "Related
       Agreements -- Employment Agreements."

                                 LEGAL MATTERS

     Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Redback, will pass on the validity of the Redback common shares to be issued to Siara stockholders in the merger.

                                    EXPERTS

     The financial statements of Redback as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Siara as of December 31, 1999 and 1998 and for the year ended December 31, 1999, the period from inception (July 20, 1998) through December 31, 1998, and the period from inception (July 20, 1998) through December 31, 1999 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Redback files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Redback's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Siara is located at 1195 Borregas Avenue, Sunnyvale, California 94089 and its telephone number is (408) 548-9300. Siara stockholders with questions about the merger should contact Investor Relations at (408) 548-9480.

     No person is authorized to give any information or to make any representation with respect to the matters described in this document other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by Redback or Siara. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, nor does it constitute the solicitation of a proxy, in any jurisdiction on which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any sale made hereby, under any circumstances, shall create any implication that there has been no change in the affairs of Redback or Siara since the date hereof, or that the information herein is correct as of any time subsequent to its date.

     Redback owns or has rights to various trademarks, service marks and trade names used in its business. These include the Redback Networks Inc. logo and Redback Networks Inc.(TM)

     Siara owns or has rights to various trademarks, service marks and trade names used in its business. These include the Siara Systems, Inc.(TM) logo and Siara Systems, Inc.(TM)

                             REDBACK NETWORKS INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheet...............................................  F-3
Statement of Operations.....................................  F-4
Statement of Stockholders' Equity...........................  F-5
Statement of Cash Flows.....................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Redback Networks Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Redback Networks Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 18, 2000

                             REDBACK NETWORKS INC.

                                 BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1999        1998
                                                                --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 13,888    $  8,189
  Short-term investments....................................      43,072          --
  Accounts receivable, less allowances of $1,149 and $340,
     respectively...........................................      15,429       2,342
  Inventories...............................................       3,960         821
  Other current assets......................................       1,374         262
                                                                --------    --------
          Total current assets..............................      77,723      11,614
Property and equipment, net.................................      10,150       2,822
Other assets................................................       6,957         246
                                                                --------    --------
                                                                $ 94,830    $ 14,682
                                                                ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings, current.......................................    $    123    $  1,747
  Capital lease obligations, current........................         755         560
  Accounts payable..........................................       9,109       2,060
  Accrued liabilities.......................................       7,993       2,005
  Deferred revenue..........................................       9,945         781
                                                                --------    --------
          Total current liabilities.........................      27,925       7,153
Borrowings, non-current.....................................          --         144
Capital lease obligations, non-current......................       1,012       1,131
                                                                --------    --------
                                                                  28,937       8,428
                                                                --------    --------
Commitments (Note 5)
Stockholders' equity:
  Convertible Preferred Stock: $0.0001 par value; 13,500,000 shares authorized, 10,456,621 issued and outstanding in
     1998...................................................          --      18,884
  Common Stock: $0.0001 par value; 80,000,000 and 45,000,000 shares authorized, 43,896,937 and 15,650,604 shares
     issued and outstanding, respectively...................      91,638       6,741
  Deferred stock compensation...............................      (3,266)     (4,731)
  Notes receivable from stockholder.........................        (131)       (211)
  Accumulated deficit.......................................     (22,348)    (14,429)
                                                                --------    --------
          Total stockholders' equity........................      65,893       6,254
                                                                --------    --------
                                                                $ 94,830    $ 14,682
                                                                ========    ========

The accompanying notes are an integral part of these financial statements.

                             REDBACK NETWORKS INC.

                            STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------
                                                     1999           1998           1997
                                                  -----------    -----------    ----------
Net revenues....................................  $    64,274    $     9,206    $       48
Cost of revenues................................       18,665          3,603            29
                                                  -----------    -----------    ----------
Gross profit....................................       45,609          5,603            19
                                                  -----------    -----------    ----------
Operating expenses:
  Research and development (excluding
     amortization of deferred stock compensation
     of $1,492, $326 and $0, respectively)......       21,125          5,727         3,249
  Selling, general and administrative (excluding
     amortization of deferred stock compensation
     of $2,541, $554 and $0, respectively)......       30,208          8,875         1,317
  Amortization of deferred stock compensation...        4,033            880            --
                                                  -----------    -----------    ----------
          Total operating expenses..............       55,366         15,482         4,566
                                                  -----------    -----------    ----------
Loss from operations............................       (9,757)        (9,879)       (4,547)
Interest and other income, net..................        1,838              3           136
                                                  -----------    -----------    ----------
Net loss........................................  $    (7,919)   $    (9,876)   $   (4,411)
                                                  ===========    ===========    ==========
Basic and diluted net loss per share............  $     (0.30)   $     (1.78)   $    (2.05)
                                                  ===========    ===========    ==========
Shares used in computing net loss per share.....   26,694,000      5,538,000     2,152,000
                                                  ===========    ===========    ==========
Pro forma net loss per share (unaudited):
  Basic and diluted net loss per share..........  $     (0.23)
                                                  ===========
  Shares used in computing net loss per share...   34,564,000
                                                  ===========

The accompanying notes are an integral part of these financial statements.

                             REDBACK NETWORKS INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                       CONVERTIBLE                                                  NOTES
                                     PREFERRED STOCK           COMMON STOCK         DEFERRED     RECEIVABLE
                                  ----------------------   --------------------      STOCK          FROM       ACCUMULATED
                                    SHARES       AMOUNT      SHARES     AMOUNT    COMPENSATION   STOCKHOLDER     DEFICIT
                                  -----------   --------   ----------   -------   ------------   -----------   -----------
Balance at December 31, 1996....    1,687,500   $    217    5,659,992   $     8     $    --         $  --       $   (142)
Issuance of Convertible
  Preferred Stock, net..........    7,692,497     10,202           --        --          --            --             --
Issuance of Common Stock........           --         --    8,613,210       391          --          (211)            --
Issuance of Common Stock and
  warrants for services.........           --         --      181,492        31          --            --             --
Repurchase of Common Stock......           --         --     (986,430)       (4)         --            --             --
Net loss........................           --         --           --        --          --            --         (4,411)
                                  -----------   --------   ----------   -------     -------         -----       --------
Balance at December 31, 1997....    9,379,997     10,419   13,468,264       426          --          (211)        (4,553)
Issuance of Convertible
  Preferred Stock, net..........    1,076,624      8,465           --        --          --            --             --
Issuance of Common Stock........           --         --    2,936,754       487          --            --             --
Issuance of Common Stock and
  warrants for services.........           --         --      205,800       255          --            --             --
Repurchase of Common Stock......           --         --     (960,214)      (38)         --            --             --
Deferred stock compensation.....           --         --           --     5,611      (5,611)           --             --
Amortization of deferred stock
  compensation..................           --         --           --        --         880            --             --
Issuance of notes receivable....           --         --           --        --          --            --             --
Net loss........................           --         --           --        --          --            --         (9,876)
                                  -----------   --------   ----------   -------     -------         -----       --------
Balance at December 31, 1998....   10,456,621     18,884   15,650,604     6,741      (4,731)         (211)       (14,429)
Issuance of Convertible
  Preferred Stock, net..........       63,532        491           --        --          --            --             --
Conversion of preferred stock to
  common stock..................  (10,520,153)   (19,375)  21,040,306    19,375          --            --             --
Issuance of Common Stock in
  initial public offering.......           --         --    5,750,000    60,004          --            --             --
Issuance of Common Stock under
  stock plans...................           --         --    1,826,579     2,639          --            --             --
Issuance of Common Stock and
  warrants for services.........           --         --        9,200       342          --            --             --
Repurchase of Common Stock......           --         --     (379,752)      (31)         --            --             --
Deferred stock compensation.....           --         --           --     2,568      (2,568)           --             --
Amortization of deferred stock
  compensation..................           --         --           --        --       4,033            --             --
Payment received on notes
  receivable from stockholder...           --         --           --        --          --            80             --
Net loss........................           --         --           --        --          --            --         (7,919)
                                  -----------   --------   ----------   -------     -------         -----       --------
Balance at December 31, 1999....           --   $     --   43,896,937   $91,638     $(3,266)        $(131)      $(22,348)
                                  ===========   ========   ==========   =======     =======         =====       ========


                                      TOTAL
                                  STOCKHOLDERS'
                                     EQUITY
                                  -------------
Balance at December 31, 1996....     $    83
Issuance of Convertible
  Preferred Stock, net..........      10,202
Issuance of Common Stock........         180
Issuance of Common Stock and
  warrants for services.........          31
Repurchase of Common Stock......          (4)
Net loss........................      (4,411)
                                     -------
Balance at December 31, 1997....       6,081
Issuance of Convertible
  Preferred Stock, net..........       8,465
Issuance of Common Stock........         487
Issuance of Common Stock and
  warrants for services.........         255
Repurchase of Common Stock......         (38)
Deferred stock compensation.....          --
Amortization of deferred stock
  compensation..................         880
Issuance of notes receivable....          --
Net loss........................      (9,876)
                                     -------
Balance at December 31, 1998....       6,254
Issuance of Convertible
  Preferred Stock, net..........         491
Conversion of preferred stock to
  common stock..................          --
Issuance of Common Stock in
  initial public offering.......      60,004
Issuance of Common Stock under
  stock plans...................       2,639
Issuance of Common Stock and
  warrants for services.........         342
Repurchase of Common Stock......         (31)
Deferred stock compensation.....          --
Amortization of deferred stock
  compensation..................       4,033
Payment received on notes
  receivable from stockholder...          80
Net loss........................      (7,919)
                                     -------
Balance at December 31, 1999....     $65,893
                                     =======

The accompanying notes are an integral part of these financial statements.

                             REDBACK NETWORKS INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                           ------------------------------
                                                             1999       1998       1997
                                                           --------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................    $ (7,919)   $(9,876)   $(4,411)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.....................       2,273        922        281
     Amortization of deferred stock compensation.......       4,033        880         --
     Other noncash charges.............................         342        255        336
     Changes in assets and liabilities:
       Accounts receivable.............................     (13,087)    (2,294)       (48)
       Inventories.....................................      (3,139)      (732)       (89)
       Other current assets............................      (1,112)       (51)      (185)
       Other assets....................................      (2,682)       (34)      (283)
       Accounts payable................................       7,049      1,609        420
       Accrued liabilities.............................       5,988      1,911         (8)
       Deferred revenue................................       9,164        781         --
                                                           --------    -------    -------
          Net cash provided by (used in) operating
             activities................................         910     (6,629)    (3,987)
                                                           --------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................      (8,833)    (1,234)      (899)
  Purchase of short-term investments...................     (43,072)        --     (3,139)
  Sale of short term investments.......................          --      3,139         --
  Note receivable from Siara Systems...................      (4,029)        --         --
                                                           --------    -------    -------
          Net cash provided by (used in) investing
             activities................................     (55,934)     1,905     (4,038)
                                                           --------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of Convertible Preferred
     Stock, net........................................         491      8,465     10,202
  Proceeds from issuance of Common Stock, net..........      62,692        449        176
  Principal payments on capital lease obligations......        (692)      (338)       (26)
  Proceeds from bank borrowings........................       2,500      1,500        700
  Repayments of bank borrowings........................      (4,268)      (247)       (62)
                                                           --------    -------    -------
          Net cash provided by financing activities....      60,723      9,829     10,990
                                                           --------    -------    -------
Net increase in cash and cash equivalents..............       5,699      5,105      2,965
Cash and cash equivalents at beginning of period.......       8,189      3,084        119
                                                           --------    -------    -------
Cash and cash equivalents at end of period.............    $ 13,888    $ 8,189    $ 3,084
                                                           ========    =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest...............................    $    347    $   222    $    60
                                                           ========    =======    =======
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITY:
  Property and equipment acquired under capital
     leases............................................    $    768    $ 1,444    $   611
                                                           ========    =======    =======
  Conversion of preferred to common stock..............    $ 19,375    $    --    $    --
                                                           ========    =======    =======

The accompanying notes are an integral part of these financial statements.

                             REDBACK NETWORKS INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

     THE COMPANY

     Redback Networks Inc. (the "Company" or "Redback") was incorporated in Delaware on August 30, 1996. Redback is a leading provider of advanced networking solutions that enable carriers, cable multiple system operators and service providers to rapidly deploy high-speed broadband access to the Internet and corporate networks. Redback's Subscriber Management System connects and manages large numbers of subscribers using any of the major high-speed access technologies including digital subscriber line, cable and wireless. The Company operates in one business segment.

     STOCK SPLITS

     All share and per share information for all periods has been retroactively restated to reflect a 4-for-1 Common Stock split effected in January 1997, a 3-for-2 Common Stock split effected in September 1998 and a 2-for-1 Common Stock split effected in August 1999.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Product sales are recognized upon shipment provided that no significant vendor obligations remain and collection is considered probable.

     Services revenue consists primarily of post-contract customer support, training, consulting and installation services. Post-contract customer support revenues are recognized ratably over the support period, which is generally one year. Revenues from training, consulting services and installation are recognized as the services are performed. Service revenues to date have not been significant.

     WARRANTY AND SALES RETURNS ALLOWANCES

     The Company provides a limited warranty for its products. A provision for the estimated warranty cost and a provision for sales returns are recorded at the time revenue is recognized based on the Company's historical experience.

     CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, and investments maturing in 12 months or less to be short-term investments. Cash equivalents at December 31, 1999 and 1998 consist of money-market funds and commercial paper totaling $13,888,000 and $7,735,000, respectively. At December 31, 1999, the Company had short-term investments of $43,072,000 (Note 2). The Company classifies, at

                             REDBACK NETWORKS INC.

the date of acquisition, its short-term investments into categories in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Currently, the Company classifies its short-term investments as available-for-sale, which are reported at fair market value with the related unrealized gains and losses included in stockholders' equity. Unrealized gains and losses at December 31, 1999 were not material. Realized gains and losses, declines in value of securities judged to be other than temporary, and interest and dividends on all securities are included in interest and other income, net, and were not material for all periods presented. The fair value of the Company's investments are based on quoted market prices.

     CONCENTRATION OF CREDIT RISK, FOREIGN OPERATIONS AND SIGNIFICANT CUSTOMERS

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Company places its investments with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and certain foreign countries throughout Europe, Asia and South America. Sales to foreign customers for the years ended December 31, 1999 and 1998, which were denominated in U.S. dollars, accounted for 6.9% and 15%, respectively, of total revenues. Sales to any one foreign country did not exceed 10% of total revenues in 1999 or 1998. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

     During the year ended December 31, 1999, two customers accounted for 11% and 24% of the Company's revenue. At December 31, 1999, three customers accounted for 11%, 13% and 21% of total gross receivables. During the year ended December 31, 1998, two customers accounted for 18% and 19% of the Company's revenue and at December 31, 1998, these two customers each accounted for 9% of total gross receivables.

     The Company is dependent on a single contract manufacturer for its products, and certain key components are obtained from single or limited sources of supply.

     FAIR VALUE

     The carrying value of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short maturities. The carrying value of the Company's borrowings and capital lease obligations approximate their fair values given their market rates of interest and maturity schedules. The Company does not hold or issue financial instruments for trading purposes.

     INVENTORIES

     Inventories, which consist principally of raw materials and finished goods, are stated at the lower of cost or market, cost being determined under the first-in, first-out method.

                             REDBACK NETWORKS INC.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally two to five years, or the lease term of the respective assets.

     LONG-LIVED ASSETS

     The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes an impairment from the carrying value of long-lived assets, if any, based on the fair value of such assets.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation".

     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

     INCOME TAXES

     The Company accounts for income taxes under the liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

     RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred.

     CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Software development costs not qualifying for capitalization are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is them amortized on a straight-line basis over the estimated product life or on the ratio of current revenues to total projected product revenues, if greater. The Company defines technological feasibility as the establishment of a working model, which typically occurs upon completion of the beta version. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs to date.

                             REDBACK NETWORKS INC.

     COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes the Company's net losses and all other changes in equity during a period from non-owner sources. To date, the Company has not had any material transactions that are required to be reported as other comprehensive income.

     NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Weighted average shares exclude shares subject to repurchase ("restricted shares"). Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of unvested restricted shares and incremental common shares issuable upon the exercise of stock options and warrants and upon the conversion of Preferred Stock.

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                                                               YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------
                                                       1999              1998             1997
                                                  ---------------   --------------   --------------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Numerator:
Net loss.......................................    $     (7,919)     $    (9,876)     $    (4,411)
                                                   ============      ===========      ===========
Denominator:
  Weighted average common shares outstanding...      32,974,000       14,840,000        9,068,000
  Weighted average unvested common shares
     subject to repurchase.....................      (6,280,000)      (9,302,000)      (6,916,000)
                                                   ------------      -----------      -----------
  Denominator for basic and diluted
     calculation...............................      26,694,000        5,538,000        2,152,000
                                                   ============      ===========      ===========
Basic and diluted net loss per share...........    $      (0.30)     $     (1.78)     $     (2.05)
                                                   ============      ===========      ===========

     Options to purchase 8,029,875, 4,209,450 and 465,000 shares of Common Stock at an average exercise price of $22.50, $0.75 and $0.08 per share, warrants to purchase 59,000, 258,842 and 198,750 shares of Common Stock at an average exercise price of $10.69, $0.76 and $0.50 per share, and shares issuable upon the conversion of Preferred Stock have not been included in the computation of diluted net loss per share for the years ended December 31, 1999, 1998, and 1997, respectively, as their effect would have been anti-dilutive.

     PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the

                             REDBACK NETWORKS INC.

automatic conversion of the Company's Preferred Stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 7,870,000 for the year ended December 31, 1999.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Under SFAS No. 133, gains or losses resulting from changes in the values of derivatives are to be reported in the statement of operations or as a deferred item, depending on the use of the derivatives and whether they qualify for hedge accounting. The Company is required to adopt SFAS No. 133 in the first quarter of 2001. To date, the Company has not engaged in any hedging activity and does not expect adoption of this new standard to have a significant impact on the Company.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. At this time, the Company is still assessing the impact of SAB 101 on its financial position and results of operations.

                             REDBACK NETWORKS INC.

NOTE 2 -- BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
SHORT-TERM INVESTMENTS
  U.S. government obligations...............................  $  4,084
  Commercial paper..........................................    24,566
  Other corporate securities................................    14,422
                                                              --------
                                                              $ 43,072
                                                              ========
INVENTORIES
  Raw materials.............................................  $  3,364    $   563
  Finished goods............................................       596        258
                                                              --------    -------
                                                              $  3,960    $   821
                                                              ========    =======
PROPERTY AND EQUIPMENT, NET
  Computer equipment........................................  $ 11,689    $ 3,554
  Furniture and fixtures....................................       683        358
  Leasehold improvements....................................     1,249        115
                                                              --------    -------
                                                                13,621      4,027
  Less: Accumulated depreciation and amortization...........    (3,471)    (1,205)
                                                              --------    -------
                                                              $ 10,150    $ 2,822
                                                              ========    =======
OTHER ASSETS
  Note receivable from Siara Systems (Note 11)..............  $  4,029         --
  Other.....................................................     2,928    $   246
                                                              --------    -------
                                                              $  6,957    $   246
                                                              ========    =======
ACCRUED LIABILITIES
  Accrued compensation......................................  $  4,112    $   494
  Accrued professional fees.................................       480        458
  Accrued warranty..........................................       928        338
  Other.....................................................     2,473        715
                                                              --------    -------
                                                              $  7,993    $ 2,005
                                                              ========    =======

     Property and equipment includes $2,823,000 and $2,055,000 of computer equipment, internal-use software and furniture and fixtures under capital leases at December 31, 1999 and 1998, respectively. Accumulated amortization of assets under capital leases totaled $1,493,000 and $552,000 at December 31, 1999 and 1998, respectively.

NOTE 3 -- INCOME TAXES:

     No provisions for income taxes have been recorded as the Company has incurred net losses since inception.

     At December 31, 1999, the Company's federal and state net operating loss carryforwards for income tax purposes were approximately $79 million and $44 million, respectively. If not utilized, the federal net operating loss carryforwards will begin to expire in 2011, and the state net operating loss

                             REDBACK NETWORKS INC.

carryforwards will begin to expire in 2004. The Company's federal and state research tax credit carryforwards for income tax purposes are approximately $2 million and $1 million, respectively. If not utilized, the federal and state tax credit carryforwards will begin to expire in 2011. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. Such a change may have occurred as a result of the preferred stock issuances during 1997 and 1998.

     Deferred tax assets approximate $32 million as of December 31, 1999 of which approximately $27 million relates to net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options. When recognized, the tax benefit of the loss and credit carryforwards from the exercise of employee stock options will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision. Deferred tax assets of approximately $5 million as of December 31, 1998 relate primarily to net operating loss carryforwards and certain accruals that were not deductible for tax purposes.

NOTE 4 -- BORROWINGS:

     The Company had $123,000 and $391,000 outstanding under a loan and security agreement with a bank at December 31, 1999 and 1998, respectively. The loan agreement provides for borrowings of up to $750,000, which are secured by the Company's property and equipment. Under the terms of the loan agreement, certain transactions, including payment of dividends, are prohibited without the bank's consent. The loan bears interest at the prime rate (8.50% at December 31, 1999) plus .5% per annum. The Company is required to make monthly repayments on this loan through July 2000.

     The Company's loan and security agreement with this bank included a revolving line of credit that provided for borrowings of up to $5 million, as amended, at the prime rate plus .5% per annum. At December 31, 1998, the Company had $1,500,000 outstanding under this line, which was repaid in 1999. This agreement matured in July 1999.

NOTE 5 -- COMMITMENTS:

     The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2002 and 2009, respectively. Certain of the facilities leases have renewal options. Additionally, the terms of the facilities leases provide generally for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period. Rental expense for 1999, 1998 and 1997 was $1,243,000, $441,000, and $144,000, respectively.

     At December 31, 1999, the Company had $627,000 available under a capital lease line for the acquisition of equipment.

                             REDBACK NETWORKS INC.

     Future minimum lease payments under noncancelable operating and capital leases, including operating lease commitments entered into subsequent to December 31, 1999, are as follows:

                                                       CAPITAL    OPERATING
                                                       LEASES      LEASES
                                                       -------    ---------
                                                          (IN THOUSANDS)
YEAR ENDED DECEMBER 31,
2000.................................................  $  952      $ 4,233
2001.................................................     738        6,620
2002.................................................     353        7,012
2003.................................................      --        7,228
2004.................................................      --        7,441
2005 and thereafter..................................      --       23,816
                                                       ------      -------
  Total minimum lease payments.......................   2,043      $56,350
                                                                   =======
Less: Amount representing interest...................     276
                                                       ------
Present value of capital lease obligations...........   1,767
Less: Current portion................................     755
                                                       ------
       Non-current portion of capital lease
          obligations................................  $1,012
                                                       ======

NOTE 6 -- CONVERTIBLE PREFERRED STOCK:

     Convertible Preferred Stock at December 31, 1998 consisted of the following:

                                                                              PROCEEDS
                                           SHARES                              NET OF
                                  -------------------------    LIQUIDATION    ISSUANCE
             SERIES               DESIGNATED    OUTSTANDING      AMOUNT        COSTS
             ------               ----------    -----------    -----------    --------
                                                                   (IN THOUSANDS)
A...............................   1,687,500     1,687,500       $   225      $   217
B...............................   5,233,875     5,134,498         5,135        5,119
C...............................   2,582,001     2,557,999         5,116        5,083
D...............................   1,350,000     1,076,624         8,477        8,465
                                  ----------    ----------       -------      -------
                                  10,853,376    10,456,621       $18,953      $18,884
                                  ==========    ==========       =======      =======

     The holders of Convertible Preferred Stock were entitled to voting rights equivalent to the number of shares of Common Stock into which it was convertible. In addition, holders of Series A, B, C and D Convertible Preferred Stock were entitled to receive noncumulative dividends at the per annum rate of $.013, $.10, $.20 and $.787 per share, respectively, when and if declared by the Board of Directors, as well as a liquidation preference of $.13, $1.00, $2.00 and $7.87 per share, respectively, in the event of the dissolution of the Company.

     All shares of Convertible Preferred Stock were converted into Common Stock upon the closing of the Company's initial public offering ("IPO") in May 1999.

                             REDBACK NETWORKS INC.

     WARRANTS FOR CONVERTIBLE PREFERRED STOCK

     In connection with certain borrowings in 1998 and 1997, the Company issued warrants to purchase 198,750, 48,000 and 12,192 shares of Series B, C and D Convertible Preferred Stock for $.50, $1.00 and $3.94 per share. Such warrants expire through 2004. Using the Black-Scholes pricing model, the Company estimated that the aggregate fair value of the warrants was $98,000. The Company recognized $28,000 of interest expense associated with these warrants in 1999 and 1998.

     In connection with the Company's initial public offering, the warrants were converted to warrants to purchase common stock.

NOTE 7 -- COMMON STOCK:

     A portion of the shares of Common Stock outstanding is subject to the Company's right to repurchase the shares at the original purchase or option exercise price in the event that the service of the purchaser or optionee terminates for any reason. The Company's repurchase right generally lapses as the purchaser or optionee performs services over a four-year period. The right generally lapses with respect to one-quarter of the shares after 12 months of service and with respect to 1/48 of the shares each month thereafter. In certain cases, the right of repurchase lapses on an accelerated basis in the event of a change in control. The shares generally are not transferable and are held in escrow while they remain subject to the Company's right of repurchase. At December 31, 1999 and 1998, there were 5,460,000 and 8,482,800 shares outstanding, respectively, subject to repurchase.

     The Company issued 9,200, 205,800 and 181,492 shares of Common Stock to consultants and other service providers in 1999, 1998 and 1997, respectively. Grants to non-employee service providers and other non-employees are fully vested at the date of issuance. The fair value of the Common Stock issued was determined to be $107,000, $227,000 and $6,000 in 1999, 1998 and 1997,
respectively, based on the fair value of the services received or Common Stock issued, whichever was more reliably measurable, and has been recognized in general and administrative expenses.

     The Company issued 58,504 and 4,144,460 restricted shares of Common Stock outside the 1997 Stock Plan in 1998 and 1997, respectively. The weighted average fair value of the restricted shares issued was $.25 and $.025 in 1998 and 1997, respectively.

     In December 1999, the Board of Directors approved, subject to stockholder approval, an amendment to the Company's certificate of incorporation to provide for an increase in the authorized number of shares of Common Stock from 80,000,000 to 200,000,000.

NOTE 8 -- STOCK-BASED COMPENSATION PLANS:

     In April 1997, the Company adopted the 1997 Stock Plan (the "1997 Plan"). The 1997 Plan provides for the granting of stock options and common stock to employees and consultants of the Company. Options granted under the 1997 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. As of December 31, 1999, the Company has reserved 15,542,192 shares of Common Stock for issuance under the 1997 Plan.

                             REDBACK NETWORKS INC.

     In May 1999, the Company adopted the 1999 Stock Incentive Plan ("1999 Plan") and has reserved 5,000,000 shares of common stock for issuance under this Plan. Shares not yet issued under the 1997 Plan are also available under the 1999 Plan. The 1999 Plan allows grants of ISOs, NSOs and restricted stock to employees, non-employee board members and consultants.

     In May 1999, the Company adopted the 1999 Directors' Plan and has reserved 400,000 shares of Common Stock for issuance under this Plan.

     Options under the Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options under the 1997 Plan are generally exercisable immediately, subject to repurchase by the Company. The repurchase feature generally lapses over four years. Options and restricted stock grants generally vest over four years.

     The following table presents activity under the 1997 Plan, the 1999 Stock Plan and the 1999 Directors' Plan:

                                                                      OPTIONS OUTSTANDING
                                                                    -----------------------
                                                                                   WEIGHTED
                                                        SHARES                     AVERAGE
                                                      AVAILABLE       NUMBER       EXERCISE
                                                      FOR GRANT     OUTSTANDING     PRICE
                                                      ----------    -----------    --------
Authorized..........................................   7,800,000            --      $   --
  Options granted...................................    (663,000)      663,000         .07
  Common stock granted..............................  (4,436,492)           --          --
  Options exercised.................................          --      (198,000)        .03
  Common stock repurchased..........................      15,000            --          --
                                                      ----------    ----------      ------
Balance at December 31, 1997........................   2,715,508       465,000         .08
  Authorized........................................   6,342,192            --          --
  Options granted...................................  (5,338,200)    5,338,200         .63
  Common stock granted..............................  (1,410,300)           --          --
  Options exercised.................................          --    (1,673,750)        .21
  Common stock repurchased..........................     237,000            --          --
                                                      ----------    ----------      ------
Balance at December 31, 1998........................   2,546,200     4,129,450         .74
  Authorized........................................   6,800,000            --          --
  Options granted...................................  (5,505,500)    5,505,500       32.59
  Common stock granted..............................      (9,200)           --          --
  Options exercised.................................          --    (1,416,075)        .89
  Options cancelled.................................     269,000      (269,000)       2.21
  Common stock repurchased..........................     379,752            --          --
                                                      ----------    ----------      ------
Balance at December 31, 1999........................   4,480,252     7,949,875      $22.52
                                                      ==========    ==========

                             REDBACK NETWORKS INC.

                               OPTIONS OUTSTANDING AT DECEMBER 31, 1999     OPTIONS EXERCISABLE AT
                               -----------------------------------------       DECEMBER 31, 1999
                                                 WEIGHTED                   -----------------------
                                                 AVERAGE       WEIGHTED                    WEIGHTED
                                                REMAINING       AVERAGE                    AVERAGE
          RANGE OF                NUMBER       CONTRACTUAL     EXERCISE       NUMBER       EXERCISE
       EXERCISE PRICE          OUTSTANDING         LIFE          PRICE      OUTSTANDING     PRICE
       --------------          ------------    ------------    ---------    -----------    --------
$0.10 - 0.50.................   1,317,378       8.36 years      $  0.26      1,317,378     $  0.26
$1.00 - $1.50................   1,434,823       8.88 years         1.29      1,434,823        1.29
$2.38 - $7.00................   3,029,614       9.19 years         4.87      3,029,614        4.87
$9.50 - $11.50...............     760,860       9.37 years         9.76        760,860        9.76
$94.26 - $99.88..............     709,200       9.61 years        97.42             --          --
$120.00 - $150.00............     698,000       9.82 years       124.82         49,900      120.00
                                ---------                                    ---------
                                7,949,875       9.11 years      $ 22.52      6,592,575     $  4.61
                                =========                                    =========

     A total of 581,719 options with an average exercise price of $13.01 per share were vested at December 31, 1999.

     In 1997, the Company issued, to an employee, options to purchase 15,750 shares of Common Stock at an exercise price of $0.10 per share outside of the 1997 Plan. These options were exercised in 1997. In 1998, the Company issued options to purchase a total of 80,000 shares of Common Stock to two employees at an exercise price of $1.50 per share outside of the 1997 Plan. These options were outstanding at December 31, 1999.

     Effective May 18, 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of a maximum of 2,000,000 shares of Common Stock. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's Common Stock on every October 31 and April 30. The price of the Common Stock purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the Common Stock on the offering date of each two year offering period or the specified purchase date. During 1999, 153,000 shares were purchased at $9.78 per share.

     In December 1999, the Board of Directors approved, subject to stockholder approval, an amendment to the Company's certificate of incorporation to provide for increases in the number of shares of common stock reserved for issuance under the 1999 Plan from 5,000,000 to 8,000,000; under the 1999 Employee Stock Purchase Plan from 2,000,000 to 3,000,000 with automatic increases to 3,000,000 shares each year; and under the 1999 Directors' Option Plan from 400,000 to 800,000.

     FAIR VALUE DISCLOSURES

     The Company applies the provisions of APB 25 and related Interpretations in accounting for employee stock based compensation arrangements. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under the method prescribed by SFAS No. 123, for the years ended December 31, 1998 and 1997, the Company's net loss would not have been materially different. For the year ended December 31,

                             REDBACK NETWORKS INC.

1999, had compensation cost been determined pursuant to SFAS No. 123, the Company's net loss would have been as follows:

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1999
                                                              ---------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net loss:
As reported.................................................        $ (7,919)
                                                                    ========
  Pro forma.................................................        $(31,642)
                                                                    ========
Net loss per share -- basic and diluted:
  As reported...............................................        $  (0.30)
                                                                    ========
  Pro forma.................................................        $  (1.19)
                                                                    ========

     The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                             --------------------
                                                             1999    1998    1997
                                                             ----    ----    ----
Expected life (years)......................................   2-3       5       5
Risk free interest rate....................................  5.30%   5.12%   6.03%
Expected volatility........................................    65%     --      --
Dividend yield.............................................    --      --      --

     Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

     The weighted average fair value of options granted during 1999, 1998 and 1997 were as follows:

                                                        WEIGHTED           WEIGHTED
                                                         AVERAGE            AVERAGE
                                                        EXERCISE             FAIR
                                                        PRICE PER          VALUE PER
                                                          SHARE              SHARE
                                                     ---------------    ---------------
YEAR ENDED DECEMBER 31, 1999
Exercise price equal to market value...............      $49.79             $23.51
Exercise price less than market value..............        7.10               2.16

YEAR ENDED DECEMBER 31, 1998
Exercise price equal to market value...............      $ 0.30             $ 0.07
Exercise price less than market value..............        0.66               1.23

YEAR ENDED DECEMBER 31, 1997
Exercise price equal to market value...............      $ 0.07             $ 0.02

                             REDBACK NETWORKS INC.

     The weighted average fair value of restricted shares of Common Stock granted under the Plan in 1998 and 1997 was $.39 and $.07, respectively. There were no restricted shares of Common Stock granted under the Plan in 1999.

NOTE 9 -- DEFERRED STOCK COMPENSATION:

     In the years ended December 31, 1999 and 1998, the Company recorded deferred stock compensation expense of $2,568,000 and $5,611,000, respectively, related to the issuance of stock options and restricted shares at prices subsequently determined to be below fair market value. These charges are being amortized over a period of four years from the date of grant or restricted shares issuance. Amortization of $4,033,000 and $880,000 has been recognized as stock compensation expense in the years ended December 31, 1999 and 1998, respectively.

NOTE 10 -- EMPLOYEE BENEFIT PLANS:

     The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually by the Board of Directors. There have been no Company contributions to the plan since inception.

NOTE 11 -- PENDING ACQUISITION OF SIARA SYSTEMS:

     On November 28, 1999, Redback Networks Inc. ("Redback") entered into an agreement to merge with Siara Systems, Inc. ("Siara") in a transaction to be accounted for as a purchase. Siara stockholders, optionholders and warrantholders will receive an aggregate total of 31,341,986 shares of Redback common stock and shares subject to options or warrants, as applicable, in the merger. The aggregate purchase price of the Siara acquisition is estimated to be approximately $4.5 billion.

     The Company also entered into a loan agreement to provide financing of up to $25 million to Siara. The loan balance totaled $4 million at December 31, 1999, accrues interest at the prime rate (8.5% at December 31, 1999), matures six months after a termination of the merger agreement, and is convertible into shares of Siara Common Stock at Siara's option.

     If the merger is terminated due to an action of the Company or its stockholders, Redback may be required pursuant to the terms of the merger agreement to pay a termination fee of $135 million or provide an additional loan of $25 million to Siara, depending on the reason for such termination.

                              SIARA SYSTEMS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-21
Consolidated Balance Sheets.................................  F-22
Consolidated Statements of Operations.......................  F-23
Consolidated Statements of Stockholders' Equity (Deficit)...  F-24
Consolidated Statements of Cash Flows.......................  F-25
Notes to Consolidated Financial Statements..................  F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Siara Systems, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Siara Systems, Inc. and its subsidiary (a company in the development stage) at December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, the period from inception (July 20, 1998) through December 31, 1998 and the period from inception (July 20, 1998) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
January 25, 2000

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              ---------    -------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $     277    $ 6,383
  Restricted cash...........................................        168         --
  Prepaid expenses..........................................        282        106
                                                              ---------    -------
          Total current assets..............................        727      6,489
Property and equipment, net.................................      6,748      1,420
Intangible assets, net......................................         62         --
Other assets................................................         84         --
                                                              ---------    -------
          Total assets......................................  $   7,621    $ 7,909
                                                              =========    =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   4,440    $   882
  Accrued liabilities.......................................      1,066        379
  Advance from related party................................        500         --
  Short-term borrowings.....................................      4,653         --
  Current portion of capital lease obligations..............        807         --
                                                              ---------    -------
          Total current liabilities.........................     11,466      1,261
Long-term borrowings........................................      9,010        910
Capital lease obligations...................................      1,386         --
                                                              ---------    -------
          Total liabilities.................................     21,862      2,171
                                                              ---------    -------
Commitments (Note 13)
Stockholders' equity (deficit):
  Convertible Preferred Stock: par value $0.001; shares
     authorized 13,500; liquidation preference of $12,694
     and $8,750 and 7,056 and 4,957 shares issued and
     outstanding at December 31, 1999 and 1998,
     respectively...........................................     12,614      8,698
  Common Stock: $0.001 par value; 35,000 shares authorized;
     16,988 and 8,395 shares issued and outstanding at
     December 31, 1999 and 1998, respectively...............         17          8
  Additional paid-in capital................................    630,368        800
  Notes receivable from stockholders........................     (6,261)       (73)
  Unearned compensation.....................................   (552,567)        --
  Deficit accumulated during development stage..............    (98,412)    (3,695)
                                                              ---------    -------
          Total stockholders' equity (deficit)..............    (14,241)     5,738
                                                              ---------    -------
          Total liabilities and stockholders' equity
             (deficit)......................................  $   7,621    $ 7,909
                                                              =========    =======

The accompanying notes are an integral part of these consolidated financial statements.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                PERIOD FROM        PERIOD FROM
                                                                 INCEPTION          INCEPTION
                                                              (JULY 20, 1998)    (JULY 20, 1998)
                                               YEAR ENDED         THROUGH            THROUGH
                                              DECEMBER 31,     DECEMBER 31,       DECEMBER 31,
                                                  1999             1998               1999
                                              ------------    ---------------    ---------------
Operating expenses:
Research and development (excluding
amortization of unearned compensation of
$50,258, $0 and $50,258)....................    $ 18,318          $ 2,669           $ 20,987
  General and administrative (excluding
     amortization of unearned compensation
     of $18,589, $0 and $18,589)............       6,889            1,020              7,909
  Amortization of unearned compensation.....      68,847               --             68,847
                                                --------          -------           --------
          Total operating expenses..........      94,054            3,689             97,743
                                                --------          -------           --------
Loss from operations........................     (94,054)          (3,689)           (97,743)
Other income, net...........................          44               --                 44
Interest income.............................         108                8                116
Interest expense............................        (815)             (14)              (829)
                                                --------          -------           --------
Net loss....................................    $(94,717)         $(3,695)          $(98,412)
                                                ========          =======           ========
Basic and diluted net loss per share........    $ (16.34)         $ (1.38)          $ (20.44)
                                                ========          =======           ========
Weighted average shares outstanding.........       5,796            2,673              4,814
                                                ========          =======           ========

The accompanying notes are an integral part of these consolidated financial statements.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
    FOR THE PERIOD FROM INCEPTION (JULY 20, 1998) THROUGH DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                 CONVERTIBLE                                        NOTES                      ACCUMULATED
                               PREFERRED STOCK     COMMON STOCK     ADDITIONAL    RECEIVABLE                     DURING
                               ----------------   ---------------    PAID-IN         FROM         UNEARNED     DEVELOPMENT
                               SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION      STAGE
                               ------   -------   ------   ------   ----------   ------------   ------------   -----------
Issuance of Series A
Convertible Preferred Stock,
net,
in October 1998..............  1,500    $ 2,236       --    $--      $     --      $    --       $      --      $      --
Issuance of Series B
  Convertible Preferred
  Stock, net,
  in December 1998...........  3,457      6,462       --     --            --           --              --             --
Issuance of common stock for
  cash.......................     --         --    4,900      5           730           --              --             --
Issuance of common stock for
  notes receivable...........     --         --    3,495      3            70          (73)             --             --
Net loss.....................     --         --       --     --            --           --              --         (3,695)
                               -----    -------   ------    ---      --------      -------       ---------      ---------
Balance at December 31,
  1998.......................  4,957      8,698    8,395      8           800          (73)             --         (3,695)
Issuance of Series B
  Convertible Preferred
  Stock, net,
  in March 1999..............  2,099      3,916       --     --            --           --              --             --
Issuance of warrants.........     --         --       --     --        39,400           --         (38,563)            --
Issuance of common stock.....     --         --    8,857      9         7,326       (6,196)             --             --
Stock repurchases............     --         --     (264)    --            (9)           8              --             --
Unearned compensation related
  to stock options...........     --         --       --     --       582,851           --        (582,851)            --
Amortization of unearned
  compensation...............     --         --       --     --            --           --          68,847             --
Net loss.....................     --         --       --     --            --           --              --        (94,717)
                               -----    -------   ------    ---      --------      -------       ---------      ---------
Balance at December 31,
  1999.......................  7,056    $12,614   16,988    $17      $630,368      $(6,261)      $(552,567)     $ (98,412)
                               =====    =======   ======    ===      ========      =======       =========      =========

                                   TOTAL
                               STOCKHOLDERS'
                                  EQUITY
                                 (DEFICIT)
                               -------------
Issuance of Series A
Convertible Preferred Stock,
net,
in October 1998..............    $  2,236
Issuance of Series B
  Convertible Preferred
  Stock, net,
  in December 1998...........       6,462
Issuance of common stock for
  cash.......................         735
Issuance of common stock for
  notes receivable...........          --
Net loss.....................      (3,695)
                                 --------
Balance at December 31,
  1998.......................       5,738
Issuance of Series B
  Convertible Preferred
  Stock, net,
  in March 1999..............       3,916
Issuance of warrants.........         837
Issuance of common stock.....       1,139
Stock repurchases............          (1)
Unearned compensation related
  to stock options...........          --
Amortization of unearned
  compensation...............      68,847
Net loss.....................     (94,717)
                                 --------
Balance at December 31,
  1999.......................    $(14,241)
                                 ========

The accompanying notes are an integral part of these consolidated financial statements.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                PERIOD FROM        PERIOD FROM
                                                                 INCEPTION          INCEPTION
                                                              (JULY 20, 1998)    (JULY 20, 1998)
                                               YEAR ENDED         THROUGH            THROUGH
                                              DECEMBER 31,     DECEMBER 31,       DECEMBER 31,
                                                  1999             1998               1999
                                              ------------    ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................    $(94,717)         $(3,695)          $(98,412)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization..........       1,514              141              1,655
     Amortization of unearned
       compensation.........................      68,847               --             68,847
     Non-cash interest expense..............         245               --                245
     Accrued interest.......................         330               --                330
     Changes in assets and liabilities:
       Prepaid expenses and other assets....        (260)            (106)              (366)
       Accounts payable.....................       3,199              882              4,081
       Accrued liabilities..................         687              379              1,066
                                                --------          -------           --------
          Net cash used in operating
             activities.....................     (20,155)          (2,399)           (22,554)
                                                --------          -------           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......      (6,470)          (1,561)            (8,031)
  Acquisition of intangible assets..........         (75)              --                (75)
  Investment of restricted cash.............        (168)              --               (168)
                                                --------          -------           --------
          Net cash used in investing
             activities.....................      (6,713)          (1,561)            (8,274)
                                                --------          -------           --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..................      13,410            2,410             15,820
  Payment of borrowings.....................        (920)              --               (920)
  Capital lease borrowings..................       2,998               --              2,998
  Payment of capital lease obligations......        (280)              --               (280)
  Proceeds from issuance of Series A
     Convertible Preferred Stock, net of
     issuance costs.........................          --              736                736
  Proceeds from issuance of Series B
     Convertible Preferred Stock, net of
     issuance costs.........................       3,916            6,462             10,378
  Proceeds from issuance of common stock,
     net....................................       1,138              735              1,873
  Advance from related party................         500               --                500
                                                --------          -------           --------
          Net cash provided by financing
             activities.....................      20,762           10,343             31,105
                                                --------          -------           --------
Net increase (decrease) in cash and cash
  equivalents...............................      (6,106)           6,383                277
Cash and cash equivalents at beginning of
  period....................................       6,383               --                 --
                                                --------          -------           --------
Cash and cash equivalents at end of
  period....................................    $    277          $ 6,383           $    277
                                                ========          =======           ========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest....................    $    240          $    14           $    254
                                                ========          =======           ========
NON-CASH FINANCING ACTIVITIES:
  Cancellation of promissory notes and
     interest in exchange for Series A
     Preferred Stock........................    $     --          $ 1,512           $  1,512
                                                ========          =======           ========
  Issuance of common stock for notes
     receivable.............................    $  6,196          $    73           $  6,269
                                                ========          =======           ========

The accompanying notes are an integral part of these consolidated financial statements.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY:

     THE COMPANY

     Siara Systems, Inc. ("Siara" or the "Company"), was incorporated in Delaware in March 1998. Activities prior to July 20, 1998 were immaterial. The Company designs and develops optical access networking products that enable network service providers to offer data at multiple bandwidths to their customers in a cost-effective way and to create new high-speed data services.

     The Company is considered to be in the development stage, and is principally engaged in research and development, raising capital and building its management team. The Company operates in only one business segment.

     The Company has funded its operating losses since inception through borrowings, capital lease obligations and sales of equity securities. The Company expects to continue to incur losses through at least the year 2000. To fund these losses, the Company will require additional capital. The Company expects that the proposed merger with Redback Networks (Note 14) will provide the Company with access to such additional capital.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its Canadian subsidiary (Note 5). All significant intercompany transactions and balances have been eliminated.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1999 and 1998, $0.3 million and $6.4 million, respectively, of money market funds, the fair value of which approximates cost, are included in cash and cash equivalents. The Company deposits its cash and cash equivalents with high credit quality financial institutions.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities and borrowings. The carrying value of cash and cash equivalents and accounts payable approximate fair value due to their short maturities. The carrying value of the Company's borrowings approximates fair value, as a majority of the related interest rates are variable.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three years, or the lease term of the respective assets.

     START-UP COSTS

     The Company expenses start-up costs as incurred.

     INTERNAL USE SOFTWARE COSTS

     In 1999, the Company adopted SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires companies to capitalize certain costs related to internal use software. Adoption of this standard did not have a material impact on the Company's results of operations or financial position.

     INTANGIBLE ASSETS

     Intangible assets consist primarily of purchased technology (Note 5). Intangible assets are amortized using the straight-line method over three to five years. During the year ended December 31, 1999, the Company recorded amortization expense of $13,000.

     LONG-LIVED ASSETS

     The Company assesses potential impairments of its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. To date, no impairment losses have been recorded.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). Pro forma disclosures of net income and earnings per share, as if the fair value based method outlined in Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") were used, are presented in Note 11.

     The Company accounts for equity instruments to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

     FOREIGN CURRENCY REMEASUREMENT AND TRANSACTIONS

     The accounts of the Company's Canadian subsidiary, whose functional currency is the U.S. dollar, have been remeasured into U.S. dollars at appropriate rates of exchange. Remeasurement gains and losses are included in other income, net in the statement of operations and are not material.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred.

     CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     After a product's technological feasibility is established, material software development costs are capitalized. The Company defines technological feasibility as the establishment of a working model, which typically occurs upon completion of the first "beta" version. Software development costs not qualifying for capitalization are included in research and development and are expensed as incurred. To date, the Company has not reached technological feasibility for its products, and therefore has no capitalized software development costs.

     CONCENTRATIONS OF RISK

     The Company faces concentrations of risk in its supply chain. The Company purchases several key components from single or limited sources and generally relies on sole-source foundries for its integrated circuits used in research and development.

     INCOME TAXES

     The Company accounts for income taxes under the liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

     COMPREHENSIVE INCOME (LOSS)

     The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," in 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. There is no difference between net loss and comprehensive loss for the Company.

     NET LOSS PER SHARE

     The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Weighted average shares exclude shares subject to repurchase ("restricted shares"). Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares include unvested restricted shares and incremental

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A and B Convertible Preferred Stock.

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                                PERIOD FROM        PERIOD FROM
                                                                 INCEPTION          INCEPTION
                                                              (JULY 20, 1998)    (JULY 20, 1998)
                                               YEAR ENDED         THROUGH            THROUGH
                                              DECEMBER 31,     DECEMBER 31,       DECEMBER 31,
                                                  1999             1998               1999
                                              ------------    ---------------    ---------------
Numerator:
Net loss....................................    $(94,717)         $(3,695)          $(98,412)
                                                ========          =======           ========
Denominator:
  Weighted average common shares
     outstanding............................      11,228            5,105              9,152
  Weighted average unvested common shares
     subject to repurchase..................      (5,432)          (2,432)            (4,338)
  Denominator for basic and diluted
     calculation............................       5,796            2,673              4,814
                                                --------          -------           --------
Basic and diluted net loss per share........    $ (16.34)         $ (1.38)          $ (20.44)
                                                ========          =======           ========

     Shares of Convertible Preferred Stock of 7,056,000 and 4,957,000, options to purchase 9,512,000 and 901,000 shares of Common Stock at an average exercise price of $0.84 and $0.15 per share, warrants to purchase 42,559 and 6,649 shares of Convertible Preferred Stock, warrants to purchase 233,303 and zero shares of common stock, and approximately 300,000 and zero shares of Common Stock that could be issued in connection with a convertible loan have not been included in the computation of diluted net loss per share for (1) the year ended December 31, 1999 and (2) the period from inception (July 20, 1998) through December 31, 1998 and the period from inception (July 20, 1998) through December 31, 1999, respectively, as their effect would have been anti-dilutive.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities. Because the Company currently holds no derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will have no impact on its financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133 for the year ending December 31, 2001.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- BALANCE SHEET COMPONENTS:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
PROPERTY AND EQUIPMENT, NET:
  Computer equipment........................................  $ 7,594    $ 1,470
  Furniture and fixtures....................................      600         91
  Leasehold improvements....................................      196         --
                                                              -------    -------
                                                                8,390      1,561
  Less: Accumulated depreciation and amortization...........   (1,642)      (141)
                                                              -------    -------
                                                              $ 6,748    $ 1,420
                                                              =======    =======

                                                                   DECEMBER 31,
                                                                 -----------------
                                                                  1999       1998
                                                                 ------     ------
ACCRUED LIABILITIES:
  Payroll and related expenses..............................     $  530     $  274
  Accrued professional fees.................................        452         --
  Other.....................................................         84        105
                                                                 ------     ------
                                                                 $1,066     $  379
                                                                 ======     ======

NOTE 4 -- RELATED PARTY TRANSACTIONS:

     The Company received an advance of $.5 million from an investor in 1999 related to a proposed Series C Convertible Preferred Stock offering, which was subsequently cancelled due to the pending merger (Note 14). This amount was repaid in January 2000.

     Additionally, the Company borrowed $5.5 million from a related party under a long-term loan in 1999 (Note 7).

NOTE 5 -- RESEARCH AGREEMENT AND ACQUISITION:

     In the period ended December 31, 1998, the Company contracted with a Canadian company for certain research and development work. Under the agreement, the Company reimbursed the Canadian company for salaries and expenses, plus an applicable margin. In addition, the Company purchased certain assets which were used by the employees of the Canadian company in the contractual research and development work. Payments made in 1998 were for salaries and expenses ($.5 million) and property and equipment ($.3 million).

     In February 1999, the Company entered into a technology license agreement with the Canadian company's parent, which provides Siara with the right to use certain integrated circuit designs in the development of its products for $25,000. As part of this agreement, Siara also acquired all of the outstanding shares of the Canadian company for $93,000. The purchase price was allocated to property and equipment ($43,000) and to the EMS software technology ($50,000). The technology license fee and EMS software technology have been reflected as intangible assets.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- INCOME TAXES:

     No provision for income taxes has been recorded as the Company has incurred net operating losses since inception.

     Deferred tax assets of approximately $12.5 million and $1.5 million at December 31, 1999 and 1998, respectively, consist primarily of net operating loss carryforwards. Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be realized. Accordingly, a full valuation allowance has been recorded.

     The Company had approximately $28 million of federal and state net operating loss carryforwards available to offset future taxable income at December 31, 1999. These carryforwards begin expiring in 2018 for federal and 2006 for state tax purposes. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% (as defined) over a three year period. The issuances of Series A and B Convertible Preferred Stock may result in an annual limitation for the Company's utilization of the net operating loss carryforwards.

NOTE 7 -- BORROWINGS:

     PROMISSORY NOTE

     The Company borrowed $1.5 million from certain investors under promissory notes from July to September 1998. In October 1998 these promissory notes were cancelled for Series A Convertible Preferred Stock.

     BANK FINANCING

     In December, 1998, the Company borrowed $.9 million under a loan agreement with Imperial Bank that also included warrants to purchase Convertible Preferred Stock (Note 9). The loan provided for borrowings of up to $1.25 million for working capital and equipment at a rate of prime plus 0.25% (8% at December 31, 1998), and was collateralized by the Company's property and equipment. The loan was paid in full in 1999.

     LONG-TERM LOAN FROM RELATED PARTY

     On March 30, 1999, the Company entered into a loan agreement with a future customer, which provides for borrowings of up to $9.5 million and is collateralized by the Company's assets. To date, the Company has borrowed $5.5 million. The Company's ability to borrow against the loan is contingent upon meeting certain product development milestones. Interest accrues at the prime rate (8.5% at December 31, 1999). The loan balance and accrued interest mature on December 31, 2003.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     EQUIPMENT FINANCING

     On October 15, 1999, the Company signed a loan agreement with TransAmerica Business Credit for borrowings of up to $2.5 million to finance the acquisition of property and equipment. The Company has signed two promissory notes for $673,000 and $237,000 with interest accruing at annual rates of 14.83% and 14.7%, respectively. The notes are collateralized by the related property and equipment. The Company must make monthly principal and interest payments, and the notes mature in 2003. In connection with this agreement, the Company issued a warrant to purchase common stock with the price per share and number of shares determined by a formula, which expires on October 31, 2006. Using the Black-Scholes option pricing model, the Company estimated that the fair value of the warrant was $83,000, which will be recorded as additional interest expense over the term of the loan.

     CONVERTIBLE LOAN FROM REDBACK NETWORKS

     In connection with the pending merger (Note 14), the Company entered into a loan agreement with Redback Networks for borrowings of up to $25 million at certain specified dates through May 1, 2000. The borrowings bear interest at the prime rate (8.5% at December 31, 1999). The Company may convert the loan balance and accrued interest into shares of the Company's common stock at $13.39 per share. If the merger is terminated, the loan and accrued interest will mature six months after such termination, unless Siara elects it conversion rights.

     SUBORDINATED NOTES

     In connection with the capital lease facility (Note 8), the Company established a $3 million subordinated credit facility, with interest accruing at 12.5% per annum. At the closing date, a fee equal to 1% of the principal amount was incurred. The maturity date is 36 months from the advance date of each installment of the loan. The Company had a balance of $3.0 million outstanding under this facility at December 31, 1999.

     The Company's borrowings can be summarized as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Bank financing..............................................  $    --    $   910
Long-term loan from related party, including accrued
  interest..................................................    5,801         --
Equipment financing, including accrued interest, net of
  warrants issued...........................................      833         --
Convertible loan from Redback Networks......................    4,029         --
Subordinated notes..........................................    3,000
                                                               13,663        910
Less: Current portion.......................................    4,653         --
                                                              -------    -------
          Long-term borrowings..............................  $ 9,010    $   910
                                                              =======    =======

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- CAPITAL LEASES:

     In January 1999, the Company entered into a capital lease agreement that provides financing for the acquisition of property and equipment. The leases have terms of 30 to 48 months, mature at various dates through 2003, and have an interest rate of 8.5%. In connection with this financing, the Company granted the lender a warrant to purchase Convertible Preferred Stock (Note 9).

     As of December 31, 1999, $1.9 million of such equipment is included in property and equipment net of accumulated amortization. Amortization expense was $1.0 million for the year ended December 31, 1999.

     Future minimum lease payments under capital leases at December 31, 1999 are as follows (in thousands):

                 YEARS ENDING DECEMBER 31:
                 -------------------------
2000........................................................  $  898
  2001......................................................   1,405
  2002......................................................     506
  2003......................................................     275
                                                              ------
Total net minimum lease payments............................   3,084
Less: Amount representing interest..........................    (371)
                                                              ------
Present value of net minimum lease payments.................   2,713
Less: Unamortized warrant discount..........................    (520)
                                                              ------
Net balance (including current portion of $807).............  $2,193
                                                              ======

NOTE 9 -- CONVERTIBLE PREFERRED STOCK:

     Convertible Preferred Stock at December 31, 1999 consists of the following (in thousands):

                                                  SHARES
                                         ------------------------   LIQUIDATION   CARRYING
                SERIES                   AUTHORIZED   OUTSTANDING     AMOUNT       AMOUNT
                ------                   ----------   -----------   -----------   --------
A......................................     1,500        1,500        $ 2,250     $ 2,236
B......................................     6,000        5,556         10,444      10,378
C......................................     6,000           --             --          --
                                           ------        -----        -------     -------
                                           13,500        7,056        $12,694     $12,614
                                           ======        =====        =======     =======

     Proceeds from the issuance of Series A Convertible Preferred Stock consisted of the cancellation of promissory notes and related interest of $1,512,000 and $736,000 of cash.

     The holders of Preferred Stock have various rights and preferences as follows:

     VOTING

     Each share of Series A and B Convertible Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Series A Convertible Preferred Stock voting separately as a class is entitled to elect two members of the Board. The Series B Convertible Preferred Stock voting separately is also entitled to elect two members of the Board.

     As long as any shares of a such Convertible Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Convertible Preferred Stock in order to alter the Articles of Incorporation as related to that series of Convertible Preferred Stock, in any manner that would adversely affect the rights, preferences and privileges of the Convertible Preferred Stock.

     DIVIDENDS

     Holders of Series A and B Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.15 and $0.188 per share, respectively, when and if declared by the Board of Directors. The holders of Series A and B Convertible Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1999.

     LIQUIDATION

     In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Convertible Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A and B Convertible Preferred Stock are entitled to receive an amount of $1.50 and $1.88 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. The remaining assets, if any, shall be distributed pro rata. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the assets will be distributed pro rata among the holders of the Series A and B Convertible Preferred Stock.

     CONVERSION

     Each share of Series A and B Convertible Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A and B Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of at least $5.00 per share with gross proceeds of at least $10 million (2) a merger, sale of substantially all of the assets or other transactions which result in a change in control or (3) the consent of the holders of the majority of Convertible Preferred Stock.

     At December 31, 1999, the Company has reserved 7.5 million shares of Common Stock for the conversion of Series A and B Convertible Preferred Stock, respectively.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     WARRANTS FOR CONVERTIBLE PREFERRED STOCK

     In connection with a bank financing arrangement in 1998, the Company issued warrants to purchase 6,649 shares of Series B Convertible Preferred Stock for $1.88 per share. Such warrants were outstanding at December 31, 1998 and expire in December 2005. The value of the warrants, estimated using the Black-Scholes option pricing model, was not material. Additionally, in January 1999, the Company granted warrants to purchase Convertible Preferred Stock in connection with the capital lease facility. The lender was issued warrants to acquire Convertible Preferred Stock in the next equity financing at a per share price determined by a formula. Using the Black-Scholes option pricing model, the Company estimated that the fair value of these warrants was $754,000, which will be recorded as additional interest expense over the term of the financing. The Company used the following assumptions in calculating the estimated fair value of warrants: dividend yield of 0%, weighted average expected term of four years, volatility of 75% and risk free interest rates of 5.53% and 5.12% for the year ended December 31, 1999 and the period from inception (July 20, 1998) to December 31, 1998, respectively.

NOTE 10 -- COMMON STOCK:

     The Company's Articles of Incorporation, as amended, authorize the Company to issue up to 35 million shares of $0.001 par value Common Stock. A portion of the shares sold are subject to a right of repurchase by the Company, at the original issuance price, subject to vesting, which is generally over a four-year period from the earlier of the grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1999 and 1998, there were 10.6 million and 3.5 million shares, respectively, subject to repurchase.

NOTE 11 -- STOCK OPTION PLANS:

     In September 1998, the Company adopted the 1998 Equity Incentive Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 13.5 million shares of Common Stock for issuance under the Plan.

     Options granted under the Plan may be exercised for periods of up to ten years from the date of grant. Options are exercisable immediately, but the stock is subject to repurchase at the exercise price by the Company. The repurchase right lapses over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. Options generally vest over four years.

     In the period ended December 31, 1998, the exercise price for all stock options and restricted shares issued to employees was equal to the estimated fair value of the shares on the date of grant. Accordingly, no compensation expense was recorded in connection with these grants. During the year ended December 31, 1999, the Company recorded unearned compensation of $374 million related to the issuance of stock options and restricted shares to employees at prices below fair market value. Such unearned compensation is being amortized over a period of four years from the date of issuance.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     During the year ended December 31, 1999, the Company granted options and warrants to purchase 1.5 million shares to non-employees and third-party vendors. The Company estimated the value of the options using the Black-Scholes option pricing model, resulting in unearned compensation of $247 million at December 31, 1999. The unearned compensation is being remeasured in accordance with EITF 96-18 and amortized over four years. The Company used the following assumptions in calculating the estimated fair value of the options: dividend yield of 0%, weighted average expected term of four years, volatility of 75%, and a risk free interest rate of 5.53%.

     The following tables summarize information on the Company's outstanding stock options (share amounts in thousands):

                                                                        OPTIONS OUTSTANDING
                                                                      -----------------------
                                                          SHARES                     WEIGHTED
                                                         AVAILABLE                   AVERAGE
                                                            FOR         NUMBER       EXERCISE
                                                           GRANT      OUTSTANDING     PRICE
                                                         ---------    -----------    --------
Options authorized.....................................    8,000            --        $  --
Options granted........................................     (901)          901         0.15
Common stock granted...................................   (3,495)           --           --
                                                          ------        ------        -----
Balance at December 31, 1998...........................    3,604           901         0.15
Options authorized.....................................    5,500            --           --
Options granted........................................   (9,512)        9,512         0.92
Options exercised......................................       --        (8,857)        0.86
Options canceled.......................................      384          (384)        0.20
Options repurchased....................................      264            --         0.04
                                                          ------        ------        -----
Balance at December 31, 1999...........................      240         1,172        $1.02
                                                          ======        ======        =====

                        OPTIONS OUTSTANDING AT DECEMBER 31, 1999    OPTIONS EXERCISABLE AT
                       ------------------------------------------     DECEMBER 31, 1999
                                         WEIGHTED                   ----------------------
                                          AVERAGE       WEIGHTED                  WEIGHTED
      RANGE OF                           REMAINING      AVERAGE                   AVERAGE
      EXERCISE            NUMBER        CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
        PRICE           OUTSTANDING        LIFE          PRICE      OUTSTANDING    PRICE
      --------         -------------   -------------   ----------   -----------   --------
        $0.15                99          8.96 years       $0.15          99        $0.15
        $0.19               124          9.29 years       $0.19         124        $0.19
        $0.30               297          9.53 years       $0.30         297        $0.30
        $0.75               190          9.69 years       $0.75         190        $0.75
        $2.00               462          9.70 years       $2.00         462        $2.00

     At December 31, 1999, 65,000 options with an average exercise price of $0.22 were vested. At December 31, 1998, no options were vested.

     At December 31, 1999 and 1998, shares of common stock outstanding subject to a repurchase option held by the Company totaled approximately 10.6 million and 3.5 million shares at a weighted average price of $.74 and $.15 per share, respectively.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     PRO FORMA DISCLOSURES

     Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value method, the Company's net loss and basic and diluted net loss per share would be as follows for the periods indicated (dollars in thousands):

                                                                PERIOD FROM        PERIOD FROM
                                                                 INCEPTION          INCEPTION
                                                              (JULY 20, 1998)    (JULY 20, 1998)
                                               YEAR ENDED         THROUGH            THROUGH
                                              DECEMBER 31,     DECEMBER 31,       DECEMBER 31,
                                                  1999             1998               1999
                                              ------------    ---------------    ---------------
Net loss....................................    $(95,089)         $(3,703)          $(98,792)
                                                ========          =======           ========
Basic and diluted net loss per share........    $ (16.41)         $ (1.39)          $ (20.52)
                                                ========          =======           ========

     The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield at 0%, weighted average expected option term of four years, and a risk free interest rate of 5.53% and 5.12% for the year ended December 31, 1999 and the period ended December 31, 1998, respectively. The weighted average fair value of options granted during 1999 and 1998 was $45 and $0.03, respectively.

NOTE 12 -- RETIREMENT SAVINGS PLAN:

     The Company has a savings plan under Section 401(k) of the Internal Revenue Code under which all employees of the Company are eligible to participate. Each year employees can contribute up to the lesser of 25% of their compensation or $10,000. The Company may elect to match employee contributions subject to certain limitations. No Company matching contributions have been made to date.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES:

     LEASE COMMITMENTS

     The Company leases office space under a noncancelable operating lease, which expires on December 31, 2004. Rent expense for the year ended December 31, 1999 and the period ended December 31, 1998 was $0.8 million and $0.2 million, respectively.

                              SIARA SYSTEMS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Future minimum lease commitments under non-cancelable operating leases are as follows as of December 31, 1999 (in thousands):

                 YEARS ENDING DECEMBER 31:
                 -------------------------
2000........................................................  $  898
  2001......................................................     924
  2002......................................................     958
  2003......................................................     987
  2004......................................................     588
  Thereafter................................................      --
                                                              ------
                                                              $4,355
                                                              ======

     CONTINGENCIES

     The Company is subject to claims and legal proceedings in the ordinary course of business. Management believes that the ultimate outcomes of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

NOTE 14 -- PENDING MERGER:

     On November 29, 1999, the Company agreed to merge with Redback Networks, Inc. ("Redback"). Redback will issue 31.3 million shares of its common stock for all of the outstanding shares, options and warrants of the Company. The transaction is valued at approximately $4.5 billion. Closing of the merger is contingent upon, among other things, receiving certain regulatory approvals, as well as receiving approval from the stockholders of both companies. In the event the merger is terminated by Redback, as set forth in the merger agreement, termination fees of $135 million may be paid to Siara, or Redback may be required to loan Siara an additional $25 million, depending on the reason for such termination.

                                                                      APPENDIX A

                              MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION

                                  BY AND AMONG

                             REDBACK NETWORKS INC.
                              SIARA SYSTEMS, INC.

                                      AND

                             THE STOCKHOLDER AGENT

                         DATED AS OF NOVEMBER 28, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE 1 THE MERGER........................................    2
1.1  The Merger.............................................    2
     1.2  Effective Time....................................    2
     1.3  Effect of the Merger on Constituent
      Corporations..........................................    2
     1.4  Certificate of Incorporation and Bylaws of
      Surviving Corporation.................................    2
     1.5  Directors and Officers of Surviving Corporation...    3
     1.6  Consideration to be Issued; Effect on Outstanding
      Securities of Target..................................    3
     1.7  Dissenting Shares.................................    6
     1.8  Exchange Procedures...............................    6
     1.9  No Further Ownership Rights in Target Capital
      Stock.................................................    7
     1.10 Lost, Stolen or Destroyed Certificates............    8
     1.11 Further Action....................................    8

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF TARGET..........    8
     2.1  Organization and Qualification....................    8
     2.2  Authority Relative to this Agreement..............    8
     2.3  Capitalization....................................    9
     2.4  Subsidiaries......................................    9
     2.5  No Conflicts......................................   10
     2.6  Books and Records; Organizational Documents.......   10
     2.7  Target Financial Statements.......................   10
     2.8  Absence of Changes................................   11
     2.9  No Undisclosed Liabilities........................   11
     2.10 Taxes.............................................   11
     2.11 Legal Proceedings.................................   13
     2.12 Compliance with Laws and Orders...................   13
     2.13 Employee Benefit Plans............................   13
     2.14 Title to Property.................................   15
     2.15 Intellectual Property.............................   16
     2.16 Contracts.........................................   17
     2.17 Insurance.........................................   18
     2.18 Affiliate Transactions............................   18
     2.19 Employees; Labor Relations........................   18
     2.20 Environmental Matters.............................   19
     2.21 Other Negotiations; Brokers; Third Party
      Expenses..............................................   20
     2.22 Foreign Corrupt Practices Act.....................   20
     2.23 Tax-Free Reorganization...........................   20
     2.24 Approvals.........................................   20
     2.25 Disclosure........................................   21
     2.26 S-4 Registration Statement; Proxy Statement.......   21
     2.27 Investment Advisors...............................   21

                                                              PAGE
                                                              ----
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF ACQUIROR........   22
     3.1  Organization and Qualification....................   22
     3.2  Authority Relative to this Agreement..............   22
     3.3  Capitalization....................................   22
     3.4  Subsidiaries......................................   23
     3.5  No Conflicts......................................   23
     3.6  SEC Documents; Acquiror Financial Statements......   23
     3.7  Absence of Changes................................   24
     3.8  No Undisclosed Liabilities........................   24
     3.9  Taxes.............................................   24
     3.10 Legal Proceedings.................................   26
     3.11 Compliance with Laws and Orders...................   26
     3.12 Employee Benefit Plans............................   26
     3.13 Title to Property.................................   28
     3.14 Intellectual Property.............................   29
     3.15 Contracts.........................................   30
     3.16 Insurance.........................................   30
     3.17 Affiliate Transactions............................   31
     3.18 Employees; Labor Relations........................   31
     3.19 Environmental Matters.............................   32
     3.20 Other Negotiations; Brokers; Third Party
      Expenses..............................................   32
     3.21 Foreign Corrupt Practices Act.....................   32
     3.22 Tax-Free Reorganization...........................   33
     3.23 Approvals.........................................   33
     3.24 Disclosure........................................   33
     3.25 S-4 Registration Statement; Proxy Statement.......   33
     3.26 Investment Advisors...............................   34
ARTICLE 4 ADDITIONAL AGREEMENTS.............................   34
     4.1  Proxy Statement; S-4 Registration Statement.......   34
     4.2  Stockholder Approval..............................   34
     4.3  Access to Information.............................   35
     4.4  Confidentiality...................................   35
     4.5  Expenses..........................................   35
     4.6  Public Disclosure.................................   36
     4.7  Approvals.........................................   36
     4.8  Notification of Certain Matters...................   36
     4.9  Additional Documents and Further Assurances.......   36
     4.10 Form S-8..........................................   36
     4.11 NNM Listing of Additional Shares Application......   37
     4.12 Auditors..........................................   37
     4.13 Directors' and Officers' Indemnification..........   37
     4.14 Benefit Arrangements..............................   37
     4.15 Treatment as Reorganization.......................   38
ARTICLE 5 CONDITIONS TO THE MERGER..........................   38
     5.1  Conditions to Obligations of Each Party to Effect
      the Merger............................................   38
     5.2  Additional Conditions to Obligations of Target....   39
     5.3  Additional Conditions to the Obligations of
      Acquiror..............................................   40

                                                              PAGE
                                                              ----
ARTICLE 6 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
AND AGREEMENTS; ESCROW PROVISIONS...........................   42
     6.1  Survival of Representations, Warranties, Covenants
      and Agreements........................................   42
     6.2  Escrow Provisions.................................   42

ARTICLE 7 CONDUCT PRIOR TO THE EFFECTIVE TIME...............   48
     7.1  Conduct of Business...............................   48
     7.2  No Solicitation -- Target.........................   50
     7.3  No Solicitation -- Acquiror.......................   51

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER.................   52
     8.1  Termination.......................................   52
     8.2  Termination Fee...................................   54
     8.3  Effect of Termination.............................   54
     8.4  Amendment.........................................   54
     8.5  Extension; Waiver.................................   54

ARTICLE 9 MISCELLANEOUS PROVISIONS..........................   55
     9.1  Notices...........................................   56
     9.2  Entire Agreement..................................   56
     9.3  Further Assurances; Post-Closing Cooperation......   56
     9.4  Waiver............................................   56
     9.5  Third Party Beneficiaries.........................   56
     9.6  No Assignment; Binding Effect.....................   56
     9.7  Headings..........................................   56
     9.8  Invalid Provisions................................   56
     9.9  Governing Law.....................................   57
     9.10 Construction......................................   57
     9.11 Counterparts......................................   57
     9.12 Specific Performance..............................   57

ARTICLE 10 DEFINITIONS......................................   57
   10.1  Definitions........................................   57

EXHIBITS & SCHEDULES

Exhibit A   --    Form of Irrevocable Proxy and Voting Agreement (Acquiror
                  stockholders to sign)
Exhibit B   --    Form of Irrevocable Proxy and Voting Agreement (Target
                  stockholders to sign)
Exhibit C   --    Form of Amendment No. 1 to Acquiror's Amended and Restated
                  Investors' Rights Agreement
Exhibit D   --    Form of Certificate of Merger
Exhibit E   --    Form of Acquiror Officer's Certificates
Exhibit F   --    Matters to be Covered by Legal Opinion of Gunderson Dettmer
                  Stough Villeneuve Franklin & Hachigian, LLP
Exhibit G   --    Form of Target Officer's Certificates
Exhibit H   --    Matters to be Covered by Legal Opinion of Fenwick & West,
                  LLP

                              MERGER AGREEMENT AND
                             PLAN OF REORGANIZATION

     This MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 28, 1999, by and among REDBACK NETWORKS INC., a Delaware corporation ("Acquiror"), SIARA SYSTEMS, INC., a Delaware corporation (the "Target") and, solely for purposes of Article 6, Vivek Ragavan, as Stockholder Agent. In the event the parties mutually agree in a writing signed by each of them prior to the Effective Time (as defined below) to structure this merger as a reverse triangular merger, rather than a direct merger, a wholly-owned subsidiary of Acquiror (a "Merger Sub") shall become party to this Agreement and this Agreement shall be amended as appropriate. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

                                    RECITALS

     A. The respective Boards of Directors of each of Acquiror and Target believe it is in the best interests of Acquiror and Target and their respective stockholders that Target merge with and into Acquiror (the "Merger") and, in furtherance thereof, have approved the Merger. Upon mutual consent from the respective Boards of Directors of each of Acquiror and Target prior to the Effective Time, set forth in a writing signed by each of Acquiror and Target, the Merger may be restructured as a reverse triangular merger, as contemplated by the first paragraph hereof.

     B. The Boards of Directors of each of Acquiror and Target have approved the Merger and this Agreement and the transactions contemplated hereby.

     C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the shares of capital stock of Target which are issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive shares of Acquiror's Common Stock, par value $0.0001 ("Acquiror Common Stock"), (ii) all Target Options then outstanding (whether vested or unvested) shall be converted into options to purchase Acquiror Common Stock and (iii) all Target Warrants then outstanding shall be converted into warrants to purchase shares of Acquiror Common Stock, on the terms and subject to the conditions set forth herein.

     D. A portion of the shares of Acquiror Common Stock otherwise issuable or reserved for issuance by Acquiror in connection with the Merger shall be placed in escrow by Acquiror, the release of which shares shall be contingent upon certain events and conditions, all as set forth in Article 6 herein.

     E. Concurrent with the execution of this Agreement, certain stockholders of Target and Acquiror have entered into Irrevocable Proxy and Voting Agreements in substantially the forms attached hereto as Exhibit A for Acquiror's stockholders to sign ("Acquiror Proxy") and Exhibit B for Target's stockholders to sign ("Target Proxy") pursuant to which, among other things, such stockholders have agreed to vote the shares of Target Capital Stock and Acquiror Capital Stock owned by them in favor of the Merger.

     F. Concurrent with the execution of this Agreement, Acquiror shall extend to the holders of shares of Acquiror Common Stock who acquire such shares in the Merger and who hold registration rights under Target's Investors' Rights Agreement dated December 21, 1998 ("Target's Existing Investor Rights Agreement"), certain registration rights, pursuant to the terms of Acquiror's Amended and Restated Investors' Rights Agreement of July 2, 1998, as amended by Amendment No. 1 thereto, in the form attached hereto as Exhibit C, and Target's stockholders shall agree to a lock-up following the closing of the Merger and in the event of a secondary registered offering by Acquiror.

     H. Concurrent with the execution of this Agreement, as an inducement to Acquiror to enter into this Agreement, certain employees of Target shall have entered into employment agreements, all of which will include mutually acceptable non-competition terms.

     I. Acquiror and Target intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and in furtherance thereof intend that this Agreement shall be a "Plan of Reorganization" within the meaning of Sections 354(a) and 361(a) of the Internal Revenue Code.

     J. Target and Acquiror desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, and, to the extent applicable, the California Code, Target shall be merged with and into Acquiror, the separate existence of Target shall cease, and Acquiror shall continue as the surviving corporation of the Merger. Acquiror is sometimes referred to herein as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing and consummation of the Merger (the "Closing") will take place as promptly as practicable, following satisfaction or waiver of the conditions set forth in Article 5, at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, unless another place or time is agreed to by Acquiror and Target. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit D (the "Delaware Certificate of Merger"), in each case in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time agreed to by the parties and set forth in the Delaware Certificate of Merger, being referred to herein as the "Effective Time").

     1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Target shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation and Bylaws of Surviving Corporation.

     (a) The Certificate of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the

Effective Time until thereafter amended as provided by law and such Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     (b) The Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by such Bylaws, the Certificate of Incorporation of the Surviving Corporation and applicable Law.

     1.5 Directors and Officers of Surviving Corporation. The directors of Surviving Corporation at, and immediately after, the Effective Time shall be Pierre Lamond, Dennis Barsema, James Flach, Dan Warmenhoven, William Kurtz (the "Existing Directors"), and three (3) persons designated by Target who shall be Vinod Khosla, Vivek Ragavan and one (1) other person reasonably acceptable to a majority of the Existing Directors (the "Target Designees"), each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. If any Target Designee cannot or will not serve as a director of the Surviving Corporation, Target may designate a replacement Target Designee, provided such replacement is reasonably acceptable to a majority of the Existing Directors. The officers of Surviving Corporation at, and immediately after, the Effective Time shall be as mutually agreed to by Target and Acquiror, except that it is agreed that Dennis Barsema shall be Chief Executive Officer and Vivek Ragavan shall be President and Chief Operating Officer.

     1.6 Consideration to be Issued; Effect on Outstanding Securities of Target. On the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Target or any holder of any Target security, all of the following shall occur:

          (a) Conversion of Target Capital Stock. At the Effective Time, each share of Target Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Target Capital Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as provided in Section 1.7)) will be canceled and extinguished and will be converted automatically into the right to receive (in accordance with this Agreement) that number of shares of Acquiror Common Stock that is equal to the Exchange Ratio, rounded down to the nearest whole share of Acquiror Common Stock. The shares of Acquiror Common Stock that are issued upon the conversion of shares of Target Capital Stock in the Merger pursuant to this
     Section 1.6(a) shall, upon their issuance at the Effective Time, be registered under the Securities Act pursuant to an effective registration statement on Form S-4, as provided in more detail in Section 4.1.

          (b) Cancellation of Acquiror-Owned and Target-Owned Capital
     Stock. Each share of Target Capital Stock owned by Acquiror or Target or any Subsidiary of Acquiror or Target immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Acquiror or Target.

          (c) Target Options and Target Stock Plan. At the Effective Time all unexpired and unexercised Target Options then outstanding, whether vested or unvested, shall be assumed by Acquiror in accordance with provisions described below.

             (i) At the Effective Time, each unexpired and unexercised Target Option (including without limitation each unexpired and unexercised Target Option issued pursuant to the Siara Systems, Inc. 1998 Equity Incentive Plan adopted on September 1, 1998, and thereafter amended (the "Target Stock Plan")) which is then outstanding, whether or not exercisable and whether or not vested, shall by virtue of the Merger, be assumed by Acquiror together with the Target Stock Plan and converted into an option to purchase Acquiror Common Stock ("Acquiror Option") as provided herein and in such manner that

        (i) Acquiror is "assuming a stock option in a transaction to which
        Section 424(a) applies" within the meaning of Section 424 of the Internal Revenue Code, or (ii) such transaction, to the extent that
        Section 424 of the Internal Revenue Code does not apply to any such Target Options, would be a transaction within Section 424 of the Internal Revenue Code. Each Target Option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Target Option immediately prior to the Effective Time (including, without limitation, any repurchase rights (other than rights of refusal) or vesting provisions), provided that (A) such Target Option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Capital Stock that were issuable upon exercise in full of such Target Option immediately prior to the Effective Time (without regard to vesting) multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Acquiror Common Stock) and (B) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Target Option shall be equal to the quotient determined by dividing the exercise price per share of Target Capital Stock at which such Target Option was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent). Acquiror shall, at all times from and after the Effective Time, reserve, keep and make available for issuance shares of Acquiror Common Stock that are issuable upon the exercise in full of all Acquiror Options resulting from the assumption and conversion of Target Options in accordance with this Section and shall, as promptly as practicable after the Effective Time, issue to each holder of a Target Option that is outstanding immediately prior to the Effective Time a document evidencing the foregoing assumption of such Target Option by Acquiror and the conversion of such Target Option into an Acquiror Option as provided herein.

             (ii) It is the intention of the parties that Target Options assumed by Acquiror and converted into Acquiror Options pursuant hereto shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code to the same extent Target Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.6(c) shall be applied consistent with this intent.

             (iii) At the Effective Time, Acquiror shall assume Target's obligations, and shall be assigned Target's repurchase rights and purchase options, under any Restricted Stock Purchase Agreements entered into pursuant to Target Stock Plan. Any and all restrictions on Target Restricted Stock issued pursuant to Target Stock Plan or such other agreements which do not lapse in accordance with their terms (as such terms were in effect on the date of this Agreement) and which are not rights of refusal shall continue in full force and effect until such restrictions lapse pursuant to the terms of such agreements, and any repurchase rights or purchase options which Target has with respect to Target Restricted Stock shall also continue in full force and effect. The Acquiror Options issued in exchange for the Target Options pursuant to this Section 1.6(c) shall be registered under the Securities Act pursuant to an effective registration statement on Form S-8, as provided in more detail in Section 4.10.

          (d) Target Warrants. At the Effective Time each unexpired and unexercised Target Warrant that is then outstanding, whether or not exercisable and whether or not vested, shall be assumed by Acquiror and converted into a warrant to purchase shares of Acquiror Common Stock ("Acquiror Warrant") as provided herein. Each Target Warrant so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Target Warrant immediately prior to the Effective Time, provided that (A) such Target Warrant shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Capital Stock that were issuable upon exercise in full of such Target Warrant immediately prior to the Effective Time (without regard to vesting) multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Acquiror Common Stock) and (B) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Target Warrant shall be equal to the quotient determined by dividing the exercise price per share of Target Capital Stock at which such Target Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent). Acquiror shall, at all times from and after the Effective Time, reserve, keep and make available for issuance all shares of Acquiror Common Stock that are issuable upon the exercise in full of all Acquiror Warrants resulting from the assumption and conversion of Target Warrants in accordance with this Section and shall, as promptly as practicable after the Effective Time, issue to each holder of a Target Warrant that is outstanding immediately prior to the Effective Time a document evidencing the foregoing assumption of such Target Warrant by Acquiror and the conversion of such Target Warrant into an Acquiror Warrant as provided herein.

          (e) Exchange Ratio. The "Exchange Ratio" shall be the quotient obtained by dividing (x) 31,341,986 shares of Acquiror Common Stock by (y) the sum of (i) the aggregate number of shares of Target Capital Stock that are outstanding immediately prior to the Effective Time, plus (ii) the number of shares of Target Capital Stock that are issuable upon the exercise, conversion or exchange (in full) of all Target Equity Securities that are outstanding immediately prior to the Effective Time (whether vested or unvested). The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time. No adjustment shall be made to the Exchange Ratio as a result of any cancellation of any Target Equity Security or any consideration (in any form whatsoever) received by Target as a result of any exercise, conversion or exchange of Target Equity Securities, after the Effective Time.

          (f) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock but for the rounding required under Section 1.6(a) (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall be entitled to receive from Acquiror an amount of cash (rounded up to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the average of the closing prices of Acquiror's Common Stock for the ten (10) trading days ended on the last trading day prior to the Effective Time (the "Closing Price").

          (g) Market Stand-Off. During the Market Stand-Off Period (as defined below) each securityholder of Target who in the Merger receives Merger Shares (as defined below), or Acquiror securities that are convertible into Merger Shares, will not, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Merger Shares held by it (the "Market Stand-Off") unless such Merger Shares are registered by Acquiror under the Securities Act pursuant to a registration statement (other than the S-4 Registration Statement) filed by Acquiror. "Merger Shares" means shares of Acquiror Common Stock issued in the Merger or upon exercise of Acquiror Options or Acquiror Warrants that were issued in the Merger. "Market Stand-Off Period" means the time period beginning on the Effective Time and ending on the earlier of (A) 180 days after the Effective Time and (B) 90 days after the date on which a registration statement (other than the S-4 Registration Statement) filed by Acquiror under the Securities Act is declared effective by the SEC. In order to enforce the foregoing covenant, Acquiror may impose stop-transfer instructions with respect to the Merger Shares until the end of such Market Stand-Off Period.

     1.7  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the DGCL and, if applicable, the California Code, who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Acquiror Common Stock pursuant to Section 1.6 (except as provided in Section 1.7(b)) but the holder thereof shall only be entitled to such rights as are granted by the DGCL and, if applicable, the California Code.

     (b) Notwithstanding the provisions of Section 1.7(a) above, if any holder of shares of Target Capital Stock who demands purchase of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares of Target Capital Stock shall automatically be converted into and represent only the right to receive Acquiror Common Stock as provided in Section 1.6(a),without interest thereon, upon surrender to Target of the certificate representing such shares in accordance with Section 1.8 of this Agreement.

     (c) Target shall give Acquiror (i) prompt notice of its receipt of any written demands for purchase of any shares of Target Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and, if applicable, the California Code, and received by Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Target Capital Stock under the DGCL and, if applicable, the California Code. Target shall not, except with the prior written consent of Acquiror, which shall not be unreasonably withheld, or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of Target Capital Stock or offer to settle or settle any such demands.

     1.8  Exchange Procedures.

     (a) Acquiror Common Stock. At the Effective Time, Acquiror shall deposit with the Exchange Agent for exchange in accordance with this Article 1, the aggregate number of shares of Acquiror Common Stock issuable in exchange for outstanding shares of Target Capital Stock pursuant to Section 1.6 and cash in an amount sufficient to permit the payment of all cash payable in lieu of fractional shares pursuant to Section 1.6(f).

     (b) Exchange Procedures. As soon as practicable after the Effective Time, but in no event later than two (2) business days after the Effective Time, Acquiror shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock (the "Certificates") and which shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation (or, if such Certificate is lost, of a lost Certificate indemnity agreement in customary form) to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock (less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to
Article 6 hereof), to which such holder is entitled pursuant to Section 1.6 and cash in lieu of fractional shares pursuant to Section 1.6(f), and the Certificate so surrendered shall be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article 6 hereof, Acquiror shall cause to be distributed to a depositary agent mutually agreed to by Target and Acquiror (the "Depositary Agent") a certificate or certificates (in such denominations as may be requested by the Depositary Agent) representing that number of shares of Acquiror Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Depositary Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Acquiror as provided in Article 6. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive cash in lieu of fractional shares as provided herein.

     (c) Distributions With Respect to Unexchanged Shares of Target Capital Stock. No dividends or other distributions with respect to Acquiror Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate as provided in Section 1.8 or otherwise accepted by Acquiror. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(c)) with respect to such whole shares of Acquiror Common Stock.

     (d) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

     1.9 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of Target of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificates shall provide Acquiror with an affidavit of that fact.

     1.11 Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to Acquiror, subject to such exceptions and qualifications as are specifically disclosed in the Target disclosure schedule and schedule of exceptions of Target (the "Target Disclosure Schedule") delivered herewith and dated as of the date hereof as follows:

     2.1 Organization and Qualification. Each of Target and Target Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or province of its incorporation, and has all requisite corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. Each of Target and Target Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its businesses, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on Target. Section 2.1 of the Target Disclosure Schedule sets forth each jurisdiction where each Target and Target Subsidiary is so qualified to do business and separately lists each other jurisdiction in which each Target and Target Subsidiary owns, uses, licenses or leases any material Assets or Properties, has established a local office or other permanent local presence or has employees or engages independent contractors.

     2.2 Authority Relative to this Agreement. Subject only to the requisite approval of the Merger, this Agreement and the other agreements attached as exhibits hereto (the "Ancillary Agreements") by the stockholders of Target, Target has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Target of this Agreement and the Ancillary Agreements to which Target is a party and the consummation by Target of the transactions contemplated hereby and thereby, and the performance by Target of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the Board of Directors of Target, and no other action on the part of the Board of Directors of Target is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is a party by Target and the consummation by Target of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Target is a party have been duly and validly executed and delivered by Target and, assuming the due authorization and valid execution and delivery of this Agreement by Acquiror and each Ancillary Agreement by each party (other than Target) to such Ancillary Agreement, each constitutes a legal, valid and binding obligation of Target enforceable against Target in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     2.3 Capitalization. The authorized capital stock of Target consists only of 35,000,000 shares of Common Stock, $0.001 par value per share (the "Target Common Stock"), of which 16,971,261 shares of Common Stock are issued and outstanding, and 13,500,000 shares of Preferred Stock, $0.001 par value per share (the "Target Preferred Stock"). The designation and status of Target Preferred Stock is as follows: (i) 1,500,000 shares are designated Series A Preferred Stock, all of which are issued and outstanding, (ii) 6,000,000 shares are designated as Series B Preferred Stock, of which 5,555,905 are issued and outstanding and (iii) 6,000,000 shares are designated Series C Preferred Stock, none of which are issued or outstanding. All of the issued and outstanding shares of Target Common Stock and Target Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. Except as set forth in
Section 2.3 of the Target Disclosure Schedule, (a) no shares of Target Common Stock or Target Preferred Stock are held in treasury or are authorized or reserved for issuance and (b) no Options are outstanding. Section 2.3 of the Target Disclosure Schedule lists the name (and, if such holder is not an employee of Target, the address) of such holder of Target Common Stock, Target Preferred Stock, Target Option and Target Warrant. With respect to any Target Common Stock or Target Preferred Stock that has been issued subject to a repurchase option on the part of Target, Section 2.3 of the Target Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). Except as set forth Section 2.3 of the Target Disclosure Schedule, there are no agreements, arrangements or understandings to which Target is a party (written or oral) to issue any Options with respect to Target and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Target Capital Stock created by statute, the Certificate of Incorporation or Bylaws of Target, or any agreement or other arrangement to which Target is a party or to which it is bound and there are no agreements, arrangements or understandings to which Target is a party (written or oral) pursuant to which Target has the right to elect to satisfy any Liability by issuing Target Common Stock or Equity Equivalents. With respect to each Target Option and each Target Warrant, Section 2.3 of the Target Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). All Target Options and Target Warrants were issued in compliance with all applicable federal, state and foreign securities Laws. Other than the Target Support Agreements, Target is not a party or subject to any agreement or understanding, and, to Target's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to Target Capital Stock, including any voting trust agreement or proxy.

     2.4 Subsidiaries. Siara Research Canada, Inc., a Canadian federal corporation ("Target Subsidiary") is a wholly-owned subsidiary of Target. Except for Target Subsidiary, Target has (and prior to the Closing will have) no Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person. There are no outstanding options, warrants, or other rights to acquire capital stock of Target Subsidiary or securities convertible into or exchangeable for such stock.

     2.5 No Conflicts. The execution and delivery by Target of this Agreement does not, and the performance by Target of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Target or Target Subsidiary;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.5 of the Target Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to Target or Target Subsidiary or any of their respective Assets and Properties; or

          (c) except as would not have a Material Adverse Effect on Target (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Target or Target Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person (other than the filing of the Delaware Certificate of Merger together with the required officers' certificates, any filing required under the HSR Act in connection with the Merger and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities Laws) as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any material Lien upon Target or Target Subsidiary or any of their respective material Assets or Properties under or (vii) result in the loss of a material benefit under any material Contract or License to which Target or Target Subsidiary is a party or by which any of Target's or Target Subsidiary's material Assets and Properties are bound.

     2.6 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of Target and Target Subsidiary have been provided or made available to Acquiror or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with customary business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the Board of Directors of Target and Target Subsidiary from the date of Target's and Target Subsidiary's respective incorporation through the date hereof. Target has, prior to the execution of this Agreement, delivered to Acquiror true and complete copies of its and Target Subsidiary's Certificate of Incorporation and Bylaws, as amended through the date hereof. Neither Target nor Target Subsidiary is in violation of any provisions of its Certificate of Incorporation or Bylaws as so amended.

     2.7 Target Financial Statements. Schedule 2.7 to the Target Disclosure Schedule sets forth the Target Financials. Target Financials delivered to Acquiror are correct and complete in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except, with respect to any Target Financials that are unaudited, for the absence of notes thereto and the effect of the absence of notes thereto and the effect of the absence of year-end audit adjustments) and consistent with each other (except as indicated in the notes thereto, as delivered to Acquiror prior to the date hereof). Target Financials present fairly the financial condition and operating results of Target as of the dates and during the periods indicated therein. Since the Financial Statement Date, there has been no change in any accounting policies, principles, methods or practices, including any material change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Target.

     2.8 Absence of Changes. Since the Financial Statement Date, there has not been any material adverse change in the Business or Condition of Target or any occurrence or event which, individually or in the aggregate, is reasonably expected to have Material Adverse Effect on Target. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, since the Financial Statement Date:

          (a) neither Target nor Target Subsidiary has entered into any material Contract or other material commitment or transaction;

          (b) there has not been any material amendment or other material modification (or agreement to do so), or material violation of the terms of, any of the material Contracts set forth or described in Section 2.16(a)(1) of the Target Disclosure Schedule;

          (c) there has not been any amendment to Target's Certificate of Incorporation or Bylaws;

          (d) there has not been any transfer (by way of a License or otherwise) to any Person of rights to any material Target Intellectual Property, other than licenses in the ordinary course of business consistent with past practice;

          (e) neither Target nor Target Subsidiary has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

          (f) Target has taken all commercially reasonable action required to maintain, renew, extend or enforce any material Target Intellectual Property;

          (g) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of Target or in an amount exceeding one hundred thousand dollars ($100,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate; and

          (h) neither Target nor Target Subsidiary has entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

     2.9 No Undisclosed Liabilities. Except as reflected or reserved against in Target Financials (including the notes thereto), Target has no material Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statement Date and any liabilities under the Note.

     2.10  Taxes.

     (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, returns and reports) required to be filed with any Tax Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Target (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. All such Tax Returns are true, accurate and complete as filed. The Target September 30, 1999 unaudited balance sheet included in the Target Financial Statements (the "Target Balance Sheet") (i) fully accrues all Target's actual and contingent liabilities for Taxes with respect to all periods through September 30, 1999 and Target has not and will not incur any Tax liability in excess of the amount reflected on such Target Balance Sheet with respect to such periods (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes), and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after September 30, 1999 with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Target Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since September 30, 1999 has been or will be incurred by Target other than in the ordinary course of business, and adequate provision has been made by Target for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

     (b) Target has previously provided or made available to Acquiror true and correct copies of all Tax Returns. Target has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. Target (or any member of any affiliated or combined group of which Target has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Target) investigation now pending or (to the knowledge of Target) threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority asserting the Target has unpaid Tax liability has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target. Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Target is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Target nor any Person on behalf of Target has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Target. None of the assets of Target is property that Target is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Target directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Target is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Target has not made and will not make a deemed dividend election under Treas. Reg. sec.1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Target has never been a party (either as a distributing corporation or as a corporation that has been distributed) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state law. Neither Target nor Target Subsidiary has participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Target does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country. Target has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state law. All material elections with respect to Target's Taxes made during the fiscal year ending, December 31, 1998 are reflected on the Target Tax Returns for such period, a copy of which have been provided or made available to Acquiror. After the date of this Agreement, no material election with respect to Taxes not made in the ordinary course of business will be made without the prior written consent of Acquiror, which consent will not be unreasonably withheld or delayed. Target is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

Target is not currently, and never has been, subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Target is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4) and (5)), 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code. Target is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Target nor does Target owe any amount under any such Agreement. Target is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

     (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person. As used in this Section 2.10, the term "Target" means Target and any entity included in, or required under GAAP to be included in, any of the Target Financials.

     2.11 Legal Proceedings. Except as set forth in Section 2.11 of the Target Disclosure Schedule:

          (i) there are no Actions or Proceedings pending or, to the knowledge of Target or Target Subsidiary, threatened against, relating to or affecting Target or Target Subsidiary or their respective Assets and Properties; and

          (ii) neither Target nor Target Subsidiary has received notice, and does not otherwise have knowledge of any Orders outstanding against Target or Target Subsidiary.

     2.12 Compliance with Laws and Orders. Neither Target nor Target Subsidiary has violated in any material respect, and is not currently in default in any material respect under, any Law or Order applicable to Target or Target Subsidiary or any of their respective Assets and Properties.

     2.13  Employee Benefit Plans.

     (a) Except for the plans and agreements listed in Section 2.13 of the Target Disclosure Schedule (collectively, the "Plans"), neither Target nor Target Subsidiary maintains, is a party to, contributes to or is obligated to contribute to, and neither Target's nor Target Subsidiary's employees or former employees and their dependents or survivors receive benefits under, any of the following (whether or not set forth in a written document):

          (i) Any employee benefit plan, as defined in section 3(3) of ERISA;

          (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement (other than any such item provided solely pursuant to the terms of a written or oral contract with any individual employee that is disclosed in
     Section 2.13 of the Target Disclosure Schedule); or

          (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with COBRA.

     (b) Neither Target nor any ERISA Affiliate has, since January 1, 1993, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

     (c) Target has agreed to provide to Acquiror prior to Closing complete, accurate and current copies of each of the following:

          (i) The text (including amendments) of each of the Plans, to the extent reduced to writing;

          (ii) A summary of each of the Plans, to the extent not previously reduced to writing;

          (iii) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the following:

             A. The most recent summary plan description that has been prepared, as described in section 102 of ERISA;

             B. Any summary of material modifications that has been distributed to participants or filed with the U.S. Department of Labor but that has not been incorporated in an updated summary plan description furnished under Subparagraph (A) above; and

             C. The annual report, as described in section 103 of ERISA, and (where applicable) actuarial reports, for the most recent plan year for which an annual report or actuarial report has been prepared; and

          (iv) With respect to each Plan that is intended to qualify under section 401(a) of the Internal Revenue Code, the most recent determination letter concerning the Plan's qualification under section 401(a) of the Internal Revenue Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

     (d) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

     (e) With respect to each Plan that is subject to COBRA, the requirements of COBRA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

     (f) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

     (g) Each Plan that is intended to qualify under section 401(a) of the Internal Revenue Code meets the requirements for qualification under section 401(a) of the Internal Revenue Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Internal Revenue Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Internal Revenue Code) and the applicable provisions of ERISA and the Internal Revenue Code and the regulations thereunder, except to the extent that a failure to be so administered would not have a Material Adverse Effect.

     (h) Neither Target nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Internal Revenue Code or any termination or withdrawal liability under Title IV of ERISA. For purposes of determining any accumulated funding deficiency under section 412 of the Internal Revenue Code, the term "ERISA Affiliate" shall include any entity that is deemed to be a member of the same "controlled group" within the meaning of section 414(m) or
(o) of the Internal Revenue Code.

     (i) All contributions, premiums or other payments due from Target or Target Subsidiary to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of Target or Target Subsidiary. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

     (j) Except as disclosed in Section 2.13 of the Target Disclosure Schedule,the consummation of the transactions contemplated by this Agreement (excluding any employment agreement with Acquiror entered into by any employee or director of Target in connection with this Agreement) will not result in (i) any amount becoming payable to any employee, director or independent contractor of Target or Target Subsidiary, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target or Target Subsidiary may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or Target Subsidiary or (iv) any cost becoming due or accruing to Target or Target Subsidiary or Acquiror with respect to any employee, director or independent contractor of Target or Target Subsidiary.

     (k) Other than routine claims for benefits under the Plans, there are no pending, or, to the best knowledge of Target or Target Subsidiary, threatened, Actions or Proceedings involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or Target or Target Subsidiary or any of their ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Plan or any other Person whomsoever. Target and Target Subsidiary know of no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

     2.14 Title to Property. Except for title to Target Intellectual Property, which is covered by Section 2.15 below, Target and Target Subsidiary have good and marketable title to all of their respective material properties, interests in properties and assets, real and personal, reflected in Target Financials or acquired after the Financial Statement Date (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business), free and clear of all material mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and
(iii) liens securing debt which is reflected on Target Financials. The plants, property and equipment of Target and Target Subsidiary that are used in the operations of its businesses are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target and Target Subsidiary are reflected in Target Financials to the extent generally accepted accounting principles required the same to be reflected as of the dates of such Target Financials. With respect to properties and assets leased by Target and Target Subsidiary, Target or Target Subsidiary, as applicable, holds valid leasehold interests in such properties and assets in accordance with the terms of the agreements governing such leases.

     2.15  Intellectual Property.

     (a) Target has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Target Intellectual Property necessary to the conduct of its business as presently conducted. Each item of Target Intellectual Property, either is owned exclusively by Target, free and clear of any Liens, or is licensed to Target under a valid License granting sufficient rights to permit Target to conduct its business as presently conducted. To the best of its knowledge, Target owns or has the valid right to use all trademarks, service marks and trade names used by Target in connection with the operation or conduct of the business of Target, including the sale of any products or technology or the provision of any services by Target. Target owns exclusively, and has good title to, all copyrighted works that are Target products or other works of authorship that Target otherwise purports to own; provided, however, that such works may incorporate copyrighted works or works of authorship, trademarks or trade names of third parties which are licensed to Target or are in the public domain. Except pursuant to agreements in the ordinary course of business, neither Target nor Target Subsidiary has transferred ownership of any Target Intellectual Property to any other Person.

     (b) To the extent that any Target Intellectual Property that is material to Target's business has been developed or created by any Person other than Target, Target has a written agreement with such Person with respect thereto and Target has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) obtained a License under or to such Intellectual Property.

     (c) The operation of the business of Target as currently conducted, including Target's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Target: (i) does not infringe the copyright or misappropriate the trade secrets of any Person; (ii) to the best of Target's knowledge, does not infringe the patent rights or trademark rights of any Person; (iii) does not violate in any material respect the rights of any Person (including rights to privacy or publicity other than patent rights or trademark rights described above); and, (iv) does not constitute unfair competition or an unfair trade practice under any Law. Neither Target nor Target Subsidiary has received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Target or Target Subsidiary infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law.

     (d) Each item of Target Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions in which such

Registered Intellectual Property is registered, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

     (e) There are no Contracts or Licenses between Target and any other Person with respect to Target Intellectual Property under which there is any dispute known to Target regarding the scope of such Contract or License, or performance under such Contract or License, including any dispute with respect to any payments to be made or received by Target thereunder.

     (f) Target has taken all requisite commercially reasonable steps to maintain and preserve the confidentiality of Target's confidential information and trade secrets of Target or any similar information provided by any other Person to Target subject to a duty of confidentiality. Without limiting the generality of the foregoing, Target has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention assignment agreements.

     (g) Target has taken all commercially reasonable actions necessary and appropriate to assure that there shall be no material adverse change to its business or electronic systems or material interruptions in the delivery of Target's products and services by reason of computer software errors or miscalculations associated with the advent of the year 2000, including that all of its products (including products currently under development) will, without interruption or manual intervention, continue to consistently, predictably and accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will consistently, predictably and accurately calculate any information dependent on or relating to such dates in substantially the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

     2.16  Contracts.

     (a) Section 2.16(a)(1) of the Target Disclosure Schedule contains a true and complete list of each of Target's and Target Subsidiary's Contracts that are material to Target's business, operations or financial condition (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Acquiror prior to the execution of this Agreement).

     (b) Each Contract required to be disclosed in Section 2.16(a) of the Target Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement of Target or Target Subsidiary, enforceable against Target or Target Subsidiary in accordance with its terms (subject to the effect of bankruptcy and other laws affecting the rights of creditors generally and limitations on the enforcement of contracts under principles of equity), and, to the knowledge of Target or Target Subsidiary, each other party thereto (subject to the effect of bankruptcy and other laws affecting the rights of creditors generally and limitations on the enforcement of contracts under principles of equity), and, to the knowledge of Target or Target Subsidiary, no other party to such Contract is, nor has received notice that it is, in material violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in material violation or breach of or default under any such Contract).

     (c) Neither Target nor Target Subsidiary is a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits Target's or Target Subsidiary's ability to compete with any Person in any line of business or in any area or territory.

     2.17 Insurance. Target and Target Subsidiary have policies of insurance and bonds of the type and in amounts customarily carried by companies conducting businesses or owning assets similar to those of Target and Target Subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and Target Subsidiary are otherwise in compliance with the terms of such policies and bonds. Neither Target nor Target Subsidiary has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.18 Affiliate Transactions. Except as disclosed in Section 2.8(f) or 2.18(a) of the Target Disclosure Schedule, and except for any stock purchase agreements, stock option agreements and invention assignment or confidentiality agreements in favor of Target or Target Subsidiary, (i) there are no Contracts or Liabilities between Target or Target Subsidiary, on the one hand, and (A) any current or former officer, director, stockholder, or to Target's or Target Subsidiary's knowledge, any Affiliate or Associate of Target or Target Subsidiary or (B) any Person who, to Target's or Target Subsidiary's knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) neither Target nor Target Subsidiary provides or causes to be provided any assets, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) neither Target, Target Subsidiary nor any such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to Target or Target Subsidiary and (iv) neither Target nor Target Subsidiary beneficially owns, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate.

     2.19  Employees; Labor Relations.

     (a) Neither Target nor Target Subsidiary is a party to any collective bargaining agreement and there are no unfair labor practice or labor arbitration proceedings pending with respect to Target or Target Subsidiary, or, to the knowledge of Target or Target Subsidiary, threatened, and there are no facts or circumstances known to Target or Target Subsidiary that could reasonably be expected to give rise to such complaint or claim. To the knowledge of Target or Target Subsidiary, there are no organizational efforts presently underway or threatened involving any employees of Target or Target Subsidiary or any of the employees performing work for Target or Target Subsidiary but those provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of Target or Target Subsidiary.

     (b) All employees of Target and Target Subsidiary are employed at will.
Section 2.19(b) of the Target Disclosure Schedule sets forth, individually and by category, the name of each officer, employee and consultant, together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. To the knowledge of Target or Target Subsidiary, no employee of Target or Target Subsidiary has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with Target or Target Subsidiary, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Neither Target nor Target Subsidiary is a party to any agreement for the provision of labor from any outside agency. To the knowledge of Target or Target Subsidiary, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for Target or Target Subsidiary, and no claims by any governmental agency with regard to such employees except as set forth in Section 2.19(b) of the Target Disclosure Schedule.

     (c) There have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of Target or Target Subsidiary or by any of the employees performing work for Target or Target Subsidiary but those provided by an outside employment agency, and there are no facts or circumstances known to Target or Target Subsidiary that could reasonably be expected to give rise to such complaint or claim. Both Target and Target Subsidiary have complied in all material respects with all laws related to the employment of employees and, except as set forth in
Section 2.19(c) of the Target Disclosure Schedule, neither Target nor Target Subsidiary has received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

     (d) Neither Target nor Target Subsidiary has written policies and/or employee handbooks or manuals except as described in Section 2.19(d) of the Target Disclosure Schedule.

     (e) To the knowledge of Target or Target Subsidiary, no officer, employee or consultant of Target or Target Subsidiary is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with Target's or Target Subsidiary's businesses as currently conducted. To the knowledge of Target or Target Subsidiary, neither the execution nor delivery of this Agreement, nor the carrying on of Target's or Target Subsidiary's businesses as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of Target's or Target Subsidiary's businesses as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under, any Contract or other agreement under which any of such officers, employees or consultants is now bound.

     (f) Target and Target Subsidiary have complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the best knowledge of Target or Target Subsidiary, the information and documents on which Target and Target Subsidiary relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Target or Target Subsidiary pursuant to IRCA, and to the best knowledge of Target or Target Subsidiary, there is no basis for the filing of such a complaint.

     2.20  Environmental Matters.

     (a) Target and Target Subsidiary possess all Environmental Permits required for the operation of their businesses.

     (b) Target and Target Subsidiary are in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and
(ii) all Environmental Laws.

     (c) Neither Target nor, to the knowledge of Target, Target Subsidiary or any predecessor of Target nor any entity previously owned by Target has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there have been no events, facts or circumstances since the date of incorporation of Target and Target Subsidiary which could reasonably be expected to form the basis of any such obligation or liability.

     (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Target or Target Subsidiary or, to the knowledge of Target or Target Subsidiary, by or for any other Person with respect to any Site while Target or Target Subsidiary has occupied the Site, which have not been delivered to Acquiror prior to execution of this Agreement.

     2.21 Other Negotiations; Brokers; Third Party Expenses. Neither Target nor, to the knowledge of Target, any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Target or at Target's direction) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or had any discussions with any Person regarding any transaction involving Target which could reasonably be expected to result in Acquiror, Target or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Section
2.21 of the Target Disclosure Schedule sets forth the principal terms and conditions of any Contract with respect to, and a reasonable estimate of, all Third Party Expenses expected to be incurred by Target in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.22 Foreign Corrupt Practices Act. Neither Target, Target Subsidiary, nor to the knowledge of Target or Target Subsidiary, any agent, employee or other Person acting on behalf of Target or Target Subsidiary has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

     2.23 Tax-Free Reorganization. To the knowledge of Target, after Good Faith Consultation with Target's independent accountants, neither Target nor any of its directors, officers or stockholders has taken any action which could reasonably be expected to jeopardize the status of the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     2.24  Approvals.

     (a) Section 2.24(a) of the Target Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by Target which are required to be given to or obtained by Target prior to the Closing from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

     (b) Section 2.24(b) of the Target Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by Target prior to the Closing from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

     (c) Target has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by Target in the manner as it is currently being conducted and there has been no written notice received by Target of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by Target as it is currently being conducted are set forth in Section 2.24(c) of the Target Disclosure Schedule.

     (d) The affirmative vote or consent of the holders of (i) the shares of Target Common Stock outstanding as of the applicable record date voting separately as a class, and (ii) the shares of Target Common Stock and Target Preferred Stock outstanding as of the applicable record date, voting together as a single class, are the only votes of the holders of any of Target Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

     2.25 Disclosure. No representation or warranty contained in Article 2 of this Agreement, and no statement contained in the Target Disclosure Schedule or in any certificate, list or other writing furnished to Acquiror pursuant to any provision of this Agreement (including Target Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and warranties of Target and Target Subsidiary in Article 2 (as modified by the Target Disclosure Schedule), in the light of the circumstances under which they were made, not misleading.

     2.26 S-4 Registration Statement; Proxy Statement. The information supplied in writing to Acquiror, or its counsel or auditors, by Target and Target Stockholders for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Acquiror Common Stock to be issued in the Merger and Target Options to be assumed in the Merger will be registered with the SEC (the "S-4 Registration Statement") shall not, at the time the S-4 Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target and Target's stockholders for inclusion in the proxy statement/ prospectus to be sent to the stockholders of Target and Acquiror in connection with the meeting of Target's stockholders (the "Acquiror Stockholders Meeting") to consider approval of the Merger (the "Target Stockholders Meeting") and in connection with the meeting of Acquiror's stockholders to consider approval of the Merger and this Agreement and the amendment of Acquiror's Certificate of Incorporation to increase the number of authorized shares of Acquiror Common Stock to a number sufficient to enable Acquiror to comply with all its obligations under this Agreement and the Merger (the "Acquiror Charter Amendment") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders Meeting, at the time of the Acquiror Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting or the Acquiror Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror that is contained in the S-4 Registration Statement or the Proxy Statement.

     2.27 Investment Advisors. Except as set forth in Section 2.27 of the Target Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Target.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents and warrants to Target, subject to such exceptions and qualifications as are specifically disclosed in the Acquiror disclosure schedule and schedule of exceptions of Acquiror (the "Acquiror Disclosure Schedule") delivered herewith and dated as of the date hereof as follows:

     3.1 Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has all requisite corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Acquiror is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on Acquiror.
Section 3.1 of the Acquiror Disclosure Schedule sets forth each jurisdiction where Acquiror is so qualified to do business and separately lists each other jurisdiction in which Acquiror owns, uses, licenses or leases any material Assets or Properties, has established a local office or other permanent local presence or has employees or engages independent contractors.

     3.2 Authority Relative to this Agreement. Acquiror has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Acquiror of this Agreement and the Ancillary Agreements to which Target is a party and the consummation by Acquiror of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Acquiror, and no other corporate action on the part of Acquiror is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is a party by Acquiror and the consummation by Acquiror of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Acquiror is a party have each been duly and validly executed and delivered by Acquiror and, assuming the due authorization and the valid execution and delivery of this Agreement by Target and each Ancillary Agreement by each other party (other than Acquiror) to such Ancillary Agreement, each constitutes a legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity. The shares of Acquiror Common Stock to be issued in the Merger pursuant to Section 1.6(a) shall, when issued in compliance with this Agreement, be duly and validly issued, fully paid and non-assessable, and the shares of Acquiror Common Stock that will be issuable upon the exercise of Acquiror Options and Acquiror Warrants that are issued in the Merger pursuant to Section 1.6(c) and (d), respectively, when issued upon the exercise of and in compliance with such Acquiror Options and Acquiror Warrants, will be duly and validly issued, fully paid and non-assessable.

     3.3 Capitalization. The authorized capital stock of Acquiror consists only of 80,000,000 shares of Common Stock, $0.0001 par value per share, 10,000,000 shares of Preferred Stock, $0.0001 par value per share. As of the close of business on November 27, 1999, 43,602,432 shares of Common Stock, no shares of Preferred Stock, options to purchase 8,047,963 shares of Common Stock and warrants to purchase 60,000 shares of Common Stock were issued and outstanding.

     3.4 Subsidiaries. Acquiror has one subsidiary, Redback Networks International Inc., which is not a material subsidiary. Acquiror has no other Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

     3.5 No Conflicts. The execution and delivery by Acquiror of this Agreement does not, and the performance by Acquiror of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Acquiror;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.5 of the Acquiror Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to Acquiror or its Assets or Properties;

          (c) except as would not have a Material Adverse Effect on Acquiror,
     (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Acquiror to obtain any consent, approval or action of, make any filing with or give any notice to any Person (other than the filing of the Delaware Certificate of Merger together with the required officers' certificates, any filing required under the HSR Act in connection with the Merger and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities Laws) as a result of the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any material Lien upon Acquiror, any of its subsidiaries, or any of its material Assets or Properties, or (vii) result in the loss of a material benefit under any material Contract or License to which Acquiror is a party or by which any of Acquiror's material Assets and Properties are bound.

     3.6 SEC Documents; Acquiror Financial Statements. Acquiror has furnished or made available to Target or its counsel true and complete copies of all SEC Documents filed by it with the SEC since May 17, 1999, all in the form so filed. As of their respective filing dates, such SEC Documents filed by Acquiror and all SEC Documents filed after the date hereof but before the Closing complied or will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. The financial statements of Acquiror, including the notes thereto, included in the SEC Documents (the "Acquiror Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Acquiror at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Acquiror's accounting policies except as described in the notes to the Acquiror Financial Statements.

     3.7 Absence of Changes. Since September 30, 1999, there has not been any material adverse change in the Business or Condition of Acquiror or any occurrence or event which, individually or in the aggregate is reasonably expected to have Material Adverse Effect on Acquiror. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, since September 30, 1999:

          (a) Acquiror has not entered into any material Contract or other material commitment or transaction;

          (b) there has not been any material amendment or other material modification (or agreement to do so), or material violation of the terms of, any of the material Contracts set forth or described in the Acquiror Disclosure Schedule;

          (c) there has not been any amendment to Acquiror's Certificate of Incorporation or Bylaws;

          (d) there has not been any transfer (by way of a License or otherwise) to any Person of rights to any material Acquiror Intellectual Property, other than licenses in the ordinary course of business consistent with past practice;

          (e) Acquiror has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

          (f) Acquiror has taken all commercially reasonable action required to maintain, renew, extend or enforce any material Acquiror Intellectual Property;

          (g) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of Acquiror or in an amount exceeding one hundred thousand dollars ($100,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate; and

          (h) Acquiror has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

     3.8 No Undisclosed Liabilities. Except as reflected or reserved against in Acquiror's Form 10-Q for the quarter ending September 30, 1999 (Acquiror's "September 10-Q") (including the notes thereto), Acquiror has no material Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1999.

     3.9  Taxes.

     (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, returns and reports) required to be filed with any Tax Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Acquiror (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. All such Tax Returns are true, accurate and complete as filed. The Acquiror's September 30, 1999 unaudited balance sheet included in Acquiror's September 10-Q (the "Acquiror Balance Sheet") (i) fully accrues all Acquiror's actual and contingent liabilities for Taxes with respect to all periods through September 30, 1999 and Acquiror has not and will not incur any Tax liability in excess of the amount reflected on such Acquiror

Balance Sheet with respect to such periods (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes), and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after September 30, 1999 with respect to all transactions and events occurring on or prior to such date. All information set forth Acquiror's September 10-Q relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since September 30, 1999 has been or will be incurred by Acquiror other than in the ordinary course of business, and adequate provision has been made by Acquiror for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

     (b) Acquiror has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. Acquiror (or any member of any affiliated or combined group of which Acquiror has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Acquiror) investigation now pending or (to the knowledge of Acquiror) threatened against or with respect to Acquiror in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority asserting that Acquiror has unpaid Tax liability has been received by Acquiror, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Acquiror, materially and adversely affect the liability of Acquiror for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Acquiror. Acquiror has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Acquiror is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Acquiror nor any Person on behalf of Acquiror has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Acquiror. None of the assets of Acquiror is property that Acquiror is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code. None of the assets of Acquiror directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Acquiror is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Acquiror has not made and will not make a deemed dividend election under Treas. Reg. sec.1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Acquiror has never been a party (either as a distributing corporation or as a corporation that has been distributed) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state law. Acquiror has not participated in (and will not participate in) an international boycott within the meaning of
Section 999 of the Code. Acquiror does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country. Acquiror has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state law. All material elections with respect to Acquiror's Taxes made during the fiscal years ending, December 31, 1996, 1997 and 1998 are reflected on the Acquiror Tax Returns for such periods. After the date of this Agreement, no material election with respect to Taxes not made in the ordinary course of business will be made without the prior written consent of Target, which consent will not be unreasonably withheld or delayed. Acquiror is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partner ship for federal income tax purposes. Acquiror is not currently, and never has been, subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Acquiror is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4) and (5)), 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code. Acquiror is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Acquiror nor does Acquiror owe any amount under any such Agreement. Acquiror is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Acquiror has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

     (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority responsible for the imposition of any such tax (domestic or foreign),
(ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person. As used in this Section 3.9, the term "Acquiror" means Acquiror and any entity included in, or required under GAAP to be included in, any of the Acquiror Financial Statements.

     3.10 Legal Proceedings. Except as set forth in Section 3.10 of the Acquiror Disclosure Schedule:

          (i) there are no Actions or Proceedings pending or, to the knowledge of Acquiror, threatened against, relating to or affecting Acquiror or its Assets and Properties; and

          (ii) Acquiror has not received notice, and does not otherwise have knowledge of any Orders outstanding against Acquiror or any of its subsidiaries.

     3.11 Compliance with Laws and Orders. Acquiror has not violated in any material respect, and is not currently in default in any material respect under, any Law or Order applicable to Acquiror or any of its Assets and Properties.

     3.12  Employee Benefit Plans.

     (a) Except for the plans and agreements listed in Section 3.12 of the Acquiror Disclosure Schedule (collectively, the "Plans"), Acquiror does not maintain, is not a party to, does not contribute to and is not obligated to contribute to, and Acquiror's employees or former employees and their dependents or survivors do not receive benefits under, any of the following (whether or not set forth in a written document):

          (i) Any employee benefit plan, as defined in section 3(3) of ERISA;

          (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement (other than any such item provided solely pursuant to the terms of a written or oral contract with any individual employee that is disclosed in
     Section 3.12 of the Acquiror Disclosure Schedule); or

          (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with COBRA.

     (b) Neither Acquiror nor any ERISA Affiliate has, since January 1, 1993, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

     (c) Acquiror has agreed to provide to Target prior to the Effective Time complete, accurate and current copies of each of the following:

          (i) The text (including amendments) of each of the Plans, to the extent reduced to writing;

          (ii) A summary of each of the Plans, to the extent not previously reduced to writing;

          (iii) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the following:

             A. The most recent summary plan description that has been prepared, as described in section 102 of ERISA;

             B. Any summary of material modifications that has been distributed to participants or filed with the U.S. Department of Labor but that has not been incorporated in an updated summary plan description furnished under Subparagraph (A) above; and

             C. The annual report, as described in section 103 of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

          (iv) With respect to each Plan that is intended to qualify under section 401(a) of the Internal Revenue Code, the most recent determination letter concerning the Plan's qualification under section 401(a) of the Internal Revenue Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

     (d) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

     (e) With respect to each Plan that is subject to COBRA, the requirements of COBRA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

     (f) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

     (g) Each Plan that is intended to qualify under section 401(a) of the Internal Revenue Code meets the requirements for qualification under section 401(a) of the Internal Revenue Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Internal Revenue Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Internal Revenue Code) and the applicable provisions of ERISA and the Internal Revenue Code and the regulations thereunder, except to the extent that a failure to be so administered would not have a Material Adverse Effect.

     (h) Neither Acquiror nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Internal Revenue Code or any termination or withdrawal liability under Title IV of ERISA. For purposes of determining any accumulated funding deficiency under section 412 of the Internal Revenue Code, the term "ERISA Affiliate" shall include any entity that is deemed to be a member of the same "controlled group" within the meaning of section 414(m) or
(o) of the Internal Revenue Code.

     (i) All contributions, premiums or other payments due from Acquiror to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of Acquiror. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

     (j) Except as disclosed in Section 3.12 of the Acquiror Disclosure Schedule, the consummation of the transactions contemplated herein will not result in (i) any amount becoming payable to any employee, director or independent contractor of Acquiror, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Acquiror may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Acquiror or
(iv) any cost becoming due or accruing to Acquiror with respect to any employee, director or independent contractor of Acquiror.

     (k) Other than routine claims for benefits under the Plans, there are no pending, or, to the best knowledge of Acquiror, threatened, Actions or Proceedings involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or Acquiror or any of its ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Plan or any other Person whomsoever. Acquiror knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

     3.13 Title to Property. Except for title to Acquiror Intellectual Property, which is covered by Section 3.14 below, Acquiror has good and marketable title to all of its material properties, interests in properties and assets, real and personal, reflected in Acquiror's September 10-Q or acquired after the date of Acquiror's September 10-Q (except properties, interests in properties and assets sold or otherwise disposed of since the date of Acquiror's September 10-Q in the ordinary course of business), free and clear of all material mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected in Acquiror's September 10-Q. The plants, property and equipment of Acquiror that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Acquiror are reflected in Acquiror's September 10-Q to the extent generally accepted accounting principles required the same to be reflected as of the dates of the financial statements included in Acquiror's September 10-Q. Acquiror, with respect to properties and assets leased by Acquiror, holds valid leasehold interests in such properties and assets in accordance with the terms of the agreements governing such leases.

     3.14  Intellectual Property.

     (a) Acquiror has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Acquiror Intellectual Property necessary to the conduct of its business as presently conducted. Each item of Acquiror Intellectual Property, either is owned exclusively by Acquiror, free and clear of any Liens, or is licensed to Acquiror under a valid License granting sufficient rights to permit Acquiror to conduct its business as presently conducted. To the best of its knowledge, Acquiror owns or has the valid right to use all trademarks, service marks and trade names used by Acquiror in connection with the operation or conduct of the business of Acquiror, including the sale of any products or technology or the provision of any services by Acquiror. Acquiror owns exclusively, and has good title to, all copyrighted works that are Acquiror products or other works of authorship that Acquiror otherwise purports to own; provided, however, that such works may incorporate copyrighted works or works of authorship, trademarks or trade names of third parties which are licensed to Acquiror or are in the public domain. Except pursuant to agreements in the ordinary course of business, Acquiror has not transferred ownership of any Acquiror Intellectual Property to any other Person.

     (b) To the extent that any Acquiror Intellectual Property that is material to Acquiror's business has been developed or created by any Person other than Acquiror, Acquiror has a written agreement with such Person with respect thereto and Acquiror has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) obtained a License under or to such Intellectual Property.

     (c) The operation of the business of Acquiror as currently conducted, including Acquiror's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Acquiror: (i) does not infringe the copyright or misappropriate the trade secrets of any Person; (ii) to the best of Acquiror's knowledge, does not infringe the patent rights or trademark rights of any Person; (iii) does not violate in any material respect the rights of any Person (including rights to privacy or publicity other than patent rights or trademark rights described above); and, (iv) does not constitute unfair competition or an unfair trade practice under any Law. Acquiror has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Acquiror infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law.

     (d) Each item of Acquiror Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions in which such Registered Intellectual Property is registered, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

     (e) There are no Contracts or Licenses between Acquiror and any other Person with respect to Acquiror Intellectual Property under which there is any dispute known to Acquiror regarding the scope of such Contract or License, or performance under such Contract or License, including any dispute with respect to any payments to be made or received by Acquiror thereunder.

     (f) Acquiror has taken all requisite commercially reasonable steps to maintain and preserve the confidentiality of Acquiror's confidential information and trade secrets of Acquiror or any similar information provided by any other Person to Acquiror subject to a duty of confidentiality. Without limiting the generality of the foregoing, Acquiror has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention assignment agreements.

     (g) Acquiror has taken all commercially reasonable actions necessary and appropriate to assure that there shall be no material adverse change to its business or electronic systems or material interruptions in the delivery of Acquiror's products and services by reason of computer software errors or miscalculations associated with the advent of the year 2000, including that all of its products (including products currently under development) will, without interruption or manual intervention, continue to consistently, predictably and accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will consistently, predictably and accurately calculate any information dependent on or relating to such dates in substantially the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

     3.15  Contracts.

     (a) Section 3.15(a)(1) of the Acquiror Disclosure Schedule contains a true and complete list of Acquiror's Contracts that are material to Acquiror's business, operations or financial condition (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Target prior to the execution of this Agreement).

     (b) Each Contract required to be disclosed in Section 3.15(a) of the Acquiror Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms (subject to the effect of bankruptcy and other laws affecting the rights of creditors generally and limitations on the enforcement of contracts under principles of equity), and, to the knowledge of Acquiror and its subsidiaries, each other party thereto (subject to the effect of bankruptcy and other laws affecting the rights of creditors generally and limitations on the enforcement of contracts under principles of equity), and, to the knowledge of Acquiror and its subsidiaries, no other party to such Contract is, nor has received notice that it is, in material violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in material violation or breach of or default under any such Contract).

     (c) Acquiror is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits Acquiror's ability to compete with any Person in any line of business or in any area or territory.

     3.16 Insurance. Acquiror has policies of insurance and bonds of the type and in amounts customarily carried by companies conducting businesses or owning assets similar to those of Acquiror. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Acquiror is otherwise in compliance with the terms of such policies and bonds. Acquiror has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.17 Affiliate Transactions. Except as disclosed in Section 3.17 of the Acquiror Disclosure Schedule, and except for any stock purchase agreements, stock option agreements and invention assignment or confidentiality agreements in favor of Acquiror, (i) there are no Contracts or Liabilities between Acquiror, on the one hand, and (A) any current or former officer, director, stockholder, or to Acquiror's knowledge, any Affiliate or Associate of Acquiror or (B) any Person who, to Acquiror's knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) Acquiror does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) neither Acquiror nor any such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to Acquiror and (iv) Acquiror does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate.

     3.18  Employees; Labor Relations.

     (a) Acquiror is not a party to any collective bargaining agreement and there are no unfair labor practice or labor arbitration proceedings pending with respect to Acquiror, or, to the knowledge of Acquiror, threatened, and there are no facts or circumstances known to Acquiror that could reasonably be expected to give rise to such complaint or claim. To the knowledge of Acquiror, there are no organizational efforts presently underway or threatened involving any employees of Acquiror or any of the employees performing work for Acquiror but those provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of Acquiror.

     (b) All employees of Acquiror are employed at will. Acquiror has provided to Target a list that sets forth the name of each officer, employee and consultant, together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. To the knowledge of Acquiror, no employee of Acquiror has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with Acquiror, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Acquiror is not a party to any agreement for the provision of labor from any outside agency. To the knowledge of Acquiror, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for Acquiror, and no claims by any governmental agency with regard to such employees.

     (c) There have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of Acquiror or by any of the employees performing work for Acquiror but those provided by an outside employment agency, and there are no facts or circumstances known to Acquiror that could reasonably be expected to give rise to such complaint or claim. Acquiror has complied in all material respects with all laws related to the employment of employees and, except as set forth in Section 3.18(c) of the Acquiror Disclosure Schedule, Acquiror has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

     (d) Acquiror has no written policies and/or employee handbooks or manuals except as described in Section 3.18(d) of the Acquiror Disclosure Schedule.

     (e) To the knowledge of Acquiror and its subsidiaries, no officer, employee or consultant of Acquiror is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with Acquiror's business as currently conducted. To Acquiror's and its subsidiaries' knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of Acquiror's business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of Acquiror's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under, any Contract or other agreement under which any of such officers, employees or consultants is now bound.

     (f) Acquiror has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the best knowledge of Acquiror, the information and documents on which Acquiror relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Acquiror pursuant to IRCA, and to the best knowledge of Acquiror, there is no basis for the filing of such a complaint.

     3.19  Environmental Matters.

     (a) Acquiror possesses all Environmental Permits required for the operation of its business.

     (b) Acquiror is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

     (c) Acquiror, to the knowledge of Acquiror or any predecessor of Acquiror nor any entity previously owned by Acquiror has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there have been no events, facts or circumstances since the date of incorporation of Acquiror which could reasonably be expected to form the basis of any such obligation or liability.

     (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Acquiror or, to the knowledge of Acquiror, by or for any Other Person with respect to any Site while Acquiror has occupied the Site, which have not been delivered to Acquiror prior to execution of this Agreement.

     3.20 Other Negotiations; Brokers; Third Party Expenses. Neither Acquiror nor, to the knowledge of Acquiror, any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Acquiror or at Acquiror's direction) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or had any discussions with any Person regarding any transaction involving Acquiror which could reasonably be expected to result in Acquiror, or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Section
3.20 of the Acquiror Disclosure Schedule sets forth the principal terms and conditions of any Contract with respect to, and a reasonable estimate of, all Third Party Expenses expected to be incurred by Acquiror in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     3.21 Foreign Corrupt Practices Act. Neither Acquiror, nor to the knowledge of Acquiror, any agent, employee or other Person acting on behalf of Acquiror has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

     3.22 Tax-Free Reorganization. To the knowledge of Acquiror, after Good Faith Consultation with Acquiror's independent accountants, neither Acquiror nor any of its directors, officers or stockholders has taken any action which could reasonably be expected to jeopardize the status of the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     3.23  Approvals.

     (a) Section 3.23(a) of the Acquiror Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by Acquiror which are required to be given to or obtained by Acquiror prior to the Closing from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

     (b) Section 3.23(b) of the Acquiror Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by Acquiror prior to the Closing from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

     (c) Acquiror has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by Acquiror in the manner as it is currently being conducted and there has been no written notice received by Acquiror of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by Acquiror as it is currently being conducted are set forth in Section 3.23(c) of the Acquiror Disclosure Schedule.

     (d) The affirmative vote or consent of the holders of the shares of Acquiror Common Stock outstanding as of the applicable record date is the only vote of the holders of any of Acquiror Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

     3.24 Disclosure. No representation or warranty contained in Article 3 of this Agreement, and no statement contained in the Acquiror Disclosure Schedule or in any certificate, list or other writing furnished to Acquiror pursuant to any provision of this Agreement (including Acquiror's September 10-Q) contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and warranties of Acquiror in Article 3 (as modified by the Acquiror Disclosure Schedule), in the light of the circumstances under which they were made, not misleading.

     3.25 S-4 Registration Statement; Proxy Statement. The information supplied in writing to Target, or its counsel or auditors, by Acquiror and Acquiror Stockholders for inclusion in the S-4 Registration Statement shall not, at the time the S-4 Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror and Acquiror's stockholders for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Acquiror's stockholders and Target's stockholders, at the time of the Acquiror Stockholders Meeting, at the time of the Target's Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Acquiror Stockholders Meeting or the Target Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by Target that is contained in the S-4 Registration Statement or the Proxy Statement.

     3.26 Investment Advisors. Except as set forth in Section 3.26 of the Acquiror Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Acquiror.

                                   ARTICLE 4

                             ADDITIONAL AGREEMENTS

     4.1  Proxy Statement; S-4 Registration Statement.

     (a) As soon as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Acquiror shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Acquiror and, as promptly as practicable following receipt of SEC comments thereon, Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate) (the "S-4 Registration Statement") to register the issuance in the Merger of all shares of Acquiror Common Stock, which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the S-4 Registration Statement to become effective as soon thereafter as practicable. The Acquiror will update and amend the S-4 Registration Statement to the extent necessary prior to the Closing.

     (b) As soon as practicable after the execution of this Agreement, and subject to Section 4.1(a), Acquiror shall use all commercially reasonable efforts to prepare and file as soon as practicable, with the cooperation of Target, the S-4 Registration Statement. Acquiror shall use commercially reasonable efforts to cause the S-4 Registration Statement to comply with the requirements of applicable Laws. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the S-4 Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the S-4 Registration Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the S-4 Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Acquiror shall not include in the S-4 Registration Statement any information with respect to Target or its Affiliates or Associates, the form and content of which information shall not have been approved by Target prior to such inclusion.

     4.2 Stockholder Approval. Target shall promptly after the date hereof take all action necessary in accordance with the DGCL (and, if applicable, the California Code) and its Certificate of Incorporation and Bylaws to convene the Target Stockholders Meeting within 45 days of the S-4 Registration Statement being declared effective by the SEC. Target shall consult with Acquiror and use all commercially reasonable efforts to hold the Target Stockholders Meeting on the same day as the Acquiror Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror, which consent shall not be unreasonably withheld. Subject to Section 4.1, Target shall use all commercially reasonable efforts to solicit from stockholders of Target proxies in favor of the Merger and shall take all other lawful action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger. Acquiror shall promptly after the date hereof take all action necessary in accordance with the DGCL (and, if applicable, the California Code) and its Certificate of Incorporation and Bylaws to convene the Acquiror Stockholders Meeting within 45 days of the S-4 Registration Statement being declared effective by the SEC. Acquiror shall consult with Target and use all commercially reasonable efforts to hold the Acquiror Stockholders Meeting on the same day as the Target Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Acquiror Stockholders Meeting without the consent of Target, which consent shall not be unreasonably withheld. Subject to Section 4.1, Acquiror shall use all commercially reasonable efforts to solicit from stockholders of Acquiror proxies in favor of this Agreement, the Merger and the Acquiror Charter Amendment and shall take all other lawful action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger and the Acquiror Charter Amendment. Each of Target and Acquiror must hold its respective Stockholders Meeting and take the vote of its stockholders on the proposal to approve this Agreement and the Merger at its respective Stockholders Meeting unless this Agreement has been terminated in accordance with its terms. Target and Acquiror will take all commercially reasonable efforts to limit the applicability of stockholders dissenters rights to this transaction, and, to the extent that such are applicable, will take all commercially reasonable efforts to minimize the exercise of any such rights and will not take any action to induce stockholders to exercise any such rights.

     4.3 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice Target and Acquiror shall each (i) give the other party, and their respective officers, employees, accountants and counsel full access to all buildings, offices, and other facilities and to all its Books and Records, whether located on its premises or at another location; (ii) permit the other party to make such inspections as it may reasonably require; (iii) cause its officers to furnish the other party such financial, operating, technical and product data and other information with respect to its business and Assets and Properties as the other party from time to time may request, including financial statements and schedules; (iv) allow the other party the opportunity to interview such employees and other personnel and Affiliates of the other party with such other party's prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with the other party in the development of integration plans for implementation following the Effective Time; provided, however, that no investigation pursuant to this
Section 4.3 shall affect or be deemed to modify any representation or warranty made by such party herein.

     4.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed an Exclusivity and Confidentiality Agreement dated November 8, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to Acquiror and its officers, employees, accountants and counsel by Target, and all information furnished to Target by Acquiror and its respective officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreement.

     4.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such Third Party Expenses, provided, however, that if the Merger is consummated, Acquiror shall pay all Third Party Expenses incurred by itself and by Target.

     4.6 Public Disclosure. Unless otherwise required by Law (including federal and state securities Laws) or, as to Acquiror, by the rules and regulations of the NASD, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Acquiror and Target prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed; and provided further, that if any such public disclosure is required by Law or, as to Acquiror, by the rules and regulations of the NASD, the disclosing party will give the other party reasonable advance notice of such disclosure and, if such disclosure is pursuant to a court order or subpoena or similar process, the disclosing party will cooperate with the other party's efforts to seek injunctive or other relief preventing or limiting such disclosure.

     4.7 Approvals. Acquiror and Target shall use all commercially reasonable efforts required to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Merger (all of which Approvals are set forth in either the Target Disclosure Schedule or the Acquiror Disclosure Schedule) so as to preserve all material rights of and benefits to Target thereunder and Acquiror and Target shall provide each other with such assistance and information as is reasonably required to obtain such Approvals.

     4.8 Notification of Certain Matters. Target shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to Target, of (i) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of Target or Acquiror, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and
(ii) any failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     4.9 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall use all requisite commercially reasonable efforts to execute and deliver such other instruments (including the execution by Target of the resolution and amendment to terminate Target's 401(k) Plan prior to Closing) and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person required in connection with the Merger; provided, however, that neither party shall be obligated to consent to any material divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such condition or approval) as may be necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

     4.10 Form S-8. Acquiror will file, and will use its reasonable commercial efforts to cause the shares of Acquiror Common Stock that are subject to issuance upon exercise of the Acquiror Options that result from the conversion of Target Options under Section 1.6(c) to be registered on a registration statement on Form S-8 or successor form promulgated by the SEC under the Securities Act, as soon as commercially reasonable after the Effective Time. In any event, Acquiror will file such Form S-8 Registration Statement with five (5) business days after the Effective Time, and will maintain the effectiveness of such Form S-8 for so long as such Acquiror Options remain outstanding.

     4.11 NNM Listing of Additional Shares Application. Acquiror shall cause to be authorized for listing on the NNM, effective as of the Effective Time, all shares of Acquiror Common Stock to be issued to Target's stockholders in the Merger pursuant to Section 1.6(a) hereof and all shares of Acquiror Common Stock required to be reserved for issuance, in connection with the Merger (including without limitation all such shares to be reserved for issuance upon all Acquiror Options and Warrants issued in or resulting from the Merger, or upon the expiration or forfeiture of dissenters' rights as contemplated by Section 1.7), upon official notice of issuance.

     4.12 Auditors. Each party will use commercially reasonable efforts to cause its respective management and independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) to comply with applicable SEC regulations,
(ii) the review of any audit or review work papers including the examination of selected audited financial statements and data, and (iii) the delivery of such representations from each party's independent accountants as may be reasonably requested by the other party or its accountants.

     4.13  Directors' and Officers' Indemnification.

     (a) From and after the Effective Time, Acquiror will fulfill, honor and perform all of the Indemnification Obligations (as defined below) of Target arising under Target's Certificate of Incorporation or Bylaws, each as amended or of Target Subsidiary arising under Target Subsidiary's charter documents, or under any indemnification or similar agreement between Target or Target Subsidiary on the one hand, and any Target Covered Person (as defined below) on the other hand that existed prior to and remains in effect on the date hereof (copies of which agreements have been provided to Acquiror). In addition, to the extent that any Target Covered Person would, with respect to any action or event relating to Target or Target Subsidiary that occurs on or prior to the Effective Time, be entitled under Acquiror's Certificate of Incorporation or Bylaws or Target Subsidiary charter documents, each as in effect upon the Effective Time, to any indemnification, defense of claims or advancement of expenses by or from Acquiror, Acquiror shall provide such indemnification, defense and advancement of expenses to such Target Covered Person. A "Target Covered Person" means any individual who, at any time prior to the Effective Time, was a director or officer of Target or Target Subsidiary or was a trustee or other fiduciary of a plan administered for the benefit of employees of Target and/or Target Subsidiary. "Indemnification Obligations" means an obligation of Target or Target Subsidiary to provide indemnification, defense of claims or advancement of expenses to a person.

     (b) This Section 4.13 shall survive the consummation of the Merger, is intended to benefit Target and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the indemnified persons.

     (c) Target hereby represents and warrants to Acquiror that no claim for indemnification by Target or Target Subsidiary has been made by any director or officer of Target prior to the date of this Agreement except for any of such claims as have been paid in full and, to the knowledge of Target, no basis exists for any such claim for indemnification.

     4.14 Benefit Arrangements. Acquiror and Target agree that, following the Effective Time, Acquiror will provide (or will cause Target to provide) benefits to Target's employees as of the Effective Time (other than with respect to contributions by Target to the Target 401(k) Plan, as to which no comparable contributions are made by Acquiror) that are at least as favorable, taken as a whole, as the benefits currently provided to employees of Acquiror performing functions similar to those to be performed by such Target employees after the Effective Time. As soon as practicable after the execution of this Agreement, Target and Acquiror shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and amend or terminate Target employee plans immediately prior to the Effective Time, if appropriate). Acquiror shall use commercially reasonable efforts to ensure that continuous employment with Target shall be credited to employees of Target or Target Subsidiary who become employees of Target or any of its subsidiaries on or after the Effective Time for all purposes of eligibility and vesting of benefits but not for purposes of accrual of benefits. Acquiror shall take commercially reasonable steps to (a) cause to be waived all limitations as to preexisting condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of Target or Target Subsidiary under any welfare benefit plan that such employees are eligible to participate in after the Effective Time, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for such employees immediately prior to the Effective Time and (b) provide each employee of Target and Target Subsidiary with credit for any co-payments and deductibles paid during the plan year commencing immediately prior to the Effective Time in satisfying any applicable deductible or out-or-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time for such plan year.

     4.15 Treatment as Reorganization. Neither Acquiror nor Target shall take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

                                   ARTICLE 5

                            CONDITIONS TO THE MERGER

     5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by such party, at or prior to the Closing, of all the following conditions:

          (a) S-4 Registration Statement Effective. The SEC shall have declared the S-4 Registration Statement effective. No stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties thereto.

          (b) Governmental and Regulatory Approvals. Approvals from any other Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain material divestitures were made or if Acquiror were to agree to material limitations on its business activities or operations.

          (d) Tax Opinions. Acquiror and Target shall each have received written opinions from their counsel, in form and substance reasonably satisfactory to each of them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions. In the event that either Target's or Acquiror's counsel shall not render such opinion, then the other party's counsel may render such opinion in satisfaction of the condition set forth in this Section 5.1(d).

          (e) Stockholder Approval. The Merger (and any increase in Acquiror's authorized capital stock necessary to enable Acquiror to perform its obligations hereunder and to carry out the Merger) shall have been approved by the requisite votes of the stockholders of Acquiror and Target in accordance with the DGCL and, if applicable, the California Code.

          (f) NNM Listing. Acquiror shall cause to be authorized for listing on the NNM, effective as of the Effective Time, all shares of Acquiror Common Stock to be issued to Target's stockholders in the Merger pursuant to
     Section 1.6(a)hereof and all shares of Acquiror Common Stock required to be reserved for issuance, in connection with the Merger (including without limitation all such shares to be reserved for issuance upon all Acquiror Options and Acquiror Warrants issued in or resulting from the Merger, or upon the expiration or forfeiture of dissenters' rights as contemplated by
     Section 1.7), upon official notice of issuance.

          (g) Registration Rights Agreement. The Amended and Restated Investors' Rights Agreement of Acquiror dated as of July 2, 1998, shall have been duly amended by the Amendment No. 1, attached hereto as Exhibit C, and Target's Existing Investors' Rights Agreement shall have been terminated.

          (h) Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement in writing that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

          (i) Limitation on Dissenters; Required Stockholder Vote. Holders of no more than five percent (5%) of the outstanding shares of Target Capital Stock shall have exercised, nor shall they have any right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

     5.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Target, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

          (a) Representations and Warranties. Each of the representations and warranties made by Acquiror in Article 3 of this Agreement (as qualified by the Acquiror Disclosure Schedule) shall be true and correct in all material respects on the date of this Agreement and such representations and warranties (as qualified by the Acquiror Disclosure Schedule, as such may be updated at the Closing Date and prior to the Effective Time, as provided below) shall be true and correct in all material respects on and as of the Closing Date (except, in each case, for any such representations or warranties that, by their express terms, speak only as of a specific date or dates, in which case such representations and warranties need only be true and correct in all material respects on and as of such specified date or dates); provided, that Acquiror shall have the opportunity to update the Acquiror Disclosure Schedule as of the Closing Date; and provided further, that notwithstanding any failure of one or more of the representations or warranties of Acquiror (as qualified as permitted above) to be true and correct in all material respects as of the date of this Agreement or as of the Closing Date, the condition set forth in this
     Section 5.2(a) shall nevertheless be satisfied so long as such representations and warranties of Acquiror (as qualified as permitted above), do not contain any misstatement or omission of any fact or matter that would have a Material Adverse Effect on the Business or Condition of Acquiror (it being agreed that in any controversy concerning the applicability of this Section 5.2(a), the party claiming the misstatement or omission of any fact or matter shall have the burden of proving that such fact or matter would have a Material Adverse Effect on the Business or Condition of Acquiror).

          (b) Performance. Acquiror shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Acquiror at or before the Closing.

          (c) No Material Adverse Change. There shall have occurred no material adverse change in the Business or Condition of Acquiror since the date hereof; provided that for purposes of this Section 5.2(c), Section 3.7 and/or Section 5.2(a), a change to the Business or Condition of Acquiror which is attributable to or results from (i) the public announcement or pendency of the transactions contemplated hereby on current or prospective customers of Acquiror, (ii) changes in general economic conditions or changes affecting the industry generally in which Acquiror operates, and/or
     (iii) changes resulting from the acts or omissions of Target shall not be deemed to be a material adverse change in the Business or Condition of Acquiror; provided further, that a reduction in the market price of Acquiror's capital stock shall not, in and of itself, constitute a material adverse change in the Business or Condition of Acquiror (it being agreed that in any controversy concerning the applicability of this Section 5.2(c), Section 3.7 and/or Section 5.2(a), the party claiming that there has occurred a material adverse change in the Business or Condition of Acquiror since the date hereof shall have the burden of proving the occurrence of such material adverse change).

          (d) Officers' Certificates. Acquiror shall have delivered to Target
     (A) a certificate, dated the Closing Date and executed by its President and Chief Executive Officer of Acquiror and (B) a certificate, dated the Closing Date and executed by the Secretary of Acquiror, both substantially in the forms set forth in Exhibit E hereto.

          (e) Legal Opinion. Target shall have received a legal opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Acquiror, as to the matters set forth on Exhibit F hereto.

          (f) Directors and Officers. Each of the Target Designees shall have been duly and validly elected to Acquiror's board of directors. The three
     (3) persons designated by Target shall be Vinod Khosla, Vivek Ragavan and one (1) other person reasonably acceptable to a majority of the Existing Directors, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. If any Target Designee cannot or will not serve as a director of the Surviving Corporation, Target may designate a replacement Designee, provided such replacement is reasonably acceptable to a majority of the Existing Directors. The officers of Surviving Corporation at, and immediately after, the Effective Time shall be as mutually agreed to by Target and Acquiror, except that it is agreed that Dennis Barsema shall be Chief Executive Officer and Vivek Ragavan shall be President and Chief Operating Officer.

     5.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Acquiror, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

          (a) Representations and Warranties. Each of the representations and warranties made by Target in Article 2 of this Agreement (as qualified by the Target Disclosure Schedule) shall be true and correct in all material respects on the date of this Agreement and such representations and warranties (as qualified by the Target Disclosure Schedule, as such may be updated at the Closing Date and prior to the Effective Time, as provided below) shall be true and correct in all material respects on and as of the Closing Date (except, in each case, for any such representations or warranties that, by their express terms, speak only as of a specific date or dates, in which case such representations and warranties need only be true and correct in all material respects on and as of such specified date or dates); provided, that Target shall have the opportunity to update the Target Disclosure Schedule as of the Closing Date; and provided further, that notwithstanding any failure of one or more of the representations or warranties of Target (as qualified as permitted above) to be true and correct in all material respects as of the date of this Agreement or as of the Closing Date, the condition set forth in this Section 5.3(a) shall nevertheless be satisfied so long as such representations and warranties of Target (as qualified as permitted above), do not contain any misstatement or omission of any fact or matter that could reasonably be anticipated to have a Material Adverse Effect on the Business or Condition of Target (it being agreed that in any controversy concerning the applicability of this
     Section 5.3(a), the party claiming the misstatement or omission of any fact or matter shall have the burden of proving that such fact or matter would have a Material Adverse Effect on the Business or Condition of Target).

          (b) Performance. Target shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Target on or before the Closing Date.

          (c) No Material Adverse Change. There shall have occurred no material adverse change in the Business or Condition of Target since the date hereof; provided that for purposes of this Section 5.3(c), Section 2.8 and/or Section 5.3(a), a change to the Business or Condition of Target which is attributable to or results from (i) the public announcement or pendency of the transactions contemplated hereby on current or prospective customers of Target, (ii) changes in general economic conditions or changes affecting the industry generally in which Target operates and/or (iii) changes resulting from the acts or omissions of Acquiror shall not be deemed to be a material adverse change in the Business or Condition of Target; provided further, that a reduction in the market value of Target's capital stock shall not, in and of itself, constitute a material adverse change in the Business or Condition of Target; (it being agreed that in any controversy concerning the applicability of this Section 5.3(c), Section
     2.8 and/or Section 5.3(a), the party claiming that there has occurred a material adverse change in the Business or Condition of Target since the date hereof shall have the burden of proving the occurrence of such material adverse change).

          (d) Officers' Certificates. Target shall have delivered to Acquiror
     (i) a certificate, dated the Closing Date and executed by its President and Chief Executive Officer of Target and (ii) a certificate, dated the Closing Date and executed by the Secretary of Target, both substantially in the forms set forth in Exhibit G hereto.

          (e) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it that Target has obtained the consents, approvals and waivers listed in Section 2.5 of the Target Disclosure Schedule (except for such consents, approvals and waivers the failure of which to receive would have a Material Adverse Effect on the Surviving Corporation).

          (f) Legal Opinion. Acquiror shall have received a legal opinion from Fenwick & West, LLP, legal counsel to Target, as to the matters set forth on Exhibit H hereto.

          (g) Termination of 40l(k) Plan. If required by Acquiror in writing at least twenty (20) business days prior to Closing, Target shall, immediately prior to the Closing Date, have terminated the Target 401(k) Plan and no further contributions shall have been made to the Target 401(k) Plan after such date of termination. Target shall have provided to Acquiror (i) executed resolutions by the Board of Directors of Target authorizing such termination and (ii) an executed amendment to the Target 401(k) Plan containing proposed amendments prepared by Acquiror, if any, sufficient to ensure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the Target 401(k) Plan will be maintained at the time of termination.

                                   ARTICLE 6

               SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
                       AND AGREEMENTS; ESCROW PROVISIONS

     6.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS. Notwithstanding any right of Acquiror or Target (whether or not exercised) to investigate the affairs of Acquiror or Target or a waiver by Acquiror or Target of any condition to Closing set forth in Article 5, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Other than Target's capitalization representation set forth in Section 2.3, which shall only survive until the Expiration Date, none of the representations and warranties of Target or Acquiror, and none of the other covenants and agreements of Target and Acquiror, which by their terms are to be performed on or prior to the Closing Date, shall survive after the Merger.

     6.2  ESCROW PROVISIONS.

     (a) Establishment of the Escrow Fund. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Target stockholder, will be deposited in escrow with a depositary agent mutually acceptable to Target and Acquiror (the "Depositary Agent") (plus a proportionate share of any additional shares of Acquiror Common Stock as may be issued with respect to the Escrow Amount upon any stock splits, stock dividends or recapitalizations effected by Acquiror following the Effective Time), such deposit to constitute the "Escrow Fund" to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each stockholder of Target shall be in proportion to the aggregate number of shares of Acquiror Common Stock which such holder would otherwise be entitled under Section 1.6.

     (b) Recourse to the Escrow Fund. The Escrow Amount shall be available to compensate Acquiror and its officers, directors, employees or agents, for any and all payments and disbursements made by Acquiror, its officers, directors, employees or agents (including attorneys' fees and other expenses of litigation, and amounts paid in settlement), directly or indirectly, as a result of all
Section 2.3 Losses (whether or not involving a Third Party Claim) incurred or sustained by Acquiror, its officers, directors, employees or agents, directly or indirectly. Other than for fraud, the provisions of this Article 6 shall be the sole and exclusive remedy available to Acquiror and to its officers, directors, employees and agents to obtain monetary recovery from Target's stockholders with respect to any Section 2.3 Losses and there shall not be recourse for any other Losses. Except for liability for fraud and the liability of a Target stockholder for the loss of such stockholder's pro rata share of the Acquiror Common Stock and other property included in the Escrow Fund in satisfaction of

Section 2.3 Losses in accordance with this Article 6, no Target stockholders or any other Target securityholder or officer or director of Target shall have any liability to Acquiror or to any of Acquiror's officers, directors, stockholders, employees or agents for or in respect of any Losses or other liability arising out of this Agreement.

     (c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5 p.m., Pacific Time, 180 days after the Effective Time (the "Expiration Date") (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and upon expiration of the Escrow Period all shares of Acquiror Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this Section 6.2(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Acquiror, subject to the objection of the Stockholder Agent and the subsequent arbitration of the matter in the manner as provided in Section 6.2(g) hereof, to satisfy any unsatisfied claims for Section 2.3 Losses under this
Section 6.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period. As soon as all such claims, if any, have been resolved, the Depositary Agent shall deliver to the stockholders of Target the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of certificates for shares of Acquiror Common Stock remaining in the Escrow Fund to the stockholders of Target pursuant to this Section 6.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund and Acquiror shall use all requisite commercially reasonable efforts to have such certificates delivered as promptly as possible after such resolution.

     (d) Protection of Escrow Fund.

          (i) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Acquiror and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (ii) Any shares of Acquiror Common Stock or other Equity Equivalents issued or distributed by Acquiror ("New Shares") in respect of Acquiror Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Acquiror Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Acquiror Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Acquiror Common Stock on the record date set for any such dividend.

          (iii) Each stockholder shall have full voting rights with respect to the shares of Acquiror Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Acquiror Common Stock).

     (e) Claims Upon Escrow Fund.

          (i) Upon receipt by the Depositary Agent at any time on or before the Expiration Date of a certificate signed by any officer of Acquiror (an "Officer's Certificate"): (A) stating that Acquiror has paid or properly accrued or reasonably anticipates that it will become obligated to pay or accrue a Section 2.3 Loss and (B) specifying in reasonable detail the individual items of Section 2.3 Losses included in the amount so stated, the date on which each such item was paid or properly accrued, the basis for and facts giving rise to, such anticipated liability, and the nature of the misrepresentation to which such item is related, the Depositary Agent shall, subject to the provisions of Section 6.2(f) and 6.2(g) hereof, delivered to Acquiror out of the Escrow Fund, as promptly as practicable, shares of Acquiror Common Stock held in the Escrow Fund in an amount equal to such Section 2.3 Losses. Where the basis for a claim upon the Escrow Fund by Acquiror is that Acquiror reasonably anticipates that it will pay or accrue a Section 2.3 Loss, no payment will be made from the Escrow Fund for such Section 2.3 Loss unless and until such Section 2.3 Loss is actually paid or accrued.

          (ii) For the purposes of determining the number of shares of Acquiror Common Stock to be delivered to Acquiror out of the Escrow Fund pursuant to
     Section 6.2(e)(i), the shares of Acquiror Common Stock shall be valued at the Closing Price.

     (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such Officer's Certificate shall be concurrently delivered to the Stockholder Agent and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Acquiror of any Escrow Amounts pursuant to Section 6.2(e) hereof unless the Depositary Agent shall have received written authorization from the Stockholder Agent to make such delivery. After the expiration of such thirty
(30) day period, the Depositary Agent shall make delivery of shares of Acquiror Common Stock from the Escrow Fund in accordance with Section 6.2(e) hereof, provided that no such payment or delivery may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such thirty (30) day period.

     (g) Resolution of Conflicts; Arbitration.

          (i) In case the Stockholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholder Agent and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such memorandum and distribute shares of Acquiror Common Stock from the Escrow Fund in accordance with the terms thereof.

          (ii) If no such agreement can be reached after good faith negotiation, or in any event, no such agreement has been reached within forty-five (45) days after the delivery of the Officer's Certificate to the Stockholder Agent, then either Acquiror or the Stockholder Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained (provided Acquiror acts diligently to resolve such Third-Party Claim and allows the Stockholder Agent to participate in the defense of such Third-Party Claim) or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three (3) arbitrators, one (1) selected by Acquiror and one (1) selected by the Stockholder Agent, and the two (2) arbitrators selected by Acquiror and the Stockholder Agent shall select a third arbitrator. The Arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6.2(f) hereof, the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators. Each party agrees to confirm any such arbitration decision to the Depositary Agent in order to facilitate any release of shares of Acquiror Common Stock or other property from the Escrow Fund.

          (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the county of Santa Clara, California under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this Section 6.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Acquiror less than the sum of one-half ( 1/2) of the disputed amount of any Section 2.3 Losses plus any amounts not in dispute; otherwise, the stockholders of Target as represented by the Stockholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration ("Arbitration Related Fees"), provided, however, that any Arbitration Related Fees due from Target shall be delivered to Acquiror out of the Escrow Fund, as promptly as practicable, in the form of shares of Acquiror Common Stock held in the Escrow Fund in an amount equal to such Arbitration Related Fees. For the purposes of determining the number of shares of Acquiror Common Stock to be delivered to Acquiror out of the Escrow Fund to cover any Arbitration Related Fees, the shares of Acquiror Common Stock shall be valued at the Closing Price.

     (h) Stockholder Agent of the Stockholders; Power of Attorney.

          (i) In the event that the Merger is approved by the stockholders of Target, effective upon such vote, and without further act of any stockholder, Vivek Ragavan shall be appointed as agent and attorney-in-fact (the "Stockholder Agent") for each stockholder of Target (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under the DGCL or California Code, if applicable), for and on behalf of stockholders of Target, to give and receive notices and communications, to authorize delivery to Acquiror of shares of Acquiror Common Stock from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing and to participate in the defense of Third-Party Claim. Such agency may be changed by the stockholders of Target from time to time upon not less than thirty (30) days prior written notice to Acquiror; provided, however, that the Stockholder Agent may not be removed unless holders of a two-thirds (2/3) interest in the Escrow Fund agree to such removal and to the identity of the substituted Stockholder Agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Agent, and the

     Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the stockholders of Target.

          (ii) The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith, or acting on the advice of counsel. The Stockholder Agent shall have no duty, obligation or responsibility to expend his personal funds in support of his activities as Stockholder Agent.

          (iii) The Stockholder Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholder Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     (i) Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them in the Merger are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Depositary Agent and Acquiror may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of every such stockholder of Target. The Depositary Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

     (j) Third-Party Claims. In the event Acquiror becomes aware of a third-party claim (a "Third Party Claim") which Acquiror reasonably expects may result in a Section 2.3 Loss and a demand against the Escrow Fund, Acquiror shall notify the Stockholder Agent of such claim, and the Stockholder Agent, as representative for the stockholders of Target, shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall promptly defend any such Third-Party Claim and shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Acquiror settles any Third Party Claim without the Stockholder Agent's consent (which consent shall not be unreasonably withheld or delayed), Acquiror may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Acquiror in such settlement. In the event that the Stockholder Agent has consented to any such settlement, the Stockholder Agent shall have no power or authority to object under any provision of this Article 6 to the amount of any claim by Acquiror against the Escrow Fund with respect to the amount of Losses incurred by Acquiror in such settlement.

     (k) Depositary Agent's Duties.

          (i) The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Acquiror and the Stockholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

          (ii) The Depositary Agent is hereby expressly authorized to comply with and obey Orders of any court of law or Governmental or Regulatory Authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such Order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

          (iii) The Depositary Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (iv) The Depositary Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.

          (v) In performing any duties under this Agreement, the Depositary Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary Agent. The Depositary Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it, except to comply with any arbitration decision, order or award as provided in Section 6.2(g). The Depositary Agent may hold all documents and shares of Acquiror Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required to wait for, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Acquiror Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Depositary Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the good faith performance by the Depositary Agent of his or her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter.

          (viii) The Depositary Agent may resign at any time upon giving at least 30 days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor depositary agent which shall be accomplished as follows: the parties shall use their commercially reasonable efforts to mutually agree on a successor depositary agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor depositary agent within such time, the Depositary Agent shall have the right to appoint a successor depositary agent authorized to do business in the State of California that is a bank or financial institution. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor depositary agent as if originally named as escrow agent. The Depositary Agent shall be discharged from any further duties and liability under this Agreement.

          (ix) All fees of the Depositary Agent for performance of its duties hereunder shall be paid by Acquiror. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Acquiror agrees to pay these sums upon demand.

                                   ARTICLE 7

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     7.1  Conduct of Business.

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Target and Acquiror each agree (unless such party receives prior consent in writing from the other party, which consent shall not be unreasonably withheld) to carry on its business in the ordinary and usual course and consistent with its past practices, to pay its Liabilities and Taxes consistent with its past practices (and in any event when due), to pay or perform other obligations when due consistent with its past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, to use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time.

     (b) Without limiting Section 7.1(a), and except as otherwise specifically provided in this Agreement, Target will not, directly or indirectly, prior to the Effective Time, without the prior written consent of Acquiror:

          (i) enter into any material Contract or other material commitment or transaction, except in the ordinary course of its business consistent with past practice;

          (ii) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any material Contract;

          (iii) amend its Certificate of Incorporation or Bylaws;

          (iv) transfer (by way of a License or otherwise) to any Person rights to any of its material Intellectual Property other than pursuant to licenses granted in the ordinary course of its business consistent with past practice;

          (v) make any change in its accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

          (vi) commence or settle any material litigation;

          (vii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except upon the conversion of shares of Target Preferred Stock into shares of Target Common Stock in accordance with the terms of such Target Preferred Stock), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its Capital Stock or Equity Securities (except that Target may repurchase or redeem shares of its capital stock at the original purchase price of such shares in connection with the termination of employment with Target or Target Subsidiary of the Person whose shares are being repurchased or redeemed);

          (viii) acquire any business, company or corporation, whether through the purchase of stock, a purchase, lease or License of assets, a merger, consolidation, tender offer or any other form of business combination;

          (ix) dispose of any significant assets, other than in the ordinary course of its business, consistent with its past practices; or

          (x) enter into or approve any contract, arrangement or understanding or acquiesce in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

     (c) Without limiting Section 7.1(a), and except as otherwise specifically provided in this Agreement, Acquiror will not, directly or indirectly, prior to the Effective Time, without the prior written consent of Target:

          (i) enter into any material Contract or other material commitment or transaction, except in the ordinary course of its business consistent with past practice;

          (ii) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any material Contract;

          (iii) amend its Certificate of Incorporation or Bylaws;

          (iv) transfer (by way of a License or otherwise) to any Person rights to any of its material Intellectual Property other than pursuant to licenses granted in the ordinary course of its business consistent with past practice;

          (v) make any change in its accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

          (vi) commence or settle any material litigation;

          (vii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of Acquiror, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares its capital stock (except that Acquiror may repurchase or redeem shares of its capital stock at the original purchase price of such shares in connection with the termination of employment with Acquiror of the Person whose shares are being repurchased or redeemed);

          (viii) acquire any business, company or corporation, whether through the purchase of stock, a purchase, lease or License of assets, a merger, consolidation, tender offer or any other form of business combination;

          (ix) dispose of any significant assets, other than in the ordinary course of its business, consistent with its past practices; or

          (x) enter into or approve any contract, arrangement or understanding or acquiesce in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

     7.2  No Solicitation -- Target.

     (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, Target will not , nor will Target permit any of its directors, officers, agents, employees, affiliates, attorneys, accountants, financial advisers or other representatives (collectively, "Representatives") to (directly or indirectly): (i) solicit, encourage, initiate, entertain or participate in any negotiations or discussions with respect to an offer or proposal, oral, written, or otherwise, formal or informal, to acquire all or any substantial portion of Target's business or assets, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise, (ii) disclose any information not customarily disclosed to any Person concerning Target and which Target believes would be used for the purposes of formulating any such offer or proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make any offer or proposal to acquire all or any substantial portion of Target's business or assets (directly or indirectly), (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving, the acquisition of all or any substantial portion of Target's business or assets (an "Acquisition Proposal -- Target"), or (v) authorize or permit any of Target's Representatives to take any such action. Target shall notify Acquiror as promptly as practical if any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding a Acquisition Proposal is made, such notice to include the identity of the Person proposing such Acquisition Proposal -- Target and the terms thereof, and shall keep Acquiror apprised on a current basis of the status of any such Acquisition Proposal -- Target and of any modifications to the terms thereof. Target immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Acquiror conducted heretofore with respect to any Acquisition Proposal -- Target. Notwithstanding the foregoing, prior to the date of the approval of this Agreement and the Merger by the stockholders of Target (the "Target Stockholder Approval Date"), Target may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal -- Target if:

          (i) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Target Board of Directors relating to any such transaction which the Target Board of

     Directors determines in good faith, represents a superior transaction to the Merger (a "Competing Proposal -- Target") and in the good faith judgment of the Target Board of Directors the person or entity making such Competing Proposal -- Target appears to have the financial means, or the ability to obtain the necessary financing to successfully conclude such Competing Proposal -- Target; and

          (ii) in the opinion of the Target Board of Directors such action is required to discharge the Target Board of Directors' fiduciary duties to the Target's stockholders under applicable law following receipt of advice from independent legal counsel to Target.

     (b) Except as set forth below in this subsection (b), neither the Target Board of Directors nor any committee thereof shall: (i) fail to include, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or positive recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal -- Target, or (iii) enter into any agreement with respect to any Acquisition Proposal -- Target, provided, however, that notwithstanding the foregoing, prior to the Target Stockholder Approval Date, the Target Board of Directors may fail to include or may withdraw or modify, its approval or recommendation of this Agreement or the Merger, or may approve or recommend any Acquisition Proposal -- Target which satisfies the requirements of each of subsection (i) and subsection (ii) of
Section 7.2(a) hereof (any such Acquisition Proposal -- Target, a "Superior Proposal -- Target"), or enter into an agreement with respect to a Superior Proposal -- Target, in each case at any time after the fifth business day following Acquiror's receipt of written notice from the Target advising Acquiror that the Target Board of Directors has received a Superior Proposal -- Target which it intends to accept, specifying the material terms and conditions of such Superior Proposal -- Target and identifying the Person making such Superior Proposal -- Target.

     7.3  No Solicitation -- Acquiror.

     (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, Acquiror will not take, nor will Acquiror permit any of its directors, officers, agents, employees, affiliates, attorneys, accountants, financial advisers or other representatives (collectively, "Representatives") to (directly or indirectly):
(i) solicit, encourage, initiate, entertain or participate in any negotiations or discussions with respect to an offer or proposal, oral, written, or otherwise, formal or informal to acquire all or any substantial portion of Acquiror's business or assets, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise,
(ii) disclose any information not customarily disclosed to any Person concerning Acquiror and which Acquiror believes would be used for the purposes of formulating any such offer or proposal, (iii) assist, cooperate with, facilitate or encourage any Person to make any offer or proposal to acquire all or any substantial portion of Acquiror's business or assets (directly or indirectly),
(iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving, the acquisition of all or any substantial portion of Acquiror's business or assets (an "Acquisition Proposal -- Acquiror"), or (v) authorize or permit any of Acquiror's Representatives to take any such action. Acquiror shall notify Target as promptly as practical if any proposal or offer (formal or informal, oral, written or otherwise), or any inquiry or contact with any Person with respect thereto, regarding a Acquisition Proposal -- Acquiror is made, such notice to include the identity of the Person proposing such Acquisition Proposal -- Acquiror and the terms thereof, and shall keep Target apprised, on a current basis of the status of any such Acquisition
Proposal -- Acquiror and of any modifications to the terms thereof. Acquiror immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Target conducted heretofore with respect to any Acquisition Proposal -- Acquiror. Notwithstanding the foregoing, prior to the date of the approval of this Agreement and the Merger by the shareholders of

Acquiror (the "Acquiror Stockholder Approval Date"), Acquiror may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition
Proposal -- Acquiror if:

          (i) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Acquiror Board of Directors relating to any such transaction which the Acquiror Board of Directors determines in good faith, represents a superior transaction to the Merger (a "Competing Proposal -- Acquiror") and in the good faith judgment of the Acquiror Board of Directors the person or entity making such Competing
     Proposal -- Acquiror appears to have the financial means, or the ability to obtain the necessary financing to successfully conclude such Competing Proposal -- Acquiror; and

          (ii) in the opinion of the Acquiror Board of Directors such action is required to discharge the Acquiror Board of Directors' fiduciary duties to the Acquiror's stockholders under applicable law following receipt of advice from independent legal counsel to Acquiror.

     (b) Except as set forth below in this subsection (b), neither the Acquiror Board of Directors nor any committee thereof shall: (i) fail to include, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Target, the approval or positive recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal -- Acquiror, or (iii) enter into any agreement with respect to any Acquisition Proposal -- Acquiror, provided, however, that notwithstanding the foregoing, prior to the Acquiror Stockholder Approval Date, the Acquiror Board of Directors may fail to include or may withdraw or modify its approval or recommendation of this Agreement or the Merger, or may approve or recommend any Acquisition Proposal -- Acquiror which satisfies the requirements of each of subsection (i) and subsection (ii) of Section 7.3(a) hereof (any such Acquisition Proposal -- Acquiror, a "Superior Proposal -- Acquiror"), or enter into an agreement with respect to a Superior Proposal -- Acquiror, in each case at any time after the fifth business day following Target's receipt of written notice from the Acquiror advising Target that the Acquiror Board of Directors has received a Superior
Proposal -- Acquiror which it intends to accept, specifying the material terms and conditions of such Superior Proposal -- Acquiror and identifying the Person making such Superior Proposal -- Acquiror.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in this Section 8.1, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a) by mutual written consent of Target and Acquiror;

          (b) by Acquiror or Target if:

             (i) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal or there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger;

             (ii) if the Merger is not approved and adopted by the affirmative vote of the stockholders of Target as required by the DGCL, the California Code (if applicable), and Target's Certificate of Incorporation and Bylaws;

             (iii) if the holders of 5% or more of the outstanding shares of Acquiror Capital Stock shall have voted against the Merger and filed demands for payment pursuant to the exercise of dissenters' rights under the California Code with respect to 5% or more of the outstanding shares of Acquiror Capital Stock by virtue of the Merger;

             (iv) if the holders of 5% or more of the outstanding shares of Target Capital Stock have not voted in favor of the Merger and filed demands for payment pursuant to the exercise of dissenters' rights under the California Code with respect to 5% or more of the outstanding shares of Target Capital Stock by virtue of the Merger;

             (v) the Merger, the issuance of Acquiror Common Stock in the Merger, any increase in Acquiror's authorized capital stock necessary to enable Acquiror to consummate, carry out and perform the Merger as contemplated by this Agreement or any other matter necessary to enable Acquiror to consummate, carry out and perform the Merger as contemplated by this Agreement, is not approved and adopted by the stockholders of Acquiror in accordance with the rules of the Nasdaq National Market, the DGCL and, if applicable, the California Code; or

             (vi) the Effective Time has not occurred before 5 p.m. (Pacific
        Time) on June 30, 2000, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

          (c) by Target if:

             (i) Target enters into a definitive agreement, as permitted by
        Section 7.2with respect to a Superior Proposal -- Target, provided, however, that Target has complied with all provisions thereof, including the notice provisions therein, and that Target makes the payment to Acquiror in the amount required by, and within the time as required by,
        Section 8.2(b); or

             (ii) prior to the Effective Time, Acquiror's Board of Directors shall have (A) failed to timely provide, or withdrawn, modified or changed in a manner adverse to Target, its approval or recommendation of this Agreement or the Merger, (B) recommended a Superior
        Proposal -- Acquiror, (C) failed to notice, call and hold the Acquiror Stockholder Meeting within 45 days after the SEC has declared the S-4 Registration Statement effective, (D) executed a letter of intent, an agreement in principle or definitive agreement relating to a Superior Proposal -- Acquiror or similar business combination with a person or entity other than Target, or (E) exercised its rights pursuant to
        Section 7.3 with respect to a Superior Proposal -- Acquiror, and, directly or through its representatives, continued discussions with any third party concerning an Superior Proposal -- Acquiror for more than ten business days after the date of receipt of such Superior
        Proposal -- Acquiror.

          (d) by Acquiror if:

             (i) Acquiror enters into a definitive agreement, as permitted by
        Section 7.3 with respect to a Superior Proposal -- Acquiror that prohibits the consummation of, or requires material changes to, the Merger or any other business combination of Acquiror and Target, provided, however, that Acquiror has complied with all provisions thereof, including the notice provisions therein, and that Acquiror makes simultaneous payment to Target as required by Section 8.2(c); or

             (ii) prior to the Effective Time, Target Board of Directors shall have (A) failed to timely provide, or withdrawn, modified or changed in a manner adverse to Acquiror, its approval or recommendation of this Agreement or the Merger, (B) recommended a Superior Proposal -- Target,
        (C) executed a letter of intent, an agreement in principle or definitive agreement relating to a Superior Proposal -- Target or similar business combination with a person or entity other than Acquiror, or (D) exercised its rights pursuant to Section 7.2 with respect to a Superior Proposal -- Target, and, directly or through its representatives, continued discussions with any third party concerning an Superior Proposal -- Target for more than ten business days after the date of receipt of such Superior Proposal -- Target.

     8.2  Termination Fee.

     (a) In the event that this Agreement shall have been terminated pursuant to
Section 8.1(b)(iii) or Section 8.1(b)(v), then Acquiror shall promptly, but in no event later than two (2) days after the date of the Acquiror Stockholder Meeting, (i) pay Target $25,000,000, plus the amount of interest that would have accrued from the date of this Agreement until payment of such fee at the Prime Rate as reported in the Wall Street Journal in effect on the date hereof (such payment shall be made by check, wire transfer and/or forgiveness of debt, at Acquiror's option) and (ii) Acquiror will give Target a promissory note (the "Second Note") for an additional $25,000,000,due on the date that is the earlier to occur of (A) six (6) months after the date of the Acquiror Stockholder Meeting or (B) the closing of an offering of Acquiror securities registered under the Securities Act provided, however, that in the event Acquiror does not close an offering of its securities registered under the Securities Act within six (6) months after the date of the Acquiror Stockholder Meeting, the Second Note shall be due and payable, at Acquiror's option, in cash or Acquiror's Common Stock, valued at the average closing price of Acquiror's Common Stock for the ten (10) trading days prior to the due date of the Second Note.

     (b) In the event that this Agreement shall have been terminated by Target pursuant to Section 8.1(c)(i) or by Acquiror pursuant to Section 8.1(d)(ii), then Target shall promptly, but in no event later than two (2) days after the date of such termination, pay Acquiror a termination fee of $135,000,000.

     (c) In the event that this Agreement shall have been terminated by Acquiror pursuant to Section 8.1(d)(i) or by Target pursuant to Section 8.1(c)(ii), then Acquiror shall promptly, but in no event later than two (2) days after the date of such termination, pay Target a termination fee of $135,000,000.

     8.3 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 8.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.4 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, Acquiror and Target may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS

     9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

       If to Acquiror to:

       Redback Networks Inc.
       1310 Moffett Park Drive
       Sunnyvale, CA 94089
       (408) 548-0900 Phone
       (408) 543-2196
       Attention: Craig Gentner

       with a copy to:

       Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
       Menlo Park, California 94025
       (650) 321-2400 Phone
       (650) 321-2800 Facsimile
       Attention: Renee Lanam

       If to Target to:

       Siara Systems, Inc.
       300 Ferguson Drive
       Mountain View, CA 94043
       Attn: CEO
       Phone: (650) 237-2165
       Fax: (650) 390-8645

       with a copy to:

       Fenwick & West, LLP
       Two Palo Alto Square
       Palo Alto, CA 94306
       (650) 494-0600 Phone
       (650) 494-1417 Facsimile
       Attention: Barry J. Kramer, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation,
(iii) if delivered by mail in the manner described above to the address as provided for in this Section 9.1, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     9.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule, and all agreements required to be executed and delivered pursuant hereto, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

     9.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use diligent efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

     9.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     9.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

     9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California and the DGCL, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     9.10 Construction. Ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.

     9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                   ARTICLE 10

                                  DEFINITIONS

     10.1  Definitions.

     (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

          "Acquiror" has the meaning ascribed to it in the forepart of this Agreement.

          "Acquiror Common Stock" has the meaning ascribed to it in Recital C.

          "Acquiror Financial Statements" has the meaning ascribed to it in
     Section 3.3.

          "Acquiror Support Agreement" has the meaning ascribed to it in Recital D.

          "Acquisition Proposal -- Acquiror" has the meaning ascribed to it in
     Section 7.3(a).

          "Acquisition Proposal -- Target" has the meaning ascribed to it in
     Section 7.2(a).

          "Actions or Proceedings" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Regulatory Authority.

          "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, or (b) any other Person that owns or controls (i) twenty percent (20%) or more of any class of voting equity securities of that Person or any of its Affiliates or (ii) twenty percent (20%) or more of any class of voting equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

          "Agreement" means this Merger Agreement and Plan of Reorganization, including (unless the context otherwise requires) the Exhibits and Schedules hereto and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          "Ancillary Agreements" has the meaning ascribed to it in Section 2.2.

          "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

          "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of any class of voting equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of such party, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

          "Business or Condition" means, with respect to Acquiror, the business, condition (financial or otherwise), results of operations or Assets and Properties of Acquiror and each of its Subsidiaries, taking Acquiror together with such Subsidiaries as a whole, and, with respect to Target, the business, condition, results of operations or Assets and Properties of Target and Target Subsidiary, taking Target together with Target Subsidiary as a whole.

          "California Code" means the California Corporations Code and all amendments and additions thereto.

          "Certificates" has the meaning ascribed to it in Section 1.8(b).

          "Closing" means the closing of the transactions contemplated by
     Section 1.2.

          "Closing Date" has the meaning ascribed to it in Section 1.2.

          "Closing Price" has the meaning ascribed to it in Section 1.6(f).

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

          "Consideration" means 31,341,986 shares of Acquiror Common Stock.

          "Contract" means any material contract, including:

             (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

             (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than two hundred thousand dollars ($200,000) over the life of the contract;

             (c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

             (d) any contract for unexpended capital expenditures in excess of two hundred thousand dollars ($200,000) in the aggregate;

             (e) any contract limiting the freedom of such party to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure contract;

             (f) any contract pursuant to which such party is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

             (g) any contract with any person with whom such party does not deal at arm's length; or

             (h) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "Delaware Certificate of Merger" has the meaning set forth in Section 1.2.

          "Depositary Agent" has the meaning ascribed to it in Section 1.8(b).

          "Dissenting Shares" has the meaning ascribed to it in Section 1.7(a).

          "Effective Time" has the meaning ascribed to it in Section 1.2.

          "Environment" means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

          "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and

     Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

          "Environmental Law" means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

          "Environmental Permit" means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority.

          "Equity Equivalents" means securities (including Options to purchase any shares of Target Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other equity securities of Target at the election of the holder thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with Target, would be treated as a single employer under section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of section 414(b) or (c) of the Internal Revenue Code.

          "Escrow Amount" means 5% of Consideration paid to Target Stockholders.

          "Escrow Fund" has the meaning ascribed to it in Section 6.2(a).

          "Escrow Period" has the meaning ascribed to it in Section 6.2(c).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          "Exchange Agent" means U.S. Stock Transfer Corporation.

          "Exchange Ratio" has the meaning ascribed to it in Section 1.6(e).

          "Expiration Date" shall mean the date 180 days after the Effective
     Time.

          "Financial Statement Date" means September 30, 1999.

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "Good Faith Consultation" with a Person's independent accountants, as used in Sections 2.23 and 3.22 of this Agreement, means consultation with such accountants following disclosure in good faith to such accountants of all facts requested by such accountants or which the specified Person otherwise had reason to believe would be relevant to such accountants' assessment.

          "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

          "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

          "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

          "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, moral rights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Target or Target Subsidiary.

          "IRS" means the United States Internal Revenue Service or any successor entity.

          "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

          "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Loss(es)" means any and all damages, payments, fines, fees, Taxes, penalties, deficiencies, losses (including lost profits or diminution in value), liabilities, expenses, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including, but not limited to, fees and expenses of attorneys), incurred in connection with any breach, violation, default or inaccuracy of Target's representations and warranties contained in this Agreement.

          "Material Adverse Effect" when used with reference to any entity or group of related entities, means any event, change or effect that is (or will with the passage of time be) materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

          "Merger" has the meaning ascribed to it in the recitals to this Agreement.

          "NASD" means the National Association of Securities Dealers, Inc.

          "NNM" means the distinct tier of The Nasdaq Stock Market referred to as the Nasdaq National Market.

          "Non-Competition Agreement" has the meaning ascribed to it in Section 6.3(f).

          "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or
     (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

          "Permit" means any license, permit, franchise or authorization.

          "Person" means any natural person, corporation, general partnership, limited partnership, limited liability Target or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "Proxy Statement" has the meaning ascribed to it in Section 2.26.

          "PTO" means the United States Patent and Trademark Office.

          "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

          "S-4 Registration Statement" has the meaning ascribed to it in Section 2.26.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

          "Representatives" has the meaning ascribed to it in Section 7.2.

          "Restricted Stock Purchase Agreement" means a Restricted Stock Purchase Agreement in one of the forms attached to Target Stock Plan pursuant to which Target has sold Target Restricted Stock or as may otherwise been entered into by Target prior to the date of this Agreement.

          "SEC" means the Securities and Exchange Commission or any successor entity.

          "SEC Documents" means, with respect to any Person, each report, schedule, form, statement or other document filed with the SEC by such Person pursuant to Section 13(a) and 15(d) of the Exchange Act and all final and effective registration statements and prospectuses filed by such Person with the SEC pursuant to the Securities Act.

          "Section 2.3 Loss(es)" means Losses arising or resulting directly from any breach, violation, default or inaccuracy of Target's representations and warranties set forth in Section 2.3 of this Agreement (as qualified by the Target Disclosure Schedule, as such may be updated at the Closing Date and prior to the Effective Time, as provided in Article 5).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by Target or Target Subsidiary, any predecessors of Target or Target Subsidiary, or any entities previously owned by Target or Target Subsidiary, including all soil, subsoil, surface waters and groundwater.

          "Stockholder Agent" has the meaning ascribed to it in Section
     6.2(h)(i).

          "Subsidiary" means, in addition to Target Subsidiary, any Person in which Target or Acquiror, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

          "Surviving Corporation" has the meaning ascribed to it in Section 1.1.

          "Target" has the meaning ascribed to it in the forepart of this Agreement.

          "Target Capital Stock" means Target Common Stock and Target Preferred Stock.

          "Target Common Stock" has the meaning ascribed to it in Section 2.3.

          "Target Equity Securities" means Target Options and Target Warrants, collectively.

          "Target Financials" means the audited consolidated balance sheets of Target as of September 30, 1999 and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto.

          "Target 401(k) Plan" means Target's 401(k) Plan.

          "Target Intellectual Property" shall mean the Intellectual Property that is (i) owned by; (ii) licensed to; or (iii) was developed or created by or for Target or Target Subsidiary, and is used in or necessary for the conduct of the present or anticipated business of Target or Target Subsidiary, taken as a whole.

          "Target Option" means any Option to purchase Target Capital Stock, whether or not granted pursuant to Target Stock Plan, that is granted to an employee, consultant or other individual service provider of Target or Target Subsidiary.

          "Target Preferred Stock" has the meaning ascribed to it in Section
     2.3.

          "Target Registered Intellectual Property" means all Registered Intellectual Property owned by, or filed in the name of, Target or Target Subsidiary.

          "Target Restricted Stock" means shares of Target Capital Stock which are subject to a repurchase option by Target.

          "Target Stockholder Meeting" has the meaning ascribed to it in Section 2.26.

          "Target Stock Plan" has the meaning ascribed to it in Section
     1.6(c)(i).

          "Target Warrant" means each Target warrant to purchase Target Capital Stock (if any) listed or required to be listed in Section 2.3 of the Target Disclosure Schedule.

          "Target Subsidiary" has the meaning ascribed to it in Section 2.4.

          "Tax" or "Taxes" means Income Taxes and/or Other Taxes, as the context requires.

          "Tax Authority" has the meaning ascribed to it in Section 2.10(c).

          "Tax Returns" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

          "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          "Third Party Claim" has the meaning ascribed to it in Section 6.2(j).

          "Third Party Expenses" has the meaning ascribed to it in Section 4.5.

     (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Target, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. The term "party" or "parties" when used herein refer to Acquiror, on the one hand, and Target, on the other.

     (c) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, and (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Acquiror and Target have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.


ACQUIROR                                       TARGET

By: /s/ Dennis L. Barsema                      By: /s/ Vivek Ragavan
    ---------------------------------------    ---------------------------------------
    President and Chief Executive Officer          President and Chief Executive Officer

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY
                                      AND
                                VOTING AGREEMENT

     THIS IRREVOCABLE PROXY AND VOTING AGREEMENT, dated as of November 28, 1999 (this "Agreement"), is entered into by and between Siara Systems, Inc., a
Delaware corporation ("Siara"), and                ("Stockholder").

                                  WITNESSETH:

     WHEREAS, concurrently herewith, Siara and Redback Networks Inc., a Delaware corporation (the "Company"), have entered into a Merger Agreement and Plan of Reorganization, of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; initially capitalized and other terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement), pursuant to which Siara will merge with and into the Company, with the Company to be the surviving corporation (the "Merger");

     WHEREAS, Stockholder Beneficially Owns (as defined herein)
shares of the Company's Common Stock and                options to purchase the
Company's Common Stock, par value $0.0001 ("Company Common Stock") (such shares of Company Common Stock Beneficially Owned by Stockholder being collectively hereinafter referred to as the "Shares");

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Siara has requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. Voting Agreement. Stockholder hereby agrees with Siara that, (except as may be otherwise agreed to in writing by Siara with the Company or Stockholder) at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, as to which any of the matters described below in this Section 1 is put to the vote or written consent of the Company's stockholders, Stockholder shall vote the Shares Beneficially Owned by Stockholder, whether now owned or hereafter acquired prior to such vote: (i) in favor of approval of the Merger Agreement, the Merger and any actions required in furtherance of the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach in any material respect of (A) any representation or warranty of the Company under the Merger Agreement that would have a Material Adverse Effect on the Company or (B) any other agreement, covenant or obligation of the Company under the Merger Agreement; and (iii) against: (A) any Third Party Acquisition (as defined below), (B) any change in a majority of the individuals who, as of the date hereof, constitute the Board of Directors of the Company, unless such change results from an election to replace any such individual who ceases to be a member of the Board of Directors of the Company due to such individual's death, disability or resignation from the Company's Board of Directors for reasons unrelated to any matter that Stockholder agrees to vote against hereunder, (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and any Third Party (as defined below), (D) a sale, lease, transfer or disposition of any assets of the Company's business outside the ordinary course of business, or any

                                   Exhibit A-1
assets which are material to its business whether or not in the ordinary course of business, (E) a reorganization, recapitalization, dissolution or liquidation of the Company, (F) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or bylaws not contemplated by the Merger Agreement or not consented to in writing by Siara,
(G) any other material change in the Company's corporate structure other than the approval of stock options disclosed in the Company's representations and warranties in the Merger Agreement or in any Disclosure Schedule thereto) or any other change materially affecting the Company's business, or (H) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, or any of the transactions contemplated by this Agreement. Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

     For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Siara or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion (which shall include ten percent (10%) or more) of the assets of the Company, other than the sale or license of its products in the ordinary course of business; (iii) the acquisition by a Third Party of ten percent (10%) or more of the outstanding shares of the Company's capital stock (other than any such acquisition resulting from the exercise or conversion of any stock option, stock warrant, convertible debt instrument and/or other security of the Company that is outstanding on the date of this Agreement); (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company of more than ten percent (10%) of the outstanding Shares (other than pursuant to rights of refusal or similar rights held by the Company as of the date of this Agreement or pursuant to repurchase options held by the Company that are exercisable in connection with the termination of a person's employment or services with or to the Company or any of its subsidiaries); or (vi) the acquisition (or any group of acquisitions) by the Company by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal to or greater than ten percent (10%) of the most recent annual revenues, net income or assets of the Company, respectively.

     For purposes of this Agreement, "Beneficially Own," "Beneficially Owned" or "Beneficial Ownership" with respect to any Shares shall mean Stockholder's having record or beneficial ownership of such Shares or having, through any agreement or arrangement, the power to direct the voting with respect to, or otherwise enables Stockholder to legally act in a binding manner with respect to, such Shares as contemplated hereby.

     2. Irrevocable Proxy.

     (a) Subject to the terms and conditions of this Agreement, the Stockholder hereby constitutes and appoints Siara, which shall act by and through Vivek Ragavan and Vinod Khosla (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company's stockholders called for purposes of considering whether to approve the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or any Third Party Acquisition, or to execute a written consent of stockholders in lieu of any such meeting, all Shares Beneficially Owned by Stockholder as of the date of such meeting or written consent (i) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make, or (ii) against a Third Party Acquisition, as the case may be. Such proxy

                                   Exhibit A-2
shall be limited strictly to the power to vote the Shares Beneficially Owned by Stockholder in the manner set forth in the preceding sentence and shall not extend to any other matters, and shall, without limitation, not extend to any power to vote the Shares in any manner with respect to any proposal to approve any contract, agreement or arrangement that might constitute a "Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code and in accordance with the requirements of Q&A Numbers 6 and 7 of the Treasury Regulations promulgated thereunder.

     (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

     (c) If Stockholder fails for any reason to vote his, her or its Shares in accordance with the requirements of Section 1 hereof, then the Proxy Holder shall have the right to vote the Shares at any meeting of the Company's stockholders and in any action by written consent of the Company's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder shall control in any conflict between the Proxy Holder's vote of such Shares and a vote by Stockholder of such Shares.

     3. Director Matters Excluded. Siara acknowledges and agrees that no provision of this Agreement (including without limitation the provisions of Section 4(d) hereof) shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in his capacity as a director of the Company, including, without limitation, any vote that Stockholder may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company.

     4. Other Covenants, Representations and Warranties. Stockholder hereby represents and warrants to Siara as follows:

          (a) Ownership of Shares. Stockholder is the Beneficial Owner of all the Shares. On the date hereof, the Shares constitute all of the Shares Beneficially Owned by Stockholder. Stockholder has voting power with respect to the matters set forth in Section 1 hereof with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

          (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or any court order to which Stockholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder.

          (c) Restriction on Transfer, Proxies and Non-Interference. During the term of this Agreement, except as expressly contemplated by this Agreement or the Merger Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein unless the transferee shall execute a signature page to this Irrevocable Proxy and Voting Agreement and shall agree to be bound to the provisions hereof; (ii) grant any proxies or powers of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of

                                   Exhibit A-3

     Stockholder contained in this Section 4 untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement.

          (d) Other Potential Acquirors. Stockholder: (i) shall immediately cease any existing discussions or negotiations, if any, with any persons conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company, or any business combination with the Company, in his, her or its capacity as a stockholder of the Company; (ii) from and after the date hereof until the earlier of (A) the termination of the Merger Agreement in accordance with its terms and (B) the Effective Time, shall not, in such capacity as a stockholder of the Company, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) shall promptly notify Siara of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Stockholder or of which Stockholder otherwise has knowledge.

          (e) Reliance by Siara. Stockholder understands and acknowledges that Siara is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

     5. Stop Transfer. Stockholder agrees with, and covenants to, Siara that Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to and in compliance with this Agreement. In the event of a dividend or distribution of capital stock of the Company, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such shares of the Company's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of the Company's capital stock into which or for which any or all of the Shares may be so changed or exchanged.

     6. Termination. The proxy granted pursuant to Section 2 hereof and Stockholder's covenants and agreements contained herein with respect to the Shares shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement and (b) the Effective Time.

     7. Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Siara may, in its sole discretion, assign its rights and obligations hereunder to any wholly-owned subsidiary of Siara.

     (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto. No waiver by a party hereto of any of its rights hereunder shall be effective unless and to the extent such waiver is set forth in a writing signed by such party.

     (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such

                                   Exhibit A-4
delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

    If to Stockholder:
                                               -----------------------------------------
                                               -----------------------------------------
                                               -----------------------------------------
                                               Telephone:
                                               Telecopier:
                                               Attention:
    with a copy to:                            Redback Networks Inc.
                                               1389 Moffett Park Drive
                                               Sunnyvale, CA 94089
                                               Telecopier: 408-548-3599
                                               Attention: Craig Gentner

    If to Siara:                               Siara Systems, Inc.
                                               300 Ferguson Drive, Second Floor
                                               Mountain View, CA 94043
                                               Telecopier: 650-237-2179
                                               Attention: Vivek Ragavan

    with a copy to:                            Fenwick & West, LLP
                                               Two Palo Alto Square
                                               Palo Alto, CA, 94036
                                               Telecopier: (650) 494-1417
                                               Attention: Barry J. Kramer

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                                   Exhibit A-5

     (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

         [The Remainder of This Page Has Intentionally Been Left Blank]

                                   Exhibit A-6

     IN WITNESS WHEREOF, Siara and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          Siara Systems, Inc., a Delaware
                                          corporation

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          STOCKHOLDER:

                                          By:
                                            ------------------------------------
                                              Name:

                 [SIGNATURE PAGE FOR REDBACK/SIARA STOCKHOLDER
                    IRREVOCABLE PROXY AND VOTING AGREEMENT]

                                   Exhibit A-7

                                                                       EXHIBIT B

                               IRREVOCABLE PROXY
                                      AND
                                VOTING AGREEMENT

     THIS IRREVOCABLE PROXY AND VOTING AGREEMENT, dated as of November 28, 1999 (this "Agreement"), is entered into by and between Redback Networks Inc., a
Delaware corporation ("Redback"), and                ("Stockholder").

                                  WITNESSETH:

     WHEREAS, concurrently herewith, Redback and Siara Systems, Inc., a Delaware corporation (the "Company"), have entered into a Merger Agreement and Plan of Reorganization, of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; initially capitalized and other terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement), pursuant to which the Company will merge with and into Redback, with Redback to be the surviving corporation (the "Merger");

     WHEREAS, Stockholder Beneficially Owns (as defined herein) the number of shares of common stock, par value $.0001 ("Company Common Stock") of the Company (the "Shares"), shares of Series A Preferred Stock, par value $0.001, of the Company ("Company Preferred A Stock"), and shares of Series B Preferred Stock, par value $0.001 ("Company Preferred B Stock"), of the Company as set forth on the signature page to this Agreement (such shares of Company Common Stock, Company Preferred A Stock and/or Company Preferred B Stock Beneficially Owned by Stockholder and set forth on the signature page hereto being collectively hereinafter referred to as the "Shares");

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Redback has requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. Voting Agreement. Stockholder hereby agrees with Redback that, (except as may be otherwise agreed to in writing by Redback with the Company or Stockholder) at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, as to which any of the matters described below in this Section 1 is put to the vote or written consent of the Company's stockholders, Stockholder shall vote the Shares Beneficially Owned by Stockholder, whether now owned or hereafter acquired prior to such vote: (i) in favor of approval of the Merger Agreement, the Merger and any actions required in furtherance of the transactions contemplated thereby;
(ii) against any action or agreement that would result in a breach in any material respect of (A) any representation or warranty of the Company under the Merger Agreement that would have a Material Adverse Effect on the Company or (B) any other agreement, covenant or obligation of the Company under the Merger Agreement; (iii) against: (A) any Third Party Acquisition (as defined below),
(B) any change in a majority of the individuals who, as of the date hereof, constitute the Board of Directors of the Company, unless such change results from an election to replace any such individual who ceases to be a member of the Board of Directors of the Company due to such individual's death, disability or resignation from the Company's Board of Directors for

                                   Exhibit B-1
reasons unrelated to any matter that Stockholder agrees to vote against hereunder, (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and any Third Party (as defined below), (D) a sale, lease, transfer or disposition of any assets of the Company's business outside the ordinary course of business, or any assets which are material to its business whether or not in the ordinary course of business, (E) a reorganization, recapitalization, dissolution or liquidation of the Company, (F) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or bylaws not contemplated by the Merger Agreement or not consented to in writing by Redback,
(G) any other material change in the Company's corporate structure (other than the approval of stock options disclosed in the Company's representations and warranties in the Merger Agreement or in any Disclosure Schedule thereto) or any other change materially affecting the Company's business, or (H) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, or any of the transactions contemplated by this Agreement; and (iv) if such Stockholder is a holder of shares of Company Preferred A Stock or Company Preferred B Stock, in favor of the conversion of the Company Preferred A Stock or Company Preferred B Stock, respectively, into shares of Company Common Stock. If the Company Preferred A Stock and/or the Company Preferred B Stock is not converted automatically by their terms prior to the Effective Time, then by no later than immediately prior to the Effective Time, Stockholder shall convert all shares of Company Preferred A Stock or Company Preferred B Stock owned by such Stockholder into shares of the Company's Common Stock. Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

     For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Redback or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion (which shall include ten percent (10%) or more) of the assets of the Company, other than the sale or license of its products in the ordinary course of business; (iii) the acquisition by a Third Party of ten percent (10%) or more of the outstanding shares of the Company's capital stock (other than any such acquisition resulting from the exercise or conversion of any stock option, stock warrant, convertible debt instrument and/or other security of the Company that is outstanding on the date of this Agreement); (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company of more than ten percent (10%) of the outstanding Shares (other than pursuant to rights of refusal or similar rights held by the Company as of the date of this Agreement or pursuant to repurchase options held by the Company that are exercisable in connection with the termination of a person's employment or services with or to the Company or any of its subsidiaries); or (vi) the acquisition (or any group of acquisitions) by the Company by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the most recent annual revenues, net income or assets of the Company, respectively.

     For purposes of this Agreement, "Beneficially Own," "Beneficially Owned" or "Beneficial Ownership" with respect to any Shares shall mean Stockholder's having record or beneficial ownership of such Shares or having, through any agreement or arrangement, the power to direct the voting with respect to, or otherwise enables Stockholder to legally act in a binding manner with respect to, such Shares as contemplated hereby.

                                   Exhibit B-2

     2. Irrevocable Proxy.

     (a) Subject to the terms and conditions of this Agreement, the Stockholder hereby constitutes and appoints Redback, which shall act by and through Dennis Barsema and Craig Gentner (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company's stockholders called for purposes of considering whether to approve the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or any Third Party Acquisition, or to execute a written consent of stockholders in lieu of any such meeting, all Shares Beneficially Owned by Stockholder as of the date of such meeting or written consent (i) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make, or (ii) against a Third Party Acquisition, as the case may be. Such proxy shall be limited strictly to the power to vote the Shares Beneficially Owned by Stockholder in the manner set forth in the preceding sentence and shall not extend to any other matters, and shall, without limitation, not extend to any power to vote the Shares in any manner with respect to any proposal to approve any contract, agreement or arrangement that might constitute a "Parachute Payment," within the meaning of
Section 280G of the Internal Revenue Code and in accordance with the requirements of Q&A Numbers 6 and 7 of the Treasury Regulations promulgated thereunder.

     (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

     (c) If Stockholder fails for any reason to vote his, her or its Shares in accordance with the requirements of Section 1 hereof, then the Proxy Holder shall have the right to vote the Shares at any meeting of the Company's stockholders and in any action by written consent of the Company's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder shall control in any conflict between the Proxy Holder's vote of such Shares and a vote by Stockholder of such Shares.

     3. Director Matters Excluded. Redback acknowledges and agrees that no provision of this Agreement (including without limitation the provisions of Section 4(d) hereof) shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in his capacity as a director of the Company, including, without limitation, any vote that Stockholder may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company.

     4. Other Covenants, Representations and Warranties. Stockholder hereby represents and warrants to Redback as follows:

          (a) Ownership of Shares. Stockholder is the Beneficial Owner of all the Shares. On the date hereof, the Shares constitute all of the Shares Beneficially Owned by Stockholder. Stockholder has voting power with respect to the matters set forth in Section 1 hereof with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

          (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or any court order to which Stockholder is a party or is subject including, without limitation, any voting agreement

                                   Exhibit B-3
     or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder.

          (c) Restriction on Transfer, Proxies and Non-Interference. During the term of this Agreement, except as expressly contemplated by this Agreement or the Merger Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein unless the transferee shall execute a signature page to this Irrevocable Proxy and Voting Agreement and shall agree to be bound to the provisions hereof; (ii) grant any proxies or powers of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained in this Section 4 untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement.

          (d) Other Potential Acquirors. Stockholder: (i) shall immediately cease any existing discussions or negotiations, if any, with any persons conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company, or any business combination with the Company, in his, her or its capacity as a stockholder of the Company; (ii) from and after the date hereof until the earlier of (A) the termination of the Merger Agreement in accordance with its terms and (B) the Effective Time, shall not, in such capacity as a stockholder of the Company, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) shall promptly notify Redback of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Stockholder or of which Stockholder otherwise has knowledge.

          (e) Reliance by Redback. Stockholder understands and acknowledges that Redback is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

     5. Stop Transfer. Stockholder agrees with, and covenants to, Redback that Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to and in compliance with this Agreement. In the event of a dividend or distribution of capital stock of the Company, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such shares of the Company's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of the Company's capital stock into which or for which any or all of the Shares may be so changed or exchanged.

     6. Termination. The proxy granted pursuant to Section 2 hereof and Stockholder's covenants and agreements contained herein with respect to the Shares shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement and (b) the Effective Time.

     7. Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                                   Exhibit B-4

     (b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Redback may, in its sole discretion, assign its rights and obligations hereunder to any wholly-owned subsidiary of Redback.

     (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto. No waiver by a party hereto of any of its rights hereunder shall be effective unless and to the extent such waiver is set forth in a writing signed by such party.

     (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:                           -------------------------------------------
                                             -------------------------------------------
                                             -------------------------------------------
                                             Telephone:
                                             Telecopier:
                                             Attention:

     with a copy to:                         Siara Systems, Inc.
                                             300 Ferguson Drive, Second Floor
                                             Mountain View, CA 94043
                                             Telecopier: 650-237-2179
                                             Attention: Vivek Ragavan

     If to Redback:                          Redback Networks Inc.
                                             1389 Moffett Park Drive
                                             Sunnyvale, CA 94089
                                             Telecopier: 408-548-3599
                                             Attention: Craig Gentner

     with a copy to:                         Gunderson Dettmer Stough Villeneuve
                                             Franklin & Hachigian LLP
                                             155 Constitution Drive
                                             Menlo Park, CA 94025
                                             Telecopier: (650) 321-2800
                                             Attention: Rene F. Lanam

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

                                   Exhibit B-5

     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

         [The Remainder of this Page Has Intentionally Been Left Blank]

                                   Exhibit B-6

     IN WITNESS WHEREOF, Redback and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          Redback Networks Inc., a Delaware
                                          corporation

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          STOCKHOLDER:

                                          By:
                                            ------------------------------------
                                              Name:

                                          Number of Shares of Company Common
                                          Stock Owned (if any):

                                          Number of Shares of Company Preferred
                                          A Stock Owned (if any):

                                          Number of Shares of Company Preferred
                                          B Stock Owned (if any):

                 [SIGNATURE PAGE FOR REDBACK/SIARA STOCKHOLDER
                    IRREVOCABLE PROXY AND VOTING AGREEMENT]

                                   Exhibit B-7

                                                                       EXHIBIT C

                  AMENDMENT TO REDBACK NETWORKS, INC. AMENDED
                    AND RESTATED INVESTORS' RIGHTS AGREEMENT

     THIS AMENDMENT to the Redback Networks, Inc. Amended and Restated Investors' Rights Agreement dated July 2, 1998 (the "Prior Agreement") is made
as of                , by and among Redback Networks Inc., a Delaware
corporation (the "Company"), the investors of the Company listed on Schedule A to the Prior Agreement, each of which is herein referred to as an "Existing Investor," the founders listed on Schedule B to the Prior Agreement, each of which is herein referred to as a "Founder," Siara Systems, Inc., a Delaware corporation ("Siara") and the former security holders of Siara listed on Schedule A hereto (the "New Investors") who have received securities of the Company in connection with that certain Merger Agreement and Plan of
Reorganization dated November   , 1999 (the "Merger Agreement") by and among the
Company and Siara. Capitalized terms used herein shall have the same meanings as set forth in the Prior Agreement, unless otherwise specified.

                                    RECITALS

     WHEREAS, the Existing Investors have heretofore purchased Series A, Series B, Series C and/or Series D Preferred Stock from the Company and possess registration rights contained in the Prior Agreement;

     WHEREAS, in order to induce Siara to enter into the Merger Agreement, the Existing Investors and the Company desire to amend the Prior Agreement in order to provide to the New Investors the same registration rights held by the Existing Investors under the Prior Agreement;

     WHEREAS, pursuant to Section 4.8 of the Prior Agreement, the Company and the holders of a majority of the outstanding Registrable Securities may amend the Prior Agreement on behalf of all such holders by approving this Amendment, and the Existing Investors executing this Amendment represent such a majority;

     WHEREAS, certain of the New Investors are parties to that Amended and Restated Investors' Rights Agreement dated December 21, 1998 between Siara and such New Investors (the "Siara Agreement");

     WHEREAS, in order to induce the Company to enter into the Merger Agreement, the New Investors and Siara desire to terminate the rights granted pursuant to the Siara Agreement, effective upon the Effective Time (as defined in the Merger Agreement); and

     WHEREAS, pursuant to Section 5.2 of the Siara Agreement, Siara and the holders of a majority of the outstanding Investors' Shares (as defined in the Siara Agreement) may amend the Prior Agreement, which amendment shall be binding on all parties thereto, and the New Investors executing this Amendment represent such a majority;

                                   Exhibit C-1

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. Amendment of Prior Agreement.

     Paragraph 1.1(f) of the Prior Agreement is hereby amended to read in its entirety as follows:

        (f) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, (ii) the shares of Common Stock issued to the Founders; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the aforementioned individuals shall not be deemed Holders for the purposes of Sections 1.2, 1.12 and 4.8, (iii) the Common Stock issued or issuable upon conversion, pursuant to the Merger Agreement, of all "Registrable Securities," as defined in that certain Siara Systems, Inc. Amended and Restated Investors' Rights Agreement dated December 21, 1998; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 1.2 and 1.12, (iv) any Common Stock of the Company issuable upon the conversion or exercise of warrants issued by Siara Systems, Inc. to U.S. Telesource, Inc., Broadband Office, Transamerica Business Credit Corporation, Comdisco, Inc., Imperial Bank, Fenwick & West LLP,
                       ,                and                , which are assumed
        by the Company and converted into warrants to purchase shares of the Company's Common Stock pursuant to the Merger Agreement; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 1.2 and 1.12, and
        (v) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of the shares referenced in (i), (ii),
        (iii), and (iv) of this paragraph, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

     2. Amendment and Termination of Siara Agreement. Siara and the New Investors, who hold at least a majority of the Investors' Shares (as defined in the Siara Agreement), hereby agree to terminate the Siara Agreement and all rights and obligations of the parties thereunder, with such termination to become effective upon the Effective Time (as defined in the Merger Agreement).

     3. Counterparts. This Amendment may be executed by the Company, the Existing Investors and the New Investors named below in any number of counterparts and shall become effective when executed by the Company and Existing Investors holding at least a majority of the outstanding Registrable Securities. Each New Investor shall be offered the opportunity to become a party to this Amendment, and the registration rights extended pursuant to Section 1 of this Amendment shall become effective as to each New Investor upon execution and delivery of this Amendment by such New Investor.

                                   Exhibit C-2

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          REDBACK NETWORKS INC.

                                          By:
                                            ------------------------------------
                                              Dennis L. Barsema, President

                                              Address:
                                              1389 Moffett Park Drive
                                              Sunnyvale, CA 94089

                                          SIARA SYSTEMS, INC.

                                          By:
                                            ------------------------------------
                                              Vivek Ragavan, President

                                              Address:
                                              1195 Borregas Avenue
                                              Sunnyvale, CA 94089

           SIGNATURE PAGE TO AMENDMENT TO INVESTORS' RIGHTS AGREEMENT

                                   Exhibit C-3

                                          EXISTING INVESTORS:

                                          MAYFIELD VIII,
                                          A CALIFORNIA LIMITED PARTNERSHIP
                                          By: MAYFIELD VIII MANAGEMENT, L.L.C.
                                          A DELAWARE LIMITED LIABILITY COMPANY,
                                          Its General Partner

                                          By:
                                          --------------------------------------

                                          MAYFIELD ASSOCIATES FUND III,
                                          A CALIFORNIA LIMITED PARTNERSHIP
                                          By: MAYFIELD VIII MANAGEMENT, L.L.C.
                                          A DELAWARE LIMITED LIABILITY COMPANY,
                                          Its General Partner

                                          By:
                                          --------------------------------------

                                          Address:
                                          2800 Sand Hill Road
                                          Menlo Park, California 94025

           SIGNATURE PAGE TO AMENDMENT TO INVESTORS' RIGHTS AGREEMENT

                                   Exhibit C-4

                                          SEQUOIA CAPITAL VII
                                          A CALIFORNIA LIMITED PARTNERSHIP

                                          SEQUOIA TECHNOLOGY PARTNERS VII
                                          A CALIFORNIA LIMITED PARTNERSHIP

                                          SEQUOIA 1995 LLC

                                          SQP 1997
                                          A CALIFORNIA LIMITED PARTNERSHIP

                                          SEQUOIA 1997
                                          A CALIFORNIA LIMITED PARTNERSHIP

                                          By: SC VII-A Management, LLC
                                          a California Limited Liability
                                          Company,
                                          its General Partner

                                          By:
                                          --------------------------------------

                                          --------------------------------------
                                          Print Name

                                          --------------------------------------
                                          Title

                                          Address:
                                          3000 Sand Hill Road, Building 4,
                                          Suite 280
                                          Menlo Park, California 94025

           SIGNATURE PAGE TO AMENDMENT TO INVESTORS' RIGHTS AGREEMENT

                                   Exhibit C-5

                                          ACCEL V L.P.
                                          By: Accel V Associates L.L.C.
                                          Its General Partner

                                          By:
                                          --------------------------------------
                                          Managing Member

                                          ACCEL INTERNET/STRATEGIC
                                          TECHNOLOGY FUND L.P.
                                          By: Accel Internet/Strategic
                                          Technology Fund
                                          Associates L.L.C.
                                          Its General Partner

                                          By:
                                          --------------------------------------
                                          Managing Member

                                          ACCEL KEIRETSU V L.P.
                                          By: Accel Keiretsu V Associates L.L.C.
                                          Its General Partner

                                          By:
                                          --------------------------------------
                                          Managing Member

                                          ACCEL INVESTORS '96 L.P.

                                          By:
                                          --------------------------------------
                                          General Partner

                                          ELLMORE C. PATTERSON PARTNERS

                                          By:
                                          --------------------------------------
                                          General Partner

                                          Address:
                                          428 University Avenue
                                          Palo Alto, California 94301

           SIGNATURE PAGE TO AMENDMENT TO INVESTORS' RIGHTS AGREEMENT
                                   Exhibit C-6

                                          LIGHTHOUSE CAPITAL PARTNERS II, L.P.
                                          By Lighthouse Management Partners II,
                                          L.P.,
                                          Its General Partner
                                          By Lighthouse Capital Partners, Inc.,
                                          Its
                                          General Partner

                                          By:
                                            ------------------------------------
                                              Richard D. Stubblefield, Managing
                                              Director

                                          Address:
                                          100 Drakes Landing Road, Suite 260
                                          Greenbrae, California 94904-3121

                                          MARSHALL SMITH

                                          By:
                                            ------------------------------------

                                          Address:
                                          26535 Weston Drive
                                          Los Altos Hills, California 94022

                                          JOANNE KNIGHT

                                          By:
                                            ------------------------------------

                                          Address:
                                          793 View Street
                                          Mountain View, California 94041

           SIGNATURE PAGE TO AMENDMENT TO INVESTORS' RIGHTS AGREEMENT

                                   Exhibit C-7

                                          --------------------------------------
                                          Gaurav Garg

                                          G & H Partners

                                          By:
                                            ------------------------------------

           SIGNATURE PAGE TO AMENDMENT TO INVESTORS' RIGHTS AGREEMENT

                                   Exhibit C-8

                                          NEW INVESTOR:

                                          Name:
                                          --------------------------------------

                                          By:
                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          Address:

                                          --------------------------------------

                                          --------------------------------------

           SIGNATURE PAGE TO AMENDMENT TO INVESTORS' RIGHTS AGREEMENT

                                   Exhibit C-9

                                   SCHEDULE A

                           SCHEDULE OF NEW INVESTORS

          Kleiner Perkins Caufield & Byers VII, L.P.
          KPCB VIII Founders Fund, L.P.
          KPCB Information Sciences Zaibatsu Fund II, L.P.
          Norwest Venture Partners VII, LP
          ADC Telecommunications, Inc.
          Comdisco, Inc.
          Paul Johnson
          Presidio Venture Partners
          John M. McQuillan
          Transamerica Business Credit Corporation
          Imperial Bank
          U.S. Telesource, Inc.
          Broadband Office
          Fenwick & West LLP

           --------------------------------------------------------------

           --------------------------------------------------------------

           --------------------------------------------------------------

                                  Exhibit C-10

                                                                       EXHIBIT D
                             CERTIFICATE OF MERGER
                                       OF
                              SIARA SYSTEMS, INC.
                            (A DELAWARE CORPORATION)
                                      INTO
                             REDBACK NETWORKS INC.
                            (A DELAWARE CORPORATION)

UNDER SECTION 251 OF THE DELAWARE GENERAL CORPORATION LAW

     1. The undersigned corporation hereby certifies that:

     FIRST: The constituent corporations of the merger are SIARA SYSTEMS, INC., a Delaware corporation, and REDBACK NETWORKS INC., a Delaware corporation.

     SECOND: A Merger Agreement and Plan of Reorganization between the constituent corporations has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

     THIRD: The name of the surviving corporation of the merger is REDBACK NETWORKS INC.

     FOURTH: The Restated Certificate of Incorporation of the surviving corporation shall be in the form attached hereto as Exhibit A.

     FIFTH: The executed Merger Agreement and Plan of Reorganization is on file at the surviving corporation's office. The address of said office is 1389 Moffett Park Drive, Sunnyvale, California 94089.

     SIXTH: A copy of the Merger Agreement and Plan of Reorganization will be furnished by the surviving corporation on request and without cost to any stockholder of any constituent corporation.

     2. This Certificate of Merger shall be effective on        .

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger
on        .

                                          REDBACK NETWORKS INC.
                                          a Delaware corporation

                                          By:
                                            ------------------------------------

                                          Name:
                                              ----------------------------------

                                          Its:
                                            ------------------------------------

                                   Exhibit D-1

                                                                       EXHIBIT E

                             REDBACK NETWORKS INC.
                             OFFICER'S CERTIFICATE

     Pursuant to Section 5.2(d) of the Merger Agreement and Plan of Reorganization, dated as of November 28, 1999 (the "Merger Agreement"; capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement), by and among Redback Networks Inc., a Delaware corporation (the "ACQUIROR"), Siara Systems, Inc., a Delaware corporation (the "TARGET"), and the Stockholder Agent, I, Dennis L. Barsema, in my capacity as President and Chief Executive Officer of Acquiror and on behalf of Acquiror, and not individually, DO HEREBY CERTIFY that:

     1. I am the duly elected, qualified and acting President and Chief Executive Officer of Acquiror.

     2. Each of the representations and warranties made by Acquiror in Article 2 of the Merger Agreement, as modified by Acquiror Disclosure Schedule (other than representations and warranties which by their express terms are made solely as of a specified date earlier than the date of this Officer's Certificate) is true and correct in all material respects on and as of the date hereof as though such representation or warranty was made on and as of the date hereof; and each of the representations and warranties made by Acquiror in the Merger Agreement as of a specified date earlier than the date of this Officer's Certificate is true and correct in all material respects on and as of such earlier date, as modified by Acquiror Disclosure Schedule.

     3. Acquiror has performed and complied in all material respects with each agreement, covenant and obligation required by the Merger Agreement to be so performed or complied with by Acquiror on or before the date hereof.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the
     day of                ,        .

                                          By:
                                          --------------------------------------
                                              Dennis L. Barsema
                                              President and Chief Executive
                                              Officer
                                              Redback Networks Inc.

               ***REDBACK NETWORKS INC. OFFICER'S CERTIFICATE***

                                   Exhibit E-1

                                                                       EXHIBIT F

               LEGAL OPINION OF COUNSEL TO REDBACK NETWORKS INC.
     [SUBJECT TO STANDARD INTRODUCTORY LANGUAGE, INCLUDING QUALIFICATIONS, LIMITATIONS, ETC. AND SUBJECT TO DISCLOSURES IN ACQUIROR'S DISCLOSURE SCHEDULE]

     1. Redback Networks Inc. ("Acquiror") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to conduct its business as presently conducted. The Company is qualified to do
business in                .

     2. Acquiror has all requisite corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and the Ancillary Agreements to which it is a party (the "Transaction Documents"). The execution, delivery and performance of Transaction Documents have been duly authorized by all necessary corporate and shareholder action of Acquiror, and the Transaction Documents have been duly executed and delivered by Acquiror. Each of the Transaction Documents constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms.

     3. The authorized capitalization of the Company is as follows:

          Common Stock. 80,000,000 shares of Common Stock, $0.0001 par value (the "Common Stock") and 10,000,000 shares of Preferred Stock, none of which, to our knowledge, are issued or outstanding.

     4. The execution and delivery by Acquiror and the performance by Acquiror of its obligations under the Transaction Documents do not (i) violate any provision of any federal or Delaware law, rule or regulation applicable to Acquiror; (ii) violate any provision of the Certificate of Incorporation or Bylaws of Acquiror, or (iii) require any consents, approvals, permits, order or authorizations of, or any qualifications, registrations, designations, declarations or filings with, any federal or California state governmental authority on the part of the Acquiror except (x) as contemplated by the Agreement or (y) as have been obtained and are effective.

                                   Exhibit F-1

                                                                       EXHIBIT G

                              SIARA SYSTEMS, INC.

                             OFFICER'S CERTIFICATE

     Pursuant to Section 5.3(d) of the Merger Agreement and Plan of Reorganization, dated as of November 28, 1999 (the "Merger Agreement"; capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement), by and among Redback Networks Inc., a Delaware corporation ("ACQUIROR"), Siara Systems, Inc., a Delaware corporation (the "TARGET"), and the Stockholder Agent, I, Vivek Ragavan, in my capacity as President and Chief Executive Officer of Target and on behalf of Target, and not individually, DO HEREBY CERTIFY that:

     1. I am the duly elected, qualified and acting President and Chief Executive Officer of Target.

     2. Each of the representations and warranties made by Target in Article 2 of the Merger Agreement, as modified by Target Disclosure Schedule (other than representations and warranties which by their express terms are made solely as of a specified date earlier than the date of this Officer's Certificate) is true and correct in all material respects on and as of the date hereof as though such representation or warranty was made on and as of the date hereof; and each of the representations and warranties made by Target in the Merger Agreement as of a specified date earlier than the date of this Officer's Certificate is true and correct in all material respects on and as of such earlier date, as modified by Target Disclosure Schedule.

     3. Target has performed and complied in all material respects with each agreement, covenant and obligation required by the Merger Agreement to be so performed or complied with by Target on or before the date hereof.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the
               day of                ,                .

                                          By:
                                            ------------------------------------
                                            Vivek Ragavan
                                            President and Chief Executive
                                              Officer
                                              Siara Systems, Inc.

                                   Exhibit G-1

                                                                       EXHIBIT H

                LEGAL OPINION OF COUNSEL TO SIARA SYSTEMS, INC.
     [SUBJECT TO STANDARD INTRODUCTORY LANGUAGE, INCLUDING QUALIFICATIONS, LIMITATIONS, ETC. AND SUBJECT TO DISCLOSURES IN TARGET'S DISCLOSURE SCHEDULE.]

     1. Siara Systems, Inc. (the "Target") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to conduct its business as presently conducted. The Target is qualified to do
business in                               .

     2. The Target has the requisite corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and the Ancillary Agreements to which it is a party (the "Transaction Documents"). The execution, delivery and performance of Transaction Documents by the Target have been duly authorized by all necessary corporate and shareholder action of the Target, and the Transaction Documents have been duly executed and delivered by the Target. Each of the Transaction Documents constitutes a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms.

     3. The authorized capitalization of the Target is as follows:

          (a) Preferred Stock.              shares of Preferred Stock,
                  par value (the "Preferred Stock"),              of which
     shares have been designated Series A Preferred Stock, of which, to our
     knowledge,              are issued and outstanding,              of which
     shares have been designated Series B Preferred Stock,              of
     which, to our knowledge, are issued and outstanding and              of
     which have been designated Series C Preferred Stock, none of which, to our knowledge, are issued and outstanding prior to the Closing. Such shares of outstanding Series A Preferred Stock and Series B Preferred Stock have been duly authorized and validly issued, nonassessable, and, to our knowledge, are fully paid.

          (b) Common Stock.              shares of Common Stock,
     par value (the "Common Stock"),              of which, to our knowledge,
     have been duly authorized and validly issued, and, to our knowledge, are fully paid and nonassessable.

          (c) Right to Acquire Stock. To our knowledge, except for (i) the conversion privileges of the Series A Preferred Stock and Series B Preferred Stock, (ii) [rights of first refusal set forth in the Disclosure
     Schedule], (iii) warrants to purchase              shares of Common Stock,
     and (iv)              shares of Common Stock reserved for issuance to
     employees, consultants, officers, or directors of the Target pursuant to
     the Target Stock Plan, of which              , to our knowledge, are
     currently outstanding, there are, to our knowledge, no options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain from the Target any of the Target's securities.

     4. The execution, delivery and performance of the obligations of the Target under the Transaction Documents, do not (i) to our knowledge, violate any provision of any federal, Delaware corporate or California law, rule or regulation applicable to the Target, (ii) violate any provision of the Target's Restated Certificate of Incorporation or Bylaws, or (iii) require any consents, approvals, permits, order or authorizations of, or any qualifications, registrations, designations, declarations or filings with, any federal or California state governmental authority on the part of the Target as of the Closing except (i) as contemplated by the Agreement or (ii) as have been obtained and are effective.

     5. To our knowledge, there is no action, suit, proceeding or investigation pending against the Target before any court or governmental agency.

                                   Exhibit H-1

                                                                      APPENDIX B

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           OF REDBACK NETWORKS INC.,
                             A DELAWARE CORPORATION

     The undersigned, Dennis L. Barsema and Craig M. Gentner, hereby certify that:

     ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.

     TWO: The name of the corporation is Redback Networks Inc. and that the corporation was originally incorporated on August 30, 1996 pursuant to the General Corporation Law of the State of Delaware.

     THREE: Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, Redback Networks Inc. has adopted this Amended and Restated Certificate of Incorporation, restating, integrating and further amending its Amended and Restated Certificate of Incorporation dated on or about May 18, 1999, which Amended and Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders of this corporation in accordance with the provisions of said Section 242 and Section 245.

     FOUR: The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

     The name of this corporation is Redback Networks Inc.

                                   ARTICLE II

     The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is Two Hundred Ten million (210,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, par value $.0001 per share, and ten million (10,000,000) shares shall be Preferred Stock, par value $.0001 per share.

     The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation (the "Restated Certificate"), to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

     Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

                                   ARTICLE VI

     The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VII

     Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                  ARTICLE VIII

     Except as otherwise provided in this Restated Certificate, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and no action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken by written consent.

                                   ARTICLE IX

     A director of this corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X

     This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

     Any amendment, repeal or modification of the foregoing provisions of this
Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to, any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

                                      ***

     FIVE: That thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law by obtaining the vote of the holders of the majority of the outstanding stock of the corporation in favor of said amendment and restatement in the manner set forth in the General Corporation Law.

     IN WITNESS WHEREOF, the undersigned have executed this certificate on , 2000.

                                      ------------------------------------------
                                      Dennis L. Barsema, President

                                      ------------------------------------------
                                      Craig M. Gentner, Corporate Secretary

                                                                      APPENDIX C

                        OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL
November 28, 1999

Board of Directors
Redback Networks Inc.
1310 Moffett Park Drive
Sunnyvale, CA 94089

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Redback Networks Inc. ("Redback") of the issuance of up to 31,341,986 shares of Redback common stock, par value $0.0001 per share (the "Redback Consideration"), to the holders of all of the issued and outstanding shares of common stock of Siara Systems, Inc. ("Siara"), par value $0.001 per share (the "Siara Common Shares"), and to the holders of all of the issued and outstanding shares of Siara preferred stock, par value $0.001 per share (the "Siara Preferred Shares," and together with the Siara Common Shares, the "Siara Shares"), in exchange for all of the issued and outstanding Siara Shares, pursuant to the Merger Agreement and Plan of Reorganization, dated as of November 28, 1999, by and among Redback, Siara and, solely for purposes of
Article 6 thereof, Vivek Ragavan, as Stockholder Agent (the "Agreement"). Pursuant to the Agreement, Siara will be merged with and into Redback.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Redback having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Redback for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1, including the Prospectus therein dated May 17, 1999, relating to the initial public offering of the Redback common stock, par value $0.0001 per share (the "Redback Shares"); the report to stockholders on Form 8-K of Redback dated August 10, 1999 relating to the stock split of Redback Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Redback; certain other communications from Redback and Siara to their respective stockholders; certain audited financial and other information for Siara; and certain internal financial analyses and forecasts for Redback and Siara prepared by the managements of Redback and Siara, including certain forecasts for the combined entity prepared on a pro forma basis by the management of Redback, that reflect certain synergies projected by the management of Redback to result from the transaction contemplated by the Agreement (the "Pro Forma Forecasts"). We also have held discussions with members of the senior managements of Redback and Siara regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Redback Shares, which like many Internet related stocks has been and is likely to continue to be subject to significant short term price and trading volatility, compared certain stock market information for Redback, and certain financial information for Redback and Siara with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet infrastructure and communications technology industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Pro Forma Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Redback, and that the Pro Forma Forecasts will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Redback or Siara or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Redback in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any stockholder of Redback should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Redback Consideration to be issued for the Siara Shares pursuant to the Agreement is fair from a financial point of view to Redback.

                                          Very truly yours,

                                          /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------
                                          (GOLDMAN, SACHS & CO.)

                                                                      APPENDIX D

                        DELAWARE GENERAL CORPORATION LAW

                    SUBCHAPTER IX.  MERGER OR CONSOLIDATION

     262. APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation' the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock any thing except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving re resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that is such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's charges in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this Sate or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties at the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted has they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                 CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

                               DISSENTERS' RIGHTS

SECTION 1300.RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING
             SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX F

                                ESCROW AGREEMENT

     This Escrow Agreement is made as of this      day of March, 2000, by and
among State Street Bank and Trust Company of California, N.A. ("Depositary Agent"), Redback Networks Inc., a Delaware corporation ("Acquiror"), Siara Systems, Inc., a Delaware corporation ("Target") and Vivek Ragavan as agent ("Stockholders' Agent") of the former stockholders of Target. Terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

                                   WITNESSETH

     WHEREAS, Acquiror and Target have entered into a Merger Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of November 28, 1999, providing for the merger of Target with and into Acquiror (the "Merger"), an executed copy of which is attached hereto as Annex A; and

     WHEREAS, the Stockholders' Agent is agent for and on behalf of the former stockholders of Target (individually a "Stockholder" and collectively the "Stockholders") to undertake certain obligations specified in Article 6 of the Merger Agreement; and

     WHEREAS, Article 6 of the Merger Agreement provides for certain shares of Acquiror Common Stock to be deposited in escrow, such escrow to be held by the Depositary Agent; and

     WHEREAS, the parties hereto desire to set forth further terms and conditions consistent with those set forth in Article 6 of the Merger Agreement relating to the operation of the Escrow Fund.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

     1. Escrow and Escrow Shares. As soon as practicable after the Effective Time, a certificate representing [5% of merger consideration] shares of Acquiror Common Stock (the "Escrow Shares"), without any act of any Target stockholder, will be deposited in escrow with the Depositary Agent (plus a proportionate share of any additional shares of Acquiror Common Stock as may be issued with respect to the Escrow Amount upon any stock splits, stock dividends or recapitalizations effected by Acquiror following the Effective Time), such deposit to constitute the "Escrow Fund" to be governed by the terms set forth herein. The Escrow Shares shall be registered in the name of the Stockholders' Agent, as representative of the Stockholders. Each certificate representing Escrow Shares shall be accompanied by three (3) stock powers, fully executed by the Stockholders' Agent and bearing a medallion signature guarantee. The name, address, taxpayer identification and percentage interest of each Stockholder in the Escrow Fund are set forth in Annex B attached hereto.

     2. Recourse to the Escrow Fund. The Escrow Fund shall be available to compensate Acquiror and its officers, directors, employees or agents, for any and all payments and disbursements made by Acquiror, its officers, directors, employees or agents (including attorneys' fees and other expenses of litigation, and amounts paid in settlement), directly or indirectly, as a result of all
Section 2.3 Losses (whether or not involving a Third Party Claim) incurred or sustained by Acquiror, its officers, directors, employees or agents, directly or indirectly. Other than for fraud, the provisions of Article 6 of the Merger Agreement shall be the sole and exclusive remedy available to Acquiror and to its officers, directors, employees and agents to obtain monetary recovery from Target's stockholders with respect to any Section 2.3 Losses and there shall not be recourse for any other Losses. Except for liability for fraud and the liability of a Target stockholder for the loss of such stockholder's pro rata share of the Acquiror Common Stock and other property included in the Escrow Fund in satisfaction of Section 2.3 Losses in accordance with Article 6 of the Merger Agreement, no Target stockholders or any other Target securityholder or officer or director of Target shall have any liability to Acquiror or to any of Acquiror's officers, directors, stockholders, employees or agents for or in respect of any Losses or other liability arising out of this Agreement.

     3. Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time (as set forth in a certificate of Acquiror, delivered to the Depositary Agent) and shall terminate
at 5 p.m., Pacific Time, on              , 2000 (the "Expiration Date") (the
period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and upon expiration of the Escrow Period all shares of Acquiror Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this Section 3; provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is set forth in a certificate of Acquiror delivered to the Depositary Agent as being necessary in the reasonable judgment of Acquiror, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner as provided in Section 7 hereof, to satisfy any unsatisfied claims for Section 2.3 Losses under this Agreement concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period ("Contingent Claims"). As soon as all such Contingent Claims, if any, have been resolved, any remaining portion of the Escrow Fund not required to satisfy such Contingent Claims shall be distributed as set forth in the following sentence. Upon expiration of the Escrow Period, or as to shares subject to Contingent Claims, if any, resolution of the applicable Contingent Claims, deliveries of certificates for shares of Acquiror Common Stock remaining in the Escrow Fund to the Stockholders pursuant to this Section 3 shall be made ratably to the Stockholders at their addresses and in proportion to their respective percentage interests in the Escrow Fund set forth in Annex B and Acquiror shall use all requisite commercially reasonable efforts to have such certificates delivered as promptly as possible after such resolution.

     4. Protection of Escrow Fund; Voting of Escrow Shares.

          (a) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Acquiror and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (b) Any shares of Acquiror Common Stock or other Equity Equivalents issued or distributed by Acquiror ("New Shares") in respect of Acquiror Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. Unless and until the Depositary Agent shall receive certificates representing New Shares, the Depositary Agent may assume without inquiry that no such shares have been, or are required to be, issued. New Shares issued in respect of shares of Acquiror Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Acquiror Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Acquiror Common Stock on the record date set for any such dividend.

          (c) The Stockholders' Agent, as the registered owner of the Escrow Shares, may vote them. The Stockholders' Agent agrees that it will vote such shares in accordance with the written directions of the beneficial owners of the shares. In the absence of such directions, the Stockholders' Agent need not vote the shares. The Stockholders' Agent need not furnish proxy information or other documents provided to the Stockholders' Agent by the issuer of the shares to the beneficial owners of the shares.

     5. Claims Upon Escrow Fund.

          (a) Upon receipt by the Depositary Agent at any time on or before the Expiration Date of a certificate signed by any officer of Acquiror (an "Officer's Certificate"): (A) stating that Acquiror has paid or properly accrued or reasonably anticipates that it will become obligated to pay or accrue a Section 2.3 Loss and (B) specifying in reasonable detail the individual items of Section 2.3 Losses included in the amount so stated, the date on which each such item was paid or properly accrued, the basis for and facts giving rise to, such anticipated liability, and the nature of the misrepresentation to which such item is related, the Depositary Agent shall, subject to the provisions of Section 6 and 7 hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, shares of Acquiror Common Stock held in the Escrow Fund in an amount equal to such
     Section 2.3 Losses. Where the basis for a claim upon the Escrow Fund by Acquiror is that Acquiror reasonably anticipates that it will pay or accrue a Section 2.3 Loss, no payment will be made from the Escrow Fund for such
     Section 2.3 Loss unless and until such Section 2.3 Loss is actually paid or accrued.

          (b) For the purposes of determining the number of shares of Acquiror Common Stock to be delivered to Acquiror out of the Escrow Fund pursuant to this Agreement, the shares of Acquiror Common Stock shall be valued at the Closing Price, as set forth in a certificate of Acquiror to be delivered to the Depositary Agent promptly after closing, upon which certificate the Depositary Agent may rely without inquiry.

     6. Objections to Claims. At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such Officer's Certificate shall be concurrently delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Acquiror of any Escrow Amounts pursuant to Section 5 hereof unless the Depositary Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty
(30) day period, the Depositary Agent shall make delivery of shares of Acquiror Common Stock from the Escrow Fund in accordance with Section 5 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been received by the Depositary Agent prior to the expiration of such thirty (30) day period.

     7. Resolution of Conflicts; Arbitration.

          (a) In case the Stockholders' Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholders' Agent and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such memorandum and distribute shares of Acquiror Common Stock from the Escrow Fund in accordance with the terms thereof.

          (b) If no such agreement can be reached after good faith negotiation, or in any event, no such agreement has been reached within forty-five (45) days after the delivery of the Officer's Certificate to the Stockholders' Agent, then either Acquiror or the Stockholders' Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained (provided Acquiror acts diligently to resolve such Third-Party Claim and allows the Stockholders' Agent to participate in the defense of such Third-Party Claim) or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three (3) arbitrators, one (1) selected by Acquiror and one (1) selected by the Stockholders' Agent, and the two
     (2) arbitrators selected by Acquiror and the Stockholders' Agent shall select a third arbitrator. The Arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three
     (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6 hereof, the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators. Each party agrees to confirm any such arbitration decision to the Depositary Agent in order to facilitate any release of shares of Acquiror Common Stock or other property from the Escrow Fund.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the county of Santa Clara, California under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this Section 7, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Acquiror less than the sum of one-half ( 1/2) of the disputed amount of any Section 2.3 Losses plus any amounts not in dispute; otherwise, the Stockholders as represented by the Stockholders' Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration ("Arbitration Related Fees"), provided, however, that any Arbitration Related Fees due from Target shall be delivered to Acquiror out of the Escrow Fund, as promptly as practicable, in the form of shares of Acquiror Common Stock held in the Escrow Fund in an amount equal to such Arbitration Related Fees. For the purposes of determining the number of shares of Acquiror Common Stock to be delivered to Acquiror out of the Escrow Fund to cover any Arbitration Related Fees, the shares of Acquiror Common Stock shall be valued in accordance with Section 5(b).

     8. Stockholders' Agent of the Stockholders; Power of Attorney.

          (a) Pursuant to the Merger Agreement Vivek Ragavan has been appointed as agent and attorney-in-fact (the "Stockholders' Agent") for each Stockholder (except such Stockholders, if any, as shall have perfected their appraisal or dissenters' rights under the DGCL or California Code, if applicable), for and on behalf of Stockholders, to give and receive notices and communications, to authorize delivery to Acquiror of shares of Acquiror Common Stock from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing and to participate in the defense of Third-Party Claim. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Acquiror; provided, however, that the Stockholders' Agent may not be removed unless holders of a two-thirds ( 2/3) interest in the Escrow Fund agree to such removal and to the identity of the substituted Stockholders' Agent. Any vacancy in the position of Stockholders' Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall not receive compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Stockholders.

          (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith, or acting on the advice of counsel. The Stockholders' Agent shall have no duty, obligation or responsibility to expend his personal funds in support of his activities as Stockholders' Agent.

          (c) The Stockholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          (d) The Depositary Agent may assume without inquiry that none of the Stockholders named in Annex B hereto has perfected such Stockholder's appraisal or dissenters' rights under the DGCL or California Code and, accordingly, that Annex B accurately sets forth the necessary information about all Stockholders having beneficial interests in the Escrow Shares and rights under this Agreement. If, at any time, any Stockholder prefects such appraisal or dissenters' rights, Acquiror and the Stockholders' Agent shall immediately inform the Depositary Agent of such fact and furnish to the Depositary Agent a revised version of Annex B. Unless and until the Depositary Agent shall receive such a revised version of Annex B, the Depostary Agent may assume without inquiry that the most recent Annex B that it has received is the most current one. In addition, unless and until the Depositary Agent shall receive from the Stockholders' Agent or Acquiror written notification of the appointment of a successor Stockholders' Agent, the Stockholders' Agent may assume without inquiry that the Depositary Agent of which it has most recent knowledge remains in that capacity.

     9. Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them in the Merger are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Depositary Agent and Acquiror may rely upon any such decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of every such stockholder of Target. The Depositary Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

     10. Third-Party Claims. In the event Acquiror becomes aware of a third-party claim (a "Third Party Claim") which Acquiror reasonably expects may result in a Section 2.3 Loss and a demand against the Escrow Fund, Acquiror shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent, as representative for the Stockholders, shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall promptly defend any such Third-Party Claim and shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Acquiror settles any Third Party Claim without the Stockholders' Agent's consent (which consent shall not be unreasonably withheld or delayed), Acquiror may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Acquiror in such settlement. In the event that the Stockholders' Agent has consented to any such settlement in writing, the Stockholders' Agent shall have no power or authority to object under any provision of Section 6 to the amount of any claim by Acquiror against the Escrow Fund with respect to the amount of Losses incurred by Acquiror in such settlement.

     11. Depositary Agent's Duties.

          (a) The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Acquiror and the Stockholders' Agent and are acceptable to the Depositary Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Depositary Agent shall not be liable for incidental, consequential or punitive damages.

          (b) The Depositary Agent is hereby expressly authorized to comply with and obey Orders of any court of law or Governmental or Regulatory Authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such Order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

          (c) The Depositary Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (d) The Depositary Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.

          (e) In performing any duties under this Agreement, the Depositary Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary Agent. The Depositary Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it, except to comply with any arbitration decision, order or award as provided in Section
     7. The Depositary Agent may hold all documents and shares of Acquiror Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required to wait for, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Acquiror Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Depositary Agent due to the interpleader action shall be paid by the parties (other than the Stockholders' Agent) and the parties (other than the Stockholders' Agent) jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (g) Acquiror and its successors and assigns agree jointly and severally to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the good faith performance by the Depositary Agent of his or her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter.

          (h) The Depositary Agent may resign at any time upon giving at least 30 days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor depositary agent which shall be accomplished as follows: the Acquiror and the Stockholders' Agent shall use their commercially reasonable efforts to mutually agree on a successor depositary agent within thirty (30) days after receiving such notice. If the Acquiror and the Stockholders' Agent fail to agree upon a successor depositary agent within such time, the Depositary Agent shall have the right to apply to a court of competent jurisdiction to appoint a successor depositary agent authorized to do business in the State of California that is a bank or financial institution. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor depositary agent as if originally named as escrow agent. The Depositary Agent shall then be discharged from any further duties and liability under this Agreement.

          (i) All fees of the Depositary Agent for performance of its duties hereunder shall be paid and expenses reimbursed by Acquiror. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Acquiror agrees to pay these sums upon demand.

     12. General.

          (a) All notices and other communications hereunder shall be in writing and shall be deemed given to a party if (i) delivered personally or by commercial delivery service to such party, or (ii) after five business days from the date mailed by registered or certified mail (return receipt requested) or (iii) one business day after dispatch via facsimile (with confirmation of receipt) to such party (with a copy to their respective counsel, designated below) at the following address (or at such other address for a party as shall be specified by like notice):

     To Acquiror:

       Redback Networks Inc.
       1389 Moffett Park Drive
       Sunnyvale, CA 94089
       Attention: Craig Gentner
       Telephone: 408-548-3500
       Facsimile: 408-548-3599

     With a copy to Acquiror's counsel:

       Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
       Menlo Park, CA 94025
       Attention: Renee F. Lanam
       Telephone: 650-321-2400
       Facsimile: 650-321-2800

     To Stockholders' Agent:

       Vivek Ragavan
       Siara Systems, Inc.
       1195 Borregas Avenue
       Sunnyvale, CA 94089
       Telephone: 408-548-9300
       Facsimile: 408-541-0325

     With a copy to Target's counsel:

       Fenwick & West LLP
       Two Palo Alto Square
       Palo Alto, California 94306
       Attention: Barry Kramer
       Telephone: (650) 494-0600
       Facsimile: (650) 494-1417

     To the Depositary Agent:

       State Street Bank and Trust Company
       of California, N.A.
       633 West 5th Street, 12th Floor
       Los Angeles, CA 90071
       Attention: Corporate Trust
       Administration (Redback/Siara Escrow)
       Telephone: (213) 362-7369
       Facsimile: (213) 362-7357

     With a copy to Depositary Agent's counsel:

       Shipman & Goodwin LLP
       One American Row
       Hartford, CT 06103-2819
       Attention: Daniel P. Brown, Jr., Esq.
       Telephone: (860) 251-5919
       Facsimile: (860) 251-5999

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Depositary Agent shall be effective only upon receipt. If any Officer's Certificate, objection thereto or other notice or document of any kind is required to be delivered to the Depositary Agent and any other person, the Depositary Agent may assume without inquiry that such Officer's Certificate or other document was received by such other person on the day on which it was received by the Depositary Agent.

          (b) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          (c) This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

          (d) No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California. The parties to this Agreement hereby agree to submit to personal jurisdiction in the State of California.

     13. Tax Reporting Matters. The Acquiror and the Stockholders' Agent on behalf of the Stockholders agree to use diligent efforts to provide the Depositary Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Depositary Agent may reasonably request (collectively, "Tax Reporting Documentation") within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Depositary Agent, the Depositary Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of the Escrow Shares or any interest or other income earned on the investment of monies or other property held by the Depositary Agent pursuant to this Agreement.

     14. Investments of Cash; Tax Reporting of Income. Cash received and required to be held by the Depositary Agent, if any, shall be invested by the Depositary Agent in the SSgA U. S. Treasury Money Market Fund and income earned thereon shall be allocated for tax reporting and withholding purposes to the Stockholders in accordance with their percentage interests in the Escrow Fund set forth in Annex B.

     15. Depositary Agent's dealing with Transfer Agent. The Depositary Agent is not the transfer agent of the Escrow Shares. Acquiror shall deliver to the Depositary Agent a certificate setting forth the name, address, telephone number and fax number of such transfer agent and shall cause such transfer agent to cooperate with the Depositary Agent in the performance of its duties under this Agreement. When Escrow Shares are required to be delivered by the Depositary Agent, the

Depositary Agent shall be deemed to have completed such delivery when it has delivered certificates representing the applicable Escrow Shares to the transfer agent with instructions as to how Escrow Shares should be distributed.

     16. Cash-in-Lieu Payments. The Depositary Agent need not distribute fractional shares of Escrow Shares. In lieu of distributing such fractional shares, the Depositary Agent shall deliver (or cause the transfer agent of the Escrow Shares to deliver), with monies to be provided by Acquiror, cash-in-lieu of such fractional interests valued in accordance with Section 5(b). Acquiror will be deemed to have purchased Escrow Shares with respect to which it has provided cash-in-lieu payments to the Depositary Agent.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                          STATE STREET BANK AND TRUST
                                          COMPANY OF CALIFORNIA, N.A.
                                          as Depositary Agent

                                          By:
                                            ------------------------------------
                                              Scott C. Emmons
                                              Vice President

                                          REDBACK NETWORKS INC.

                                          By:
                                            ------------------------------------
                                             Dennis L. Barsema
                                             Chief Executive Officer and
                                             President

                                          SIARA SYSTEMS, INC.

                                          By:
                                            ------------------------------------
                                              Vivek Ragavan
                                              Chief Executive Officer and
                                              President

                                          STOCKHOLDERS' AGENT

                                          --------------------------------------
                                          Vivek Ragavan

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Redback) by reason of the fact that the person is or was a director, officer, agent or employee of Redback or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Redback, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Redback as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to Redback, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

     Redback's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to Redback or its stockholders;

     - for acts of omissions not in good faith that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the DGCL regarding unlawful dividends and stock purchases; and

     - for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Redback's Amended and Restated Bylaws provide for mandatory indemnification of its directors and permissible indemnification of officers and employees to the maximum extent permitted by Delaware law.

     Redback has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide Redback's officers and directors with further indemnification to the maximum extent permitted by the DGCL.

     Section 4.13 of the Merger Agreement and Plan of Reorganization, which is attached as Exhibit 2.1 hereto, provides for indemnification of officers and directors of Redback against certain liabilities. Redback has agreed that, from and after the closing of the merger, it will fulfill all of Siara's obligations to indemnify, defend or advance expenses to officers and directors, employees and agents of Siara or its subsidiary Siara Research Canada, Inc. in respect of acts or omissions occurring on or prior to the closing of the merger to the extent provided under Siara's then effective certificate of incorporation or bylaws, Siara Research Canada, Inc.'s charter documents or any indemnification agreement in effect on the date of the merger agreement. Redback has also agreed to indemnify, defend and advance expenses to officers and directors, of Siara and Siara Research Canada, Inc. for matters arising prior to the merger to the extent such persons would be entitled to this protection under Redback's certificate of incorporation or bylaws or the charter documents of Siara Research Canada, Inc.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
       2.1     Merger Agreement and Plan of Reorganization, dated as of
               November 28, 1999 by and among the Registrant, Siara
               Systems, Inc. and the Stockholder Agent (included as
               Appendix A to the joint proxy statement/prospectus which
               forms a part of this Registration Statement).
       3.1     Amended and Restated Certificate of Incorporation of the
               Registrant (incorporated herein by reference to exhibits
               filed with the Registrant's Registration Statement on Form
               S-1 as declared effective on May 18, 1999 (File No.
               333-74479)).
      *3.2     Form of the Registrant's Proposed Amended and Restated
               Certificate of Incorporation, to be filed upon the offering made pursuant to this Registration Statement.
       3.3     Amended and Restated Bylaws of the Registrant (incorporated herein by reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
       4.1     Specimen common stock certificate (incorporated herein by
               reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
      *4.2     Amended and Restated Investors' Rights Agreement dated as of
               July 2, 1998.
       4.3     Form of Amendment No. 1 to Amended and Restated Investors'
               Rights Agreement of the Registrant (included as Exhibit C to
               Appendix A to the joint proxy statement/prospectus which
               forms a part of this Registration Statement).
       5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP, regarding the validity of the securities
               being registered.
       8.1     Form of opinion of Gunderson Dettmer Stough Villeneuve
               Franklin & Hachigian, LLP regarding certain federal income tax consequences relating to the merger.

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
       8.2     Form of opinion of Fenwick & West LLP regarding certain
               federal income tax consequences relating to the merger.
       9.1     Form of Irrevocable Proxy and Voting Agreement signed by
               certain stockholders of the Registrant (included as Exhibit
               A to Appendix A to the joint proxy statement/ prospectus
               which forms a part of in this Registration Statement).
       9.2     Form of Irrevocable Proxy and Voting Agreement signed by
               certain stockholders of Siara Systems, Inc. (included as
               Exhibit B to Appendix A to the joint proxy
               statement/prospectus which forms a part of in this
               Registration Statement).
     *10.1     Employment Agreement between the Registrant and Vivek
               Ragavan.
     *10.2     Employment Agreement between the Registrant and William
               Kind.
     *10.3     Employment Agreement between the Registrant and Pankaj
               Patel.
      10.4     Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated herein by reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
      10.5     Sublease between the Registrant and Infoseek Corporation,
               dated January 12, 1998 (without exhibits) (incorporated
               herein by reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
      10.6     First Amendment to Sublease between the Registrant and
               Infoseek Corporation, dated January 15, 1999 (incorporated herein by reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
      10.7     Sublease Agreement between the Registrant and Finisar
               Corporation, dated October 23, 1999 (without exhibits).
      10.8     Expansion Option Agreement between the Registrant and
               Corporate Technology Centre Associates LLC, dated October
               27, 1999 (without exhibits).
      10.9     Lease between the Registrant and Corporate Technology Centre
               Associates LLC, dated October 27, 1999 (without exhibits).
      10.10    Lease between the Registrant and Corporate Technology Centre
               Associates LLC, dated October 27, 1999 (without exhibits).
      10.11    First Amendment to Lease between the Registrant and
               Corporate Technology Centre Associates LLC, dated October
               28, 1999 (without exhibits).
     *10.12    The Registrant's 1999 Stock Incentive Plan, as amended.
     *10.13    The Registrant's 1999 Directors' Option Plan, as amended.
     *10.14    The Registrant's 1999 Employee Stock Purchase Plan, as
               amended.
      23.1     Consent of Independent Accountants.
      23.2     Consent of Independent Accountants.
      23.3     Consent of Counsel. Reference is made to Exhibit 5.1.
      24.1     Power of Attorney (included on signature page).
     *27.1     Financial Data Schedule.
      99.1     Form of the Registrant's Proxy Card.
      99.2     Consent of Goldman, Sachs & Co.


------------------------

* Previously filed.


(b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 4th day of February, 2000.


                                          REDBACK NETWORKS INC.

                                          By:     /s/ DENNIS L. BARSEMA
                                            ------------------------------------
                                                     Dennis L. Barsema
                                               President and Chief Executive
                                                           Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
             /s/ DENNIS L. BARSEMA                   President, Chief Executive     February 4, 2000
------------------------------------------------    Officer (Principal Executive
               Dennis L. Barsema                              Officer)
                                                            and Director

             /s/ CRAIG M. GENTNER*                Vice President of Finance, Chief  February 4, 2000
------------------------------------------------    Financial Officer (Principal
                Craig M. Gentner                      Financial and Accounting
                                                  Officer) and Corporate Secretary

              /s/ JAMES R. FLACH*                             Director              February 4, 2000
------------------------------------------------
                 James R. Flach

               /s/ WILLIAM KURTZ*                             Director              February 4, 2000
------------------------------------------------
                 William Kurtz

             /s/ PIERRE R. LAMOND*                            Director              February 4, 2000
------------------------------------------------
                Pierre R. Lamond

           /s/ DANIEL J. WARMENHOVEN*                         Director              February 4, 2000
------------------------------------------------
             Daniel J. Warmenhoven



*By:   /s/ DENNIS L. BARSEMA

     ----------------------------

          Dennis L. Barsema


           Attorney-in-Fact

                                 EXHIBIT INDEX


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
        2.1    Merger Agreement and Plan of Reorganization, dated as of
               November 28, 1999 by and among the Registrant, Siara
               Systems, Inc. and the Stockholder Agent (included as
               Appendix A to the joint proxy statement/prospectus which
               forms a part of this Registration Statement).
        3.1    Amended and Restated Certificate of Incorporation of the
               Registrant (incorporated herein by reference to exhibits
               filed with the Registrant's Registration Statement on Form
               S-1 as declared effective on May 18, 1999 (File No.
               333-74479)).
       *3.2    Form of the Registrant's Proposed Amended and Restated
               Certificate of Incorporation, to be filed upon the offering made pursuant to this Registration Statement.
        3.3    Amended and Restated Bylaws of the Registrant (incorporated herein by reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
        4.1    Specimen common stock certificate (incorporated herein by
               reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
       *4.2    Amended and Restated Investors' Rights Agreement dated as of
               July 2, 1998.
        4.3    Form of Amendment No. 1 to Amended and Restated Investors'
               Rights Agreement of the Registrant (included as Exhibit C to
               Appendix A to the joint proxy statement/prospectus which
               forms a part of this Registration Statement).
        5.1    Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP regarding the validity of the securities
               being registered.
        8.1    Form of opinion of Gunderson Dettmer Stough Villeneuve
               Franklin & Hachigian, LLP regarding certain federal income tax consequences relating to the merger.
        8.2    Form of opinion of Fenwick & West LLP regarding certain
               federal income tax consequences relating to the merger.
        9.1    Form of Irrevocable Proxy and Voting Agreement signed by
               certain stockholders of the Registrant (included as Exhibit
               A to Appendix A to the joint proxy statement/ prospectus
               which forms a part of in this Registration Statement).
        9.2    Form of Irrevocable Proxy and Voting Agreement signed by
               certain stockholders of Siara Systems, Inc. (included as
               Exhibit B to Appendix A to the joint proxy
               statement/prospectus which forms a part of in this
               Registration Statement).
      *10.1    Employment Agreement between the Registrant and Vivek
               Ragavan.
      *10.2    Employment Agreement between the Registrant and William
               Kind.
      *10.3    Employment Agreement between the Registrant and Pankaj
               Patel.
       10.4    Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated herein by reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
       10.5    Sublease between the Registrant and Infoseek Corporation,
               dated January 12, 1998 (without exhibits) (incorporated
               herein by reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
       10.6    First Amendment to Sublease between the Registrant and
               Infoseek Corporation, dated January 15, 1999 (incorporated herein by reference to exhibits filed with the Registrant's
               Registration Statement on Form S-1 as declared effective on
               May 18, 1999 (File No. 333-74479)).
       10.7    Sublease Agreement between the Registrant and Finisar
               Corporation, dated October 23, 1999 (without exhibits).
       10.8    Expansion Option Agreement between the Registrant and
               Corporate Technology Centre Associates LLC, dated October
               27, 1999 (without exhibits).
       10.9    Lease between the Registrant and Corporate Technology Centre
               Associates LLC, dated October 27, 1999 (without exhibits).
      10.10    Lease between the Registrant and Corporate Technology Centre
               Associates LLC, dated October 27, 1999 (without exhibits).

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      10.11    First Amendment to Lease between the Registrant and
               Corporate Technology Centre Associates LLC, dated November
               1999 (without exhibits).
     *10.12    The Registrant's 1999 Stock Incentive Plan, as amended.
     *10.13    The Registrant's 1999 Directors' Option Plan, as amended.
     *10.14    The Registrant's 1999 Employee Stock Purchase Plan, as
               amended.
       23.1    Consent of Independent Accountants.
       23.2    Consent of Independent Accountants.
       23.3    Consent of Counsel. Reference is made to Exhibit 5.1.
      *24.1    Power of Attorney (included on signature page).
      *27.1    Financial Data Schedule.
       99.1    Form of the Registrant's Proxy Card.
       99.2    Consent of Goldman, Sachs & Co.



---------------


* Previously filed.